   As filed with the Securities and Exchange Commission on November 9, 2000
                                                   Registration No._____________

               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                _______________
                                   Form SB-2

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                _______________
                              Aviation Group, Inc.
             (Exact name of Registrant as specified in its charter)

               Texas                         4512                     75-2631373
     (State of incorporation)    (Primary Standard Industrial      (I.R.S. Employer
                                 Classification Code Number)      Identification No.)

                      700 North Pearl Street, Suite 2170
                             Dallas, Texas  75201
                                (214) 922-8100
                   (Address, including zip code and telephone
                        number, including area code, of
                   registrant's principal executive offices)
                                ________________
                                 With copies to:

           Daryl B. Robertson                     John H. Craig
          Jenkens & Gilchrist,            Cassels Brock & Blackwell LLP
       A Professional Corporation             40 King Street West
      1445 Ross Avenue, Suite 3200              Toronto, Ontario
       Dallas, Texas  75202-2799               Canada M5H 3C2
             (214) 855-4500                     (416) 869-5300

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this registration statement becomes effective.
                                 _____________

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]
                                  ___________

Pursuant to Rule 429 of the Securities Act of 1933, the Prospectus contained herein is a combined Prospectus relating to securities registered hereby and under Registration Statement No. 333-22727.

                        CALCULATION OF REGISTRATION FEE

============================================================================================================================
        Title of Securities          Amount To Be       Proposed Maximum            Proposed Maximum         Amount of
         To Be Registered             Registered   Offering Price Per Unit (1)  Aggregate Offering Price  Registration Fee
----------------------------------------------------------------------------------------------------------------------------
 Common Stock, par value $.01 (2)     12,455,704         $1.00                          $12,455,704           $3,288.31
============================================================================================================================

(1) Calculated pursuant to Rule 457(c) on the basis of the last trade price of the Registrant's Common Stock on November 6, 2000, as reported by the Nasdaq SmallCap Market.
(2) An additional 290,030 shares of Common Stock to be sold by shareholders, 2,162,500 shares of Common Stock that may be sold by the Registrant pursuant to public warrants, underwriters warrants and underlying warrants and 100,000 underlying warrants that may be sold by the Registrant pursuant to underwriters warrants have been registered under an earlier Form SB-2 Registration Statement No. 333-22727 which was initially declared effective by the Securities and Exchange Commission on August 13, 1997 and amended by Post-Effective Amendment No. 1 on July 10, 1998. Accordingly, that Registration Statement uses the Prospectus that is a part of this Registration Statement. The filing fee associated with such securities that was previously paid with the earlier registration statement was $13,681.31. The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 9, 2000

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             AVIATION GROUP, INC.

                       14,908,234 Shares of Common Stock

          This Prospectus relates to the offer and sale by Aviation Group, Inc. of up to:

 .    1,897,500 shares of its common stock, $.01 par value per share, pursuant to outstanding publicly traded warrants,
 .    100,000 shares of common stock and 100,000 underlying warrants pursuant to outstanding underwriters' warrants, and
 .    165,000 shares of common stock pursuant to the underlying warrants.

          The public warrants and underlying warrants are exercisable until August 13, 2002. Each public warrant and underlying warrant entitles its holder to purchase 1.65 shares of common stock at an exercise price of $4.17 per share. The public warrants may be redeemed by us upon 30 days' written notice at $0.06 per public warrant, if the closing bid quotations or sales prices of our common stock have averaged at least $5.73 for a period of any 20 consecutive trading days ending on the 10th day prior to the day on which we give notice. The holders of the underwriters' warrants may purchase, at any time until August 13, 2002, up to 100,000 shares of common stock at $9.4875 per share and up to 100,000 underlying warrants at $11.38 per warrant.

          This Prospectus also relates to the offer and sale by certain selling securityholders named under "Selling Shareholders" of up to:

 .    2,495,099 presently outstanding shares of common stock,
 .    a maximum of 6,748,916 shares of common stock issuable on exercise of outstanding warrants, and
 .    a maximum of 3,481,719 preferred stock shares of common stock issuable on conversion of outstanding convertible preferred stock or exchangeable notes.

          The shares of common stock may be sold from time to time by the selling shareholders through public or private transactions, on or off the Nasdaq SmallCap Market, the Boston Stock Exchange or any national securities exchange or automated interdealer quotation system on which the common stock is listed or traded, at prevailing market prices, or at privately negotiated prices. We will not receive any of the proceeds of any sales by the selling shareholders. We are paying all expenses of registration relating to this offering except selling and other expenses incurred by selling shareholders will be borne by the selling shareholders. Selling shareholders will not be able to sell 6,139,750 shares purchasable under outstanding warrants or 2,750,000 shares obtainable on conversion of preferred stock until required shareholder approvals are obtained.

          Our common stock and public warrants are traded under the symbols AVGP and AVGPW, respectively, on the Nasdaq SmallCap Market and under the symbols AVG and AVGW, respectively, on the Boston Stock Exchange. On November 2, 2000, the closing trading prices for the common stock and public warrants were $1.00 and $0.0938, respectively.

          These securities involve a high degree of risk. Carefully consider the Risk Factors beginning on page 9 of this prospectus.

                                _______________

          Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

              The date of this prospectus is November ___, 2000.

                               TABLE OF CONTENTS
                               -----------------

                                                                                          Page
                                                                                          ----
PROSPECTUS SUMMARY........................................................................   4
     The Company..........................................................................   4
     Recent Developments..................................................................   4
     travelbyus.com.......................................................................   4
     The Offering.........................................................................   6

SELECTED CONSOLIDATED
     FINANCIAL DATA OF AVIATION GROUP.....................................................   7

SELECTED CONSOLIDATED
     FINANCIAL DATA OF TRAVELBYUS.COM.....................................................   8

RISK FACTORS..............................................................................   9
     Risks Relating to the Business of Aviation Group.....................................   9
     Risks Relating to Aviation Group Common Stock........................................  10
     Risks Relating to the Arrangement with travelbyus.com................................  12
     Risks Relating to the Travel Business................................................  13
     Other Risks Relating to Both Businesses After the Arrangement........................  14
     Risks Relating to the e-Commerce Travel Business.....................................  14
     Other Risks Relating to the Business of travelbyus.com...............................  17

FORWARD-LOOKING STATEMENTS................................................................  18

MARKET FOR COMMON STOCK...................................................................  19

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
     FINANCIAL CONDITION AND RESULTS OF OPERATIONS........................................  20

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION....................................  26

BUSINESS..................................................................................  34

MANAGEMENT................................................................................  42

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS............................................  48

PRINCIPAL SHAREHOLDERS....................................................................  49

DESCRIPTION OF CAPITAL STOCK..............................................................  50
     Common Stock.........................................................................  50
     Preferred Stock......................................................................  50
     Warrants and Options.................................................................  54
     Convertible Debt Securities..........................................................  56

     Transfer Agent, Registrar and Warrant Agent......................................    57

USE OF PROCEEDS.......................................................................    57

TRAVELBYUS.COM LTD....................................................................    58
     Business.........................................................................    58
     Legal Proceedings................................................................    68
     Management's Discussion and Analysis of Financial Condition and Results of
          Operations..................................................................    68
     Directors and Executive Officers.................................................    72
     Executive Compensation...........................................................    74
     Principal Shareholders of travelbyus.com.........................................    76
     Description of Share Capital of travelbyus.com...................................    77
     Prior Sales......................................................................    78

SELLING SHAREHOLDERS..................................................................    80

PLAN OF DISTRIBUTION..................................................................    84
     Distribution by Aviation Group...................................................    84
     Distribution by Selling Shareholders.............................................    84

LEGAL MATTERS.........................................................................    86

EXPERTS...............................................................................    87

WHERE YOU CAN FIND ADDITIONAL INFORMATION.............................................    88

INDEX TO FINANCIAL STATEMENTS.........................................................    89


                              PROSPECTUS SUMMARY

     This summary highlights selected information from this prospectus. It does not contain all of the information that is important to you. We encourage you to carefully read this entire prospectus and the documents to which we refer you. The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere in this registration statement.

                                  The Company

     We provide services and products to airline companies and other aviation firms primarily in the United States. Our business consists of painting and paint stripping services for commercial and freight aircraft and the manufacture, sale and repair of aircraft batteries and aircraft and truck weighing scales. Through our recently acquired Global Leisure subsidiary, we sell travel packages on a retail and wholesale basis. For the fiscal year ended June 30, 2000, we had revenues of $13,381,000 and a net loss of $7,128,000.

     Our principal executive offices are located at 700 North Pearl Street, Suite 2170, Dallas, Texas 75201, telephone number (214) 922-8100.

                              Recent Developments

     Acquisition of Global Leisure. In March 2000, we acquired a controlling stock interest in Global Leisure Travel, Inc. Global Leisure is primarily engaged in the wholesale and retail sale of travel packages for both domestic and Pacific Island and Australian destinations. Travel packages created by Global Leisure include airline tickets, hotel accommodations, automobile rentals and other land components. Global Leisure contracts with vendors and primarily markets the packages directly to retail travel agents. We acquired 100% ownership of Global Leisure in May 2000.

     Proposed Arrangement With travelbyus.com. In May 2000, we reached an agreement regarding a proposed business combination with travelbyus.com ltd., an Ontario corporation. The business combination involves an arrangement under Ontario law between travelbyus.com and an Ontario subsidiary of Aviation Group. The arrangement is subject to approval by the shareholders of each company and approval of an Ontario court. As part of the consummation of this transaction, we expect to change the name of Aviation Group to travelbyus, Inc.

     When the arrangement is completed, travelbyus.com will become an indirect subsidiary of Aviation Group. travelbyus.com shareholders will receive one exchangeable share of travelbyus.com for each common share they currently own. Each exchangeable share may be exchanged at any time by the holder for one share of Aviation Group common stock, except that if, as expected, we effect a one-for-five reverse stock split of our common stock in connection with the arrangement, the exchange ratio will be five exchangeable shares for one share of our common stock. The exchangeable shares not previously exchanged will be automatically exchanged into Aviation Group common stock on January 1, 2003, or earlier upon certain events. For a more detailed discussion of the proposed arrangement, see "Business - Proposed Arrangement with travelbyus.com."

                                 travelbyus.com

     travelbyus.com is an integrated travel company which provides travel services via the Internet, through 1-800 call centers and through traditional travel agencies. The common shares of travelbyus.com are traded on The Toronto Stock Exchange and Frankfurt Stock Exchange under the symbols "TBU" and "TBV", respectively. travelbyus.com's Web site, www.travelbyus.com, will provide
                                          ------------------
consumers with on-line travel options 24 hours per day. Through the travelbyus.com Web site, consumers will have the ability to browse travel options world-wide and book travel reservations. In addition to offering consumers travel options through the Internet, travelbyus.com will also offer the consumer travel options through 1-800 call centers and traditional travel agencies. For the nine months ended June 30, 2000, travelbyus.com had revenues of $12,016,173 and a net loss of $21,715,088. For the same period, it obtained 3%, 83% and 14% of its revenues from its Website, 1-800 call centers and travel agencies, respectively.

     Since April 1999, travelbyus.com has focused on completing strategic acquisitions to build the components of travelbyus.com's business model, which include product offerings, distribution, marketing and technology. travelbyus.com provides a broad range of travel products, targeted primarily at the leisure customer, including airline tickets, cruise packages and ground packages. travelbyus.com distributes such products to the consumer through the Internet and 1-800 call centers and will distribute through traditional travel agencies. It utilizes each distribution channel and traditional advertising sources for marketing purposes. travelbyus.com continuously seeks technology that allows it to distribute its products to the consumer effectively and offer consumers additional travel related options. As of November 1, 2000, the travelbyus.com Web site had destination content including descriptive text, pictures, maps, weather information and currency conversion rates. It also had vacation packages listed for Mexico, Hawaii, Florida, Colorado, Las Vegas, California, Caribbean, Europe and other popular destinations. Airline, hotel, rental car and cruise reservations can be made outside of the context of a vacation package. In addition, vacation specials are available for specific products in each of these areas. These specials and packages are available for on-line reservation and booking. During the first quarter of fiscal year 2001, travelbyus.com expects to implement advanced search technology that will significantly enhance and simplify the booking capabilities for airline tickets.

     For a more detailed discussion of travelbyus.com, its business, management and financial condition, see "travelbyus.com" and the financial statements for that company and its subsidiaries included elsewhere in the prospectus.

                                 The Offering

Common Stock Being Offered         2,162,500 shares total, consisting of:
 by Us.........................    .  a maximum of 1,897,500 shares that may be
                                      issued upon exercise of outstanding public warrants at $4.17 per share,
                                   .  a maximum of 100,000 shares that may be
                                      issued upon exercise of outstanding
                                      underwriter's warrants at $9.4875 per
                                      share, and
                                   .  a maximum of 165,000 shares that may be
                                      issued upon exercise of the underlying
                                      warrants at $4.17 per share

Common Stock Offered by            12,745,734 shares total, consisting of:
 Selling Securityholders.......    .  2,495,099 presently outstanding shares,
                                   .  a maximum of 6,748,916 shares that may be
                                      issued upon exercise of outstanding
                                      warrants, of which 6,139,750 are subject to shareholder approval, and
                                   .  a maximum of 3,501,719 shares that may be
                                      issued upon conversion of outstanding
                                      convertible preferred stock or
                                      exchangeable notes, of which 2,750,000
                                      shares are subject to shareholder approval

Underlying Warrants Offered        Up to 100,000 underlying warrants that may be
 by Us.........................    issued upon the exercise of outstanding
                                   underwriters' warrants at $11.38 per
                                   underlying warrant.

Public Warrants and Underlying
 Warrants
  Exercise Terms...............    Each public warrant and underlying warrant
                                   entitles the holder to purchase 1.65 shares of common stock at an exercise price of $4.17 per share.

  Expiration Date..............    August 13, 2002.

  Redemption...................    Subject to redemption, at a price of $0.06
                                   per public warrant or underlying warrant upon 30 days written notice, if the average closing bid quotations or sales prices of the common stock equal or exceed $5.73 for 20 consecutive trading days ending on the tenth day prior to the date on which we give notice of redemption. See "Description of
                                   Securities--Public Warrants."

Common Stock Outstanding.......    4,956,722 shares, as of November 1, 2000.

Public Warrants Outstanding....    1,150,000 public warrants to purchase
                                   1,897,500 shares of common stock.

Use of Proceeds................    Because the timing of receipt is
                                   unpredictable, we expect to use the net
                                   proceeds of any sales by us for working
                                   capital and general corporate purposes. We receive no proceeds from any sales of common stock by the selling securityholders.

Shareholder Approval...........    We are seeking shareholder approvals at a
                                   special shareholders meeting to be held on December 20, 2000 to enable the exercise of warrants to purchase 6,139,750 shares of common stock and the conversion of preferred stock convertible into 2,750,000 shares of common stock. Selling shareholders will not be able to sell these shares until after shareholder approval is obtained.

Risk Factors...................    These securities involve a high degree of
                                   risk. See "Risk Factors."

Nasdaq Symbols:
     Common Stock..............    AVGP
     Warrants..................    AVGPW

Boston Stock Exchange Symbols:
     Common Stock..............    AVG
     Warrants..................    AVGW

                             SELECTED CONSOLIDATED
                       FINANCIAL DATA OF AVIATION GROUP

     The selected consolidated financial data below is derived from our audited consolidated financial statements for the period from inception on December 5, 1995 through June 30, 1996 and the years ended June 30, 1997, 1998, 1999 and 2000. All amounts are in U.S. dollars. The following data is qualified in its entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the accompanying notes contained elsewhere in this prospectus.

                                                                                   Nine Months      Year Ended
                                            Year Ended June 30,                   Ended June 30,   September 30,
                           ----------------------------------------------------   --------------   -------------
                               2000          1999          1998         1997        1996 (1)          1995 (1)
                           -----------   -----------   -----------   ----------   ----------        ----------
Revenue                    $13,381,000   $15,097,000   $11,043,000   $8,096,000   $3,881,000        $2,533,000
Income (loss) from
  continuing                (6,933,000)   (1,796,000)     (994,000)    (544,000)      34,000           342,000
  operations
Income (loss) from
  continuing
  operations per                 (1.75)        (0.53)        (0.32)       (0.31)        0.02
  share - basic and
  diluted

                                                      June 30,
                            -------------------------------------------------------------
                                2000        1999         1998        1997        1996
                            -----------  -----------  -----------  ----------  ----------
   Total assets             $63,744,000  $13,052,000  $11,600,000  $5,111,000  $4,524,000
   Long-term obligations        728,000    1,319,000      919,000   1,392,000   1,350,000

_________________________________
(1) The period prior to December 1995 includes the operations of Aviation Group's predecessors, Tri-Star Airline Services, Inc. and Tri-Star Aircraft Services, Inc.

                             SELECTED CONSOLIDATED
                        FINANCIAL DATA OF TRAVELBYUS.COM

     The selected consolidated financial data below is derived from the consolidated balance sheets of travelbyus.com ltd. (formerly LatinGold Inc.) as of December 31, 1995, 1996, 1997, 1998, September 30, 1999 and June 30, 2000
(unaudited), and consolidated statements of operations and deficit for the years ended December 31, 1995, 1996, 1997 and 1998, period from January 1, 1999 to September 30, 1999 and the nine-month periods ended June 30, 1999 and 2000 (unaudited). The selected consolidated financial data as of June 30, 2000, and for the nine-month periods ended June 30, 1999 and 2000, is derived from travelbyus.com's unaudited financial statements prepared using U.S. generally accepted accounting principles on a basis consistent with the audited consolidated financial statements and the accompanying notes of travelbyus.com. All amounts, other than share numbers, are in Canadian dollars. The following data is qualified in its entirety by, and should be read in conjunction with "travelbyus.com--Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the accompanying notes of travelbyus.com contained elsewhere in this prospectus.

                                                              Period From
                                Nine Months    Nine Months   January 1, to
                                   Ended          Ended      September 30,                  Year Ended December 31,
                                                                            ----------------------------------------------------
                               June 30, 2000  June 30, 1999      1999           1998         1997          1996         1995
                               -------------  -------------  -------------  -----------  ------------  ------------  -----------
Revenue (5)                    $ 12,016,173    $         -    $         -   $         -  $          -   $    74,579   $  166,243
Net Income (Loss) Before
  Discontinued Operations
  and Extraordinary Item (3)    (21,070,196)      (654,333)    (1,697,820)     (238,354)   (4,339,078)     (130,473)      78,028
Income (Loss) before
  Extraordinary Item (2)(6)     (20,647,020)    (1,400,205)    (1,772,219)   (1,282,999)  (10,780,020)     (130,473)      78,028
Net Income (Loss)               (21,715,088)    (1,400,205)    (1,772,219)   (1,282,999)  (10,780,020)     (130,473)      78,028
Basic and Fully Diluted Loss
  per Common Share From
  Continuing Operations               (0.32)         (0.04)   $     (0.05)  $     (0.01) $      (0.28)  $     (0.01)  $     0.01
Basic and Fully Diluted
  Loss Per Share                      (0.33)         (0.04)         (0.05)        (0.07)        (0.69)        (0.01)        0.01
Weighted Average Number of
  Common Shares Outstanding      65,203,705     31,729,436     31,781,090    19,400,822    15,588,904    11,296,912    8,745,750


                                                                                          December 31,
                                                                    -------------------------------------------------------
                               June 30, 2000  September 30, 1999        1998           1997          1996          1995
                               -------------  ------------------    ------------   ------------   -----------   -----------
Total Assets                   $ 96,148,123        $12,465,014        $253,629     $  1,609,404   $ 8,481,599    $1,747,110
Total Long Term Debt (1)          6,688,379          6,254,407               -                -             -     1,345,274
Other Data
  Gross Bookings (4)             43,634,174                  -               -                -             -             -

____________________________
(1) During the period ended September 30, 1999, travelbyus.com raised Cdn$11.95 million from a debenture financing, with attached warrants. The debentures earn interest at 12.5% per annum, payable semi-annually. The debentures are to be repaid on September 9, 2001, with travelbyus.com retaining the right to repay the debentures in full at any time.
(2) During the period ended December 31, 1997, travelbyus.com, formerly LatinGold Inc., a gold exploration company with operations in Latin American countries, ceased operations on their Columbia properties and recognized a loss from discontinued operations of Cdn $6.4 million and, in addition, recognized a loss on write-off of marketable securities of Cdn $3.9 million.
(3) During the nine month period ended June 30, 2000, the increased loss is due to the development of new business opportunities in the travel sector.
(4) Management uses gross bookings as a key indicator of general business activity, success of promotional efforts, capacity to handle customer demand and efficiency of reservation agents. Gross bookings is not a financial measurement in accordance with generally accepted accounting principles and should not be considered in isolation or as a substitute for other information prepared in accordance with GAAP, and period-to-period comparisons of gross bookings are not necessarily meaningful as a measure of our revenues due to, among other things, changes in commission rates, and, as with operating results, should not be relied upon as an indication of future performance.
(5) In December 1999, the SEC issued Staff Accounting Bulletin No. 101- Revenue Recognition in Financial Statements. This bulletin focuses on determining whether the company in substance acts as principal, agent or broker in a transaction, whether it takes title to the products, and whether it assumes the risks and rewards of ownership. travelbyus.com has considered these recent developments in determining its revenue recognition and reporting policies and believes its current policies are conservative and consistent with this guidance. However, it is possible that these evolving standards may allow or require travelbyus.com to amend its practices for the recognition and reporting of revenues.
(6) On March 9, 2000, travelbyus.com repaid $2,494,000 of debentures, resulting in an extraordinary loss on settlement of $1,068,068.

                                 RISK FACTORS

     In addition to the other information in this Prospectus, prospective investors should carefully consider the following risk factors in evaluating us and our business before purchasing the securities offered by this prospectus.

               Risks Relating to the Business of Aviation Group

Aviation Group, travelbyus.com and Global Leisure have histories of losses, and the combined business of these three companies may continue to incur substantial losses even after the arrangement.

     We have incurred net losses from operations in each fiscal period since our inception in December 1995. Global Leisure has incurred losses for each of the three years ending December 31, 1999. travelbyus.com has incurred losses since focusing its attention on the travel sector in mid-1999. travelbyus.com previously incurred losses in its discontinued precious metals exploration business. On a pro forma basis, for the nine months ended June 30, 2000, the combined companies incurred net losses of approximately $37.8 million. Even after the arrangement, we expect a net loss at least through calendar year 2000.

     Significant costs have been expended by travelbyus.com in designing and implementing its Web site, and additional costs are anticipated to be incurred to fund increased marketing initiatives, strategic alliances, enhancements to the Web site, and the consolidation of its operations in Reno, Nevada. travelbyus.com has incurred operating losses to date. Significant operating losses are anticipated through at least calendar year 2000 and may occur in subsequent calendar years. Additionally, travelbyus.com expects to compete with bigger, more established online travel agents such as Expedia and Travelocity, neither of which have achieved profitability.

     While our management believes the travel products of the combined companies taken together with its Internet platform can permit the combined companies to generate profits beginning in calendar year 2001, our revenue may not grow as expected, and the combined companies may be unable to achieve profitability resulting in continued losses.

Our dependence on only a few customers may have a negative impact on the business of our subsidiaries.

     Only two customers accounted for approximately 37% of our revenues for the year ended June 30, 2000. We provide aircraft stripping and painting services to these customers. Any termination of a contract or material curtailment of plane deliveries by one of these customers, including reductions as a result of economic or competitive pressures, would adversely affect our business, financial condition and results of operation.

We may be unable to sell our non-travel businesses on acceptable terms in the near future.

     We have had discussions with various parties regarding the sale of our existing non-travel businesses. To date, no agreements have been reached on acceptable terms. We intend to continue to investigate the sale of one or all of these businesses.

An economic downturn could affect the airline industry and negatively impact our business.

     The airline industry is significantly affected by general economic conditions. Because a substantial portion of business and personal airline travel is discretionary, the industry tends to experience adverse financial results during general economic downturns. Economic and competitive conditions since deregulation of the airline industry in 1978 have contributed to a number of bankruptcies and liquidations among airlines. A worsening of current economic conditions, or an extended period of recession nationally or regionally, could have a material adverse effect on our operations. We do not have any control over general economic conditions.

The seasonality of the aircraft painting business could negatively affect our operations.

     Our aircraft painting business is seasonal, which can adversely affect our results of operations from quarter to quarter. Typically, customers will have fewer aircraft painted during the summer months and the holiday season from approximately November 15 through January 1 of each year.

The airline services industry is highly competitive, and we may not be able to compete successfully.

     Each of our subsidiaries is in direct competition with other companies. Because many of our competitors have greater resources than we do, we may not be able to compete successfully in providing our products or services at a competitive but profitable price. See "Business--Competition."

Failure to comply with environmental, health and safety regulations could negatively impact our business.

     The Environmental Protection Agency and state and local regulatory authorities regulate our operations primarily in the areas of:

     - usage, storage, handling, transportation and disposal of the substances used in aircraft stripping and painting operations; and

     -    disposal of batteries.

Operating permits for facilities are subject to revocation or modification and may not be renewed. Violations of these operating permits may result in substantial fines and civil or criminal sanctions. The operation of any facility that handles chemical substances involves risks of adverse environmental impact and worker exposure to toxic or harmful substances. Material costs or liabilities may be incurred to minimize these risks or to rectify any injury or damage. In addition, significant expenditures may be required to comply with environmental, health and safety laws and regulations that may be adopted or imposed in the future.

Failure to comply with Federal Aviation Administration regulations could negatively impact our financial condition.

     The FAA regulates most of our business operations. The painting and stripping business and the battery manufacturing and repair business must continue to comply with the requirements of the FAA and we must maintain the FAA's certifications of our subsidiaries. These certifications allow our subsidiaries to perform their services as well as other repair and maintenance services at their facilities. Loss of any necessary FAA certifications would have a material adverse effect on our operations and financial condition and any plans to sell our current businesses.

                 Risks Relating to Aviation Group Common Stock

Our common stock price could fluctuate significantly, and you may be unable to resell your shares at a profit.

     The trading prices for small capitalization companies often fluctuate significantly. In addition, if and after the arrangement is completed, we may be viewed by investors as an Internet-related company engaged in electronic commerce. Market prices and trading volume for stocks of these types of companies have been volatile. If revenue or earnings are less than expected for any quarter, the market price of our common stock could significantly decline, even if the decline in consolidated revenue or earnings is not reflective of any long-term problems with our business.

We might fail to maintain a listing for our common stock.

     Our common stock is presently listed on the Nasdaq SmallCap Market and the Boston Stock Exchange. We have applied for listing of our common stock on the Nasdaq National Market in connection with the arrangement and we intend to apply for listing on the Frankfurt Stock Exchange. Nasdaq has indicated that it will not approve or disapprove the application until after the arrangement is completed. There can be no assurance that we will be able to obtain a Nasdaq National Market listing . If we fail to maintain such listing, the market value of our common stock would likely decline. As a result, holders would likely find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our common stock.

Active trading markets for our common stock may not develop or continue.

     While the listing of our common stock is a condition to the closing of the arrangement, an active and liquid trading market for our common stock may not develop or be sustained in the future. In addition, we cannot predict the price at which our common stock will trade.

Our other equity securities may limit the price growth potential of our common stock.

     There are outstanding a substantial number of warrants and options to purchase shares of our common stock. We also have outstanding shares of preferred stock, some of which are convertible into shares of common stock. In addition to limiting the trading price growth potential of our common stock, these securities may impair our ability to raise needed capital by depressing the price at which we could sell our common stock.

Certain provisions in our charter and bylaws and Texas law make a takeover of our company more difficult.

     Our basic corporate documents and Texas law contain provisions that might enable our management to resist an attempted take over of our company. For example, the members of the board of directors are divided into three classes who serve three-year terms, and each class is up for reelection in a different year. Our board can also issue shares of common stock and preferred stock without stockholder approval in order to dilute and adversely affect various rights of a potential acquiror. The board could use other provisions to discourage, delay or prevent a change of control, a change of management or an acquisition of our company that you may find beneficial. These provisions could also make it more difficult for shareholders to elect directors and take other corporate action and could depress the price that investors are willing to pay for our common stock.

We may issue preferred stock that may adversely affect the rights of holders of common stock.

     Our articles of incorporation authorize our board of directors to issue "blank check" preferred stock, the relative rights, powers, preferences, limitations, and restrictions of which may be fixed or altered from time to time by the board of directors. Accordingly, the board of directors may, without shareholder approval, issue preferred stock with dividend, liquidation, conversion, voting, or other rights that could adversely affect the voting power and other rights of the holders of common stock. The preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying, or preventing a change in ownership and management of the company that shareholders might consider to be in our best interests. We recently designated shares of Series A, B and C preferred stock in connection with our acquisition of Global Leisure and our proposed arrangement with travelbyus.com. For a description of the rights and preferences of the preferred stock, see "Description of Securities-Preferred Stock."

No dividends on our common stock may ever be declared.

     Dividends will not be paid unless and until they are declared by the board of directors. Holders of our common stock will have no authority to compel the board to declare dividends.

Because of the significant number of shares owned by directors, officers and principal shareholders, you may not be able to significantly influence the management of our company.

     Our directors, officers, and principal shareholders beneficially own a substantial portion of our outstanding common stock. As a result, these persons have a significant influence on our affairs and management of our company, as well as all matters requiring shareholder approval, including election and removal of members of our board of directors, transactions with directors, officers or affiliated entities, the sale or merger of our company, and changes in our dividend policy. This concentration of ownership and control could have the effect of delaying, deferring, or preventing a change in ownership and management of our company, even when a change would be in the best interest of our other shareholders. See "Management," "Principal Shareholders" and "Description of Securities."

Our board of directors may authorize the issuance of additional incentive warrants to our officers and directors in the future outside of our existing stock option plan.

     Our board has in the past authorized incentive warrants to be issued to our executive officers and directors and is currently seeking shareholder approval for the grant of similar warrants to executive officers and directors. These grants of warrants have been and are being made outside of our existing stock option plan and, according to Nasdaq's rules, require shareholder approval. The grant of similar warrants may be authorized in the future by our board of directors and may jeopardize the continued listing of our common stock. These kinds of warrants may also dilute the interests of existing shareholders.

             Risks Relating to the Arrangement with travelbyus.com

The arrangement with travelbyus.com is subject to shareholder and court approvals and may not be completed.

     While we have entered into an agreement to complete the arrangement with travelbyus.com, its actual completion may not occur. Our shareholders and the shareholders of travelbyus.com must approve the arrangement. An Ontario court must also approve the terms of the arrangement after a hearing at which all interested parties may be heard. While we expect these approvals will be obtained, some or all of them may not be obtained.

Expected benefits from the arrangement between us and travelbyus.com may not be realized.

     A failure to realize the benefits anticipated from the arrangement could adversely affect the market value of the combined companies.

The ownership interest of our current shareholders will be substantially reduced, and the ownership of our company will change, as a result of the arrangement.

     Our current shareholders will lose the ability to control the outcome of shareholder votes. Former travelbyus.com shareholders will initially have the power to vote approximately 95% of the outstanding votes at meetings of shareholders following completion of the arrangement.

Some of our directors and some of travelbyus.com's directors had potential conflicts of interest in approving and recommending the arrangement.

     Three of our directors have been granted warrants to purchase our common stock. Their right to exercise these warrants is conditioned upon completion of the arrangement, as well as approval of our shareholders. Our board authorized these warrants to reward the directors for past services and to incentivize the directors to maximize the trading price for our stock and to continue to serve as directors until completion of the arrangement. These directors had potential conflicts of interest as a result of these warrants.

     Two executive officers, directors and shareholders of travelbyus.com, William Kerby and John Fenyes, had been recently appointed and were serving as travelbyus.com's representatives on our board of directors at the time of the final approval by our board of directors and the board of directors of travelbyus.com of the arrangement in early May 2000. These two directors had potential conflicts of interest as a result of their fiduciary duties to both travelbyus.com and us.

     The risk exists that these directors may have been influenced to approve and recommend the arrangement by their personal financial interests or the interests of travelbyus.com. Accordingly, they may not have been making decisions based solely on our best interests or that of our shareholders. Our board believes that neither its decision-making process nor its shareholders' interests were adversely affected by these potential conflicts.

                     Risks Relating to the Travel Business

Adverse changes or interruptions in relationships with travel suppliers, distribution partners and other third party service providers could reduce revenue.

     If travelbyus.com or Global Leisure is unable to maintain or expand its relationships with travel suppliers, including airline, hotel, tour and car rental suppliers, its ability to offer and expand travel service offerings or lower-priced travel inventory could be reduced. Travel suppliers may not make their services and products available to travelbyus.com or Global Leisure on satisfactory terms, or at all. They may choose to provide their products and services only to competitors of travelbyus.com or Global Leisure. In addition, these travel suppliers may not continue to sell services and products through global distribution systems on terms satisfactory to travelbyus.com or Global Leisure. Any discontinuance or deterioration in the services provided by third parties, such as global distribution systems providers, could prevent customers from accessing or purchasing particular travel services through travelbyus.com or Global Leisure.

     The contracts of travelbyus.com or Global Leisure with travel suppliers are generally renewed on an annual basis and, in some cases, can be canceled at will by the supplier. If these suppliers cancel or do not renew the contracts, travelbyus.com or Global Leisure would not have the range or volume of services it requires to meet demand and its revenue would decline.

A decline in commission rates or the elimination of commissions by travel suppliers would reduce revenues.

     We expect that a substantial portion of travelbyus.com's revenue will come from the commissions paid by travel suppliers, such as hotel chains and airlines, for bookings made through its online travel service. Consistent with industry practices, these travel suppliers are not obligated to pay any specified commission rates for bookings made through it or to pay commissions at all. Over the last several years, travel suppliers have reduced commission rates substantially. For example, in October 1999, the major airlines announced reductions in the commissions they will pay travel agents from approximately 8% to 5% and a cap of $50.00 per ticket for domestic round trip ticket sales. We anticipate continued downward pressure on airline commission rates. Future reductions, if any, in commission rates that are not offset by lower operating costs from its Internet platform could have a material adverse effect on the operations of travelbyus.com.

Failure to maintain relationships with traditional travel agents could adversely affect travelbyus.com's and Global Leisure's business.

     Both travelbyus.com and Global Leisure have historically received, and expect to continue in the foreseeable future to receive, a significant portion of their revenue through relationships with traditional travel agents. Maintenance of good relations with these travel agents depends in large part on continued offerings of travel services in demand, timely payment of commissions based on sales and Web site support and availability. If travelbyus.com does not maintain good relations with travel agents, these agents could terminate their sales and promotion of its products.

Declines or disruptions in the travel industry could reduce travelbyus.com's revenue.

     Potential declines or disruptions in the travel industry include:

     - higher prices in the airline industry or other travel-related industries;
     -    airline or other travel related strikes;
     -    political instability and hostilities;
     -    bad weather;
     -    higher fuel prices;
     -    an increase in travel-related accidents; and
     -    economic downturns and recessions.

         Other Risks Relating to Both Businesses After the Arrangement

Future acquisitions or investments could negatively affect our operations and financial results or dilute the ownership percentage of our shareholders after the completion of the arrangement.

     While there are no current binding agreements not described in this prospectus, following completion of the arrangement, we expect to review acquisition and investment prospects that would complement or expand the current services or otherwise offer growth opportunities to the combined companies. travelbyus.com and we have limited experience in acquisition activities and may have to devote substantial time and resources in order to complete potential acquisitions. We may not identify or complete acquisitions in a timely manner, on a cost-effective basis or at all. In the event of any future acquisitions, we could:

     - issue additional stock that would further dilute current shareholders' percentage ownership;
     -    incur debt;
     -    assume unknown or contingent liabilities; or
     - experience negative effects on reported operating results from acquisition-related charges and amortization of acquired technology, goodwill and other intangibles.

These transactions involve numerous risks that could harm operating results and cause our stock price to decline, including:

     -    potential loss of key employees of acquired organizations;
     - problems integrating the acquired business, including its information systems and personnel;
     -    unanticipated costs that may harm operating results;
     -    diversion of management's attention from business concerns;
     -    adverse effects on existing business relationships with customers; and
     - risks associated with entering an industry in which we have no or limited prior experience.

Any of these risks could harm our businesses and operating results.

                Risks Relating to the e-Commerce Travel Business

travelbyus.com and we have only recently focused our businesses on the travel sector and our recent business experience in unrelated industries might not carry over into the business of being an Internet-based provider for travel services.

     Prior to 1999, travelbyus.com was a precious metals exploration company since its incorporation in 1986. We have been in the business of providing services and products to airline companies since our inception in December 1995. The precious metals exploration and airline services and products industries are unrelated to the travel industry. Being a provider of e-commerce-based travel services is a developing business that is inherently riskier than businesses in the industries where our companies have established operating histories. Although some of the business experience gained in the unrelated industries may be beneficial, the lack of industry-specific or related experience or knowledge may lead to unfavorable operating results.

travelbyus.com has a limited operating history in the e-commerce travel business upon which to evaluate its business and prospects.

     Although the various businesses of travelbyus.com have operating experience in traditional travel services venues, its Web site was only recently launched on January 21, 2000 and full integration of travelbyus.com's operations is not complete. For the nine months ended June 30, 2000, travelbyus.com had revenues from its Web site of Cdn $343,563. travelbyus.com has limited operating history upon which to evaluate its results in the e-commerce travel market.

     It is also difficult to evaluate travelbyus.com's prospective business because it faces the risks frequently encountered by early stage companies using new and unproven business models and entering new and rapidly evolving markets, such as online commerce. These risks include potential failure to:

     -    attract additional travel suppliers and consumers to its services;
     -    maintain and enhance its brand;
     -    expand its service offerings;
     -    operate, expand and develop its operations and systems efficiently;
     -    maintain adequate control of its expenses;
     -    raise additional capital;
     -    attract and retain qualified personnel;
     -    respond to technological changes; and
     -    respond to competitive market conditions.

Competition in the on-line travel industry is intense, and travelbyus.com may not be able to compete successfully.

     In recent years, the number of Web sites in the travel industry competing for customers' attention has increased rapidly. Future competition is expected to intensify given the relative ease with which new Web sites can be developed. travelbyus.com believes that the primary competitive factors affecting its business are brand recognition, Web site content, ease of use, price, fulfillment speed, customer support and reliability. Other factors that will affect travelbyus.com's ability to compete include market acceptance of travelbyus.com's products, its continued ability to attract experienced marketing, technology, operations and management talent and the success of travelbyus.com's marketing programs. If travelbyus.com does not compete successfully for customers in the intensely competitive online travel services market, particularly in promoting and differentiating its brand name from competitors, travelbyus.com will lose or be unable to gain customers. Some competitors have greater brand recognition and greater financial, technological, marketing and other resources than travelbyus.com. travelbyus.com competes with a variety of companies with respect to each product or service offered. These competitors include:

     - online travel agents, including Expedia, Travelocity, Trip.com and American Express Interactive, Inc.;
     - local, regional, national and international traditional travel agencies;
     - consolidators and wholesalers of airline tickets, hotels and other travel products, including online consolidators such as Cheaptickets.com and Priceline.com and online wholesalers such as Hotel Reservations Network, Inc.;
     - airlines, hotels, rental car companies, cruise operators and other travel service providers, whether working individually or collectively, some of which are suppliers to the travelbyus.com website; and
     -    operators of travel industry reservations databases.

     In addition to the traditional travel agency channel, many travel suppliers also offer their travel services as well as third-party travel services directly through their own Web sites and by telephone. These travel suppliers include many suppliers with which we do business. In particular, five U.S. airlines, American Airlines, Continental Airlines, Delta Airlines, Northwest Airlines and United Airlines, have announced their intention to launch a direct-distribution Web site, named "Orbitz" in June 2001. Orbitz will offer a centralized marketplace for a number of airlines, integrating fare, scheduling, seating availability and booking data. Orbitz will also offer car, hotel, cruise and vacation packages. As the market for online travel services grows, we believe that travel suppliers, traditional travel agencies, travel industry information providers and other companies will increase their efforts to sell inventory from a wide variety of suppliers. travelbyus.com's operations may be unable to compete successfully with any current or future competitors.

     Many of our competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we have and may enter into strategic or commercial relationships with larger, more established and better-financed companies. Some of our competitors may be able to secure services and products from travel suppliers on more favorable terms, devote greater resources to marketing and promotional campaigns and commit more resources to Web site and systems development than we are able to devote. In addition, the introduction of new technologies and the expansion of existing technologies may increase competitive pressures. Increased competition may result in reduced operating margins. Competitive pressures faced by us could have a material adverse effect on our business, operating results and financial condition.

If the Internet as a medium for commerce does not develop as expected, travelbyus.com will not grow as it expects.

     Use of the Internet by consumers is at a relatively early stage of development. Market acceptance of the Internet as a medium for commerce is subject to a high level of uncertainty. travelbyus.com's ability to significantly increase revenue will require the development and widespread acceptance of the Internet as a medium for commerce. The Internet may not be a successful channel for selling travel services. Additionally, the Internet may not prove to be a viable commercial marketplace because of inadequate development for commerce of the necessary infrastructure, such as reliable network backbones, high speed modems and security procedures. The viability of the Internet for commerce may prove uncertain due to delays in the development and adoption of new standards and protocols to handle increased levels of Internet activity or due to increased government regulation or taxation. In addition, the nature of the Internet as an electronic marketplace may render it inherently more competitive than conventional commerce formats.

Regulation of domain names is evolving and changing, and travelbyus.com may not be able to maintain its domain name.

     travelbyus.com currently holds certain Web domain names, including the www.travelbyus.com domain name. The acquisition and maintenance of domain names
------------------
generally is regulated by governmental agencies and their designees. The regulation of domain names in the United States and in foreign countries is expected to change in the near future. Requirements for holding domain names may be affected. As a result, travelbyus.com may not be able to acquire or maintain relevant domain names in all countries in which it conducts business. In addition, travelbyus.com may be unable to prevent third parties from acquiring domain names that are similar to or otherwise decrease the value of its trademarks and other proprietary rights. Any such inability would have a material adverse effect on travelbyus.com's business.

Evolving government regulation could impose taxes or other burdens on travelbyus.com's e-commerce business which could increase costs or decrease demand for travelbyus.com's products.

     Increased regulation of the Internet or different applications of existing laws might slow the growth in the use of the Internet and commercial online services. For example, new laws were passed in the U.S. in 1998 which impose limitations on the ability of states to tax Internet-based sales. The Internet Tax Freedom Act exempts specific types of sales transactions conducted over the Internet from multiple or discriminatory state and local taxation through October 21, 2001. If this legislation is not renewed, state and local governments could tax Internet-based sales. These taxes could decrease the demand for travelbyus.com's products and services or increase travelbyus.com's costs of operations.

Software licensed from third parties could become unavailable, obsolete or incompatible with travelbyus.com's operations, Web site or products and adversely affect sales.

     Software licensed from other parties is incorporated into travelbyus.com's Web site. travelbyus.com intends to increase the capabilities of its operations and Web site by licensing additional software applications from other parties. travelbyus.com depends on the abilities of these other parties to deliver and support reliable software, as well as enhance their current, and develop new, applications on a timely and cost-effective basis and respond to emerging industry standards and other technological changes. A decrease in the availability of any licensed software could adversely affect sales, unless travelbyus.com can replace this software with other software that performs similar functions.

Rapid technological changes may render travelbyus.com's Web site technology obsolete or decrease the attractiveness of travelbyus.com's services to consumers.

     If travelbyus.com fails to continually improve its Web site speed, functionality and customer service, travelbyus.com could lag behind its competitors or travelbyus.com's Web site could become obsolete. Competitors may develop technology to improve the performance of their Web sites or to lower their costs. travelbyus.com may have to incur substantial expenses to respond to these developments. If travelbyus.com fails to keep up with technological changes, it could fail to gain market share or increase revenue.

Security breaches in travelbyus.com's systems could damage its reputation and cause it to lose customers.

     The security of customers' confidential transaction data could be jeopardized by accidental or intentional acts of Internet users, current and former employees or others, or by computer viruses. travelbyus.com could lose customers and be liable for damages caused by these security breaches. Security breaches experienced by other electronic commerce companies could reduce consumers' confidence in the travelbyus.com Web site. Although travelbyus.com plans to continue to use encryption and authentication technology, these measures can be circumvented. The costs required to continually upgrade security measures could be prohibitively expensive and could result in delays or interruption of service.

travelbyus.com's computer and telecommunications systems may suffer system failures, capacity constraints and business interruptions which could increase operating costs and cause losses of customers.

     The interruption, impaired performance or insufficient capacity of travelbyus.com's computer and telecommunications systems could lead to interruptions or delays in service, loss of data or inability to process reservations. travelbyus.com's systems and operations can be damaged or interrupted by fire, flood, power loss, telecommunications failure, earthquake, tornado, employee error and similar events. While travelbyus.com continually reviews and seeks to upgrade its technical infrastructure and provide for certain system redundancies and back-up power to limit the likelihood of systems overload or failure, any damage, failure or delay that causes interruptions in operations could have a material adverse effect on travelbyus.com's business.

travelbyus.com's ability to increase revenue depends substantially on the continued use and growth of the Internet.

     Although travelbyus.com also sells its travel services and products through travel agents and 1-800 call centers, travelbyus.com's ability to significantly increase revenues will depend on performance of its Web site. In turn, Web site revenue will depend in large part on whether consumers will purchase significantly more travel services online than they do currently and whether the use of the Internet as a medium of commerce continues to grow or grows at the expected rate. Rapid growth in the use of the Internet and online services is a recent development which may not continue.

             Other Risks Relating to the Business of travelbyus.com

travelbyus.com may not be able to obtain additional capital on reasonable terms, or at all, to fund additional cash acquisitions, and this inability may prevent travelbyus.com from taking advantage of opportunities, hurt its business and negatively impact its shareholders.

     travelbyus.com has historically made most of its acquisitions using all common shares or a combination of cash and common shares. travelbyus.com does not at this time have any commitments to make additional acquisitions for cash. Nevertheless, acquisitions may be undertaken that require cash capital to consummate. If adequate funds are not available on reasonable terms, or at all, travelbyus.com may be unable to take advantage of future opportunities to make additional acquisitions for cash. While travelbyus.com believes that it has sufficient capital resources from existing reserves, proposed private placements and on-going operations to satisfy on-going cash requirements for operations, Web site costs, planned acquisitions and material commitments, if capital requirements vary from those currently planned, or losses are greater than expected, additional financing may be required. If additional funds are raised through the issuance of debt or equity securities, the percentage ownership of existing shareholders may be decreased, the securities issued may have rights and preferences senior to those of shareholders, and the terms of the securities may impose restrictions on operations.

travelbyus.com may not be able to protect its intellectual property, causing the value of its services to decline.

     travelbyus.com relies on a combination of trademark, service mark, copyright and trade secret laws to protect its intellectual property. It also enters into confidentiality agreements with its suppliers, strategic partners and key employees and consultants. Unauthorized parties may copy or infringe upon aspects of travelbyus.com methodologies, copyrights, service marks or trademarks. Existing trade secret, copyright and trademark laws offer only limited protection. Effective trade secret, copyright and trademark protection may not be available in every country in which travelbyus.com may offer its services. Policing unauthorized use of its intellectual property is difficult. Competitors of travelbyus.com may independently develop similar methodologies and expertise, and travelbyus.com would have no claim against them. If travelbyus.com resorts to legal proceedings to enforce its intellectual property rights, the proceedings could be burdensome and expensive, and the outcome could be uncertain.

Claims against travelbyus.com alleging intellectual property infringement could result in litigation costs, monetary damages and the loss of valuable assets.

     Infringement claims, even if not true, could result in significant legal and other costs and may be a distraction to management. If any of these claims were to prevail, travelbyus.com could be forced to pay damages, comply with injunctions or stop providing certain of its services. Any of these events could harm the operating results of travelbyus.com.

If travelbyus.com does not manage its growth effectively, the quality of its services may suffer.

     travelbyus.com is growing rapidly and is subject to related risks, including capacity constraints and pressure on its internal systems and controls. The ability of travelbyus.com to manage its growth effectively requires it to continue to implement and improve its operational and financial systems and to expand, train and manage its employee base. The inability of travelbyus.com to manage this growth would have a material adverse effect on its business, operations and prospects.

Because travelbyus.com depends on key personnel, their loss could harm its business.

     travelbyus.com's key personnel are William Kerby, Jon Snyder, John Fenyes, Michael London, Gary Saner and Peter Rooney. travelbyus.com may not be able to retain the services of these key personnel as no employment contract exists with Mr. Kerby or Mr. Rooney. The employment agreements with Messrs. Snyder and Fenyes expire in October 2001. The employment agreements for the other key personnel expire in 2003. These personnel would be difficult to replace. travelbyus.com does not carry any insurance covering the loss of any of these key personnel.

travelbyus.com may or may not merge with a German Internet company, Travel24.com AG.

     In June 2000, travelbyus.com entered into an agreement with Travel24.com AG to create a strategic partnership through a cross shareholding arrangement. The companies intend to negotiate a full merger proposal between them, to be completed no later than December 31, 2000. The terms of the proposed merger have not been negotiated. The companies may be unable to reach an agreement as to the terms of the merger, so the merger may never occur. It is expected that any merger will require shareholder approval.

                          FORWARD-LOOKING STATEMENTS

     This registration statement contains forward-looking statements based on our current expectations, assumptions, estimates and projections about us and our industry. These forward-looking statements involve risks and uncertainties. These statements include, in particular, statements about our plans, strategies and prospects under the headings "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Combined Financial Information" and "Business." You can identify certain forward-looking statements by our use of forward-looking terminology such as the words "may," "will," "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including but not limited to the factors described in the "Risk Factors" section and elsewhere in this prospectus. We are not obligated to update or revise these forward-looking statements to reflect new events or circumstances.

                            MARKET FOR COMMON STOCK

     Our shares of common stock are listed on the Nasdaq SmallCap Market and the Boston Stock Exchange under the ticker symbols "AVGP" and "AVG," respectively.

     The following table sets forth on a calendar year basis the quarterly high and low closing sale prices of Aviation Group common stock as reported by Nasdaq SmallCap Market.

                                              Common Stock
                                              ------------
                                           High          Low
                                          -------      -------
          Calendar 1998
          -------------
          First Quarter.................. $8.375        $3.375
          Second Quarter.................  4.375         3.000
          Third Quarter..................  3.875         2.250
          Fourth Quarter.................  3.250         1.625

          Calendar 1999
          -------------
          First Quarter..................  2.938         1.781
          Second Quarter.................  2.250         1.250
          Third Quarter..................  2.500         1.563
          Fourth Quarter.................  2.375         1.125

          Calendar 2000
          -------------
          First Quarter..................  4.750         1.000
          Second Quarter.................  3.438         1.875
          Third Quarter..................  2.125         1.250

     On November 2, 2000, the closing trading price for our common stock and public warrants as reported by Nasdaq SmallCap Market was $1.00 and $0.0938 respectively.

     As of November 1, 2000, Aviation Group had 61 holders of record of common stock and seven holders of record of public warrants.

Dividend Policy

     We have never paid or declared any cash dividends on the common stock and do not intend to pay cash dividends in the foreseeable future. It is the current policy of our board of directors to retain any earnings to finance the operations of our business.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

     A key element of our strategy historically involved growth through acquisitions of other companies, assets or product or service lines that would complement or expand our existing aviation service operations. Since 1996, we have purchased five separate entities. Our management believed that acquisitions would enable us to leverage our fixed costs of operations and further expand the products and services that we could offer to our customers. We intended to use our common stock as the major source of capital to execute our acquisition strategy.

     While management was successful in identifying candidates that met its acquisition criteria, the trading price of our shares and the level of trading volume experienced in the public marketplace created a significantly negative environment for acquiring aviation businesses using our stock as consideration. Our management has endeavored since 1998 to remedy this condition, while continuing to incur high corporate overhead costs necessary to properly operate and maintain our aviation service enterprises.

     During the fiscal 2000 year, management concluded that (a) our stock has traded below the potential value of our existing underlying companies, (b) acquisitions of new aviation service companies at these lower share price levels would dilute existing shareholders, and (c) continuation of our historical corporate overhead strategy without growth from acquisitions would erode shareholder value. Accordingly, in August 1999, our board of directors approved a management plan to engage investment advisors and pursue the additional strategy of selling all or part of our businesses, or merging with another company with greater growth and shareholder appreciation potential.

     During the quarter ended December 31, 1999, we sold our Tri-Star Airline Services ground handling subsidiary operations. On February 8, 2000, we sold our Casper Air Service general aviation fixed base operations. Both businesses were sold to unrelated third parties, and together generated a net gain on sale of $600,000.

     In February 2000, we entered into letters of intent and publicly announced a proposed three-way business combination with Global Leisure Travel, Inc. and travelbyus.com ltd. Global Leisure is a travel business specializing in the sale of Hawaiian and other Pacific-region vacation tour and other travel products to consumers. travelbyus.com is an Internet-based travel company. This business combination and its related costs have been funded by financing provided to us by travelbyus.com along with private investment capital raised by Doerge Capital Management, our financial advisor for this transaction. Additionally, we engaged the investment firm of CIBC World Markets Corp. to review the transaction with travelbyus.com ltd. and express an opinion regarding the fairness of the terms to our shareholders.

     The combination with travelbyus.com, when approved, will allow management to immediately begin to reduce overlapping corporate overhead, complete the integration of its Global Leisure travel operations into and with travelbyus.com, and pursue the sale of its remaining aviation service and manufacturing businesses. While negotiations regarding the sale of these businesses is underway with certain third parties, no agreements have been reached. Proceeds from the sale of these entities will be used first to fund repayment of Global Leisure acquisition financing, with the remainder if any invested in Aviation Group's travel operations.

Results of Operations

     The following discussions and tables set forth a summary of changes in the major operating categories; aircraft painting, aviation parts manufacturing and service, and travel. These historical results are not necessarily indicative of results to be expected for any future period.

                                                      Year Ended June 30,
                                                  --------------------------
          Total Aviation Group                        2000          1999
          --------------------                    -----------   ------------
          Revenues                                $13,381,000   $ 15,097,000
          Cost of revenue                          (8,805,000)   (10,129,000)
          Operating and other expenses             (6,459,000)    (3,686,000)
                                                  -----------   ------------
          Recurring division income (loss)         (1,883,000)     1,282,000
                                                  -----------   ------------

          Corporate overhead                       (2,380,000)    (1,796,000)
          Depreciation and amortization            (1,991,000)      (674,000)
          Loss from discontinued operations          (795,000)      (509,000)
          Gain (loss) on sale of subsidiaries         600,000              -
          Other income                                (23,000)        52,000
          Interest expense                           (656,000)      (461,000)
                                                  -----------   ------------

          Pre-tax loss                            $(7,128,000)  $ (2,106,000)
                                                  ===========   ============

     Paint Division

     Revenues are generated primarily from stripping and painting and other aircraft coating services to major passenger and freight airlines and corporate aircraft and aviation related companies. For the last two years, the Paint Division has operated out of three separate locations in Louisiana, Oregon, and Mississippi. During fiscal 2000, we completed construction and executed a hangar-facility operating lease on a new Boeing-747 sized hangar at our Louisiana headquarters. This new location commenced operations in July 2000, and its addition to our capacity should allow the Paint Division to consolidate much of our operations in Louisiana, thus reducing costs and improving future operating margins.

     Our paint operations and related revenue and income can vary significantly from quarter to quarter based upon seasonality and scheduling factors of our major customers. During fiscal 2000, we experienced reductions in revenues relating to the completion of our multi-year painting contract with United Airlines. This reduction, along with the retention of multiple paint facility locations pending the completion of its Boeing-747 sized paint facility in Louisiana, contributed to our operating loss for the fiscal 2000 year.

     Costs of revenues consist largely of direct and indirect labor, direct material and supplies, insurance and other indirect costs applicable to the completion of each contract or order. Operating expenses consist of all general and administrative and operating costs not included in costs of sales, including but not limited to facilities rent, indirect labor and other overhaul costs.

                                                 Year Ended June 30,
                                              -------------------------
          Aircraft Paint Division                 2000          1999
          -----------------------             -----------   -----------
          Revenues                            $ 8,670,000   $11,162,000
          Cost of revenue                      (6,794,000)   (8,066,000)
          Operating and other expenses         (2,114,000)   (2,211,000)
                                              -----------   -----------
          Recurring division income (loss)    $  (238,000)  $   885,000
                                              ===========   ===========

     Aviation Parts Manufacturing & Service Division

     Our Aviation Parts Manufacturing & Service Division consists of two operating entities, Aero Design, Inc. and General Electrodynamics Corporation. Aero Design manufactures and sells aviation batteries, primarily in the replacement aftermarket. Aero Design is positioning for significant growth, and during the fiscal 2000 year, it applied for and won approval from the FAA for numerous additional manufacturing licenses relating to its line of commercial and general aviation replacement batteries. These licenses will allow Aero Design to focus its activities in future operating periods on growth in sales and operating profits. General Electrodynamics manufactures, sells, and services aviation scales to airlines and aviation maintenance customers worldwide. It also manufactures under bid-to-produce contracts various electronic aviation equipment for original equipment manufacturers. This business segment is expected to increase in activity and focus during the fiscal 2001 year.


           Aviation Parts Manufacturing &         Year Ended June 30,
                                               -------------------------
           Service Division                        2000          1999
           ----------------                    -----------   -----------
           Revenues                            $ 3,894,000   $ 3,935,000
           Cost of revenue                      (2,011,000)   (2,204,000)
           Operating and other expenses         (1,523,000)   (1,334,000)
                                               -----------   -----------
           Recurring division income (loss)    $   360,000   $   397,000
                                               ===========   ===========

     Leisure Travel Division

     In conjunction with our letter of intent agreement to merge with travelbyus.com, on March 17, 2000, we executed agreements to purchase Global Leisure. On May 10, 2000, we completed our acquisition of Global Leisure, and Global Leisure is now our wholly-owned subsidiary. Global Leisure provides travel related services primarily through retail travel agencies, and is a seller of bulk travel services, maintaining several wholesale and discount non-exclusive contracts with leading providers of travel in the industry. Global Leisure has contracts with several major airlines, hotel operators and touring companies, including United Airlines, Continental Airlines, Delta Airlines, Hawaiian Airlines, Alaskan Airlines, Outrigger Hotels Hawaii, and Hotel Corporation of the Pacific d/b/a Aston Hotels & Resorts. These contracts allow Global Leisure to purchase airline tickets, hotel reservations and travel packages at wholesale prices.

     Global Leisure travel products are resold to the public through retail travel agents and other sellers. Several tradenames under which Global Leisure operates are "Sunmakers," "Kailani Hawaii Tours," and "Hawaii Leisure." Global Leisure has non-exclusive contracts with travel agencies and suppliers of travel in Washington, Hawaii, Nevada and California. These agencies have designated Global Leisure as a non-exclusive preferred supplier for all destinations and products that Global Leisure offers in exchange for certain sales-based commissions.

     Since its acquisition, we have worked closely with travelbyus.com to fully integrate Global Leisure's products and operations into those of travelbyus.com. We have executed a management agreement with travelbyus.com providing for the integration of Global Leisure's business into and with travelbyus.com. Cost reductions have been implemented by shutting down Global Leisure's Seattle, Washington offices, and combining its operations with those of travelbyus.com in Reno, Nevada. Global Leisure's travel products are being combined and cross-sold with travelbyus.com travel products, thus increasing potential for future revenue growth. When fully integrated into travelbyus.com's Internet distribution system, operating margins of Global Leisure should improve in the coming fiscal year. Our management believes that this integration is vital to the success of our leisure travel operations, and if successful, can allow Global Leisure to grow and achieve profitability for us and travelbyus.com.

     For financial reporting purposes, we have treated the Global Leisure acquisition as if it occurred on March 31, 2000 and have included the balance sheet of Global Leisure in our unaudited financial statements as of March 31, 2000.

                                               Year Ended June 30,
                                              ---------------------
          Leisure Travel Division                2000         1999
          -----------------------             -----------   --------
          Gross bookings                      $ 8,408,000    $   -
          Cost of tickets                      (7,591,000)       -
                                              -----------
          Reportable revenues                     817,000        -
          Operating and other expenses         (2,822,000)       -
                                              -----------
          Recurring division income (loss)    $(2,005,000)       -
                                              ===========

     Aviation Group - Corporate Overhead

     Operating expenses consist of all general and administrative and operating costs to provide management to our divisions, to support expected growth, and to seek acquisition or merger/sale targets, not directly attributable to the divisions' operations. These charges include legal, accounting, travel and other related overhead. During the fiscal years ended June, 2000 and 1999, we incurred $436,000 and $262,000 in non-amortizable acquisition related costs and direct costs associated with our status as a public company. A key benefit of its intended merger with travelbyus.com is the reduction in corporate expenses, which management believes it generates upon its complete integration into the travelbyus.com business. These costs include legal, accounting, public-company costs, and other overhead items that significantly overlap with existing travelbyus.com operations.

                                              Year Ended June 30,
                                          ---------------------------
          Corporate Overhead                  2000           1999
          ------------------              -----------     -----------
          Operating and other expenses    $(1,944,000)    $(1,534,000)
          Acquisition activity costs         (436,000)       (262,000)
                                          -----------     -----------
          Total corporate expenses        $(2,380,000)    $(1,796,000)
                                          ===========     ===========

Seasonality and Variability of Results

     Our Global Leisure travel operations experience seasonal variability in revenues, primarily relating to the heavy summer and year-end leisure travel seasons. Management believes, however, that the integration of Global Leisure into travelbyus.com's other travel and technology companies will allow it to increase revenues above historical levels in future periods, and that when combined with other travelbyus.com travel products, can generate higher gross margins as well. Our aircraft painting operations can experience significant seasonality and quarter-to-quarter variability in its stripping and painting operations. Scheduling of our paint customer fleet deliveries can significantly affect quarter-to-quarter results as well. During fiscal 2000, we experienced reductions in revenues relating to the completion of our multi-year painting contract with United Airlines. This reduction, along with the retention of multiple paint facility locations pending the completion of our Boeing-747 sized paint facility in Louisiana contributed to the operating loss for the fiscal 2000 year. Significant changes in such scheduled operations or failure to attract additional aircraft painting contracts could have a material adverse effect on our operations. Management, therefore, is required to plan cash flow accordingly.

Year 2000 Compliance Issues

     Our systems experienced no significant Year 2000 shutdowns, issues or costs. We consider our present systems to be Year 2000 compliant and operational. We continue to monitor our hardware and software systems for potential Year 2000 operating risks and costs, however, and will continue such oversight for the remainder of the calendar 2000 year.

Fiscal Year Ended June 30, 2000 Compared to the Fiscal Year Ended June 30, 1999

     Our net revenue decreased by $1,716,000, or 11%, for the fiscal year ended June 30, 2000 compared to the fiscal year ended June 30, 1999. The decrease was primarily due to reductions in paint revenues of $2,492,000, offset by Global Leisure travel revenues of $817,000. Costs of revenue for the fiscal 2000 year decreased by $1,324,000 to $8,805,000 compared to 1999. Costs of revenue as a percentage of revenue decreased by 1.3%, from 67.1% in 1999, to 65.8% in 2000. Marginal cost of revenues were higher in aircraft paint, but offset by Global Leisure margins during the period ended June 30, 2000.

     Operating costs and overhead associated with Global Leisure travel operations accounted for the increase in fiscal 2000 to $6,459,000 from $3,686,000 in fiscal 1999. Our interest expense was $656,000 for the year ended June 30, 2000 versus $461,000 for the year ended June 30, 1999, and included non-cash interest expense of $303,000 associated with common stock warrants issued to lenders relating to our short term note and $4.50 convertible note financings.

     Depreciation and amortization expense rose significantly during the year ended June 30, 2000 to $1,899,000 from $674,000 for the year ended June 30, 1999. This increase relates to goodwill amortization associated with our acquisition of Global Leisure and, while non-cash in nature, will have a significant negative effect on reported net income figures in future periods, totaling approximately $50,000,000 over the next ten years.

     During the year ended June 30, 2000, we recognized an operating loss from discontinued businesses of $795,000, versus a loss from these divisions of $509,000 for the year ended June 30, 1999. This increase was associated with the lower operating levels of our fixed base operations in anticipation of its eventual sale. We sold our ground handling operations and certain fixed base departments during the year ended June 30, 2000, and recognized a net gain on sale of $600,000.

     Certain stock options and warrants were repriced in fiscal year 2000. These options and warrants will be accounted for as variable instruments beginning July 1, 2000, which will entail recording expense for any increase in our stock price over the exercise prices of the options and warrants. This could have a material effect on our future results of operations.

Fiscal Year Ended June 30, 1999 Compared to the Fiscal Year Ended June 30, 1998

     Our net revenue from continuing operations increased by $4,054,000 or 37%, for the year ended June 30, 1999 compared to the year ended June 30, 1998. These increases were from our acquisition of Aero Design and General Electrodynamics Corporation, and increases in paint operations at our Portland location.

     Our cost of revenues increased by $1,749,000 to $10,129,000 for the year ended June 30, 1999 from $8,380,000 for the year ended June 30, 1998. This increase in cost of revenues resulted primarily from our acquisitions of Aero Design and General Electrodynamics Corporation. Cost of revenues decreased as a percentage, relative to net revenue, to 67%, for the year ended June 30, 1999 from 75% for the year ended June 30, 1998. This improvement is the result of improvements in paint operations and increases in battery sales, which generate higher margins.

     Our continuing operating expenses increased by $2,115,000 to $5,482,000 for the year ended June 30, 1999 from $3,367,000 for the year ended June 30, 1998. This increase in operating expenses resulted primarily from the acquisitions of Aero Design and General Electrodynamics Corporation, and internal growth in our paint operations. Corporate overhead also included $123,000 in expense related to the value of our common stock warrants issued to certain financial and investment advisors relating to acquisition activities.

     Goodwill amortization and depreciation increased by $205,000 to $674,000 for the year ended June 30, 1999. This increase related to our acquisition of Aero Design and General Electrodynamics Corporation. Interest expense was up $261,000 during the 1999 fiscal year to $461,000 for the year ended June 30, 1999, versus $200,000 for the year ended June 30, 1998. This increase resulted primarily from interest expense in our General Electrodynamics Corporation subsidiary acquired in August 1998, and $133,000 in finance charges relating to our restructuring of certain stock price guarantees in August 1998 as described further in Note H to our financial statements.

Financial Condition and Liquidity

     We have incurred significant losses, due principally to corporate overhead associated with our acquisition strategy. Our management is continuing its efforts to reduce overhead costs. Reductions in non-essential division operating expenses, along with elimination of marginal products and services that do not provide future growth or near-term profits have also been pursued.

     Since the acquisition of Global Leisure, we have worked closely with travelbyus.com to fully integrate Global Leisure's products and operations into those of travelbyus.com. We have executed a management agreement with travelbyus.com providing for the integration of Global Leisure's business into and with travelbyus.com, including the funding by travelbyus.com of operating shortfalls at Global Leisure pending the completion of our combination with travelbyus.com. Cost reductions have been implemented by shutting down Global Leisure's Seattle, Washington offices and combining its operations with those of travelbyus.com in Reno, Nevada. Global Leisure's travel products are being combined and cross-sold with travelbyus.com travel products, thus increasing potential for future revenue growth. When fully integrated into travelbyus.com's Internet distribution system, operating margins of Global Leisure should improve in the coming fiscal year. Our management believes that this integration and the related arrangement with travelbyus.com is vital to our long term success. For a discussion of the liquidity and capital resources of travelbyus.com, see "travelbyus.com-Management's Discussion and Analysis of Financial Condition and Results of Operation-Liquidity and Capital Resources."

     During the year ended June 30, 2000, we sold our Tri-Star Airline Services ground handling and our Casper Air Service general aviation fixed base operations. Both businesses were sold to unrelated third parties, and together generated a gain on sale of $600,000. In connection with our acquisition of Global Leisure, through March 31, 2000, we raised a total of $20.4 million in capital. These funds were used primarily to finance Global Leisure, and we retained approximately $500,000 in funds for operating and transaction cost funding purposes. These funds have supplemented our existing revolving credit facilities to fund our business. At June 30, 2000, we had a working capital deficit of $9,611,000. We have negotiated with certain of our aviation service vendors and lenders exchange agreements wherein these parties may receive our common stock in exchange for cancellation of certain current payables and debt. In addition, $3,000,000 in debt is supported by a travelbyus.com guarantee. While these funds combined with current operating levels and travelbyus.com funding support agreements should allow us to meet our working capital requirements during fiscal 2001, significant interruptions in our currently scheduled operations would adversely affect our financial condition and require additional capital from asset sales, borrowings, or equity financings in order to allow us to meet our obligations. No assurance can be made that such sales or financings will be available or available on terms deemed advantageous to us if such events occur.

     The combination with travelbyus.com, if approved, will allow our management to begin immediately to reduce overlapping corporate overhead, complete the integration of our Global Leisure travel operations into and with the travel operations of travelbyus.com, and pursue the sale of our remaining aviation service and manufacturing businesses. While negotiations regarding the sale of these businesses is underway with certain third parties, no agreements have been reached. Proceeds from the sale of these entities will be used first to redeem preferred stock, with the remainder, if any, invested in our travel operations. If our business combination with travelbyus.com is not approved by shareholders, our board of directors intends to negotiate and enact an arrangement with travelbyus.com that allows both companies to continue their relationship and joint business activities, and thereby promote the long-term viability of our operations. The terms and conditions of this alternative arrangement may have less potential for success that those unanimously recommended by the board of directors under the arrangement agreement.

            UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The following unaudited pro forma combined financial statements have been prepared to reflect the transactions described below as if they had all occurred as of June 30, 2000, with respect to the pro forma balance sheet, and as of the beginning of the respective periods with respect to the pro forma statements of operations. The transactions are as follows:

1. Our issuance of $16.5 million liquidation value of Series A convertible preferred stock and warrants in March 2000 to certain debt holders and the common stockholders and warrant holders of Global Leisure in exchange for retirement of the debt and cancellation of the outstanding common stock.

2. Our sale of $21 million of Series B preferred stock and warrants in March 2000 and our purchase of Series B preferred stock of Global Leisure and the retirement of Global Leisure debt and payables with the proceeds.

3. The proposed acquisition of us by travelbyus.com by the issuance of our common stock to the travelbyus.com shareholders, resulting in the travelbyus.com shareholders owning approximately 94% of our outstanding common stock.

4. The acquisitions by travelbyus.com of Cheap Seats, Inc. and Express Vacations, Inc. during the fourth calendar quarter of 1999, Cruise Shoppes America, Ltd. in April 2000, Epoch Technology Inc. in May 2000, Muffin Communications, Inc. in July 2000, and ProSoft Corporation and SiteRabbit.com in September 2000.

     The pro forma financial statements combine the historical financial statements of the various companies and include adjustments to reflect the effects of the transactions described above. The pro forma financial statements are expressed in U.S. dollars. The travelbyus.com historical financial statements, which are in Canadian dollars, have been converted to U.S. dollars at the exchange rate in effect on June 30, 2000, for purposes of the pro forma financial statements. The difference between the exchange rate in effect at June 30, 2000 and the average exchange rates in effect for the nine months ended June 30, 2000 and the year ended September 30, 1999 is not material. The pro forma statements of operations are presented based upon the September 30 fiscal year end of travelbyus.com. The fiscal year end of Express Vacations is also September 30. The statements of operations of the other entities which do not have a September 30 fiscal year end are combined with the appropriate fiscal quarters to conform with the presentation. The pro forma statement of operations for the year ended September 30, 1999 includes (a) the Aviation Group, Cruise Shoppes, Cheap Seats and SiteRabbit statements of operations for the year ended June 30, 1999, and (b) the Global Leisure, Epoch Technology and ProSoft statements of operations for the year ended December 31, 1999. The pro forma statement of operations for the nine months ended June 30, 2000 includes (a) the Aviation Group, Cruise Shoppes, ProSoft and SiteRabbit statements of operations for the nine months ended June 30, 2000; (b) the Global Leisure statement of operations for the six months ended December 31, 1999; and (c) the Epoch Technology statement of operations for the eight months ended May 31, 2000, the Express Vacations statement of operations for the one month period ending October 31, 1999 and the Cheap Seats statement of operations for the three month period ending December 31, 1999, which are prior to their acquisition and consolidation into the statement of operations of travelbyus.com. The Epoch Technology, Global Leisure and ProSoft statements of operations for the three month period ended December 31,1999 are included in both the pro forma statements of operations for the year ended September 30, 1999 and the nine months ended June 30, 2000. The statements of operations of Global Leisure for the three months ended March 31, 2000 have not been included in the accompanying pro forma statement of operations for the nine months ended June 30, 2000. The effect would not be material and the information is not readily available, because we are unable to prepare a statement of operations for Global Leisure for the six months ended March 31, 2000, because we do not have separate financial information for Global Leisure for the three months ended December 31, 1999. The acquisition of Muffin is effectively an asset acquisition. Therefore, the operations of Muffin are excluded from the pro forma statement of operations.

     Our acquisition of Global Leisure has effectively occurred as of March 31, 2000 and was accounted for as a purchase and reflected in our historical financial statements beginning March 31, 2000. Our acquisition, following our acquisition of Global Leisure, by travelbyus.com is accounted for as a purchase combined with a recapitalization of travelbyus.com under our capital structure.

     Several of the adjustments in the pro forma financial information are based on preliminary estimates, subject to change upon obtaining more information about specific assets acquired and liabilities assumed and performing more detailed appraisals and valuations of the assets acquired. Accordingly, adjustments may be made to the purchase price allocations to the businesses acquired by travelbyus.com and us prior to the consummation of the merger between the two companies, the purchase price allocation on the acquisition by travelbyus.com of us (including the allocation of the purchase price to our non-travel business to be sold) and the estimates of the useful lives of the assets acquired.

     The unaudited pro forma combined financial statements should be read in conjunction with the accompanying notes and with the historical financial statements of the various companies involved in the transactions described above, which are included elsewhere in this prospectus.

     The unaudited pro forma combined financial statements are not indicative of our financial position or results of operations which would actually have occurred if the transactions described above had occurred at the dates presented or which may be obtained in the future.

                 AVIATION GROUP, INC. AND TRAVELBYUS.COM LTD.
                  UNAUDITED PRO FORMA COMBINED BALANCE SHEET
            JUNE 30, 2000 (expressed in thousands of U.S. dollars)

                                                                                               Site    Pro Forma          Pro Forma
                                                        Aviation Group  travelbyus  Pro Soft  Rabbit  Adjustments         Combined
                                                        --------------  ----------  --------  ------  ------------        ---------

Cash and cash equivalents                                      $   432   $  8,259      $    $    16   $       (300)  (5)   $  9,907
                                                                                                             1,500   (1)
Accounts receivable                                              2,018      2,762       254       1         (1,901)  (4)      3,134
Inventory and barter credits                                     1,049        947                           (1,049)  (4)        947
Other current assets                                             6,215        834         7      76         (2,662)  (4)      2,495
                                                                                                            (1,975) (14)
                                                               -------   --------      ----    ----   ------------         --------
     Total current assets                                        9,714     12,802       261      93         (6,387)          16,483

Property and equipment,  net                                     2,653      2,567        21     155         (2,430)  (4)      2,966
Investments                                                                 4,515       150                 (3,015)  (1)        150
                                                                                                            (1,500)  (1)
Goodwill                                                        50,657     37,444                            7,729   (1)    105,814
                                                                                                             3,718   (5)
                                                                                                             6,266   (5)
Software, contracts and other intangibles                                   2,258                            3,000   (5)     12,579
                                                                                                             7,000   (5)
                                                                                                               321   (5)
Other assets                                                       720      5,256         3      22           (404)  (4)      5,597
                                                               -------   --------      ----    ----   ------------         --------
     Total assets                                              $63,744   $ 64,842      $435 $   270   $     14,298         $143,589
                                                               =======   ========      ====    ====   ============         ========
Notes payable and current maturities of long-term debt           8,288      3,392         2       9         (3,667)  (4)      6,049
                                                                                                            (1,975) (14)
Accounts payable and accrued expenses                                                                        1,000   (2)     19,568
                                                                                                               450   (1)
                                                                                                             1,000   (1)
                                                                11,037      9,274       265     583         (4,041)  (4)
                                                               -------   --------      ----    ----   ------------         --------
     Total current liabilities                                  19,325     12,666       267     592         (7,233)          25,617

Long-term debt                                                     728      4,510         7      50           (738)  (4)      4,557
                                                               -------   --------      ----    ----   ------------         --------
     Total liabilities                                          20,053     17,176       274     642         (7,971)          30,174

Preferred stock                                                 31,500                                      (3,015)  (1)     27,485
                                                                                                            (1,000)  (2)

Common stock                                                        48    115,106                 2            806   (3)        854
                                                                                                          (115,106)  (3)
                                                                                                                (2)  (5)

Other stockholders' equity                                      23,952     13,027         8   1,432           (806)  (3)    165,543
                                                                                                           115,106   (3)
                                                                                                            14,372   (1)
                                                                                                             4,050   (1)
                                                                                                           (23,952)  (1)
                                                                                                             4,200   (5)
                                                                                                             8,894   (5)
                                                                                                             6,700   (5)
                                                                                                            (1,432)  (5)
                                                                                                                (8)  (5)

Accumulated earnings (deficit)                                 (11,809)   (80,467)      153  (1,806)        11,809   (1)
                                                                                                              (153)  (5)
                                                                                                             1,806   (5)

                                                                                                                            (80,467)
                                                               -------   --------      ----    ----   ------------         --------
     Total stockholders' equity (deficit)                       43,691     47,666       161    (372)        22,269          113,415
                                                               -------   --------      ----    ----   ------------         --------
 Total liabilities and stockholders' equity
                                                               $63,744   $ 64,842      $435 $   270   $     14,298         $143,589
                                                               =======   ========      ====    ====   ============         ========

                      See notes to pro forma adjustments.

                 AVIATION GROUP, INC. AND TRAVELBYUS.COM LTD.
             UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                        NINE MONTHS ENDED JUNE 30, 2000
      (expressed in thousands of U.S. Dollars, except per share amounts)

                                Aviation    Global     Pro Forma       Pro Forma                   Express          Cheap
                                 Group      Leisure    Adjustments     Combined     travelbyus    Vacations/(11)/   Seats,Inc./(11)
                                 -----      -------    -----------     --------     ----------    ---------         ---------
Revenues, net                    $10,252    $  4,530    $     -         $ 14,782    $  8,104             $  17         $1,018

Operating expenses                 6,948      14,266          -           21,214       4,199                 5            716


General and administrative         7,282           -          -            7,282      13,525               193            417
     expenses

Depreciation and                   1,821         552      2,533  (6)       4,906       2,704                 3             10
     amortization

                                 -------    --------    -------         --------    --------             -----         ------
Income (loss) from                (5,799)    (10,288)    (2,533)         (18,620)    (12,324)             (184)          (125)
     operations

Other income (expense):
    Interest and other income                      -          -                          208                 4              -
    Interest expense                (480)     (3,152)     2,799  (7)        (833)     (2,077)                -              -

    Other expense                    (23)          -          -              (23)        (16)                -              -
                                 -------    --------    -------         --------    --------             -----         ------
     Total other income             (503)     (3,152)     2,799             (856)     (1,885)                4              -
     (expense)

Income (loss) from
 continuing operations
 before income taxes              (6,302)    (13,440)       266          (19,476)    (14,209)             (180)          (125)
Income tax (expense)
    benefit                            -           -          -                          285                 -              -
                                 -------    --------    -------         --------    --------             -----         ------
Income (loss) from
 continuing operations           $(6,302)   $(13,440)   $   266         $(19,476)   $(13,924)            $(180)        $ (125)
                                 =======    ========    =======         ========    ========             =====         ======
Income (loss) from
 continuing operations
  per share, basic and
  diluted                        $(1.59)                                $  (4.28)   $  (0.22)
                                 =======                                ========    ========
Weighted average shares
  outstanding                      3,972                    583  (13)      4,555      65,204
                                 =======                =======         ========    ========

                                   Cruise                           Pro              Site           Pro Forma            Pro Forma
                                 Shoppes/(11)/      Epoch /(11)/    Soft            Rabbit         Adjustments           Combined
                                 -------------      -----           ----            ------         -----------           --------
Revenues, net                           $1,051          $270         $1,354         $   268             (9,435)  (12)    $ 17,429

Operating expenses                         465           212            765             901             (6,948)  (12)      24,218
                                                                                                         2,689    (8)

General and administrative                 259            49            830             426             (4,100)  (12)      19,275
     expenses                                                                                              394   (10)

Depreciation and                             -             -              7              43              5,811    (8)
     amortization                                                                                          576    (8)      13,446
                                                                                                          (614)  (12)
                                        ------           ----        ------         -------            -------           --------
Income (loss) from                         327              9          (248)         (1,102)            (7,243)           (39,510)
     operations

Other income (expense):
    Interest and other income                -              -              1             18                                   231
    Interest expense                         -              -                           (32)               480   (12)      (2,036)
                                                                                                           426   (14)
    Other expense                           (6)             -                                                -                (45)
                                        ------           ----         ------        -------            -------         ----------
     Total other income                     (6)             -              1            (14)               906             (1,850)
     (expense)

Income (loss) from
    continuing operations
    before income taxes                    321              9           (247)        (1,116)            (6,337)           (41,360)
Income tax (expense)
    benefit                               (160)             -                                             (125)  (15)           -
                                        ------           ----         ------        -------            ---------         --------
Income (loss) from
    continuing operations               $  161           $  9         $ (247)       $(1,116)           $(6,462)          $(41,360)
                                        ======           ====         ======        =======            =======           ========
Income (loss) from
    continuing operations per
    share, basic and diluted                                                                                             $  (0.35)
                                                                                                                         ========
Weighted average shares                                                                                  22,319    (9)    119,292
      outstanding                                                                                        26,491    (9)   ========
                                                                                                            723   (13)
                                                                                                        =======

                      See notes to pro forma adjustments.

                 AVIATION GROUP, INC. AND TRAVELBYUS.COM LTD.
             UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED SEPTEMBER 30, 1999
      (expressed in thousands of U.S. Dollars, except per share amounts)

                                    Aviation                 Pro Forma          Pro Forma                  Express        Cheap
                                      Group      Global     Adjustments         Combined     travelbyus   Vacations    Seats, Inc.
                                    ---------  ----------  --------------      -----------  ------------  ----------  -------------
Revenues, net                        $15,097     $ 9,438         $     -         $ 24,535       $     -       $7,235        $4,163

Operating expenses                    10,129      16,965               -           27,094           249        2,345         2,724


General and administrative             5,482           -               -            5,482           757        2,611         1,536
    expenses

Depreciation, amortization and
    impairment                           674       4,403           5,066   (6)     10,143             5           41            21

                                     -------    --------         -------         --------       -------       ------        ------


  Income (loss) from operations       (1,188)    (11,930)         (5,066)         (18,184)       (1,011)       2,238          (118)



Other income (expense):
  Interest and other income               52         139               -              191            15          101             4
  Interest expense                      (461)     (5,263)          4,674   (7)     (1,050)         (198)           -             -
                                     -------    --------         -------         --------       -------       ------        ------
     Total other income                 (409)     (5,124)          4,674             (859)         (183)         101             4
      (expense)

Income (loss) from continuing
    operations before income taxes    (1,597)    (17,054)           (392)         (19,043)       (1,194)       2,339          (114)

Income tax (expense)  benefit           (199)          -               -             (199)            -            -            25
                                     -------    --------         -------         --------       -------       ------        ------

Income (loss) from  continuing       $(1,796)   $(17,054)        $  (392)        $(19,242)      $(1,194)       2,339        $  (89)
   operations                        =======    ========         =======         ========       =======       ======        ======


Income (loss) from continuing

   operations per share, basic and    $(0.53)                                      $(4.62)       $(0.04)
                                     =======                                     ========       =======
   diluted

Weighted average shares
   outstanding
                                       3,419                         750  (13)      4,169        29,083
                                     =======                     =======         ========       =======

                                       Cruise         Epoch                         Site       Pro Forma           Pro Forma
                                      Shoppes      Technology       ProSoft        Rabbit     Adjustments           Combined
                                    ------------  -------------  -------------  ------------  ------------        ------------

Revenues, net                            $2,629            $276        $1,639        $1,375      $(15,097)  (12)     $ 26,755

Operating expenses                        1,855             216           742           645       (10,129)  (12)       29,358
                                                                                                    3,617    (8)

General and administrative                  630              48           727           327        (5,002)  (12)        7,641
    expenses                                                                                          525   (10)

Depreciation, amortization and                                                                       (674)  (12)       19,867
    impairment                                -               -             8            30         9,525    (8)
                                                                                                      768    (8)

                                         ------   -------------        ------        ------      --------            --------

  Income (loss) from operations             144              12           162           373       (13,727)            (30,111)

Other income (expense):
  Interest and other income                  44               -                           1           (52)  (12)          304
  Interest expense                           (9)              -            (1)          (10)          461   (12)       (1,334)
                                                                                                     (527)  (14)
                                         ------   -------------        ------        ------      --------            --------
     Total other income                      35               -            (1)           (9)         (118)             (1,030)
      (expense)

Income (loss) from continuing
    operations before income taxes          179              12           161           364       (13,845)            (31,141)
                                                                                                      199   (12)
Income tax (expense)  benefit               (30)              -                                         5   (15)            -
                                         ------   -------------        ------        ------      --------            --------

Income (loss) from  continuing              149            $ 12        $  161        $  364      $(13,641)           $(31,141)
   operations                            ======   =============        ======        ======      ========            ========


Income (loss) from continuing
   operations per share, basic and                                                                                     $(0.26)
                                                                                                                     ========
   diluted


Weighted average shares                                                                               930   (13)
   outstanding                                                                                     26,491    (9)
                                                                                                   58,440    (9)      119,113
                                                                                                 ========            ========

                      See notes to pro forma adjustments.

                    Notes to Unaudited Pro Forma Adjustments


1. Adjustment to record our acquisition by travelbyus.com and the recapitalization of travelbyus.com by recording the approximate market value of the shares of common stock, options and warrants held by our shareholders at the common share price immediately preceding the announcement of the merger with travelbyus.com. The shares of common stock, options and warrants held by our shareholders are treated as an issuance of new equity by travelbyus.com. 4,790,801 shares of our common stock at the quoted price of $3.00 per share results in an adjustment to stockholders' equity of approximately $14,372,000. The value of the options and warrants of $4,050,000 results in an additional adjustment to stockholders' equity. The values of the options and warrants are estimated using the Black Scholes option pricing model. These amounts, as well as the estimated transaction costs of $1,000,000 and a $450,000 bonus due our officers upon sale of our non-travel related assets are allocated to our identifiable net assets based upon the estimated fair market values of those assets with the remainder of $58,386,000 assigned to goodwill. The goodwill that was recorded on our balance sheet of $50,657,000 was increased by $7,729,000 as an adjustment to reflect the effect of the acquisition. The adjustment also includes the removal of our other stockholders' equity and accumulated deficit accounts and elimination of $3,015,000 of our Series B preferred stock owned by travelbyus.com. The adjustment also reflects the sale of $1,500,000 of Series B preferred stock held by travelbyus.com to a third party after June 30, 2000. The estimated costs to register the securities being issued in the transactions of $1,000,000 will be a non-recurring charge to our operations in the period following the transactions and are not included in the pro forma statement of operations.

     The components of the purchase adjustment are as follows:


     Value of shares issued                $ 14,372,000
     Value of warrants and options            4,050,000
     Transaction costs                        1,000,000
     Bonus liability assumed                    450,000
     Other                                       48,000
                                           ------------
        Total consideration and costs      $ 19,920,000
     Fair value of identifiable assets     $(13,087,000)
     Fair value of liabilities               20,053,000
     Fair value of preferred stock           31,500,000
                                           ------------
        Net obligations acquired             38,466,000
                                           ------------
        Goodwill                           $ 58,386,000
                                           ============

     Certain amounts in the purchase calculation above are based on the preliminary estimates and the final amounts may differ.

2. Adjustment to record a $1 million payment related to arranging the Series B preferred stock sale. The payment of this amount is contingent on completion of the transactions.

3. Adjustment to record the $0.01 per share par value of our shares of common stock to be issued to travelbyus.com shareholders, 80,600,066 shares outstanding at June 30, 2000, and reflect the reorganization of travelbyus.com's shareholders' equity accounts to our capital structure.

4. Adjustment to reclassify our assets and liabilities associated with our non-travel related business segments to net assets for resale, because the companies intend to sell those assets and repay the associated liabilities following completion of the arrangement with travelbyus.com. The net assets are recorded at book value, which does not exceed net realizable value. The amount of net proceeds from the sale are uncertain and none are assumed for the purpose of these pro forma financial statements. Any net proceeds that would be received from the sale of the non-travel related business segments are required to be used to redeem preferred stock.

5. Adjustment to record the acquisition by travelbyus.com of (a) Muffin in July 2000 for approximately $300,000 in cash and 1,000,000 shares of common stock (valued at $6,700,000); and (b) the acquisitions of ProSoft and SiteRabbit for 1,680,000 and 3,558,000 shares of common stock, respectively, valued at $4,200,000 and $8,894,000, respectively. The terms of each acquisition require adjustment to the number of shares as necessary to provide the values cited above. The effect of the potential adjustment to the number of shares has not been considered in these pro forma financial statements. The adjustment also includes removal of the ProSoft and SiteRabbit stockholders' equity accounts. Each acquired company's identifiable net assets are recorded at estimated fair value, with the remainder of approximately $3,718,000 and $6,266,000 assigned to goodwill for ProSoft and SiteRabbit, respectively. For Muffin, ProSoft and SiteRabbit, $7,000,000, $321,000 and $3,000,000 have been assigned to software, contracts or other intangibles.

6. Adjustment to record the effect of the amortization of the goodwill recorded upon the purchase of Global Leisure over 10 years as if the acquisition had occurred October 1, 1998. The amortization is $5,066,000 for the year ended September 30, 1999 and $2,533,000 for the nine months ended June 30, 2000.

7. Adjustment to record the reduction in interest expense for the retirement of approximately $26.0 million in Global Leisure debt, as if the retirement had occurred at October 1, 1998. The effective interest rates on the retired debt were approximately 18% and 21% for the year ended September 30, 1999 and the nine months ended June 30, 2000, respectively. The amounts of the interest reduction are $4,674,000 for the year ended September 30, 1999 and $2,799,000 for the nine months ended June 30, 2000.

8. Adjustment to record the effect of the amortization of the goodwill, software, contracts, as applicable, recorded upon the purchases of Cheap Seats, Express Vacations, Cruise Shoppes, Epoch Technology, Muffin, ProSoft and SiteRabbit as if these acquisitions had occurred at October 1, 1998. The acquisition of Cheap Seats includes contingent consideration, the resolution of which is currently unknown and has not been included in the amortization calculation. The goodwill is amortized over 10 years for Cheap Seats and Cruise Shoppes, five years for Express Vacations and Epoch, three years for SiteRabbit and two years for ProSoft. The software, contracts and other intangibles are amortized over three years for Muffin and SiteRabbit and two years for ProSoft. The goodwill amortization of Cheap Seats, Express Vacations, Cruise Shoppes and Epoch Technology are included in the travelbyus.com historical statements of operations for the nine months ended June 30, 2000 beginning January 1, 2000, November 1, 1999, April 1, 2000 and June 1, 2000, respectively. The pro forma adjustments record the additional amounts which would have been recorded if the acquisitions had occurred at the beginning of the periods. The amounts of the adjustments are as follows:


                     Nine Months Ended      Year ended
                     -----------------  ------------------
                       June 30, 2000    September 30, 1999
                     -----------------  ------------------
Cheap Seats                 $  265,000         $ 1,061,000
Express Vacations               59,000             703,000
Epoch Technology             1,340,000           2,010,000
Cruise Shoppes                 380,000             759,000
Muffin                       2,363,000           3,150,000
ProSoft                      1,514,000           2,020,000
SiteRabbit                   2,579,000           3,439,000
                            ----------         -----------
   Total                    $8,500,000         $13,142,000
                            ==========         ===========

     An additional adjustment is made to record the increase in amortization of goodwill recorded upon our acquisition by travelbyus.com. This adjustment is $768,000 and $576,000 for the year ended September 30, 1999 and the nine months ended June 30, 2000, respectively.

     The amortization of software and contract rights included in the above table of $2,689,000 and $3,617,000 for the nine months ended June 30, 2000 and the year ended September 30, 1999, respectively, are classified as adjustments to operating expenses.

9. Adjustment to the number of weighted average shares outstanding as if the share exchange between us and travelbyus.com and the common stock issued in the acquisitions of Cheap Seats, Express Vacations, Epoch Technology, Cruise Shoppes, Muffin, ProSoft and SiteRabbit had occurred at October 1, 1998. The adjustments for the shares issued in the share exchange between us and travelbyus.com are 58,440,000 and 22,319,000 for the year ended September 30, 1999 and the nine months ended June 30, 2000, respectively. These include warrants representing 6,922,000 shares, which have been exercised. The adjustment for shares issued to acquire the companies is a total of 26,491,000 for each period. Unexercised common stock options, warrants and convertible securities are not considered because their effect would be antidilutive.

10. Adjustment to record compensation expense for effect of $1,050,000 of contingent stock consideration to be issued two years after the acquisition of ProSoft if the individuals are still employed at that time. The expense is accrued over the two year period and is $525,000 for the year ended September 30, 1999 and $394,000 for the nine months ended June 30, 2000.

11. The operations of Express Vacations, Cheap Seats, Cruise Shoppes and Epoch Technology that are presented in the pro forma statement of operations for the nine months ended June 30, 2000 are for the periods prior to November 1,

     1999, January 6, 2000, April 3, 2000 and May 23, 2000 respectively, after which the operations of these companies are consolidated with the historical statement of operations of travelbyus.com.

12. Adjustment to remove statement of operations accounts of our non-travel related segments, to reflect the expected sale of these assets and repayment of associated liabilities following completion of the arrangement with travelbyus.com. General and administrative expenses of $480,000 for the year ended September 30, 1999 and $360,000 for the nine months ended June 30, 2000 are not removed because these amounts are the estimated costs that will continue with the ongoing entity.

13. Adjustment to the number of weighted average shares outstanding as if the sale of 750,000 shares of common stock by us and 930,000 common shares by travelbyus.com in connection with these transactions had occurred at October 1, 1998. The adjustments for the nine months ended June 30, 2000 are 583,000 and 723,000 shares, respectively. The adjustments for the year ended September 30, 1999 are 750,000 and 930,000 shares, respectively.

14. Adjustment to eliminate borrowing by travelbyus.com of $1,975,000 from us. This borrowing was done to partially fund certain acquisitions described in
     Note 5 above and was funded by a $3 million borrowing by us in May 2000.
     An additional adjustment is made to record the interest expense that would be incurred on the $3 million borrowing, as if the borrowing had occurred at the beginning of the respective periods. The stated interest rate is 12% and the note is due nine months after issuance. The borrowing includes five-year warrants to purchase 225,000 shares at $2.125 per share. The interest expense is $527,000, for each of the year ended September 30, 1999 and the nine months ended June 30, 2000, which includes $257,000 for the amortization of the discount on the debt related to the value of the warrants issued with the debt. The adjustments are $527,000 for the year ended September 30, 1999 and $426,000 for the nine months ended June 30, 2000. For the nine months ended June 30, 2000, $101,000 of the expense had been recognized in the historical financial statements.

15. Adjustment to income tax expense or benefit to reflect the amounts that would have occurred if the transactions had occurred on October 1, 1998.

                                    BUSINESS

General

     We were organized in December 1995 to serve as a holding company for businesses beneficially owned by our Chairman of the Board, Lee Sanders. In August 1997, we completed our initial public offering of shares of our common stock and redeemable common stock purchase warrants. These shares and warrants are listed and traded on the Nasdaq SmallCap Market and the Boston Stock Exchange.

     We provide services and products to airline companies and other aviation firms primarily in the United States. Our business consists of:

     - painting and paint stripping services for commercial and freight aircraft at facilities located in Portland, Oregon, New Iberia, Louisiana and Greenville, Mississippi; and
     - the manufacture, sale and repair of aircraft batteries and aircraft and truck weighing scales.

     In August 1999, we determined to attempt to shift our assets and capital into an industry with significant growth opportunity. In February 2000, we entered into letters of intent with Global Leisure and travelbyus.com to effect a three-way business combination intended to shift our assets and capital into the e-commerce travel industry.

     On May 3, 2000, we entered into an arrangement agreement under Ontario, Canada law to acquire travelbyus.com, an e-commerce travel company.

     In March 2000, we acquired a controlling stock interest in Global Leisure. Global Leisure is primarily engaged in the wholesale and retail sale of travel packages for both domestic and Pacific Island and Australian destinations. Travel packages created by Global Leisure include airline seats, hotel accommodations, automobile rentals and other land components. Global Leisure contracts with vendors and primarily markets the packages directly to retail travel agents. We acquired 100% ownership of Global Leisure in May 2000.

     Our principal executive offices are located at 700 North Pearl Street, Suite 2170, Dallas, Texas 75201, and our telephone number is (214) 922-8100.

History

     Our historical business objective has been to grow through acquisition of other aviation-related companies, assets or products or service lines that would complement or expand our existing businesses. Since 1995, we have purchased five separate companies. Management believed that acquisitions would enable us to leverage our fixed costs of operations and that we would be able to use our common stock as the major source of our capital to execute our acquisition strategy.

     We acquired:

     - In March 1996, 99% of the outstanding stock of Pride Aviation, Inc. Pride, now known as Aviation Exteriors Louisiana, Inc., engages in the aircraft painting and paint stripping business in New Iberia, Louisiana.
     - In August 1997, all of the outstanding stock of Casper Air Service. Casper operated an aircraft fueling, light maintenance and parts sales business in Casper, Wyoming.
     - In March 1998, all of the outstanding equity interests in Aero Design, Inc. and Battery Shop, L.L.C. Aero Design and Battery Shop manufacture, sell and repair aircraft replacement batteries at their facilities near Nashville, Tennessee.
     - In August 1998, all of the common stock of General Electrodynamics Corporation. General Electrodynamics, which is based in Arlington, Texas, manufactures and sells truck scales, aircraft scales and other aviation components used by the aviation maintenance and transportation industries.

     While management was successful in identifying additional candidates that met its acquisition criteria, the trading price and volume of our shares created a significantly negative environment for acquiring aviation businesses using its stock as consideration. Our management has endeavored since 1998 to remedy this condition, while continuing to incur high corporate overhead costs necessary to properly operate and maintain a larger aviation service enterprise.

     In August 1999, the our board of directors approved a management plan to engage investment advisors and pursue the additional strategy of selling all or part of our businesses. The major factors influencing this decision were:

     - the board believed that our stock was trading below the value of its existing underlying companies;
     - acquisitions of new companies at then existing share price levels would decrease the ownership percentage of our existing shareholders; and
     - continuation of its historical corporate overhead strategy would decrease our share price.

     We began discussions with third parties regarding a sale or merger of the entire enterprise or the sale of certain remaining segments of our operations on an individual basis. Various parties interested in our status as a public company expressed interest in a business combination, spin-off, or other transaction. While this process was underway, management cut overhead costs and focused its energies on the maximization of cashflows from its existing business units.

     On December 31, 1999, our subsidiary Tri-Star Airline Services, Inc. sold all of its ground handling assets and operations, primarily located at Dallas-Ft. Worth International Airport, to Tri-Star Acquisition Corp., d/b/a Servisair Texas, Inc. The purchase price was $1,500,000 in cash. Tri-Star Airline Services retained all accounts payable, accounts receivable and inventories of the business.

     On February 8, 2000, Casper Air Service sold its operations and most of its assets located in Casper, Wyoming to Casper Jet Center Fueling, L.L.C. The purchase price was $200,000 in cash and the assumption by Casper Jet Center Fueling of approximately $600,000 of Casper Air Service's accounts payable. Casper Air Service retained its inventory of aircraft parts, three aircraft and all of its accounts receivable. Casper Air Service intends to sell or otherwise realize on these retained assets before June 30, 2000 and will not continue in business.

     In late February 2000, we entered into letters of intent and publicly announced a proposed three-way business combination with Global Leisure and travelbyus.com. The business combination contemplated our acquisition of the other two companies with financing provided by travelbyus.com and private investment capital raised by Doerge Capital Management. Doerge Capital's clients and affiliates had previously invested significant capital into Global Leisure. On May 10, 2000, Aviation Group completed the acquisition of Global Leisure as described below.

Acquisition of Global Leisure Travel, Inc.

     On May 10, 2000, Aviation Group completed its acquisition of Global Leisure. Global Leisure is now a wholly owned subsidiary of Aviation Group. As consideration for the purchase, Aviation Group issued:

     - $16,500,000 in liquidation preference, represented by 1,650 shares, of its Series A convertible preferred stock and Series A warrants to purchase 750,000 shares of its common stock at an exercise price of $5 per share, to the former owners of Global Leisure in exchange for the transfer or cancellation of the stock and indebtedness owned by them and their affiliates; and
     - Series B warrants to purchase 3,500,000 shares of its common stock at an exercise price of $3 per share, to the former warrantholders in Global Leisure in exchange for cancellation of their warrants.

     In connection with the acquisition, we also invested $20.9 million in Global Leisure. These funds were used primarily to pay debts and other payables of Global Leisure. The financing for our investment in Global Leisure was provided by:

     - $5.0 million invested by travelbyus.com through the purchase of 500 shares of our Series B preferred stock at $10,000 per share;
     - $2.0 million invested by private investors in the purchase of 750,000 shares of our common stock at $2.667 per share; and
     - Approximately $16.5 million invested by private investors in the purchase of 1,653 units of our Series B preferred stock and Series C warrants, at a price of $10,000 per unit, each unit consisting of one share and 750 warrants.

     Upon the completion of both the arrangement with travelbyus.com and our acquisition of Global Leisure and related financing, we agreed to deliver to the broker/dealer arranging the financing, Doerge Capital Management, a division of Balis Lewittes & Coleman, Inc., a fee of $1.0 million and warrants to purchase
1.5 million shares of our common stock at a weighted average exercise price of $4.07 per share.

Proposed Arrangement with travelbyus.com

     In May 2000, we entered into an agreement to effect a proposed business combination with travelbyus.com through an arrangement under Ontario law between travelbyus.com and our Ontario subsidiary. The arrangement is subject to approval of the shareholders of both companies and an Ontario court. When the arrangement is completed, travelbyus.com will become our indirect subsidiary.

     travelbyus.com shareholders will receive one exchangeable share of travelbyus.com in exchange for each travelbyus.com common share held. The exchangeable shares will be securities of travelbyus.com. They will entitle their holders to dividends, distributions, and other rights that are, as nearly as practicable, economically equivalent to those of our common stock. Through a voting trust, they will also entitle their holders to vote at meetings of our shareholders.

     Each exchangeable share will be exchangeable at the option of the holder for one share of our common stock. If, as expected, we effect a one-for-five reverse split of our common stock in connection with the arrangement, the exchange ratio will be adjusted to be five exchangeable shares for one share of our common stock. We anticipate that most holders of exchangeable shares will elect to exchange their shares into our common stock if they choose to sell their shares at a later date. Any remaining exchangeable shares not previously exchanged will be automatically exchanged into our common stock on January 1, 2003, or earlier upon the occurrence of certain events, including the winding up or dissolution of Aviation Group or travelbyus.com.

     We have applied for listing of our stock on the Nasdaq National Market and intend to apply for listing on the Frankfurt Stock Exchange. Nasdaq has indicated it will not act on the application until after the arrangement is completed.

     In connection with the closing of the arrangement, all of the current directors of travelbyus.com and Lee Sanders, currently our Chairman and a director, will be appointed as our directors. The officers of travelbyus.com will become our officers at the time the arrangement becomes effective. See "travelbyus.com-Directors and Executive Officers."

     If the arrangement is completed, we will offer to issue approximately 97 million shares of our common stock in exchange for all of the exchangeable shares. These shares will represent approximately 95% of our outstanding common stock after consummation of the arrangement, assuming all exchangeable shares are exchanged. Our current shareholders will represent approximately 5% of our outstanding shares, assuming all exchangeable shares are exchanged. Under the arrangement, our Ontario subsidiary will be issued one travelbyus.com common share, which will be the only outstanding common share in travelbyus.com after the arrangement. travelbyus.com will have no other authorized class of capital stock, except the exchangeable shares.

     The combined companies will account for the transaction under the purchase method of accounting as if travelbyus.com had acquired us and had been recapitalized under our capital structure. Accordingly, the combined companies will record our assets and liabilities as being acquired by travelbyus.com in the arrangement.

Existing Business

     In addition to Global Leisure, we have two business divisions. These business divisions are as follows:

     - Aircraft Paint Services Division: This division is made up of aircraft paint services provided by three of our subsidiaries. These subsidiaries, Aviation Exteriors Louisiana, Inc. and Aviation Exteriors Portland, Inc., provide painting and paint stripping services for commercial and freight aircraft at their facilities located in New Iberia, Louisiana and Portland, Oregon. Their primary customers are United Parcel Service and Federal Express. In January 1999, Aviation Group executed a lease and established a new paint facility at Greenville, Mississippi through a new subsidiary, Aviation Exteriors Greenville, Inc.

     - Aircraft Products Division: We manufacture and sell certain types of aircraft components and equipment through three of our subsidiaries. Aero Design manufactures and sells aircraft batteries for the commercial airline industry. Battery Shop repairs batteries for the aviation industry. General Electrodynamics Corporation primarily manufactures and sells aircraft and truck weighing scales.

Business of Global Leisure Travel, Inc.

     Global Leisure provides travel related services primarily through retail travel agencies. Global Leisure is a seller of bulk travel services, maintaining several wholesale and discount contracts with leading providers of travel in the industry. Global Leisure maintains non-exclusive contracts with several major airlines, hotel operators and touring companies, including United Airlines, Continental Airlines, Delta Airlines, Hawaiian Airlines, Alaskan Airlines, Outrigger Hotels Hawaii, and Hotel Corporation of the Pacific d/b/a Aston Hotels & Resorts. These contracts allow Global Leisure to purchase airline tickets, hotel reservations and travel packages at wholesale prices. Airlines enter into contracts with a limited number of wholesalers. Airlines offer contracts to wholesalers who can enhance their marketing plan and who perform for them from year to year. Global Leisure competes through its expertise and marketing in the sectors that the airlines wish to promote and its ability to sell tickets in a lower profile manner. Because the airline tickets are sold to Global Leisure on a bulk or net fare basis and advertising of the fares is prohibited by the airlines, Global Leisure must, and has the ability to, bundle and sell the airline tickets as part of packages with other travel products. Although the number of seats available on each flight is limited, the contracts with the airlines are not exclusive. Global Leisure can enter into a contract with another carrier for the same destination.

     Global Leisure's travel products are resold to the public through retail travel agents and other sellers. Tradenames under which Global Leisure operates include "Sunmakers," "Kailani Hawaii Tours" and "Hawaii Leisure." Global Leisure has non-exclusive contracts with travel agencies and suppliers of travel in Washington, Hawaii, Nevada and California. These agencies have designated Global Leisure as a non-exclusive preferred supplier for all destinations and products that Global Leisure or its subsidiaries offer in exchange for certain sales-based commissions. In most of its contracts, Global Leisure competes for a block of tickets with other wholesale travel suppliers.

     Effective September 1, 2000, Global Leisure and travelbyus.com entered into a management agreement under which travelbyus.com assumed responsibility for management of Global Leisure's business. travelbyus.com provides management and support services, including office space, utilities, office equipment, staff support, bookkeeping, accounting, billing, collection, contract administration and other overhead services. To the extent funds are available, Global Leisure is required to pay to travelbyus.com a servicing fee of $55 per paid passenger and a monthly retainer of $5,000 and to reimburse travelbyus.com for direct advertising and marketing expenses and long distance, postage and delivery charges arising from Global Leisure's business. travelbyus.com also assumed responsibility for Global Leisure's working capital deficit upon commencement of the agreement. This management agreement expires September 1, 2001.

Recent Debt Financing

     In May 2000, we issued to SW Pelham Fund, L.P. a promissory note in the principal amount of $3.0 million requiring quarterly interest payments at an annual rate of 12%. In connection with the promissory note and after a recent amendment, we issued to SW Pelham Series D warrants to purchase 250,000 shares of our common stock at an exercise price of $1.50 per share. The Series D warrants expire on the earlier of May 8, 2005, or two years after the effective date of a registration statement filed for the resale of the common stock underlying the Series D warrants. We are required to register for resale with the SEC the shares of common stock purchasable under the warrants. The promissory note has been unconditionally guaranteed by travelbyus.com. We are also required to use the proceeds from the note to finance acquisitions by travelbyus.com. The promissory note is payable in full on February 28, 2001. SW Pelham will have the option to require us to repay the promissory note early if:

     - the closing of the arrangement has not taken place on or before December 31, 2000; or
     - William Kerby ceases to be our chief executive officer and actively involved in our management and operation.

     On May 25, 2000, we loaned $1,975,000 of these loan proceeds to travelbyus.com for its acquisition of Epoch Technology Inc. The terms of the loan were similar to the terms of the loan from SW Pelham. The loan is secured by a security interest in the stock of Epoch Technology, except that the security interest is subordinate to a security interest in the stock in favor of the holders of travelbyus.com's 12.5% senior redeemable debentures. travelbyus.com has been making payments due on the SW Pelham loan on behalf of Aviation Group.

Advertising and Marketing

     Most of our revenues from its aircraft paint and products businesses come from direct sales and customer referrals. We also utilize direct mailings and trade journal advertisements as a secondary source of advertising and public relations. We have a full-time marketing representative who directly contacts the maintenance and service executives of airlines and other aviation customers to generate business.

Customers

     Aviation Exteriors Louisiana and Aviation Exteriors Portland provide stripping and painting services to major carriers in the airline industry. Their past and current customers include United Airlines, Continental Airlines, Boeing Commercial Aircraft Group, Federal Express, United Parcel Service, Delta Airlines, Southwest Airlines, Northwest Airlines and Piedmont Airlines.

     Aero Design, Battery Shop and General Electrodynamics sell their products to aircraft parts distributors and airlines around the world. They also sell their products directly to airlines in certain instances. Since the recent completion of the FAA approval process for their generic battery product lines, Aero Design and Battery Shop have increased their marketing activities and hope to achieve significant revenue growth during the 2000 fiscal year and beyond.

Regulation

Environmental Regulation

     We must comply with federal, state and local environmental protection laws and related regulations in its operations and facilities. These laws and regulations are particularly applicable to the paints and paint stripping chemicals and solvents we use in our operations and to the disposal of batteries. We could be held liable as a current or former operator for releases of hazardous substances at our facilities. We could also incur liability for cleanup costs at off-site facilities to which we ship hazardous substances for treatment, handling, storage, or disposal. Our management believes that its operations and facilities are in material compliance with all federal, state and local environmental laws and regulations and that our hazardous waste management practices minimize the potential for release of hazardous substances into the environment. We have not experienced any significant environmental regulatory problems in the past. To date, we have not been subject to any significant fines, penalties or other liabilities under these laws and regulations. However, we cannot assure you that these laws or regulations may not require us to make significant expenditures or otherwise have a material adverse impact on our future operations or financial condition.

Aviation Regulation

     The FAA regulates all aspects of the airline and aircraft industries. Our subsidiaries have certifications from the FAA to operate aircraft repair stations. These certifications are limited as to the kinds of repair and maintenance activities that may be performed by our subsidiaries at their certified facilities. The FAA regularly inspects these facilities for compliance with FAA regulations and guidelines. Failure to comply with FAA regulations and guidelines could result in a loss of certification. A loss of certification for a particular facility would prevent that facility from performing any aircraft repair or maintenance operations. We believe that our subsidiaries are in compliance in all material respects with the FAA's regulations and guidelines. Nevertheless, these regulations and guidelines, or any FAA enforcement actions, could have a material adverse effect on our future operations and financial condition.

Competition

     Each of our subsidiaries, other than Global Leisure, directly competes with other companies in the airline services industry. Our Aviation Exteriors subsidiaries compete primarily with many heavy maintenance facilities that perform aircraft stripping and painting services as an adjunct to their maintenance operations. The owners of these heavy maintenance facilities include Dee Howard Company, Pemco, Tramco, Inc. and Raytheon. Aviation Exteriors competes through price, reliability of services, flexibility in scheduling aircraft for painting, availability of aircraft hangars and proven expertise in painting aircraft.

     Aero Design and Battery Shop compete primarily with SAFT America, Inc. and Marathon Power Technologies Company, both of which are much larger and have greater financial resources. As the battery components sold by Aero Design tend to be generic, Aero Design primarily competes through lower prices and comparable product reliability. General Electrodynamics competes with InterComp Company, a privately held miscellaneous scale manufacturer, Load-O-Meter Corporation and PAT America, Inc., as well as numerous other public and private manufacturers of other aviation components, many of which are larger and have greater financial resources. General Electrodynamics competes through pricing, marketing and product reliability.

     Global Leisure competes with other wholesale and retail suppliers of travel packages. In its primary markets of Pacific Island and Australian destinations, Global Leisure competes with Pleasant Hawaiian Holidays and All About Travel, which are larger and have greater financial resources. Global Leisure competes for airline tickets through its expertise and marketing in the sectors that the airlines wish to promote and its ability to sell tickets in a lower profile manner. Global Leisure is able to perform for its vendors from year to year.
It also competes by bundling its products in attractively priced tour packages.

Employees

     At October 1, 2000, we had approximately 178 employees. Aviation Exteriors Louisiana and Aviation Exteriors Portland have approximately 150 employees, depending upon seasonality. At October 1, 2000, Aero Design and Battery Shop had 10 employees, General Electrodynamics Corporation had 36 employees and Global Leisure had one employee. Corporate management has two employees. Management believes its employee relations are good. No employees are covered by collective bargaining agreements.

Insurance

     We carry $200,000,000 of insurance for general aviation liability and $200,000,000 of hangar keeper insurance, as required by our customers, and customary coverage for other business insurance. While we believe our insurance is adequate, we cannot assure you that this coverage will fully protect us against all losses which it might sustain. Our insurance for aircraft liability carries a deductible requiring it to pay $20,000 of any loss or damage.

Properties

Hangar Facilities for Paint Operations

     Aviation Exteriors Louisiana leases four aircraft hangars and office space at Acadiana Regional Airport from the Iberia Parish Authority in New Iberia, Louisiana. One lease having an annual rent of $120,000 expires August 1, 2000. An adjacent hangar has a term expiring in October 2023 and requires annual rent of $158,000. The third lease expires on February 1, 2001 and has an annual rent of $60,000. Each of the three leases allows the Iberia Parish Authority and Aviation Exteriors Louisiana to agree to extend the lease terms and provides for 10% rent increases every five years.

     Aviation Exteriors Louisiana has also executed a 30-year operating lease with the Iberia Parish Authority for a larger hangar for the housing and maintenance of Boeing 747 aircraft. The State of Louisiana and the U.S. government funded $4.5 million to pay part of the cost of construction of the hangar at Acadiana Regional Airport. Iberia Parish Authority financed the remaining cost of the hangar construction through a bond issuance. The construction of the hangar was completed in July 2000. The annual rent is $420,000. The total cost to build the hangar was approximately $10 million.

     Aviation Exteriors Portland leases two hangars and office space at the Airtrans Center at Portland International Airport in Portland, Oregon. The facility is presently being used to paint aircraft for Federal Express. Rent under the lease is equal to 10% of the revenues of Aviation Exteriors Portland earned from its Portland painting activities.

     Aviation Exteriors Greenville leases one hangar at the Mid Delta Regional Airport in Greenville, Mississippi. This lease expires in 2009. Aviation Exteriors Greenville pays rent in the amount of $9,000 per month for the facility.

Dallas Office Space

     We also occupy 5,900 square feet of office space at 700 North Pearl Street, Suite 2170, Dallas, Texas, pursuant to a lease that expires in September 2003. We pay rent in the amount of $7,120 per month for this office space. We have subleased 4,500 square feet of this space to third parties for $5,000 per month.

Nashville, Tennessee Facilities

     Aero Design utilizes approximately 3,000 square feet of manufacturing and office space in Nashville, Tennessee under a two-year lease at the monthly rate of $1,500, plus expenses. These facilities are deemed adequate for the growth of Aero Design and Battery Shop during the 2000 fiscal year. We believe that there are suitable facilities in the area sufficient to support additional growth.

Arlington, Texas Facilities

     General Electrodynamics Corporation operates an approximately 20,000 square-foot manufacturing and operating facility in Arlington, Texas under a short term lease. Rent payments are $5,000 per month plus all utilities and taxes.

Legal Proceedings

     We are not involved in any material pending legal proceeding other than ordinary routine litigation considered to be incidental to our business.

Selected Financial Data

     Certain of our selected financial data appears under the captions "Selected Consolidated Financial Data of Aviation Group" and "Comparative Per Share Data" in this prospectus.

                                  MANAGEMENT

Directors and Executive Officers

     Our board of directors is classified into three classes of directors pursuant to which the directors serve for staggered three-year terms. The terms of office of Messrs. Morgan, Weed and Clements as directors expire at the annual meeting of shareholders to be held in 2000. The terms of office of Mr. Fenyes and Mr. Whitener expire at the annual meeting of shareholders in 2001. The terms of office of Mr. Sanders and Mr. Kerby expire at the annual meeting of shareholders in 2002.

     The names, ages, positions and municipalities of residence of the executive officers and directors of Aviation Group are as follows:

          Name             Age                   Position                               Residence
          ----             ---     --------------------------------------      ----------------------------
Lee Sanders /(1)/           40     Chairman and Director                       Red Oak, Texas
William Kerby               43     President, Chief Executive Officer and      White Oak, British Columbia
                                   Director
Richard L. Morgan /(1)/     42     Executive Vice President, Chief             Dallas, Texas
                                   Financial Officer and Director
Paul Lubomirski             46     President of Aviation Exteriors             New Iberia, Louisiana
                                   Louisiana, Inc., a subsidiary of Aviation
                                   Group
John Arcari                 59     Vice President - Marketing and              Plano, Texas
                                   Development
Charles E. Weed /(2)/       68     Director                                    Shreveport, Louisiana
Gordon Whitener /(3)/       37     Director                                    Cartersville, Georgia
Hank Clements /(2)(3)/      42     Director                                    Dallas, Texas
John Fenyes                 52     Director                                    Sparks, Nevada

__________________
(1)  Member of Executive Committee
(2)  Member of Audit Committee
(3)  Member of Compensation Committee

     Business Histories

     The following sets forth certain background information regarding our executive officers and directors, including their principal occupations:

     Lee Sanders was appointed Chairman of the Board of Aviation Group in March 2000, and he previously served as Chief Executive Officer of Aviation Group and its predecessors for more than five years. Mr. Sanders is also a founder and principal owner of Aviation Group. As a result of his service for Aviation Group and its predecessors, Mr. Sanders has experience in acquiring and managing businesses. He also has a marketing background resulting from his experiences in starting and operating private businesses. Mr. Sanders is a graduate of the University of Tennessee, with a Bachelor of Science in Business Administration.

     William Kerby was appointed President, Chief Executive Officer and a director of Aviation Group in March 2000. Mr. Kerby has been Vice Chairman and Chief Executive Officer of travelbyus.com since April 1999. Prior to joining travelbyus.com, Mr. Kerby was the founder, President and Chief Executive Officer of Leisure Canada Inc., a publicly traded company in the travel industry from January 1995 to March 1999. During his tenure with Leisure Canada Inc., Mr. Kerby engineered the development of that company's travel division assets.
These assets included TravelPlus (formerly Goliger's Travel and Travel Trade International) with over 200 agencies across Canada, Altracs Publishing & Multimedia, producing Leisure Canada Magazine and Canadian Traveller, Bluebird Holidays/Tour Division in Great Britain and South Africa, Skyhigh Holidays and Cook Island Holidays in Canada.

     Richard L. Morgan was appointed as a director of Aviation Group on February 26, 1997, and as Aviation Group's Chief Financial Officer and Executive Vice President in April 1998. He served as a consultant to Aviation Group prior to April 1998. Mr. Morgan was formerly Chief Financial Officer of Search Capital Group, Inc. from August 1985 through December 1994, when he voluntarily resigned. After Mr. Morgan's departure, eight Search subsidiaries conducting business in the sub-prime, used-automobile finance business filed for protection under Chapter 11 of the Federal Bankruptcy Code in August 1995. From December 1994 to April 1998, he served as an independent financial consultant. Mr. Morgan holds a graduate degree in business from Vanderbilt University.

     Paul Lubomirski was appointed as President of Aviation Exteriors Louisiana, Inc., one of our painting subsidiaries, in March 1996 and has over 20 years of experience with industrial and marine paint applications and has extensive knowledge of paint systems and electrostatic application equipment. He has primary responsibility for our facilities and training programs applicable to the strip and paint operations. He has served as an executive officer with Aviation Exteriors Louisiana, Inc. for more than five years, including periods prior to our acquisition of the company in March 1996. Mr. Lubomirski attended the University of Hawaii where he majored in mechanical engineering.

     John Arcari was appointed as a Vice President of Aviation Group in April 1997. From 1958 to 1987, he served in numerous line and management positions with Pan American World Airways. From 1987 to 1990, he was vice president of maintenance and engineering for Tower Air, a New York-based airline. From 1990 to 1993, he was president of Page Avjet, an aircraft heavy maintenance and overhaul outsourcing company. From 1994 until his employment with Aviation Group, he was an independent consultant to aviation maintenance and service outsourcing companies.

     Charles E. Weed was elected a director of Aviation Group in December 1996 and served as the President of Sunbelt Business Capital Incorporated from August 1992 to February 1996. Mr. Weed is engaged in the business of making private investments individually.

     Gordon Whitener was elected a director of Aviation Group in December 1996. He is a private businessman and was President and Chief Executive Officer of Interface Americas of LaGrange, Georgia, a subsidiary of Interface Inc. and one of America's largest manufacturers of commercial carpet from November 1993 to November 1999. Since then, he has been a private investor and consultant. He was additionally a member of Interface Inc.'s board of directors. From 1992 to 1994, Mr. Whitener held various senior marketing and sales positions in the commercial carpet manufacturing industry with companies including Interface and Collins & Aikman. Mr. Whitener is a graduate of the University of Tennessee.

     Hank Clements was appointed a director of Aviation Group on August 19, 1999. Mr. Clements is a resident of Dallas, Texas and since 1989 has been President of The Clements Group, Inc., a Texas-based government relations and political consulting firm. Mr. Clements was appointed to a Texas state regulatory board in 1987 by Governor Bill Clements (no relation) and then elected chairman of the board by his colleagues in 1991, serving in that role until his term ended in 1994. Mr. Clements has represented several fortune 100 corporations on legislative issues in both Austin and Washington, D.C. Mr. Clements advises numerous elected officials, corporations and associations on
political and legislative strategies.   Mr. Clements is a graduate of Texas Tech
University.

     John Fenyes was appointed as a director of Aviation Group in May 2000. Mr. Fenyes has been Executive Vice President and Chief Operating Officer of travelbyus.com and its subsidiary, Express Vacations, since November 1999. Mr. Fenyes has been involved in the travel industry for over 25 years, holding key positions, including Vice President, Product Development with American Airlines FlyAAway Vacations, from August 1998 to November 1999. During his tenure with American Airways FlyAAway Vacations, Mr. Fenyes developed one of the first in-house vacation package programs. Most recently, Mr. Fenyes was Director of Marketing Programs for ITT, Sheraton and General Manager of "Vacations by Sheraton", now part of the Starwood Group from December 1995 to August 1998.

     No family relationships exist among our directors or executive officers. Except as indicated above, none of our directors serve as members of the board of directors of another company which is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended.

Board Committees

     The Compensation Committee consists solely of Messrs. Whitener and Clements. The Compensation Committee recommends compensation for officers other than the President, administers incentive compensation and benefit plans, including our 1997 stock option plan, and recommends policies relating to such plans.

     The Audit Committee currently consists of Messrs. Weed and Clements. The Audit Committee meets periodically with management and our independent auditors and reviews the results and scope of audits and other services provided by our independent auditors, our accounting procedures, and the adequacy of our internal controls.

     In August 1998, the board of directors established an Executive Committee. Messrs. Sanders and Morgan presently constitute the Executive Committee and are empowered to exercise the powers of the board of directors in the management of our business and affairs, except when the board of directors is in session and except for certain powers which may be exercised only by the board of directors.

Director Compensation

     Directors are reimbursed for certain expenses in connection with attendance at board of directors and committee meetings. Non-employee directors have also been granted warrants for their services as directors. As a result of these grants, Mr. Whitener owns warrants to purchase 15,000 shares of common stock. Mr. Clements owns warrants to purchase 2,500 shares of common stock and Mr. Weed owns warrants to purchase 20,000 shares of common stock, each share exercisable at $1.6875 per share, which expire in 2003 and 2004. In February 2000, each of the non-employee directors was granted warrants to purchase 50,000 shares of common stock at $1.50 per share, which was the trading price of the common stock at that time. These warrants may not be exercised unless they are approved by the shareholders and the arrangement is completed.

Executive Compensation

     The following table sets forth information, for the fiscal years ended June 30, 2000, 1999, and 1998, regarding the compensation of Lee Sanders, our Chairman and former Chief Executive Officer and one other executive officer, Richard Morgan, who received compensation of more than $100,000 for the fiscal year ended June 30, 1999. No other executive officers had compensation exceeding $100,000 for the fiscal year ended June 30, 1999. William Kerby, our President and Chief Executive Officer, was appointed to these positions in March 2000.

                                 Summary Compensation Table

                                                       Annual Compensation               Long Term Compensation
                                                 -----------------------------------     -------------------
                                        Fiscal                          Other Annual          Securities
     Name and Principal Position         Year    Salary      Bonus      Compensation      Underlying Options
     ---------------------------         ----    ------      -----      ------------      -------------------

William Kerby, President and              2000  $      0  $     -       $      -                   -
   Chief Executive Officer /(8)/

Lee Sanders, Former President             2000   152,759        -         20,441 /(1)/       500,000 /(7)/
   and Chief Executive Officer /(6)/      1999   144,000        -         13,000 /(1)/             -
                                          1998   144,000   75,000/(5)/    13,000 /(1)/       250,000 /(2)/

Richard L. Morgan,                        2000   120,000        -          7,582 /(1)/       445,000 /(7)/
   Executive Vice President and           1999   120,000        -         12,000 /(1)/             -
   Chief Financial Officer                1998    30,000        -        117,000 /(3)/       115,000 /(4)/

___________________________________
(1) Represents aggregate annual lease payments, insurance costs and related expenses for an automobile.

(2) Represents (i) options to purchase 50,000 shares of common stock exercisable at $1.875 per share expiring in 2004, and (ii) warrants to purchase 200,000 shares of common stock at $1.6875 per share expiring in 2003.
(3) Represents consulting fees earned prior to appointment as an executive officer.
(4) Represents (i) warrants to purchase 100,000 shares of common stock at $1.6875 per share expiring in 2003 and (ii) warrants to purchase 15,000 shares of common stock at $1.6875 expiring in 2004.
(5)  Paid in connection with our initial public offering.
(6)  Mr. Sanders resigned as President and Chief Executive Officer in March
     2000.
(7) Represents (i) new warrants to purchase 250,000 shares of common stock issued to each of Mr. Sanders and Mr. Morgan at $1.50 per share expiring in 2005 but subject to shareholder approval, (ii) other existing warrants the exercise prices of which were reduced from $3.50 to $1.6875, and (iii) options to purchase 50,000 shares held by Mr. Sanders, the exercise price of which was reduced from $3.80 to $1.8563.
(8)  Mr. Kerby was appointed President and Chief Executive Officer in March
     2000.

     Stock Options and Warrants

     During the fiscal year ended June 30, 2000, our board of directors granted certain warrants to the executive officers named in the summary compensation table as described in the table blow.

                   Option/Warrant Grants in Last Fiscal Year

                   Number of Shares    % of Total Options/
                      Underlying        Warrants Granted
                   Options/Warrants     to Employees in     Exercise Price
     Name              Granted            Fiscal Year         ($/Share)       Expiration Date
----------------  -----------------   ------------------    ---------------   ---------------
Lee Sanders          250,000 /(1)/             27%             $  1.50           2/23/05
                     200,000 /(2)/             21                 1.6875         4/28/05
                      50,000 /(2)/              5                 1.8563         8/22/04

Richard Morgan       250,000 /(1)/             27                 1.50           2/23/05
                     180,000 /(2)/             20                 1.6875         3/31/03
                      15,000 /(2)/              1                 1.6875         4/28/05

____________________________
(1)  Warrants are not exercisable until approved by the shareholders.
(2)  Represents repricing of options and warrants in August 1999.

Following the end of the fiscal year, in August 1999, our board of directors determined to amend the outstanding options and warrants for our employees and directors, including Mr. Sanders and Mr. Morgan, by reducing the exercise price to $1.6875 per share, which was the then current market price for the common stock. In August 1999, our board of directors also extended the expiration date of warrants to purchase 80,000 shares previously issued to Mr. Morgan, when he was a consultant to us, from March 31, 1999 to March 31, 2003.

           Aggregate Option/Warrant Exercises in Last Fiscal Year and
                     Fiscal Year End Option/Warrant Values

                                                             Number of Securities                Value of Unexercised
                        Shares                              Underlying Unexercised                   In-the-Money
                     Acquired on          Value                Options/Warrants                   Options/Warrants
     Name             Exercise(#)      Realized($)             at June 30, 2000                   at June 30, 2000
----------------     ------------      -----------           --------------------                -------------------
                                                        Exercisable    Unexercisable          Exercisable   Unexercisable
                                                        -----------    -------------          -----------   -------------
Lee Sanders                  0                 0            200,000        250,000 /(1)/          $62,500       $125,000
                                                             30,000         20,000                  4,500          3,000
Richard Morgan          58,500/(2)/     $146,250             15,000        250,000 /(1)/            4,688        125,000

______________________________
(1)  Warrants are not exercisable until approved by shareholders.
(2) Mr. Morgan surrendered warrants to purchase 180,000 shares as consideration for the purchase of these shares.

Employment and Consulting Agreements

     We have an employment agreement with Paul Lubomirski and with John Arcari. The employment agreements of Mr. Lubomirski and Mr. Arcari expire in 2000. Mr. Lubomirski is paid an annual salary of $90,000 and Mr. Arcari is paid an annual salary of $80,000. Each employment agreement contains a non-competition agreement for a period of three years after any expiration or termination of the agreement. Each employee is entitled to additional benefits, including disability insurance, life insurance, and health and dental insurance. Mr.

Arcari is eligible for additional bonuses as may be determined by the board of directors. Mr. Lubomirski's employment agreement specifies a formula for bonus payments that varies between 10% and 70% of his annual salary if the net profit for our painting subsidiary, Aviation Exterior Louisiana, Inc., for any fiscal year exceeds certain amounts during the term of his agreement.

     We entered into an employment agreement with Lee Sanders in March 1996. In April and August 1997 and August 1998, the employment agreement was amended. Under the amended employment agreement, Mr. Sanders earns an annual salary of $144,000 with increases at the end of each calendar year based on the Consumer Price Index. Mr. Sanders is eligible for a bonus to be determined in the sole discretion of the board of directors based on merit, our financial performance and other relevant criteria. The employment agreement expires on August 13, 2003 but automatically extends for an additional year on August 13 of each year unless either party affirmatively elects not to extend the term. The employment agreement contains a non-competition agreement for three years after any expiration or termination of the agreement. Mr. Sanders is entitled to additional benefits, including disability insurance, life insurance, and health and dental insurance. If we terminate Mr. Sanders' employment at any time or if Mr. Sanders terminates his employment within one year after a change in ownership or control of the company, we are required to pay him severance pay equal to the unpaid salary for the remainder of the term of the agreement plus the total salary and bonus compensation paid to him during the year period preceding the termination. A change in ownership or control of our company includes appointment of any person other than Mr. Sanders as Chairman or Chief Executive Officer or the removal of him from either of these positions, any change in a majority of the board members not approved by him, any transfer or issuance of shares representing more than 25% of the beneficial ownership of our company if not approved in advance by Mr. Sanders, any material change in his authority or duties and any breach by us of the employment agreement not remedied within ten days after notice from him. The election of William Kerby as Chief Executive Officer resulted in a change in control for purposes of Mr. Sanders' employment agreement.

     Effective February 23, 2000, we agreed to amend Lee Sanders' employment agreement to provide for a minimum bonus of $300,000 payable on the earlier of
(a) January 2, 2001, (b) the sale of the existing operating subsidiaries of Aviation Group or their assets, on terms acceptable to Aviation Group's board of directors, or (c) the termination by us of his employment for any reason. Completion of the arrangement with travelbyus.com will not trigger the requirement to pay this bonus.

     Effective February 23, 2000, we entered into a one-year employment agreement with Richard Morgan providing for an annual salary of $125,000 and a minimum bonus of $150,000 payable on the earlier of (a) January 2, 2001, (b) the sale of our existing operating subsidiaries or their assets, on terms acceptable to our board of directors, or (c) our termination of his employment for any reason. Completion of the arrangement will not trigger the requirement to pay this bonus. Under the employment agreement, Mr. Morgan promised not to compete with any business, and not to solicit our employees or customers or those of our subsidiaries for one year following termination or expiration of his employment. In consideration for entering into the employment agreement, our board of directors granted to Mr. Morgan five-year warrants to purchase 250,000 shares of our common stock at an exercise price of $1.50 per share. Because of the requirements of Nasdaq's rules, the exercisability of these warrants was conditioned on the approval of our shareholders. Our board of directors believed that the employment agreement and warrants for Mr. Morgan were advisable to assure that we would continue to receive the benefits of Mr. Morgan's services through and following the completion of the transactions then being contemplated with travelbyus.com and Global Leisure.

1997 Stock Option Plan

     Our 1997 stock option plan was adopted by our board of directors and the shareholders in February 1997. The purpose of the plan is to provide increased incentives to key employees and directors to render services and exert maximum effort to achieve long term business success. Pursuant to the plan, we may grant incentive and nonstatutory (nonqualified) stock options to key employees and directors. A total of 150,000 shares of common stock have been reserved for issuance under the plan.

     The board of directors or the compensation committee has the authority to select the key employees and directors of our company to whom stock options are granted (provided that incentive stock options only be granted to our employees). Subject to the limitations set forth in the plan, the board of directors or the compensation committee has the authority to designate the number of shares to be covered by each option, determine whether an option is to be an incentive stock option or a nonstatutory option, establish vesting schedules, specify the type of consideration to be paid upon exercise and, subject to certain restrictions, specify other terms of the options.

     The maximum term of options granted under the plan is ten years. The aggregate fair market value of the stock with respect to which incentive stock options are first exercisable in any calendar year may not exceed $100,000 per incidence. Options granted under the plan are nontransferable and generally expire within three months after an optionee terminates service with us. In general, if an optionee is disabled, dies or retires from his or her service to our company, this option may be exercised up to three months following the disability or death unless the board of directors or Compensation Committee determine to allow a longer period for exercise.

     The exercise price of incentive stock options must not be less than the fair market value of the common stock on the date of grant. The exercise price of incentive stock options granted to any person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock must be at least 10% higher than the fair market value of the stock on the date of grant, and the term of those options cannot exceed five years.

     As of October 1, 2000, we had outstanding under our 1997 stock option plan the following options:

                                 Shares of            Exercise                             Market Value of
                                Common Stock           Price                                 Common Stock
        Name                    Under Option      Per Share /(1)/     Date of Grant     on Date of Grant /(1)/     Expiration Date
        ----                    ------------      ---------------     -------------     ---------------------      ---------------
Five executive officers              4,000          $1.6875            Apr. 29/98             $3.50                  Apr. 28/04
     as a group                      6,000           1.6875            Apr. 29/98              3.50                  Apr. 29/05
                                    50,000           1.8563            Apr. 29/98              3.50                  Apr. 29/05

Employees who are not                4,000           1.6875            Apr. 29/98              3.50                  Apr. 28/04
     executive officers or          21,000           1.6875            Apr. 29/98              3.50                  Apr. 29/05
     directors as a group

Consultants or directors                 0
     who are not executive
     officers as a group

______________________________________________
(1) All options were repriced on August 18, 1999 to $1.6875, which was the market value of the common stock on that date, except the 50,000 options to Lee Sanders for which the repricing established the exercise price at $1.8563 per share. The exercise prices before the repricing were $3.50 per share for all options except that the exercise price for the option of Mr. Sanders was $3.85.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Charles E. Weed, one of our directors, served as our consultant from March 1996 until February 2000. During the fiscal years ended June 30, 1998 and 1999, we paid Mr. Weed $48,000 and $54,200 in consulting fees, respectively. As of June 30, 1999, Mr. Weed held our convertible notes totaling $62,064 in principal amount. To induce the conversion by holders of the 10% convertible notes of the payments due on March 31, June 30 and September 30, 1999, we agreed to reduce the conversion price for these notes to $1.75 per share. In May 1999, six holders of the notes agreed to convert these payments totaling $221,000 for a total of 126,427 shares of common stock, including the conversion by Mr. Weed of $37,250 in principal amount of his notes, plus accrued interest, for 24,954 shares of common stock.

     In June 1999, two of our shareholders, who were not affiliated with us, loaned us $600,000 pursuant to a secured note due December 31, 1999. The shareholders were granted warrants to purchase 200,000 shares of common stock at $1 per share. This loan was repaid in full in December 1999. As compensation for arranging this financing on our behalf, Mr. Weed received 40,000 shares of our common stock.

     During the fiscal year ended June 30, 2000, Lee Sanders and Richard Morgan provided us with $80,000 and $225,000, respectively, in short-term unsecured working capital loans. These loans paid interest at the annual rate of 9%, and the proceeds were used by us to fund certain operating expenses and debt repayments. These loans have been repaid, and there is presently no outstanding balance. In consideration for these financings, Messrs. Sanders and Morgan received warrants to purchase 26,666 and 75,000 shares, respectively, of our common stock at an exercise price of $1 per share. The interest and warrant terms for these loans were identical to the terms of the $600,000 short-term secured loan described above from an unaffiliated third party to us in June 1999.

     In August 1998, under their prior acquisition agreements with us, two of our former shareholders, who owned an aggregate of 82,165 shares of common stock, claimed that they were entitled to receive certain payments from us upon a resale of their shares. Charles Weed purchased 20,000 shares, and three other existing shareholders purchased the remainder of the shares of these two shareholders at a price of $3 per share. This price was in the range of closing trading prices at the time of the sale in late August 1998. To facilitate the transaction, we agreed with each of the shareholders, including Mr. Weed, that the purchasers would receive at least $3.50 per share in sales proceeds upon any resale of these shares after one year. Mr. Weed and each shareholder agreed not to resell these shares for one year. As a result of this arrangement, we paid Mr. Weed $10,000.

     Our board of directors believes that all transactions between us and any of our affiliates have been made on terms no less favorable to us than would have been obtained from non-affiliated third parties. Any future transactions between us and any of our affiliates will be subject to approval by a majority of the independent disinterested members of the board of directors or by a majority of the shareholders, other than any interested shareholders, and will be made on terms no less favorable to us than could be obtained from unaffiliated third parties. We will not make any loans to our officers, directors, 5% shareholders or affiliates, except for bona fide business purposes.

                             PRINCIPAL SHAREHOLDERS


     The following table sets forth certain information, as of November 1, 2000, with respect to the beneficial ownership of shares of our common stock (i) by any person or "group," as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, known to us to own beneficially more than 5% of the outstanding shares of common stock, (ii) by each of our directors and each of our executive officers named in the Summary Compensation Table and (iii) by all of our directors and executive officers as a group. Except as otherwise indicated, we believe that each person named below possesses sole voting and investment power over his shares of common stock.

            Name and Address                   Number of Shares
           of Beneficial Owner              Beneficially Owned/(1)/           Percent of Total/(2)/
           -------------------             ------------------------           ---------------------
Lee Sanders                                    1,493,966 /(3)/                         27.3%
700 North Pearl Street
Suite 2170
Dallas, Texas  75201

Richard Morgan                                   398,500 /(4)/                          7.5%
700 North Pearl Street
Suite 2170
Dallas, Texas  75201

Hank Clements                                     52,950 /(5)/                          1.1%
700 North Pearl Street
Suite 2170
Dallas, Texas  75201

Charles E. Weed                                  145,283 /(6)/                          2.9%
84 Springlake Way
Shreveport, Louisiana  71106

Gordon Whitener                                   65,000 /(7)/                          1.3%
39 Carrington Drive
Cartersville, Georgia  30120

William Kerby /(8)/                                    -                                  -
204-3237 King George Highway
South Surrey, B.C.
Canada  V4P 1B7

John Fenyes /(8)/                                      -                                  -
5270 Neil Road
Reno, Nevada  89502

All executive officers and directors as        2,209,949                               36.9%
 a group (9 persons) /(9)/

_______________________________
(1) This information has been furnished by our transfer agent and the respective officers and directors. A person is deemed to be the beneficial owner of securities that can be acquired within 60 days from the date set forth above through the exercise of any option, warrant or convertible or exchangeable note.
(2) In calculating percentage ownership, all shares of common stock that the named shareholder has the right to acquire upon exercise of any option, warrant or convertible or exchangeable note are deemed to be outstanding for the purpose of computing the percentage of common stock owned by the shareholder, but are not deemed outstanding for the purpose of computing the percentage of common stock owned by any other shareholders.
     Percentages of shares beneficially owned are based upon 4,956,722 shares.
(3) Represents (i) 987,300 shares owned of record by The Sanders Companies, Inc., a corporation wholly owned by Mr. Sanders, (ii) warrants to purchase 200,000 shares at $1.6875 per share expiring 2003, (iii) options to purchase 50,000 shares at $1.8563 per share expiring 2004, of which 60% had vested and were exercisable, (iv) warrants to purchase 250,000 shares at $1.50 per share expiring 2005 subject to completion of the arrangement with travelbyus.com and shareholder approval, and (v) warrants to purchase 26,666 shares at $1 per share expiring 2005 issued in connection with the funding of loans to us by Mr. Sanders.
(4) Includes (i) warrants to purchase 15,000 shares at $1.6875 per share expiring 2004, (ii) warrants to purchase 250,000 shares at $1.50 per share expiring 2005 subject to completion of the arrangement and approval of shareholders, and (iii) warrants to purchase 75,000 shares at $1 per share expiring 2005 issued in connection with funding of loans to us by Mr. Morgan.
(5) Includes (i) 2,500 shares purchasable at $1.6875 per share under warrants expiring in 2002, and (ii) 50,000 shares purchasable at $1.50 per share under warrants expiring 2005 subject to completion of the arrangement and approval of shareholders.
(6) Includes (i) 15,000 shares purchasable at $1.6875 per share under warrants expiring in 2004, (ii) 5,000 shares purchasable at $1.6875 per share under warrants expiring in 2003, and (iii) 50,000 shares purchasable at $1.50 per share under warrants expiring 2005 subject to completion of the arrangement and approval of shareholders.
(7) Represents (i) 15,000 shares purchasable at $1.6875 per share under warrants expiring in 2003 and 2004, and (ii) 50,000 shares purchasable at $1.50 per share under warrants expiring 2005 subject to completion of the arrangement and approval of shareholders.
(8) Messrs. Kerby and Fenyes are executive officers and directors of travelbyus.com, which owns 500 shares of our Series B preferred stock. These shares represent 23% of the outstanding shares of Series B preferred.
(9) Includes (i) 6,000 shares purchasable at $1.6875 under options held by John Arcari and (ii) 4,000 shares purchasable at $1.6875 under options held by Paul Lubomirski.

                         DESCRIPTION OF CAPITAL STOCK

     We are a Texas corporation governed by our articles of incorporation, bylaws and the Texas Business Corporation Act. We urge you to read our articles of incorporation and bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part. Our authorized capital stock consists of 10 million shares of common stock, $0.01 par value, and 5 million shares of preferred stock, $0.01 par value. One of the proposals submitted for approval at the special meeting of our shareholders scheduled for December 20, 2000, if adopted by shareholders, would increase the authorized number of shares of common stock to 250 million. At the same meeting, shareholders are also being asked to vote on a proposed one-for-five reverse split of our common stock.

Common Stock

     As of November 1, 2000, we had approximately 61 holders of record of our common stock. The holders of outstanding shares of common stock may receive dividends out of assets legally available at the times and in the amounts as our board of directors may, from time to time, determine. These dividends are subject to any preferences which may be granted to the holders of preferred stock. Holders of common stock do not have cumulative voting rights and are entitled to one vote per share on all matters on which the holders of common stock may vote. The common stock does not have preemptive rights and is not subject to redemption or conversion. Upon liquidation, dissolution, or winding-up of our company, the assets available for distribution to shareholders are distributable ratably among the holders of the common stock after payment of all of our debt and liabilities and the liquidation preference of any outstanding class or series of preferred stock. All outstanding shares of common stock are, and the shares of common stock to be issued in exchange for exchangeable shares will be, when issued and delivered, validly issued, fully paid, and nonassessable. The rights of holders of common stock are subject to the preferential rights of any preferred stock that is outstanding or that we may issue in the future.

Preferred Stock

     Our board of directors may, without further action of our shareholders, establish and issue shares of preferred stock in one or more series and fix the rights, preferences and restrictions of the series of preferred stock. The rights of holders of common stock are subject to, and may be adversely affected by, the rights of holders of preferred stock. The issuance of additional shares of preferred stock could adversely affect the voting power of holders of common stock and could have the effect of delaying or preventing a change in ownership of our company or other corporate action. The board has established three series of preferred stock. We issued shares of preferred stock in connection with its acquisition of Global Leisure and the related financing.

Series A Convertible Preferred Stock

     We have designated 2,000 shares of Series A convertible preferred stock, par value $0.01 per share. As of November 1, 2000, 1,650 shares of Series A convertible preferred stock were issued and outstanding.

     Ranking. The Series A convertible preferred stock ranks junior to Series B preferred stock and Series C convertible preferred stock but senior to the common stock and any other series of preferred stock as to dividends and liquidation preference.

     Dividends. If declared by our board of directors, dividends on each share of the Series A convertible preferred stock will be paid each month at an annual rate of 9% of the liquidation preference per share. Dividends must be paid prior to payment of any dividends on the common stock or any series of preferred stock other than Series B preferred stock and Series C convertible preferred stock. Any unpaid dividends accrue and are cumulative. Our board of directors does not intend to declare any dividends on the Series A convertible preferred stock in the near future.

     Liquidation Preference. Upon liquidation, dissolution or winding up of our company, and after the payment of the liquidation preferences of the Series B preferred stock and the Series C convertible preferred stock but before payment of any amount to any other class or series of our capital stock, each share of Series A convertible preferred stock will be entitled to be paid out of assets available for distribution $10,000 plus all accrued unpaid dividends, calculated through the date of liquidation.

     Voting Rights. The holders of Series A convertible preferred stock are entitled to vote as shareholders of Aviation Group on any matters. Each share is entitled to one vote and votes together as a single class with the holders of common stock. The holders of the Series A convertible preferred stock have the right to vote as a separate class if required by the Texas Business Corporation Act or on matters that adversely affect that series. Under the Texas Business Corporation Act, the Series A convertible preferred stock are entitled to vote as a class on:

     - a proposed amendment to the articles of amendment that affects the authorized number, par value, rights or preferences of the shares, effects a reclassification, cancellation or exchange of the shares, creates a new class or series of shares having equal or superior rights to the shares, increases the rights of a junior class or series of shares, affects any accrued dividends or includes in the articles any provisions for a close corporation;
     - a plan of merger that contains a provision which if contained in a proposed amendment to the articles of incorporation would require a separate vote of the Series A convertible preferred stock; and
     - a plan of exchange that requires shares of Series A convertible preferred stock to be exchanged.

     Redemption.  The Series A convertible preferred stock is not redeemable.

     Conversion. Holders of Series A convertible preferred stock have the right to convert their stock into shares of common stock at any time after October 31, 2000, or earlier we have exercised our right to redeem the stock. In addition, we have the right to require conversion of the Series A convertible preferred stock into shares of common stock at any time. This right of Aviation Group terminates when we complete a new common stock, preferred stock or debt financing after consummation of the arrangement that provides us with new gross cash proceeds of at least $25.0 million.

     The conversion price is the greater of $6 or the arithmetic mean of the closing bid prices of the common stock as reported by Bloomberg, L.P. for the 21 trading days preceding the date of conversion. The number of shares of common stock into which each share of Series A preferred stock is converted equals (A) $10,000 plus all accrued unpaid dividends calculated through the date of conversion, divided by (B) the conversion price.

     No fractional shares will be issued upon conversion of the Series A convertible preferred stock. We will pay a cash amount to any holder of Series A convertible preferred stock who otherwise would be entitled to a fractional share.

Series B Preferred Stock

     We have designated 3,000 shares of Series B preferred stock, par value $0.01 per share. As of November 1, 2000, 2,153 shares of Series B preferred stock were issued and outstanding. The shares of Series B preferred stock were issued as part of units with the Series C warrants.

     Ranking. The Series B preferred stock ranks on parity with the Series C convertible preferred stock and senior to common stock and any other series of preferred stock as to dividends and liquidation preference.

     Dividends. Dividends on the Series B preferred stock, if declared by our board of directors, will be paid quarterly at an annual rate of 12% of liquidation preference per share. Dividends will be paid prior to payment of any dividends on the common stock or any series of preferred stock other than the Series C convertible preferred stock. Any unpaid dividends accrue and are cumulative. Our board of directors does not intend to declare any dividends on the Series B preferred stock in the near future.

     Liquidation Preference. Upon liquidation, dissolution or winding up of our company, and before payment of any amount to any other class or series of our capital stock, each share of Series B preferred stock and Series C convertible preferred stock will be entitled to be paid out of assets available for distribution $10,000, plus all accrued unpaid dividends calculated through the date of liquidation.

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     Voting Rights. No holder of Series B preferred stock will be entitled to vote as a shareholder of our company except to the extent required by the Texas Business Corporation Act or on matters that adversely affect that series. The matters on which the Series B preferred are entitled to vote under the Texas Business Corporation Act are described above under "-Series A Convertible Preferred Stock-Voting Rights."

     Redemption. We have the right to redeem all or part of the outstanding Series B preferred stock at any time after February 28, 2001. Additionally, we are required to redeem shares of the outstanding Series B preferred stock from and to the extent of the net cash proceeds from the sale of any of our assets other than in the ordinary course of business or any public debt or equity securities after completion of the arrangement. The Series B preferred stock will be redeemed at a price per share equal to $10,000, plus all accrued unpaid dividends, calculated through the date of redemption.

     Conversion. Holders of Series B preferred stock do not have the right to convert their stock to shares of common stock.

Series C Convertible Preferred Stock

     Aviation Group has designated 3,000 shares of Series C convertible preferred stock, par value $0.01 per share. No shares of Series C convertible preferred stock are outstanding. In connection with the arrangement with travelbyus.com, we are offering to issue shares of this series in exchange for outstanding shares of Series B preferred stock, on a one-for-one basis.

     Ranking. The Series C preferred stock ranks on parity with Series B preferred stock and senior to common stock and any other series of preferred stock as to dividends and liquidation preference.

     Dividends. If declared by our board of directors, dividends on each share of the Series C convertible preferred stock will be paid each month at an annual rate of 9% of the liquidation preference per share. Dividends will be paid prior to payment of any dividends on the common stock or any series of preferred stock other than the Series B preferred stock. Any unpaid dividends will accrue and are cumulative.

     Liquidation Preference. Upon liquidation, dissolution or winding up of our company, and before payment of any amount to any other class or series of our capital stock, each share of Series B preferred stock and Series C convertible preferred stock will be entitled to be paid out of assets available for distribution $10,000, plus all accrued unpaid dividends calculated through the date of liquidation.

     Voting Rights. The holders of Series C convertible preferred stock will be entitled to vote as shareholders of our company. Each share of Series C convertible preferred stock will be entitled to one vote per share and will vote together as a single class with the holders of common stock. The holders of Series C convertible preferred stock will have the right to vote as a separate class if required by the Texas Business Corporation Act or on matters that adversely affect that series.

     Redemption. The Series C convertible preferred stock is not redeemable.

     Conversion. Holders of Series C convertible preferred stock have the right to convert their stock into shares of common stock, at any time after October 31, 2000. In addition, we have the right to require conversion of the Series C convertible preferred stock into shares of common stock at any time after February 28, 2001.

     The conversion price is the greater of $6 or the arithmetic mean of the closing bid prices of the common stock as reported by Bloomberg, L.P. for the 21 trading days preceding the date of conversion. The number of shares of common stock into which each share of Series C convertible preferred stock is converted equals (A) $10,000 plus all accrued unpaid dividends calculated through the date of conversion, divided by (B) the conversion price.

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

     No fractional shares will be issued upon conversion of the Series C convertible preferred stock. We will pay a cash amount to any holder of Series C convertible preferred stock who otherwise would be entitled to a fractional share.

Warrants and Options

Public Warrants

     As of November 1, 2000, we have outstanding 1,150,000 redeemable common stock purchase warrants that expire in August 2002. These warrants are publicly held and traded on the Nasdaq SmallCap Market and Boston Stock Exchange. Each warrant entitles the holder to purchase 1.65 shares of our common stock at an exercise price of $4.19 per share, subject to adjustment if a merger, reorganization, stock dividend, stock split or recapitalization occurs, unless earlier redeemed.

     We may redeem the warrants, in whole and not in part, if the average closing price of the common stock for a period of any 20 consecutive trading days is at least $5.76, subject to adjustment. The warrants are redeemable at a price of $0.06 per warrant, subject to adjustment. A holder must either exercise the warrant within 30 days of the notice of redemption or accept the redemption price.

     Holders of warrants have no voting, dividend or other rights as shareholders of our company with respect to the shares underlying the warrants, unless and until the warrants are exercised.

Employee Stock Options

     As of November 1, 2000, we have outstanding incentive stock options to purchase, at an exercise price of $1.685 per share, an aggregate of 35,000 shares of common stock. In addition., our Chairman, Lee Sanders, owns an incentive stock option to purchase 50,000 shares of common stock at $1.8563 per share. These options expire in 2004 and 2005.

Warrants Issued In Connection With Global Acquisition

     We issued certain warrants in connection with its acquisition of Global Leisure and related financing. On November 1, 2000, we had outstanding:

     - Series A warrants to purchase a total of 750,000 shares of common stock at an exercise price of $5 per share;

     - Series B warrants to purchase a total of 3,500,000 shares of common stock at an exercise price of $3 per share; and

     - Series C warrants to purchase a total of 1,239,750 shares of common stock at an exercise price of $3 per share.

These warrants are not exercisable until our shareholders approve the issuance of the warrants and increase the authorized number of shares of common stock. The warrants expire on the earlier of March 31, 2005, or the second anniversary of the date the shares of common stock issuable upon the exercise of the warrants are registered for resale under the Securities Act of 1933, as amended. We intend to register the underlying shares of common stock for resale under the Securities Act. The exercise price and the number of shares of common stock purchasable under the warrants are adjusted in the event of any stock dividend, stock split, recapitalization or merger. Holders of the warrants do not possess any rights as shareholders of our company before exercise.

     Under the terms of the Series A warrant to purchase 500,000 shares of common stock that was issued to the former controlling owner of Global Leisure, we are required to redeem the 1,005 shares of Series A convertible preferred stock held by that owner from and to the extent that the net cash proceeds from the sale of any public debt or equity securities after completion of the arrangement exceed $25 million and the amount needed to redeem all outstanding shares of the Series B preferred stock. However, no redemption is required from the sale of common stock or preferred stock that is junior to the Series A preferred stock or to the extent we use the net cash proceeds to effect a strategic acquisition. The total redemption price of the former owner's Series A preferred stock would be $10,050,000, plus any accrued unpaid dividends calculated through the date of redemption. The other Series A warrant to purchase 250,000 shares of common stock was issued to a former minority owner of Global Leisure, whose principal is involved in Global Leisure's management. These warrants are not exercisable or transferable until the revenues of Global Leisure exceed $80 million and Global Leisure has net income for any four consecutive fiscal quarters.

     We may redeem the Series C warrants, at $0.10 per warrant, if the closing bid price of our common stock for 60 consecutive trading days exceeds $5 per share. If we exercise this right, holders may exercise the warrants and pay the exercise price or accept the redemption price. Holders who do not exercise their warrants prior to our redemption will forfeit their right to purchase the shares of common stock underlying the warrants. The Series C warrants were issued as part of units with the Series B preferred stock. Prior to completion of the arrangement, the Series C warrants may not be transferred separate from the Series B preferred stock with which it was issued as a unit.

Publicly Traded Warrants

     In connection with our initial public offering in 1997, we issued 1,150,000 publicly traded public warrants. Upon exercise of the underwriters' warrants, we may issue up to 100,000 underlying warrants to the holders of the underwriters' warrants. The underlying warrants have identical terms to the public warrants. The following description of the public warrants is also intended to describe the underlying warrants.

     The public warrants are subject to the terms and conditions of a warrant agreement between us and our transfer agent. The shares of common stock underlying the public warrants will be fully paid and nonassessable when issued to the holder upon exercise and payment of the purchase price.

     Each public warrant entitles the holder to purchase 1.65 shares of new common stock at any time after August 13, 1999 at an exercise price of $4.17 per share, subject to adjustment in certain circumstances, unless earlier redeemed. Pursuant to the terms of the warrant agreement as a result of our issuance of shares of common stock and other options, warrants and convertible securities at exercise or issue prices of less than $6.90, we adjusted the original exercise price of the public warrants from $6.90 to $4.17, and we increased the number of shares for which each public warrant may be exercised from one share to 1.65 shares.

     We may redeem the public warrants in whole and not in part after August 13, 1999, upon 30 days' notice at a price of $0.06 per warrant, provided that the closing bid quotations or sale prices of our common stock have averaged at least $5.73 for a period of any 20 consecutive trading days ending on the tenth day prior to the day on which we mail notice of redemption to the public warrant holders. In the event we give notice of our intention to redeem the public warrants, a holder would be forced to either exercise his warrant within 30 days of the notice of redemption or accept the redemption price. The warrant holders will have exercise rights until the close of business on the redemption date.

     We may adjust the number and kind of securities or other property for which the public warrants are exercisable upon the occurrence of certain events, including mergers, reorganizations, stock dividends, stock splits, and recapitalizations. The warrant holders have no voting, dividend, or other rights as shareholders of our company, unless and until the public warrants are exercised.

     The public warrants may be exercised by filling out and signing the appropriate form on the Warrants and mailing or delivering the Warrants to the Warrant Agent in time to reach the Warrant Agent by the expiration date, accompanied by payment in full of the exercise price for the Warrants being exercised in United States funds (in cash or by check or bank draft payable to the order of the Company). Common Stock certificates will be issued as soon as practicable after exercise and payment of the exercise price as described above.

     The shares of common stock underlying the purchase and underwriters' warrants have been registered with the Securities and Exchange Commission. We are required to file post-effective amendments to our registration statement in order to maintain a current prospectus covering the issuance of these shares upon exercise of the public warrants. We will use our best efforts to cause such post-effective amendments to become effective. If we do not file a required post-effective amendment or the amendment does not become effective or is not maintained, the warrant holders may be prevented from exercising their public warrants.

     Warrant holders have the right to exercise the public warrants only if the underlying shares of common stock are qualified, registered or exempt from registration under applicable securities laws of the states of residence of the warrant holders. We cannot issue shares of common stock to warrant holders in states where such shares are not qualified, registered or exempt. We have obtained a listing for the shares of common stock on Nasdaq and the Boston Stock Exchange, which provides an exemption from state securities law registration in many states, and have registered the shares of common stock in states where this exemption is not available.

     We may redeem the public warrants in certain circumstances. If we exercise this right, we would force a warrant holder of the warrants to exercise the warrants and pay the exercise price at a time when it may be disadvantageous for the holder to do so, to sell the warrants at the then current market price when the holder might otherwise wish to hold the warrants for possible additional appreciation, or to accept the redemption price, which is likely to be substantially less than the market value of the warrants at the time we redeem Warrant holders who do not exercise their public warrants prior to our redemption will lose their right to purchase the shares of common stock underlying the public warrants.

Underwriters' Warrants

     In connection with our initial public offering in 1997, we sold to our underwriter, for $0.001 per warrant, warrants to purchase a combination of 100,000 shares of its common stock at an exercise price of $9.4875 per share and 100,000 redeemable common stock purchase warrants at an exercise price of $11.38 per warrant. The underwriters' warrants expire on August 13, 2002. The exercise price and the number of shares of common stock purchasable under the underwriters' warrants are subject to adjustment if a merger, reorganization, stock dividend, stock split or recapitalization occurs. Holders of the underwriters' warrants do not possess any rights as shareholders of our company before exercise. They do have certain demand and piggyback registration rights.

Other Warrants

     In addition to the options and warrants described above, as of October 1, 2000, we had outstanding warrants to purchase a total of 707,166 shares of our common stock at exercise prices varying between $1 and $8 per share and expiring at various dates up to February 2005.

     In February 2000, we issued to three of our directors, Hank Clements, Gordon Whitener and Charles E. Weed, contingent warrants to purchase a total of 150,000 shares of our common stock exercisable at $1.50 per share. The exercisability of these warrants is subject to approval of our shareholders and the completion of the arrangement with travelbyus.com.

     In February 2000, we issued to two of our executive officers, Lee Sanders and Richard Morgan, contingent warrants to purchase a total of 500,000 shares of our common stock exercisable at $1.50 per share. The exercisability of these warrants is contingent on the approval of our shareholders.

Convertible Debt Securities

     We issued in 1996 notes convertible at the option of the holders at $4.50 per share into shares of our common stock. The convertible notes required equal quarterly installments of principal in an amount necessary to fully amortize the notes by March 1, 2001, when all remaining principal and accrued interest will be due. In March 2000, holders of $340,600 in principal amount of the convertible notes elected to convert their notes. However, as an inducement to convert, we guaranteed that any resales of the shares obtained by these holders would result in proceeds of at least the conversion price. As of October 1, 2000, we had outstanding $25,000 in aggregate principal amount of unconverted convertible notes.

     Certain of our subsidiaries issued six promissory notes totaling approximately 460,000 to trade creditors in cancellation of trade debt. The notes are payable in full on January 31, 2001. These notes are exchangeable by their holders for our common shares at an exchange price of $1.50 per share. We have agreed to register these shares for resale by the noteholders under the Securities Act. Our subsidiaries have agreed to indemnify the noteholders for a period of one year from any loss realized upon the resale of the shares if the notes are exchanged.

Transfer Agent, Registrar and Warrant Agent

     Securities Transfer Corporation, Dallas, Texas, is the stock transfer agent and registrar for the common stock and the warrant agent for our Series B and Series C warrants and our public warrants. Aviation Group serves as its own transfer agent and registrar for its preferred stock and other warrants.

                                USE OF PROCEEDS

     The timing of any receipt by us of proceeds from sales of shares of common stock upon exercise of the public warrants, the underwriters' warrants or the underlying warrants is unpredictable. We expect to employ these proceeds, if any, for working capital and general corporate purposes.

     We will not receive any of the proceeds from sales of any of the shares of common stock by the selling shareholders.

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                              TRAVELBYUS.COM LTD.

Business

Overview

     travelbyus.com was incorporated under the laws of the Province of Ontario on July 21, 1986 under the name MVP Capital Corp., and on October 23, 1996, changed its name to LatinGold Inc. Prior to 1999, travelbyus.com was a precious metals exploration company with a focus on Latin America and Mexico. In April 1999, because of changing market conditions, travelbyus.com focused its business on the travel sector. On June 4, 1999, travelbyus.com filed articles of amendment to change its name to its current name.

     travelbyus.com is an integrated travel organization which provides travel services via the Internet, through 1-800 call centers and through traditional travel agencies, primarily to customers in the western United States and Canada. travelbyus.com also provides advertising services to airlines and hotels. The travelbyus.com website provides consumers with online travel options 24 hours a day. Through its website, consumers are able to browse travel options world-wide and book travel reservations. travelbyus.com also offers travel services and products through its 1-800-i-Travel(R) phone number and traditional travel agencies.

     Since April 1999, travelbyus.com has focused on completing certain strategic acquisitions to build the components of its business model, which include product offering, distribution, marketing and technology. travelbyus.com provides a broad range of travel products, targeted primarily at the leisure customer, including airfare, hotel rooms, cruise packages and ground packages. travelbyus.com utilizes three distribution channels to market its products: the traditional travel agency base, 1-800 call centers and the Internet. travelbyus.com continuously seeks technology that allows it to distribute its travel products effectively and to offer consumers more travel related options. As of November 1, 2000, the Web site had destination content including descriptive text, pictures, maps, weather information, a worldwide directory of hotels and currency conversion rates. It also had vacation packages listed for Mexico, Hawaii, Florida, Colorado, Las Vegas, California, Caribbean, Europe and other popular destinations with sample prices. In addition, vacation specials are available for specific products in each of these areas. These specials and packages are available for online reservation and booking. Airline, hotel, rental car and cruise reservations can be made outside of the context of a vacation package. During the first quarter of fiscal year 2001, travelbyus.com expects to implement advanced search technology that will significantly enhance and simplify the booking capabilities for airline tickets.

     The registered office of travelbyus.com is located at Scotia Plaza, Suite 2100, 40 King Street, West, Toronto, Ontario, M5H 3C2. Currently, the head office of travelbyus.com is located at 204-3237 King George Hwy., South Surrey, British Columbia, V4P 1B7. By October 2000, travelbyus.com expects to move its head office to Reno, Nevada. Through its acquisition of Express Vacations, the bulk of its operations are already located in Reno. See "-Recent Acquisitions-Express Vacations, LLC" below.

Business Model

     The key components of travelbyus.com's business model include product offerings, distribution, marketing and technology.

     Product Offerings

     travelbyus.com has made certain strategic acquisitions enabling it to offer consumers various travel products. travelbyus.com provides a broad range of travel products targeted primarily at the leisure customer, including airline tickets, cruise packages and ground packages. For the nine months ended June 30, 2000, travelbyus.com received 70%, 8% and 21% of its travel sales revenues from sales of airline tickets, cruise packages and ground packages, respectively. Through travelbyus.com's marketing program with Mr. Cheaps Travel and Gotham Media and through special net airfare contracts held by Cheap Seats, travelbyus.com has the ability to offer airline tickets to consumers at competitive prices.

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

     Airline Tickets. In October 1999, travelbyus.com acquired all of the issued and outstanding shares of Gotham Media Group, Ltd. and Mr. Cheaps Travel, Ltd. See "- Recent Acquisitions - Gotham Media Group, Ltd. and Mr. Cheaps Travel, Ltd." Gotham Media and Mr. Cheaps combine a strategy of fulfilling marketing programs for airfare suppliers in exchange for travel products. Mr. Cheaps was founded in 1980 and is a full service travel agency specializing in discount and last minute airfares. Gotham Media works in conjunction with Mr. Cheaps to provide travelbyus.com with airline tickets and hotel rooms at a significant discount to market. Gotham Media acquires the rights to billboard, radio, television and print advertising which it exchanges with its airline and hotel industry clients in return for travel credits to be applied toward the purchase of travel products. These credits are converted into cash through sales to customers from the Mr. Cheaps' operations.

     The activities undertaken by Gotham Media allow airlines to market their product without additional cash outlay. Airline suppliers that utilize the marketing program include Frontier Airlines Inc., Proair Inc., AOM French Airlines, Air Tahiti Nui, and City Bird.

     On January 6, 2000, travelbyus.com acquired all of the issued and outstanding shares of Cheap Seats, Inc. Cheap Seats was founded in 1988 and is a net airfare consolidator with a wide range of net fare ticket contracts with several U.S. and international airline carriers. The airlines use net airfare consolidators to sell excess inventory without compromising their published pricing structures. To purchase airfare at the lowest published rate, a consumer is usually required to book their airfare 14 to 21 days in advance and stay at their destination over a Saturday night. With the net fare program, the airline companies grant travelbyus.com the ability to waive the advance purchase restriction and the requirement to stay over a Saturday night. Since travelbyus.com has the ability to waive the fare restrictions, travelbyus.com can offer the airfare at a discounted price to consumers requiring a last minute flight or short duration flight.

     Cruise Packages. In October 1999, travelbyus.com acquired certain assets of Galaxsea Cruises and Tours, Inc. and all outstanding shares of IT Cruise, Inc. See "Recent Acquisitions--International Tours, Inc., Galaxsea Cruises and Tours, Inc. and IT Cruise Inc." Through Galaxsea Cruises, travelbyus.com maintains an office in California offering cruise packages directly to the consumer. These cruise packages are also being offered directly to the consumer through the travelbyus.com Web site and 1-800 call centers.

     In April 2000, travelbyus.com acquired the travel operations of Bell Travel Systems and all of the issued and outstanding shares of Cruise Shoppes America, Ltd. See "- Recent Acquisitions - Bell Travel Systems" and "- Cruise Shoppes America, Ltd." Bell Travel is a travel company with approximately 120 associate cruise agency members. Cruise Shoppes is a nationwide cruise and leisure sales organization with over 350 associate cruise agency members. The acquisitions bring the total number of agency members associated with travelbyus.com to over 2,700. As a result of this large number of agency members associated with it, travelbyus.com obtains favorable rates on cruise packages, which can be offered to the agency members at a discount to market.

     Ground Packages. Through its subsidiaries, travelbyus.com has developed a comprehensive array of ground packages, including hotel, tour and car rental. travelbyus.com has business arrangements with various hotel chains, hotel properties and time share properties with concentration on Hawaii, Mexico, Las Vegas, Reno, Florida, California and Europe. These hotels and properties provide travelbyus.com with reservations at a discount to market. These discounted reservations are then made available directly to consumers and to associated agencies. travelbyus.com also has non-exclusive relationships with over 200 preferred suppliers. Preferred suppliers are travel entities that have negotiated special override commissions and rates with travelbyus.com in order to focus travelbyus.com on selling their products. The preferred supplier arrangements that are offered to travelbyus.com by vendors are generally non-exclusive. Rates and override commissions that vendors extend to travelbyus.com may also be offered to other groups that sell travel. A list of some of the preferred suppliers include Walt Disney Attractions, Inc., Starwood Hotels and Resorts Worldwide, Inc., Continental Airlines, Inc., Delta Airlines, Inc., Holland America Line - Westours Inc., Princess Cruises, National Car Rental System, The Hertz Corporation, Amadeus Global Travel Distribution LLC and The Sabre Group, Inc.

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

     Distribution

     travelbyus.com's distribution channels allow travelbyus.com to market its products through the traditional travel agency base, 1-800 call centers and the Internet.

     Travel Agencies. In October 1999, travelbyus.com acquired certain assets of International Tours, Inc. See "-Recent Acquisitions-International Tours, Inc., Galaxsea Cruises and Tours, Inc. and IT Cruise, Inc." In April 2000, travelbyus.com acquired the travel operations of Bell Travel. International Tours and Bell Travel maintain a network of associated travel agencies in the United States. The acquisitions bring the total number of travel agency members associated with travelbyus.com to over 2,700. As a result of the large number of travel agency members associated with travelbyus.com, travelbyus.com obtains favorable rates on travel packages, which can then be offered to the travel agency members at a discount to market. The services that travelbyus.com offers to these member agencies are two-tiered. As basic members of the travelbyus.com marketing program, the travel agents are entitled to use travelbyus.com's trade names and trademarks, to participate in the preferred supplier program, to receive help desk support and newsletters, to have access to training programs, travelbyus.com's cruise center, air desk, emergency assistance service and 1-800-i-Travel program and to receive the benefits of travelbyus.com's marketing programs. For a higher annual fee, they can enjoy the benefits of travelbyus.com's enhanced membership program, which includes one customized Web site and access to travelbyus.com's booking engine, intranet and client database management.

     1-800 Call Centers. travelbyus.com's 1-800 call centers will offer small and medium sized independent travel agents with the opportunity to increase their client bases and travel product sales while earning higher commissions. The cornerstone of the program will be the toll free 1-800-i-Travel(R) phone number which is currently connected only to the Reno call center. As of October 20, 2000, the 1-800-i-Travel marketing program was not being offered to member travel agents, and, consequently, there were no participants at that time. When the program begins, each participating agency will purchase a protected marketing territory from which it will be the exclusive recipient of all advertising benefits. Customer calls will then be automatically routed to the office phone of the member agent serving the zip code from which the call originates. When any customer dials 1-800-i-Travel, the call will first be answered by a professionally recorded digital announcement that will require the entry of the consumer's home zip code. This system will enable consumers to dial 1-800-i-Travel from any touch-tone telephone in the United States and by entering their home zip code, be immediately connected to a local travel agency.

     Offsetting the normal marketing limitations of independent travel agents, the 1-800-i-Travel co-operative marketing program pools agents' advertising budgets and booking volumes to provide major media advertising, volume based commission overrides and access to special travel packages previously unavailable to small and medium sized independent travel agencies.

     travelbyus.com will begin its marketing efforts through its current associate members. The 1-800-i-Travel marketing program will be launched in concert with the national marketing campaign in the first quarter of fiscal year 2001. travelbyus.com will not have a different legal relationship with the participating agencies in the 1-800-i-travel program than exists today. Participating agencies will only be required to pay an additional marketing fee. The routing system and related call center infrastructure to implement the 1-800-i-travel marketing program to travel agents is already in place. To enable travel agent members to participate in the program, there is no additional cost to travelbyus.com involved. As members join the program, their zip code is pre-programmed into the call routing system. As the marketing/advertising program begins in different market areas, there will be varying percentages of the population who are exposed to the 1-800-i-Travel advertising program, but who do not live within a member agency's protected marketing territory. This will result in many travel customer calls that cannot be routed to a local travel agency. Though travelbyus.com will initially be assigning additional zip codes to member agencies, creating a larger protected marketing territory for early members, there will be many areas that remain unassigned. travelbyus.com believes it is important to professionally serve every calling customer, and as commission income may be generated in the process, travelbyus.com will operate a full service call center to take the unallocated calls. Consequently, travelbyus.com becomes a direct retail beneficiary of the overall marketing and advertising program, commission overrides, bulk travel purchases and other areas of service provided to member agencies.

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     Internet.  travelbyus.com's Web site provides consumers with on-line travel options 24 hours a day. Through the Web site, consumers have the ability to browse travel options world-wide and book travel reservations. The tour operating system Epoch interfaces with the Web site to provide product inventory, availability and booking data. It also provides the interface for bookings in the call center. The integration of ITA software, which facilitates the search for the lowest airfare, is anticipated to occur by November 15, 2000. There are no further costs associated with the completion of the ITA software integration. The Web site's travel vault feature is available to consumers to securely store critical travel and other information. Travel documents, personal information, schedules, and other critical data are encrypted and stored for retrieval via the Internet anywhere in the world a consumer may travel.

     Customers will have the option to book travelbyus.com products via the Web site, the call center or through a travel agent. Not all bookings are projected to be made online. travelbyus.com will offer travel agents guaranteed commissions on any consumer purchases made by their customers over the travelbyus.com Web site or through travelbyus.com's 1-800 call center. In addition, travelbyus.com will create personalized Web pages for its travel agencies. These Web pages will be linked to and powered by the travelbyus.com Web site. travelbyus.com member agencies are asked to register their clients' names and addresses with travelbyus.com in order to track the bookings completed by an agency's customers and also to pay commissions. In addition, member agencies will have the facility to input client names and addresses into the travelbyus.com client database. This process creates a concept of "client ownership" for the agents, while allowing the travelbyus.com Web site to collect data and to market directly to the agents' customers.

     travelbyus.com believes that the travelbyus.com Web site will offer consumers certain advantages over traditional "call-in" and "walk-in" travel bookings, including the following:

     Efficiency. The travelbyus.com Web site will provide consumers with a one-stop convenient location to browse thousands of travel options world-wide.

     Multiple Search Engines. Consumers will be able to search using one or a combination of several search criteria, including type of vacation, location, price range, date and time.

     Live to the Internet. The travelbyus.com Web site will provide consumers with access to travel reservations and information on the Internet 24 hours a day.

     Real Time Availability. The travelbyus.com Web site will provide consumers with up-to-the-second reservation availability at selected destinations.

     Travel Information. The travelbyus.com Web site will provide consumers with information on selected destinations including, where available, information on services and fees, facilities and amenities, promotions offered and local weather forecasts.

     Marketing

     While travelbyus.com believes that the Internet has modified the business model for the travel industry, travelbyus.com also offers the consumer the ability to interact directly with travel professionals either by phone or in person. travelbyus.com's marketing strategy places consumers at the center of the process, allowing them the option to ask questions, obtain information, order products and receive delivery from home, via telephone or the Internet or from the traditional travel agency.

     travelbyus.com's marketing strategy is built on the following key ideas:

     - Traditional travel agencies introduce consumers to travelbyus.com and allow for personal marketing of travelbyus.com's brand. These travel agents have established relationships with their clients who in turn have particular loyalties. travelbyus.com will provide materials, including window decals and logos designed for office stationery and business cards containing the travelbyus.com name, to create brand awareness within their agency which will be

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          subsequently shared with their clients. The agency takes advantage of a direct mail promotion to introduce its new travelbyus.com affiliation and website.

     - Bricks-and-mortar outlets provide an opportunity to direct traffic to the travelbyus.com Web site. travelbyus.com can market its travelbyus.com web address on shopping bags, tags and bills.

     - Travel agencies can offer travelbyus.com's products ahead of other travel product suppliers. The ease of booking products through the travelbyus.com Web site, versus the required phone call for other similar products, preferred commissions particularly on Cheap Seats and Mr. Cheaps airfare, and the ability to offer their own website with booking functionality to clients will provide significant incentive to sell travelbyus.com products.

     - travelbyus.com can offer increased levels of service through its distribution channels as all transactions will be routed through travelbyus.com's Web site. For example, clients will be able to take advantage of the 24/7 call center system and speak with a travelbyus.com representative at any time.

     - travelbyus.com can promote its products with highly targeted marketing programs including television, radio, billboard and print. The Endless Travel television program will showcase destinations sold by travelbyus.com. Each show will highlight the web address and 1-800-i-travel phone number. A magazine similarly promoting destinations offered by travelbyus.com will be distributed to member agency clients. Finally, traditional media will be employed to promote products and the Web site.

     - travelbyus.com offers consumers the ability to choose to do business via the telephone, the Internet or through a traditional travel agency.

     travelbyus.com also markets its travel products through the television series "The Travel Magazine." This travel show has been airing world-wide since the early 1970s. New shows on The Travel Magazine will target specific content, preferred locations and popular destination resorts for travelbyus.com. When aired on television, the shows will include repeated mention of the 1-800-i-Travel phone number and the travelbyus.com Web site. travelbyus.com will also earn revenues from the distribution of television series in Canada and the U.S.

     Additionally, pursuant to a promotional agreement dated March 8, 2000 between travelbyus.com and Genesis Intermedia Inc., travelbyus.com will be the exclusive travel content provider, save for a link to American Express credit cards, to appear on Genesis Intermedia's CenterLINQ kiosks and, when available, on CenterLINQ's broadcast television network and Web site. CenterLINQ's kiosks are located in malls across the United States. The term of the advertising agreement is three years and is renewable.

     Technology

     As part of its business model, travelbyus.com continuously seeks technology that allows it to distribute its products to its consumers effectively and offer consumers additional travel related options. On March 30, 2000, travelbyus.com entered into a licensing agreement with ITA Software for access to its proprietary airfare search engine. Pursuant to the licensing agreement, travelbyus.com has obtained a license, for a period of three years, to use certain licensed software enabling online customers to obtain information relating to airline routes and schedules, airfares and availability and to search for low airfares. The basic license fee for the licensed software will be based upon the number of transactions performed with the licensed software.

     travelbyus.com also provides users with various services on its Web site. The Web site will include a travel vault that will store personal information for consumers, such as travel documentation, passport images, visas and itineraries. Additionally, pursuant to an agreement between travelbyus.com and HealthyConnect.com, Inc., HealthyConnect will provide travelbyus.com's customers with global access to their personal health records, to healthcare content and e-commerce products and supplies through a link from the travelbyus.com Web site to

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HealthyConnect Inc.'s application Clinic@Home.  Such services will be offered as part of travelbyus.com's travel vault.

     travelbyus.com has also entered into an agreement with Amadeus Global Travel Distribution LLC. Amadeus operates a computer reservation system that houses information on registered travel products, fares, schedules, conditions and restrictions. The agreement provides for the sharing of revenues from segment fees booked through travelbyus.com's system.

Competition

     The markets for travelbyus.com's products are competitive. travelbyus.com is subject to competition from both established competitors and potential new market entrants. travelbyus.com faces competition from traditional travel agencies, which remain the preferred source for travel reservations, and Internet-based travel companies, including Microsoft Expedia, Travelocity and Priceline.com Inc.

     Both the e-commerce market and travel industry are highly competitive. Since the introduction of e-commerce to the Internet, the number of e-commerce Web sites competing for customers' attention has increased rapidly. travelbyus.com expects future competition to intensify given the relative ease with which new Web sites can be developed. travelbyus.com believes that the primary competitive factors in e-commerce are brand recognition, Web site content, ease of use, price, fulfillment speed, customer support and reliability. Other factors that will affect travelbyus.com's success include market acceptance of travelbyus.com's products, travelbyus.com's continued ability to attract experienced marketing, technology, operations and management talent and the success of travelbyus.com's marketing programs.

Intellectual Property

     travelbyus.com protects its technology through a combination of copyrights, trade secrets and contractual arrangements. travelbyus.com regards its intellectual property as critical to its success, and relies on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with its employees, suppliers, partners and others to protect its proprietary rights. travelbyus.com will pursue the registration of its trademarks and service marks in Canada and the United States as required. Effective trademark, servicemark, copyright and trade secret protection may not be available in every country in which travelbyus.com offers its services. travelbyus.com expects that it may license certain of its proprietary rights, such as trademarks or copyrighted material, to third parties in the future. travelbyus.com has applied for a patent of the travelbyus.com business model, but this patent has not and may not be granted. "See Risk Factors--Other Risks Relating to the Business of travelbyus.com."

Personnel and Facilities

     travelbyus.com maintains a leased facility in Reno, Nevada comprising approximately 37,000 square feet. The lease is for a term of five years. travelbyus.com also has leased offices in White Rock, Toronto, Los Angeles, Portland, Louisiana and San Diego. As of October 20, 2000, travelbyus.com had approximately 292 full-time employees.

Recent Acquisitions

     Gotham Media Group, Ltd. and Mr. Cheaps Travel, Ltd.

     On October 4, 1999, travelbyus.com acquired all of the issued and outstanding common shares of Gotham Media Group Ltd. and all of the issued and outstanding shares of Mr. Cheaps Travel, Ltd. pursuant to a share purchase agreement. Mr. Cheaps is a full service travel agency specializing in discount and last minute airfares. Gotham Media works in conjunction with Mr. Cheaps to provide travelbyus.com with airline tickets and hotel rooms at a significant discount to market. Gotham Media acquires the rights to billboard, radio, television and print advertising which it exchanges with its airline and hotel industry clients in return for credits to be applied toward the purchase of travel products. These credits are converted into cash through sales to customers from the

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Mr. Cheaps' operations. As consideration for the Gotham shares and the Mr.
Cheaps shares, travelbyus.com issued 2,000,000 of its common shares and paid US$3,000,000 in cash to vendors of Gotham/Mr. Cheaps. A finder's fee of 150,000 common shares was paid to Peter Adam, a former officer of travelbyus.com.

     Concurrent with the execution of the Gotham/Mr. Cheaps share purchase agreement, travelbyus.com and Bridget Beaudet, a principal of Gotham and Mr. Cheaps, entered into an employment agreement dated September 30, 1999. Pursuant to the employment agreement, Bridget Beaudet became Chief Financial Officer of Gotham Media for an initial term of two years commencing October 1, 1999. Additionally, travelbyus.com and Georgetown Inc. entered into a consulting agreement dated September 30, 1999, in which Georgetown Inc. agreed to provide the services of George Beaudet as Chairman and Chief Operating Officer of Mr. Cheaps for an initial term of two years.

     International Tours, Inc., Galaxsea Cruises and Tours, Inc. and I.T. Cruise, Inc.

     Pursuant to an agreement dated October 13, 1999 among travelbyus.com, travelbyus--IT Incorporated, Travelbyus Galaxsea Incorporated, International Tours, Inc., Galaxsea Cruises and Tours, Inc. and North American Gaming and Entertainment Company, travelbyus.com acquired certain assets of International Tours, Inc., certain assets of Galaxsea Cruises and Tours, Inc. and all of the issued and outstanding common shares of I.T. Cruise, Inc. International Tours maintains a network of affiliated travel agencies in the United States and Galaxsea Cruises maintains a network of affiliated cruise-only offices. As consideration for the IT assets, travelbyus.com issued 333,333 of its common shares and paid US$666,666 in cash. As consideration for the Galaxsea assets, travelbyus.com paid US$285,000 in cash. As consideration for the IT Cruise shares, travelbyus.com issued 666,667 of its common shares and paid US$1,048,334 in cash.

     Concurrent with the execution of the IT agreement, travelbyus.com and Ronald Blaylock, a principal of International Tours, entered into an employment agreement dated October 13, 1999. Mr. Blaylock agreed to be employed as President of travelbyus-IT for an initial term of three years commencing October 13, 1999.

     Express Vacations, LLC

     Pursuant to a unit purchase agreement dated November 1, 1999 between travelbyus.com and John Fenyes, The John and Judy Fenyes Charitable Remainder Unitrust, Jon Snyder, The Jon and Janet Snyder Charitable Remainder Unitrust and Eldorado Resorts, LLC, travelbyus.com acquired all of the issued and outstanding units of Express Vacations, LLC. Express Vacations is a call center based in Reno, Nevada with a base of approximately 80 workstations. Additionally, Express Vacations offers vacation packages to numerous destinations including Hawaii, Mexico, Nevada, California and Europe. As consideration for the Express Vacations units, travelbyus.com issued to the unit holders 3,462,000 of its common shares and paid US$2.0 million in cash. A finder's fee of 150,000 common shares was paid to a third party. On November 1, 1999 Express Vacations merged with travelbyus.com's wholly owned subsidiary, Express Vacations, Inc. On May 2, 2000, the name of Express Vacations was changed to travelbyus.com USA Inc. travelbyus.com expects travelbyus.com USA Inc. to be its primary operating subsidiary in the near future.

     Concurrent with the execution of the Express Vacations purchase agreement, travelbyus.com and John Fenyes, a principal of Express Vacations, entered into an employment agreement dated November 1, 1999, in which John Fenyes became employed as Executive Vice President and Chief Operating Officer of travelbyus.com and Express Vacations for an initial term of two years. Additionally, travelbyus.com and Jon Snyder, a principal of Express Vacations, entered into an employment agreement dated November 1, 1999, in which Jon Snyder became President of travelbyus.com and Express Vacations for an initial term of two years.

     Travel Magazine

     On November 15, 1999, travelbyus.com acquired from First Property Holding Inc. all rights, interest and title to 120 episodes of the television series known as "The Travel Magazine," except for some home video rights and television distribution agency rights. As consideration for the series, travelbyus.com issued 2,855,883 of its common shares to First Property. In addition, travelbyus.com acquired the rights to 130 new half-hour Travel

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Magazine shows to be produced over the next few years. As consideration for the new episodes, travelbyus.com issued to First Property 1,146,497 of its common shares and will pay US$1.8 million upon delivery of 40 new episodes. Upon receipt of the 40 episodes, travelbyus.com has the right to terminate the arrangement or acquire the balance of 90 episodes for a further consideration of US$4.5 million in cash or in its common shares. The Travel Magazine has been airing world-wide since the early 1970s.

     Cheap Seats, Inc.

     Effective as of December 1, 1999, travelbyus.com acquired all of the issued and outstanding common shares of Cheap Seats, Inc. Cheap Seats is a net airfare consolidator with a wide range of net fare ticket contracts with several U.S. airline carriers. As consideration for the Cheap Seats shares, travelbyus.com issued to principals of Cheap Seats 5,000,000 of its common shares and paid US$5,000,000 in cash. The Cheap Seats share purchase agreement also provides that the purchase price may be increased by up to US$4.0 million based upon the increase in certain gross revenues during the period from October 1, 1999 to September 30, 2002.

     Concurrent with the execution of the Cheap Seats share purchase agreement, Cheap Seats and Robert Beaudet, a principal of Cheap Seats, entered into an employment agreement dated January 6, 2000, in which Robert Beaudet became President of Cheap Seats for an initial term of three years. Additionally, Cheap Seats and Thomas Spagnola, a principal of Cheap Seats, entered into an employment agreement dated January 6, 2000, in which Thomas Spagnola agreed to be Vice President of Cheap Seats for an initial term of three years.

     Legacy Storage Systems Corp.

     Pursuant to a share purchase agreement dated December 1, 1999 between travelbyus.com and John Whyte, travelbyus.com acquired all of the issued and outstanding common shares of Legacy Storage Systems Corp. and a shareholder's advance of $150,000 made by John Whyte to Legacy. Legacy designs and sells data storage systems. As consideration for the Legacy shares and the shareholder's advance, travelbyus.com issued to John Whyte 3,028,000 of its common shares. In addition, the Legacy share purchase agreement provided for the repayment of indebtedness of $50,000 owing to John Whyte by Legacy within 90 days of closing. travelbyus.com repaid on closing indebtedness of $90,000 owing to the Canada Customs and Revenue Agency by Legacy.

     Concurrent with the execution of the Legacy share purchase agreement, Legacy and John Whyte entered into an employment agreement dated December 1, 1999, in which John Whyte agreed to be employed as the President and Chief Executive Officer of Legacy for an initial term of two years. On June 30, 2000, John Whyte resigned from all positions with travelbyus.com and its subsidiaries.

     1-800-i-Travel(R)

     Pursuant to an asset purchase agreement dated December 7, 1999, among travelbyus.com, Express Vacations, John M. Elliott, Charles Farrell, Peter Adam and Gene Koch, Express Vacations acquired a co-operative marketing program and related assets known as the 800-i-Travel Cooperative Marketing Program. This program utilizes a sophisticated telephone switching technology that will route customers' calls to the closest appropriate member travel agency or to travelbyus.com's call center. As consideration for this marketing program, travelbyus.com issued 350,000 of its common shares and warrants to purchase 50,000 of its common shares at an exercise price of US$1 per share expiring December 7, 2002. As additional consideration, Express Vacations agreed to pay for a period of 48 months, as determined under the agreement, a royalty in an amount equal to US$0.10 per good faith consumer call placed to the toll-free numbers 1-800-487-2835 and 1-800-287-2835 from any location, irrespective of call duration. The warrants are exercisable prior to December 7, 2002, provided certain performance criteria are fulfilled. Performance criteria are fulfilled if certain minimum numbers of consumer calls to the two 1-800 numbers have been achieved prior to May, 2001 or the average trading price of travelbyus.com's common shares during November 2000, has been US$4 per common share. In the event the performance criteria are not fulfilled, the 1-800 sellers can exercise an automatic right to re-acquire the 1-800-i-Travel Cooperative Marketing Program and in the event travelbyus.com determines it no longer seeks to utilize the two 1-800 numbers or aggressively market these the 1-800 numbers, travelbyus.com has the right to transfer the 1-800-i-Travel Cooperative Marketing Program back to the sellers.

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     Bell Travel Systems

     Pursuant to an asset purchase agreement dated April 3, 2000, among Murray
L. "Jack" Bell, travelbyus.com and travelbyus-IT Incorporated, travelbyus.com acquired Bell Travel Systems. Bell Travel is a travel company which currently has approximately 1,200 travel agency members. As consideration for the assets, travelbyus.com issued 690,558 of its common shares and paid US$1.9 million in cash.

     Concurrent with the execution of the purchase agreement, travelbyus-IT and Murray L. "Jack" Bell entered into a consulting agreement dated April 3, 2000. Mr. Bell agreed to provide services to travelbyus-IT and act as the President of BTS Travel Network, a separate unincorporated division of travelbyus-IT, for an initial term of two years.

     Cruise Shoppes America, Ltd.

     Pursuant to an agreement and plan of merger dated April 4, 2000, among Cruise Shoppes America, Ltd., Gary P. Brown, Michael J. Wild, travelbyus.com and travelbyus-Cruise Shoppes Inc., travelbyus.com acquired all of the issued and outstanding common shares of Cruise Shoppes. Cruise Shoppes is a nationwide cruise and leisure sales organization with over 350 associate travel agencies. As consideration for the Cruise Shoppes shares, travelbyus.com issued 2,619,000 of its common shares and paid US$1.8 million in cash subject to adjustment. On April 4, 2000, Cruise Shoppes merged with travelbyus.com's wholly owned subsidiary, travelbyus-Cruise Shoppes Inc.

     Concurrent with the execution of the Cruise Shoppes agreement, travelbyus.com and Gary P. Brown entered into an employment agreement dated April 4, 2000, in which Mr. Brown agreed to be President of Cruise Shoppes for an initial term of two years.

     Epoch Technology, Inc.

     On May 23, 2000, travelbyus.com acquired all of the issued and outstanding stock of Epoch Technology Inc. The consideration for the purchase was US$10 million, consisting of US$2 million in cash and 3,280,000 common shares of travelbyus.com. To make this purchase, travelbyus.com borrowed US$1,975,000 from Aviation Group under a 12% note due February 28, 2001, or earlier in certain events, and granted a security interest in the Epoch Technology stock to Aviation Group to secure the loan. The security interest is subordinate to the security interest of the holders of travelbyus.com's 12.5% senior redeemable debentures. Aviation Group obtained the funds for this loan from a US$3 million investor loan that has been guaranteed by travelbyus.com. See "Aviation Group-Business-Recent Debt Financing."

     Epoch Technology is a Dallas-based developer of integrated software for the travel, leisure and hospitality industry. The reservations system developed by Epoch Technology automates all reservations functions at a component level and is integrated with marketing, sales, operations, administration, accounting and finance systems. The reservations system is able to customize the itinerary of an individual traveler within minutes.

     Travel24.com

     On June 16, 2000, travelbyus.com entered into a share exchange agreement with Travel 24.com AG to create a strategic partnership through a cross shareholding arrangement. Under this arrangement, travelbyus.com has issued 2 million common shares to Travel24.com in exchange for US $5 million. travelbyus.com has also placed in escrow 11,800,000 newly issued common shares of travelbyus.com that will be exchanged for 1,482,594 newly issued common shares of Travel24.com if three conditions are satisfied. These conditions are
(a) receipt by travelbyus.com of required regulatory approvals, including approval of the Toronto Stock Exchange, (b) receipt by travelbyus.com of a certificate representing the Travel24.com shares, and (c) receipt by Travel24.com of required regulatory approval, including approval of the German Neuer Market. As a result, on a fully diluted basis if the arrangement were completed concurrently, travelbyus.com would own approximately 13% of Travel 24.com's common shares and Travel24.com would own approximately 14% of travelbyus.com's common shares. In addition, Travel 24.com has loaned US $3 million to travelbyus.com with a maturity date of June 16, 2002. This

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loan is convertible at Travel24.com's option into common shares at a conversion price of US $2.50 per share, callable by Travel24.com after February 28, 2001 on three months prior written notice, and secured by a lien on all of travelbyus.com's assets, subject to existing liens and to normal bank indebtedness.

     The parties would also exchange information on their businesses and financial plans and start to exchange mutual resources such as technology, supplier contracts, tourist flows and similar matters on a preferred status.
The definitive agreements would require the appointment by each company of two observers, to be substituted as soon as practical by two members, to the other company's board of directors. Following completion of the strategic partnership arrangements, the companies also intend to negotiate a full merger proposal between them, to be completed no later than December 31, 2000. Their respective financial advisors will be directed to prepare valuations of the companies to serve as a basis for the merger negotiations.

     Muffin Communications Ltd.

     On July 20, 2000, travelbyus.com acquired all of the issued and outstanding shares of Muffin Communications Ltd. pursuant to a share purchase agreement. Muffin Communications was in the business of the creation, development and production of travel publications, travel television series and e-commerce website media as well as other travel-related media including wireless communications, however, the company has been inactive since January 1, 1999, except for certain contracts it has entered into during that time to provide certain content for wireless communications. As consideration for the Muffin Communication shares, travelbyus.com paid US$300,000 in cash and issued 1,000,000 of its common shares. Per the terms of the agreement, the share consideration is subject to adjustment based on the price of the common shares of travelbyus.com on December 15, 2000. If the market value of the stock at December 15, 2000 falls below the guaranteed price of U.S. $6.70, additional shares will be issued or cash will be paid to maintain the value of share consideration at U.S. $6,700,000. The combination of shares and/or cash in respect of this adjustment may be determined by travelbyus.com.

     Concurrent with the execution of the Muffin Communications share purchase agreement, travelbyus.com entered into an employment agreement with Michael Rosenblum under which Michael Rosenblum will act as Senior Vice President of Muffin Communications for a term of three years.

     ProSoft Corporation

     On September 14, 2000, travelbyus.com acquired all of the issued and outstanding shares of ProSoft Corporation pursuant to a share purchase agreement. ProSoft is in the business of creating custom software in the travel business. ProSoft also holds 12% of the outstanding shares of SiteRabbit.com as described below. As consideration for the ProSoft shares, travelbyus.com issued 1,680,000 of its common shares. Of such shares, 1,260,000 common shares were issued at closing and 420,000 common shares will be issued two years following closing provided certain employment conditions are completed. The share purchase agreement also provides that travelbyus.com is required to issue additional shares, to a maximum of 1,680,000, if certain conditions relating to the travelbyus.com stock price are not fulfilled.

     Concurrent with the execution of the ProSoft share purchase agreement, travelbyus.com entered into an employment agreement with Gary Saner under which Gary Saner will act as Chief Technical Officer of ProSoft for a term of three years. Additionally, travelbyus.com and Michael Rucker entered into an employment agreement under which Michael Rucker will act as the Vice-President, Travel Technology of ProSoft for a term of three years. Additionally, travelbyus.com and Ron Lindsay entered into an employment agreement under which Ron Lindsay will act as the Vice-President, Systems Development of ProSoft for a term of three years. Travelbyus.com also entered into an employment agreement with David Vasil under which David Vasil will act as Vice President, Engg. of ProSoft for a period of three years.

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     SiteRabbit.com, Inc.

     On September 14, 2000, travelbyus.com acquired the remaining issued and outstanding shares of SiteRabbit.com Inc. pursuant to a share purchase agreement. SiteRabbit sells corporate charters and travel club memberships and develops software for Internet applications. Subsequent to the acquisition, SiteRabbit will discontinue selling new charters and memberships and will focus on developing websites for the travel agencies who want to have their own customized travelbyus website. As consideration for the SiteRabbit shares, travelbyus.com issued 3,557,712 of its common shares. The share purchase agreement also provides that travelbyus.com is required to issue additional shares, to a maximum of 4,000,000, if certain conditions relating to the travelbyus.com stock price are not fulfilled.

     Concurrent with the execution of the SiteRabbit share purchase agreement, travelbyus.com entered into an employment agreement with Michael London under which Michael London will act as President of SiteRabbit for a term of three years. Additionally, travelbyus.com and Michael Gibbore entered into an employment agreement under which Michael Gibbore will act as the Senior Vice-President, Finance of SiteRabbit for a term of three years. Additionally, travelbyus.com and Alex Franke entered into an employment agreement under which Alex Franke will act as the Vice-President, Internet Development of SiteRabbit for a term of three years.

Recent Financing

     travelbyus.com has entered into a financing and loan commitment with Doerge Capital Management whereby Doerge Capital directly and through its affiliates will purchase from travelbyus.com up to US $1.5 million liquidation value of our Series B preferred stock held by travelbyus.com at face value and provide to travelbyus.com a line of credit for up to US $10 million. The line of credit bears interest at 12% per annum, is collateralized by a security interest in substantially all of travelbyus.com's assets, subject to the security interests relating to its existing debentures, and expires on October 15, 2001. Doerge Capital may elect to convert any amounts outstanding on the line of credit, plus accrued and unpaid interest, to common shares of travelbyus.com at a conversion price of US $2.00 per share. For each US $1 million drawn under the financing and loan commitment, travelbyus.com will grant to Doerge Capital warrants to acquire 100,000 common shares exercisable at US $2.00 per share and expiring three years following their grant. The financing agreement requires travelbyus.com to use its best efforts to complete the arrangement with us and restricts travelbyus.com from paying dividends or entering into certain other transactions without the consent of the lender.

Legal Proceedings

     travelbyus.com is not involved in any material pending legal proceedings other than ordinary routine litigation considered to be incidental to its business.

Management's Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis should be read in conjunction with travelbyus.com's consolidated financial statements and the accompanying notes that appear elsewhere in this prospectus.

Overview

     In November 1999, the Emerging Issues Task Force of the Financial Accounting Standards Board issued a discussion paper EITF 99-19, Reporting Revenue Gross Versus Net, which was finalized in July 2000. In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101
- Revenue Recognition in Financial Statements. Both of these reports include guidelines for determining the appropriateness of gross versus net revenue reporting practices specifically in the e-commerce and travel sectors. These guidelines focus on determining whether a company in substance acts as principal, agent or broker in a transaction, whether it takes title to the products and whether it assumes the risks and rewards of ownership. travelbyus.com has considered these recent developments in determining its revenue recognition and reporting policies and believes its current policies are consistent with this guidance.

     Travel sales revenues are derived from air ticket, hotel and car reservations with air tickets making up the substantial majority of these revenues. With certain air travel suppliers, travelbyus.com purchases airline tickets in advance. Where travelbyus.com is considered to be the purchaser and reseller of air tickets, the full amount charged to the customer is recognized as revenue. In other situations where travelbyus.com is considered to act as an agent and only makes an airline reservation when a customer requests an airline booking, only the net commission or markup on the transaction is recognized as revenue. Revenues earned for air travel, hotel and car reservations are recognized when the travel services are ticketed to third parties. Revenues from vacation packages are recognized on the date of departure. Override commissions from travel suppliers are recognized at the end of each monthly or quarterly measurement period if the specified target has been achieved and when collectibility is reasonably assured.

     travelbyus.com also derives revenues from its associate marketing programs. Under these programs, travelbyus.com provides member retail travel agencies with access to certain airline, hotel, cruise and car rental suppliers under negotiated preferred supplier agreements. The member agencies are charged an annual license fee for participation in the associate marketing programs. The full amount of the license fee is recognized on a straight-line basis over the license period.

     Revenues from advertising are derived on the placement of advertising on behalf of retail travel agencies. Revenues from technology sales are derived from the sale of computer data storage systems.

     Cost of travel sales consists of commissions paid to travel agencies and the cost of airline tickets where travelbyus.com is considered to be the purchaser and reseller of air tickets. Costs of advertising are derived from the costs of placing advertising for travelbyus.com's customers. The cost of technology sales consists of the manufacturing costs of the data storage systems.

Results of Operations

     In 1999, travelbyus.com changed its fiscal year end to September 30 to synchronize the fiscal periods of travelbyus.com and its subsidiaries. Accordingly, these financial statements compare the results for the nine months ended June 30, 2000 with the nine months ended September 30, 1999. Certain comparatives have been restated to reflect the current period presentation. travelbyus.com's results in prior years do not provide a meaningful comparative, due to changes in the nature of business. travelbyus.com anticipates that the travel sales revenues and advertising revenues will increase significantly when it completes its Web site in the fall of 2000. In addition, the acquisition of Global Leisure and Aviation Group will provide additional product and content for the Web site not currently available to travelbyus.com. travelbyus.com also anticipates similar associate marketing program revenues and technology revenues in future periods.

     Nine-Month Period Ended June 30, 2000 Compared to Nine-Month Period Ended September 30, 1999

     Revenues. For the nine months ended June 30, 2000, travel product sales revenues were $3,447,795, travel sales revenues were $6,396,961 on gross bookings of $43,634,174, associate marketing program revenues were $485,014, advertising revenues were $462,444, and technology revenues were $1,223,959. Since none of travelbyus.com's travel acquisitions were completed until the fall of 1999, there are no comparable amounts for travel, associate marketing, advertising and technology revenues for the nine months ended September 30, 1999. travelbyus.com anticipates that the travel sales revenues and advertising revenues will increase significantly when it completes its Web site in the fall of 2000. In addition, the acquisition of Global Leisure and Aviation Group will provide additional product and content for the Web site not currently available to travelbyus.com. travelbyus.com also anticipates similar associate marketing program revenues and technology revenues in future periods.

     Interest and other revenues for the nine months were $308,358 compared to $6,972 for the nine months ended September 30, 1999. The increase is due to travelbyus.com holding significantly higher cash balances raised from travelbyus.com's equity financings during the period.

     Expenses. General and administrative expenses increased $16,224,490 from $854,059 for the nine months ended September 30, 1999 to $17,078,549 for the nine months ended June 30, 2000. The increase in expenses is due primarily to the decision to take travelbyus.com in a new direction as a travel company. During the period, travelbyus.com decided to center its operations in Reno, Nevada. As a result of this decision, staffing levels have been increased significantly in Reno in anticipation of the higher sales volumes to be realized in connection with the completion of the website booking engine. The completion of the booking engine is scheduled for late 2000.

     In February 2000, travelbyus.com announced a binding letter of intent with Aviation Group, Inc. to effect a business combination. Aviation Group is listed on the Nasdaq SmallCap Market. travelbyus.com is currently working with Aviation Group to obtain shareholder approval for the business combination. The costs to date, which have been included in general and administrative expenses, are approximately $1,307,000.

     For the nine months ended June 30, 2000, travelbyus.com incurred advertising expenses of $2,729,959, versus none for the nine months ended September 30, 1999, as the travelbyus.com brand name was introduced with the brand names currently used by travelbyus.com's operating divisions.
Amortization expenses of $691,003, versus $6,928 for the nine months ended September 30, 1999, included $365,510 related to capital and intangible assets and $325,493 related to deferred finance costs. Both amounts have increased significantly over the prior period as a result of travelbyus.com's investment in new subsidiaries and related financing. travelbyus.com has also incurred $390,000, versus none for the nine months ended September 30, 1999, for expenses in connection with the integration of operations at travelbyus.com's new state-of-the-art call center in Reno.

     For the nine months ended June 30, 2000, interest expense of $1,070,937 was incurred, versus $92,137 for the nine months ended September 30, 1999, as a result of travelbyus.com's $11.95 million debenture financing in September 1999.

     Net loss. The consolidated net loss before goodwill amortization for the nine months ended June 30, 2000 was $18,435,897, or $0.28 per share, compared to $1,772,215, or $0.05 per share, for the nine months ended September 30, 1999. Goodwill amortization related to travelbyus.com's recent acquisitions was $3,279,192 for the period or $0.05 per share. Accordingly, the consolidated net loss for the nine months was $21,715,088, or $0.33 per share, compared to $1,772,215, or $0.05 per share, for the nine months ended September 30, 1999. The increased loss was due to the significant expenses incurred to move travelbyus.com into the travel sector.

     Nine-Month Period Ended September 30, 1999 Compared to Year Ended December 31, 1998

     travelbyus.com incurred a loss of $1,772,215, or $0.05 per share during the nine month period ended September 30, 1999 compared to a loss of $1,282,999, or $0.07 per share for the year ended December 31, 1998. The increased loss reflects management's decision to develop new business opportunities in the Internet travel sector.

     General and administrative expenses for the nine month period ended September 30, 1999 were $1,039,059 as compared to $256,910 for the year ended December 31, 1998. The increased expenditures for the nine month period ended September 30, 1999 were due to professional services required to change travelbyus.com's business from the resource sector to the travel sector, salaries for travelbyus.com's new management team and travel and promotional costs to promote shareholder interest in travelbyus.com's new business plan.

     Web site development costs of $362,435, versus none for the year ended December 31, 1998, were incurred during the nine month period ended September 30, 1999 primarily for the initial design work of travelbyus.com's Web site. The official launch date of the travelbyus.com Web site was January 21, 2000.

     Financing of the expenditures during the nine month period ended September 30, 1999 was primarily from the 12.5% debenture financing which resulted in gross proceeds of $11,950,000. In addition, travelbyus.com raised net proceeds of $1,136,000 by way of private placement and through the exercise of stock options.

Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

     travelbyus.com incurred a loss of $1,282,999 for the year ended December 31, 1998, compared to a loss of $10,780,020 for the year ended December 31, 1997. The reduced loss in 1998 reflects significantly lower exploration costs and general administrative costs. During the latter part of 1997 and 1998, travelbyus.com focused on minimizing costs.

     General administrative expenses for the year ended December 31, 1998 were $256,910 compared to $528,215 during the prior year. The major components of these costs were salaries and wages, shareholder communications expenses, costs associated with the Toronto office, and travel costs. The lower costs in 1998 are the result of staff reductions and the significant reduction in exploration activity.

     Funding of expenditures in 1998 and 1997 was primarily from private placements of travelbyus.com common shares. During the year ended December 31, 1998, 4,000,000 travelbyus.com common shares were issued under a private placement for net proceeds of $464,634. During 1997, 3,100,000 travelbyus.com common shares were issued under a private placement for net proceeds of $4,683,663. In addition, 500,000 travelbyus.com common shares were issued for net proceeds of $72,500 as part of the acquisition of certain Mexican properties.

Liquidity and Capital Resources

     Cash flow used from operating activities for the nine months ended June 30, 2000 was $8,282,925 compared to $984,433 for the period ended September 30, 1999. The increase in 2000 was attributed to the net loss before amortization of capital assets and goodwill. travelbyus.com also funded operations through an increase in accounts payable and accrued liabilities of $3.2 million, and due to related parties of $3.1 million.

     Investing activities for the period ended June 30, 2000 totaled $27,488,255 compared to $8,057,728 for the period ended September 30, 1999. The major components of the 2000 expenditures include $16,840,054 for cash paid to acquire travelbyus.com's subsidiaries, $6,695,392 in net advances for the purchase of Series B preferred stock of Aviation Group, $939,769 in restricted cash deposits for security for letters of credit issued to certain suppliers, and $2,621,577 paid to acquire capital assets for travelbyus.com's call center in Reno. The investing activities in 1999 were limited to the placement of $7,200,000 in trust to complete travelbyus.com's first acquisition in October 1999.

     Total financing of $44,677,979 for travelbyus.com's acquisitions and operating expenses during the nine months ended June 30, 2000 was received from a private placement of special warrants to raise $20 million and a private placement of common shares to raise an additional $10 million. travelbyus.com has also raised $4.5 million from the issuance of a convertible debenture to Travel24.com, a Frankfurt-listed travel company, and $2.9 million from the issuance of a promissory note to Aviation Group. In addition, travelbyus.com received $5.6 million from the exercise of stock options and share purchase warrants.

     During the nine months ended September 30, 1999, the $12,252,441 in financing activities was attributed mainly to travelbyus.com's debenture financing to raise a total of $11.95 million. In terms of commitments over the next 12 months, travelbyus.com must pay approximately $1,200,000 in interest payments on the $9.45 million in outstanding debentures, approximately $360,000 in interest on the Travel24.com loan, and approximately $1.4 million in operating lease payments. In addition, travelbyus.com has also provided a guarantee to support a U.S. $3 million loan to Aviation Group. This loan must be repaid in February 2001.

     Management believes that travelbyus.com has sufficient resources from existing reserves, proposed private placements and ongoing operations to satisfy ongoing cash requirements for operations, Web site costs, planned acquisitions and material commitments. Additional cash acquisitions will require travelbyus.com to raise additional funds through debt or equity financings or through the sale of its investments. In the event sufficient financing is not available, travelbyus.com may be required to postpone its acquisition activity. Management believes that it has already acquired the key operating companies required to substantially complete the travelbyus.com business model. Although future acquisitions could improve the operations and add important content to the website, in the opinion of management, no acquisition is critical to the success of the model.

Directors and Executive Officers

     The names, ages, positions and municipalities of residence of the executive officers and directors of travelbyus.com are as follows:

            Name                 Age                         Position                                  Residence
-------------------------------  ---  ------------------------------------------------------  ----------------------------
Michael A. Farrugia/(1) (2)/      55  Director and Chairman of the Board                      Bermuda
William Kerby                     43  Director, Vice Chairman and Chief Executive Officer     White Rock, British Columbia
John Fenyes                       52  Director, Executive Vice President and Chief            Sparks, Nevada
                                      Operating
                                      Officer
John H. Craig/(1) (2)/            52  Director and Secretary                                  Toronto, Ontario
Alan Thompson/(1) (2)/            60  Director                                                Vancouver, British Columbia
Jon Snyder                        53  President                                               Reno, Nevada
Grant Kuramoto                    33  Chief Financial Officer                                 Richmond, British Columbia
Ian J. Hooker                     52  Vice President-Call Center Operations                   Reno, Nevada
Robert M. Coffey                  53  Senior Vice President-Business Development              Reno, Nevada
Michael C. Gibbore                42  Senior Vice President-Finance                           San Diego, California
Gary Saner                        49  Chief Technology Officer                                San Diego, California
J. Michael London                 48  President-New Media Division                            San Diego, California

_______________________________________
(1)  Member of the Audit Committee
(2)  Member of the Compensation Committee

     The following sets forth certain background information for the executive officers and directors of travelbyus.com, including their principal occupations:

     Michael A. Farrugia was appointed Director and Chairman of the Board in April 1997. Mr. Farrugia has been the Chairman and President of MB Capital Investments Ltd., a merchant bank, since June 1997. Prior thereto, Mr. Farrugia was Chairman and President of MB Capital Corp., a securities dealer and merchant bank from 1994. Mr. Farrugia also serves as a director on the boards of directors for Scorpion Minerals Inc., MacMillan Gold Corp. and Martlet Venture Management Ltd.

     William Kerby has been Vice Chairman, Chief Executive Officer and a director of travelbyus.com since April 1999. Prior to joining travelbyus.com, Mr. Kerby was the founder, President and Chief Executive Officer of Leisure Canada Inc., a publicly traded company in the travel industry, from January 1995 to March 1999. Leisure Canada Inc. specializes in the development of four and five star hotel and resort properties. During his tenure with Leisure Canada Inc., Mr. Kerby engineered the development of Leisure Canada's travel division assets. These assets included TravelPlus (formerly Goliger's Travel) and Travel Trade International with over 200 agencies across Canada, Altracs Publishing & Multimedia, producing Leisure Canada Magazine and Canadian Traveller, Bluebird Holidays/Tour Division in Great Britain and South Africa, Skyhigh Holidays and Cook Island Holidays in Canada.

     John Fenyes has been Executive Vice President, Chief Operating Officer and director of travelbyus.com and Express Vacations since November 1999. Mr. Fenyes has been involved in the travel industry for over 25 years, holding key positions, including Vice President, Product Development with American Airlines FlyAAway Vacations from August 1998 to November 1999. During his tenure with American Airways FlyAAway Vacations, Mr. Fenyes developed one of the first in-house vacation package programs. Most recently, Mr. Fenyes was Director of Marketing Programs for ITT, Sheraton and General Manager of "Vacations by Sheraton," now part of the Starwood Group, from December 1995 to August 1998.

     John H. Craig has been Secretary and a director of travelbyus.com since June 1996. Mr. Craig is a partner in the law firm Cassels Brock & Blackwell LLP specializing in securities law since 1995. Mr. Craig also serves on the board of directors for TVX Gold Inc.

     Alan Thompson has been a director of travelbyus.com since April 1999. Mr. Thompson has been involved in the tour and travel business for over 40 years, operating in all aspects of the industry including airlines, wholesale and retail. Mr. Thompson founded a wholesale and charter operation in Canada in 1964 which operated a fleet of five 747's with weekly tours to the United Kingdom and Europe. In 1993, the operations were sold. In 1995, Mr. Thompson started a telecommunications company that was a forerunner in the de-regulated local dial tone business in British Columbia. Mr. Thompson sold the telecommunications company to Texas Metronet Inc. in 1998. Mr. Thompson has been President of the Millbank Group of Companies, which deals in financing, mortgages and venture capital and operates a diversified group of companies since 1991.

     Jon Snyder has been President of travelbyus.com and Express Vacations since November 1999. Mr. Snyder has been involved in the travel industry for over 30 years and was one of the principals involved in the creation of American Airlines FlyAAway Vacations program from August 1998 to November 1999. During his tenure with American Airlines FlyAAway Vacations, Mr. Snyder served as President. From September 1992 to August 1998, Mr. Snyder was a partner in FBN. Due to divorce proceedings, Mr. Snyder filed for personal bankruptcy protection in 1996.

     Grant Kuramoto has been Chief Financial Officer of travelbyus.com since May 1999. Previously, Mr. Kuramoto served as corporate controller for Manex Services, a company providing management services to publicly traded junior resource companies, from April 1998 to May 1999. Prior to joining Manex Services, Mr. Kuramoto was a business assurance manager with Coopers and Lybrand (now PricewaterhouseCoopers LLP) from September 1990 to April 1998.

     J. Michael London was appointed President New Media Division of travelbyus.com in September 2000, when travelbyus.com purchased SiteRabbit.com. Mr. London has been in the travel business for over 20 years, and has extensive experience in the cruise, meetings and conventions, and travel consulting segments of the travel industry. From 1990 to 1996, he was President of San Diego-based Cruise Holiday International, one of the largest cruise marketing businesses in the world. From 1996 to 1997, he served as Senior Vice President of World Travel Meetings, a California-based travel marketing and consulting business. Beginning 1997, Mr. London was a founder of SiteRabbit.com and served as its President and Chief Executive Officer.

     Michael C. Gibbore was appointed Vice President Finance of travelbyus.com in September 2000, when travelbyus.com purchased SiteRabbit.com. From 1980 to 1988, Mr. Gibbore worked in the Emerging Business Services division of Coopers & Lybrand, specializing in assisting start-up and high growth companies in the creation of financial and accounting systems, and in initial and secondary public offerings. From 1988 to 1995, Mr. Gibbore was Corporate Controller and Chief Financial Officer for two healthcare start-up companies. From 1995 to 1998, Mr. Gibbore was Corporate Controller for the Americas for Mobile Systems International. In 1998, Mr. Gibbore became Chief Financial Officer of SiteRabbit.com.

     Gary Saner was appointed Chief Technology Officer of travelbyus.com in September 2000, when travelbyus.com purchased ProSoft Corporation. Mr. Sander has worked in the software development field for over 18 years. From 1994 to 1995, Mr. Saner was Manager of Research & Development of Litton Software Systems, a division of Litton Industries. In December 1995, Mr. Saner was a co-founder and became President and Chief Executive Officer of ProSoft Corporation. He is a member of the San Diego Software Internet & Industry Council and Microsoft Development Network.

     Ian J. Hooker has been Vice President-Call Center Operations at travelbyus.com since September 2000. He was Vice President of Operations at Club America Vacations in Atlanta, Georgia from April 1994 to September 2000.

     Robert M. Coffey has been Senior Vice President-Business Development at travelbyus.com since August 2000. He was Vice President at Certified Vacations in Fort Lauderdale, Florida from July 1996 to November 1997. From July 1989 to July 1996, Mr. Coffey was Vice President Product Development and Vice President of Marketing at Alamo Vacation in Fort Lauderdale, Florida.

Executive Compensation

     Summary Compensation Table

     The following table contains information about the compensation paid to or earned by travelbyus.com's Vice Chairman and Chief Executive Officer for the nine-month period ended September 30, 1999. During the nine-month period ended September 30, 1999, travelbyus.com had no other named executive officer pursuant to Ontario Regulation 638/93 made under the Ontario Securities Act because, as at September 30, 1999, no executive officer earned more than $100,000 in total salary and bonus. Specific aspects of the compensation of the named executive officer are dealt with in further detail in subsequent tables.

                           Summary Compensation Table


                                              Annual Compensation                 Long Term  Compensation
                                        -------------------------------  -----------------------------------------
                                                                                   Grants                Pay-outs
                                                                         ------------------------------  ---------
                                                                                           Restricted
                                                              Other        Securities       Shares or
                                                              Annual          Under        Restricted      LTIP          Other
Name and principal            Fiscal     Salary    Bonus      Remun-       Option/SARs        Share       Payouts    Compensation
position                       Year       ($)       ($)    eration ($)     Granted (#)      Units ($)       ($)           ($)
---------------------        ---------  --------  -------  ------------  ---------------  -------------  ---------  ---------------

William Kerby/(1)/           1999/(2)/        -        -   81,000/(3)/          500,000              -          -                -
   Chief Executive
   Officer

Gary German                  1998       146,000        -        -                    -               -          -                -
   former President          1997       150,000        -        -               50,000               -          -                -

__________________________________
(1) Mr. Kerby joined travelbyus.com in April 1999. The information provided for Mr. Kerby represents a six month period.
(2) travelbyus.com changed its year end to September 30 and as such year end information for 1999 represents a nine-month period.
(3) Paid to 151156 Canada Ltd. as a consulting fee for the consulting services of Mr. Kerby.

     Option Grants in Nine Month Period Ended September 30, 1999

     The following table provides details on stock options granted to William Kerby during the nine-month period ended September 30, 1999 under the terms of travelbyus.com's stock option plan.

     Options Granted During the Nine Month Period Ended September 30, 1999


                                                                        Market Value of
                                                                          Securities
                                                                           Underlying
                  Common Shares   % of Total Options                       Options on
                     Under             Granted         Exercise Price    Date of Grant
     Name        Options Granted    in Fiscal Year         ($/sh.)          ($/sh.)       Expiration Date
     ----        ---------------  -------------------  ---------------  ----------------  ---------------
William Kerby     250,000                    9.1%               $0.46        $0.35/(1)/   April 20, 2004
                  250,000                    9.1%               $1.00        $0.73/(2)/    June 03, 2004

__________________________________
(1) Based on the closing price of the Common Shares on the TSE on April 20, 1999.
(2)  Based on the closing price of the Common Shares on the TSE on June 3, 1999.

     Options Exercised and Value of Unexercised Option

     The following table provides detailed information regarding options exercised by William Kerby during the nine-month period ended September 30, 1999. In addition, details on remaining options held are provided.

 Aggregated Option Exercises in the Nine Month Period Ended September 30, 1999
                           and Year End Option Values


                                                Unexercised options            Value of Unexercised
                  Securities    Aggregate      at Financial Year End         in-the-money options at
                 acquired on      value             Exercisable/         Financial Year End  Exercisable/
Name             Exercise (#)  realized ($)      Unexercisable (#)              Unexercisable ($)
----             ------------  ------------  --------------------------  --------------------------------
                                             Exercisable  Unexercisable    Exercisable     Unexercisable
                                             -----------  -------------  ---------------  ---------------
William Kerby        100,000     24,000/(1)/
                     150,000     46,500/(2)/     250,000              -     287,500/(3)/                -

_______________________________________
(1) Based on the closing price of the Common Shares on the TSE on August 23, 1999 of $0.70.
(2) Based on the closing price of the Common Shares on the TSE on August 24, 1999 of $0.77.
(3) Based on the closing price of the Common Shares on the TSE on September 30, 1999 of $2.15.

     Other Compensation Matters

     There were no long-term incentive awards made to William Kerby during the nine month period ended September 30, 1999. There are no pension plan benefits in place for William Kerby.

     Indebtedness of Directors, Executive Officers and Senior Officers

     During the nine month period ended September 30, 1999, no loans were made by travelbyus.com to any senior officer or director or any key employee of travelbyus.com or any of their other respective associates for any reason whatsoever.

     Compensation of Directors

     None of the directors of travelbyus.com were compensated in their capacity as a director by travelbyus.com during the nine month period ended September 30, 1999 pursuant to any arrangement or in lieu of any standard arrangement except through the granting of stock options.

     During the nine month period ended September 30, 1999, options to purchase 1,450,000 common shares of travelbyus.com were granted to directors of travelbyus.com.

     Employment Contracts

     There are no employment contracts between travelbyus.com and William Kerby and no compensatory plan or arrangement that results or will result from the resignation, retirement or any other termination of employment of his employment with travelbyus.com, from a change of control of travelbyus.com or a change in his responsibilities following a change-in-control.

     Stock Option Plan

     travelbyus.com's stock option plan provides that its board of directors may, from time to time, in its discretion, grant to directors, officers, employees and consultants of travelbyus.com, or any subsidiary of travelbyus.com, the option to purchase common shares, provided that the number of common shares reserved for issuance under the stock option plan shall not exceed 6,500,000 common shares, or such greater number as may be approved from time to time by the shareholders of travelbyus.com. In addition, the number of common shares reserved for issuance to any one person shall not exceed 5% of the issued and outstanding common shares on a non-diluted basis at the time of such grant. All options currently held by directors, officers and employees of travelbyus.com have been granted pursuant to the stock option plan or its predecessor. The stock option plan provides that the terms of the option and the option price shall be fixed by the directors of travelbyus.com subject to the price restrictions imposed by The Toronto Stock Exchange.

     The stock option plan also provides that no option shall be granted to any person except upon recommendation of the directors of travelbyus.com and that only optionees may receive stock options. Stock options granted under the stock option plan may not be for a period of less than one year or longer than ten years and the exercise price must be paid in full upon exercise of the option. Options under the stock option plan are non-assignable. If prior to the exercise of an option, the holder ceases to be an optionee as a result of his or her resignation or discharge, all options granted to the optionee under the stock option plan are terminated and are of no further force or effect. If prior to the exercise of an option, the holder ceases to be an optionee for reasons other than his or her resignation or discharge, the option of the holder shall be limited to the number of shares purchasable by him immediately prior to the time of his cessation of office or employment and he shall have no right to purchase any other shares. Options must be exercised within eighteen months of termination of employment or cessation of position with travelbyus.com, provided that if the cessation of office, directorship, consulting arrangement or employment was by reason of death, the option must be exercised within 12 months after such death, subject to the expiry date of such option. As of October 20, 2000, travelbyus.com had outstanding the following options under the stock option plan:

                                      Number of       Exercise                       Market Value of
                                       Common          Price                          Common Shares
                                       Shares        Per Common                      Under Option on
Name                                Under Option       Share        Date of Grant      Date of Grant     Expiry Date
----                                ------------       -----        -------------      -------------     -----------
Six executive officers as a               250,000      $1.00           Jun. 30/99          $0.50         Jun. 30/04
group                                     500,000      $1.65           Nov. 03/99          $1.65         Nov. 03/04
                                          519,000      $1.70          Sept. 14/00          $1.70        Sept. 14/03
                                          245,000      $1.50           Aug. 15/00          $1.50         Aug. 15/05
                                          175,000      $1.62           Aug. 28/00          $1.62         Aug. 28/05

Three directors who are not               250,000      $0.12           Mar. 09/98          $0.11         Mar. 09/03
executive officers as a group             600,000      $0.79           Jun. 03/99          $0.73         Jun. 03/04
                                          250,000      $1.00           Jun. 30/99          $0.50         Jun. 30/04
                                          100,000      $3.90           Jan. 13/00          $3.90         Jan. 13/05

Employees who are not                     301,300      $0.46           Apr. 20/99          $0.35         Apr. 20/04
executive officers or directors         1,126,500      $4.28           Dec. 23/99          $4.28         Dec. 23/05
as a group                                132,000   $3.80-$4.90      Jan. 05-27/00      $3.80-$4.90     Jan. 05-27/05
                                           21,000      $3.30           Feb. 21/00          $3.30         Feb. 21/05
                                          141,000   $4.39-$4.50      Mar. 06-27/00      $4.39-$4.50     Mar. 06-27/05
                                          109,500      $3.75           Apr. 03/00          $3.75         Apr. 03/05
                                          711,500   $2.35-$3.25      May  01-25/00      $2.35-$3.25     May 01-25/05
                                           33,000      $2.05           July 04/00          $2.05         July 05/05
                                          175,000      $1.50           July 20/00          $1.50         July 20/03
                                          220,000      $1.65           July 23/00          $1.65         July 28/05
                                            1,500      $1.50           Aug. 15/00          $1.50         Aug. 15/05
                                          600,000      $1.70          Sept. 14/00          $1.70        Sept. 14/03
                                          211,500      $1.70          Sept. 14/00          $1.70        Sept. 14/05
                                          222,500      $1.15           Oct. 11/00          $1.15         Oct. 11/05

Consultants as a group                     89,000      $0.55           Jul. 12/99          $0.48         Jul. 12/04
                                          250,000      $3.30           Dec. 06/99          $3.30         Dec. 06/04
                                          200,000      $3.20           Feb. 09/00          $3.05         Feb. 03/02
                                           50,000      $3.75           Jan. 28/00          $3.75         Jan. 28/01
                                          175,000      $1.65           Nov. 03/99          $1.65         Nov. 03/04
                                           12,000      $3.40            May 09/00          $3.40          May 09/02

Principal Shareholders of travelbyus.com

     The following table sets forth certain information, as of October 20, 2000, with respect to the beneficial ownership of shares of travelbyus.com's common stock (i) by any person or "group," as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, known to us to own beneficially more than 5% of the outstanding shares of common stock, (ii) by each director of travelbyus.com and each executive officer of travelbyus.com named in the Summary Compensation Table, and (iii) by all directors and executive officers of travelbyus.com as a group. Unless otherwise indicated, travelbyus.com believes that each person named below possesses sole voting and investment power over his shares of common stock.

            NAME AND ADDRESS                    NUMBER OF SHARES
            OF BENEFICIAL OWNER              BENEFICIALLY OWNED/(1)/             PERCENT OF TOTAL/(2)/
            -------------------              -------------------------            ------------------------
William Kerby                                         6,333,334/(3)/                      6.5%
204-3237 King George Highway
South Surrey, B.C.
Canada V4P 1B7

Michael Farrugia                                      1,800,000/(4)/                      1.8%
c/o MB Capital Investments Ltd.
Jardine House, 4/th/ Floor
33-35 Reid Street
Hamilton HM12
Bermuda

John Fenyes                                           1,279,000/(5)/                      1.3%
3301 South Virginia Street
Reno, Nevada 89502

John Craig                                               62,500/(6)/                        *
c/o Cassels Brock & Blackwell LLP
40 King Street West, Suite 2100
Toronto, Ontario
Canada M5H 3C2

Jon Snyder                                            1,279,000/(7)/                      1.3%
3301 South Virginia Street
Reno, Nevada 89502

Alan Thompson                                           137,500/(8)/                        *
c/o Millbank Marketing
210-1455 Bellview Avenue
West Vancouver, B.C.
Canada

All executive officers and directors as a            13,688,903/(9)/                     12.7%
group  (12 persons)

_______________________________
*    Less than 1%
(1) This information has been furnished by the respective officers and directors. A person is deemed to be the beneficial owner of securities that can be acquired within 60 days from the date set forth above through the exercise of any option, warrant or convertible or exchangeable note.
(2) In calculating percentage ownership, all common shares that the named shareholder has the right to acquire upon exercise of any option, warrant or convertible or exchangeable note are deemed to be outstanding for the purpose of computing the percentage of common stock owned by the shareholder, but are not deemed outstanding for the purpose of computing the percentage of common stock owned by any other shareholders. Percentages of shares beneficially owned are based upon 97,004,569 common shares outstanding.
(3)  Includes options to purchase 250,000 common shares.
(4)  Includes options to purchase 1,000,000 common shares.
(5)  Includes options to purchase 125,000 common shares.
(6)  Represents options to purchase 62,500 shares.
(7)  Includes options to purchase 125,000 common shares.
(8)  Represents options to purchase 137,500 common shares.
(9)  Includes vested options to purchase 1,487,500 common shares.

Description of Share Capital of Travelbyus.com

     The authorized capital of travelbyus.com consists of an unlimited number of common shares of which 97,004,569 common shares were issued and outstanding as of October 20, 2000. The following is a summary of the principal attributes of the common shares.

     The holders of the common shares are entitled to receive notice of, attend and vote at any meeting of shareholders of travelbyus.com, except those meetings where only the holders of another class or series of shares are entitled to vote separately as a class or series. The common shares carry one vote per share.

     The holders of common shares are entitled to receive on an equal basis such dividends as may be declared by the board of directors of travelbyus.com, out of funds legally available, subject to the preferential rights of any shares ranking prior to the common shares.

       In the event of the liquidation, dissolution or winding-up of travelbyus.com, the holders of travelbyus.com will be entitled to receive on a pro rata basis all the assets of travelbyus.com remaining after payment of all its liabilities, subject to the preferential rights of any shares ranking prior to the common shares.

       No pre-emptive or conversion rights attach to the common shares, and the common shares when fully paid will not be liable to further call or assessment. No other class of voting shares may be created without the approval of the holders of the common shares voting separately as a class.

Prior Sales

       The following table contains details of the prior sales of securities of travelbyus.com for the 12-month period prior to the date hereof:

                                         Number of              Aggregate
    Date of Issue                     Common Shares           Proceeds (*)
    -------------                     -------------           ------------

    April 1999/(1)/                     20,000,000             $ 1,200,000
    January 1999 to Sept. 2000/(2)/      1,397,200                 525,452
    September 1999 to Oct. 2000/(3)/     9,560,000               6,500,800
    October 4, 1999/(4)/                 2,000,000               4,040,000
    October 4, 1999/(5)/                   150,000                 303,000
    October 13, 1999/(6)/                1,000,000               1,720,000
    November 1, 1999/(7)/                3,462,000               4,916,040
    November 1, 1999/(8)/                  150,000                 255,000
    November 15, 1999/(9)/               2,855,883               4,997,795
    December 1, 1999/(10)/               5,000,000              13,500,000
    December 1, 1999/(11)/               3,028,000               8,175,604
    December 7, 1999/(12)/                 350,000               1,211,000
    December 15, 1999/(13)/              4,000,000              10,000,000
    January 26, 2000 /(14)/              1,146,497               1,777,070
    January, 2000 to Sept. 2000/(15)/      206,750                 723,625
    February 2000 to May 2000/(16)/        215,000                 537,500
    April 3, 2000/(17)/                    690,558               2,589,583
    April 4, 2000/(18)/                  2,619,000               9,428,400
    April 2000 to May 2000/(19)/           147,500                 100,300
    April 2000 to Aug. 2000/(20)/        1,077,700               2,694,250
    May 23, 2000/(21)/                   3,280,000               9,184,000
    June 30, 2000/(22)/                  2,000,000               7,396,500
    July 17, 2000/(23)/                     40,000                  65,200
    July 20, 2000/(24)/                  1,000,000               1,500,000
    Aug. 8, 2000/(25)/                   2,541,591                       0
    September 14, 2000/(26)/             1,260,000               4,682,475
    September 14, 2000/(27)/             3,557,712              13,221,347
    September 25, 2000/(28)/             3,280,000                       0

       (*) Shares issued for acquisitions are shown using market price on date of issue.

_______________________________

(1) In April 1999, travelbyus.com issued and sold on a private placement basis, 20,000,000 common shares at a price of $0.06 per common share.
(2)    Issued upon exercise of stock options.
(3)    Issued upon exercise of debenture warrants.
(4) Issued pursuant to the Gotham/Mr. Cheaps Share Purchase Agreement. See "travelbyus.com -Business-Recent Acquisitions--Gotham Media Group, Ltd. and Mr. Cheaps Travel, Ltd."
(5) Issued as a finders fee pursuant to the Gotham/Mr. Cheaps Share Purchase Agreement. See "travelbyus.com-Business-Recent Acquisitions-Gotham Media Group, Ltd. and Mr. Cheaps Travel, Ltd."
(6) Issued pursuant to the IT Agreement. See "travelbyus.com-Business-Recent Acquisitions-International Tours, Inc., Galaxsea Cruises and Tours, Inc. and IT Cruise, Inc."
(7) Issued pursuant to the Express Vacations Unit Purchase Agreement. See "travelbyus.com-Business-Recent Acquisitions - Express Vacations, LLC."
(8) Issued as a finders fee pursuant to the Express Vacations Unit Purchase Agreement. See "travelbyus.com-Business-Recent Acquisitions-Express Vacations, LLC."
(9) Issued pursuant to the 1999 Travel Magazine Agreement. See "travelbyus.com-Business-Recent Acquisitions-Travel Magazine."
(10) Issued pursuant to the Cheap Seats Share Purchase Agreement. See "travelbyus.com-Business-Recent Acquisitions-Cheap Seats, Inc."
(11) Issued pursuant to the Legacy Share Purchase Agreement. See "travelbyus.com-Business-Recent Acquisitions-Legacy Storage Systems Corp."
(12) Issued pursuant to the 1-800 Agreement. See "travelbyus.com-Business-Recent Acquisitions-1-800-i-Travel."
(13) A private placement of 4,000,000 units at a price of $2.50 per unit. Each unit is comprised of one common share and one-half of one common share purchase warrant. Each whole unit warrant entitles the holder thereof to purchase one common share at a price of $3.50 per share at any time on or before March 15, 2001. Pursuant to the private placement, travelbyus.com issued 400,000 compensation options to the agent, each unit option is exercisable into one common share at an exercise price of $2.50 per share at any time on or before 4:30 p.m., Toronto time, on March 15, 2001.
(14) Issued pursuant to the 2000 Travel Magazine Agreement. See "travelbyus.com-Business-Recent Acquisitions-Travel Magazine."
(15)   Issued upon exercise of unit warrants.
(16)   Issued upon exercise of unit options.
(17) Issued pursuant to the BTS Agreement. See "travelbyus.com-Business-Recent Acquisitions-Bell Travel Systems."
(18) Issued pursuant to the Cruise Shoppes Agreement. See "travelbyus.com-Business-Recent Acquisitions-Cruise Shoppes America, Ltd."
(19) Issued upon exercise of brokers' warrants issued in connection with debenture warrants.
(20)   Issued upon exercise of special warrants.
(21) Issued upon the purchase of Epoch Technology Inc. See "travelbyus.com-Business-Recent Acquisitions-Epoch Technology Inc."
(22)   Issued at a price of $3.70 per share to Travel24.com.
(23) Issued to Euro Consulting Group for finder's fee in connection with ITA Software Agreement.
(24) Issued pursuant to the acquisition of Muffin Communications, Ltd. See "travelbyus.com-Business-Recent Acquisitions-Muffin Communications, Ltd."
(25) Issued additional common shares pursuant to the adjustment clause contained in the Cruise Shoppes America Ltd. purchase agreement in order to maintain the value of total consideration..
(26) Issued pursuant to the purchase of ProSoft Corporation. See "travelbyus.com-Business-Recent Acquisitions-ProSoft Corporation."
(27) Issued pursuant to the purchase of SiteRabbit.com Inc. See "travelbyus.com-Business-Recent Acquisitions-SiteRabbit.com Inc."
(28) Issued additional common shares pursuant to the adjustment clause contained in the Epoch Technology Inc. purchase agreement in order to maintain the value of total consideration.

                             SELLING SHAREHOLDERS

Identity and Ownership of Selling Shareholders

     The following table provides certain information with respect to the selling shareholders and the number of shares of common stock owned, offered and to be owned after the offering by each selling shareholder. Aviation Group will not receive any of the proceeds from the sale of these shares by the selling shareholder.

                                                                     Maximum Number of     Shares of Common
                                              Shares of Common       Shares of Common     Stock to be Owned
Selling Shareholders                           Stock Owned (1)       Stock to be Sold   After the Offering (2)
--------------------                          -----------------      -----------------  ---------------------

Paul Lubomirski                                          44,250                 44,250            0

Charles E. Weed                                         158,627 (3)            158,627            0

Richard L. Morgan                                       389,500 (4)            389,500            0

Louisiana Economic Development Corp.                     82,153                 82,153            0

SW Pelham Fund, L.P.                                    250,000 (5)            225,000            0

Hank Clements                                            52,500 (6)             52,500            0

Gordon Whitener                                          70,000 (7)             70,000            0

Lee Sanders                                           1,266,666 (8)          1,266,666            0

Jerry Webb                                              166,667 (9)            166,667            0

Greg Despot                                              21,096                 21,096            0

Patricia Hendrick                                         6,108                  6,108            0

John Chidlow                                             43,979 (10)            43,979            0

Chidlow Properties                                        8,877                  8,877            0

Charles Kemp                                             32,000                 32,000            0

Anderson W. Jordan                                       10,000                 10,000            0

Harry Owen                                               30,000                 30,000            0

Grady Lynn                                               40,000                 40,000            0

Alpine Air Group, Inc.                                   93,750                 93,750            0

Whitecross Limited Partnership                           93,750                 93,750            0

Kevin F. Flynn June 1992 Non-Exempt Trust               375,000                375,000            0

Charles Reeder                                          187,500                187,500            0

Ramy Y. El-Batrawi                                    1,675,000 (11)         1,675,000            0

Genesis Diversified Investments, Inc.                   500,000 (12)           500,000            0

Michael B. Lavigne                                      133,333 (13)           133,333            0

Global Leisure, Inc.                                  1,191,667 (14)         1,191,667            0

Stone Capital Group                                      41,516 (15)            41,516            0

Stone Family Trust                                       41,516 (15)            41,516            0

Ravina Investments                                       20,759 (15)            20,759            0

Elaine and Gerald Hirsch                                 20,759 (15)            20,759            0

Jon Freeman                                              16,607 (15)            16,607            0

David J. Doerge                                         181,509 (15)           181,509            0

Balis Lewittes & Coleman, Inc.                           88,542 (15)            88,542            0

Doerge-Sunmakers, LLC                                   177,083 (15)           177,083            0

Doerge-Global Leisure II, LLC                           398,436 (15)           398,436            0

Deere Park Partners Fund II                              13,283 (15)            13,283            0

Doerge Capital Management,
 a division of Balis Lewittes & Coleman, Inc.         1,999,992 (15)         1,999,992            0

William E. Curtis                                       499,998 (15)           499,998            0

Deere Park Partners, L.P.                                37,500 (16)            37,500            0

James C. McGill                                           7,500 (16)             7,500            0

Joseph Shurman                                           15,000 (16)            15,000            0

Woodrow W. Chamberlain                                   13,500 (16)            13,500            0

                                                                           Maximum Number of     Shares of Common
                                                    Shares of Common       Shares of Common     Stock to be Owned
Selling Shareholders                                Stock Owned (1)        Stock to be Sold   After the Offering (11)
--------------------                               -----------------       -----------------  ----------------------
David and Nancy Frej                                           7,500 (16)              7,500            0

Lenore M. Schmick Trust                                       22,500 (16)             22,500            0

Cambridge Consultants, Inc.
 Defined Benefit Pension Plan                                 11,250 (16)             11,250            0

Woodrow W. and Barbara G. Chamberlain                         31,500 (16)             31,500            0

Ronald E. Tarrson                                             37,500 (16)             37,500            0

Morris Belzberg Roth IRA                                      37,500 (16)             37,500            0

Williams & Kleiner Living Trust                               15,000 (16)             15,000            0

Stephen N. Engberg & Associates, Ltd.                         16,500 (16)             16,500            0

Bertea Community Property Trust                               30,000 (16)             30,000            0

Kevin Costner                                                 75,000 (16)             75,000            0

Jon Freeman                                                   22,500 (16)             22,500            0

Barry M. O'Brien IRA                                           5,625 (16)              5,625            0

Henry M. Staley Trust                                         15,000 (16)             15,000            0

Katherine Reed Berkey                                          1,875 (16)              1,875            0

Stone Capital Group, Inc.                                     18,750 (16)             18,750            0

TBW Investment Partners, L.P.                                  7,500 (16)              7,500            0

William S. Lear IRA                                            2,625 (16)              2,625            0

1993 GF Partnership, L.P.                                      7,500 (16)              7,500            0

Alonzo Spellman                                                7,500 (16)              7,500            0

Anita M. Stone Family Trust U/A/D 4/20/72                    150,000 (16)            150,000            0

Avery J. Stone Trust                                          37,500 (16)             37,500            0

Beata Flatley                                                 30,000 (16)             30,000            0

Charles Reeder                                                75,000 (16)             75,000            0

Claire Kovar                                                  11,250 (16)             11,250            0

D. Michael Meyer                                              75,000 (16)             75,000            0

TST Holdings                                                  52,500 (16)             52,500            0

First Fruit, Inc.                                             18,750 (16)             18,750            0

For His Adopted Children, Inc.                                22,500 (16)             22,500            0

Frank Meyer                                                    7,500 (16)              7,500            0

Genesee Mutual Investments LLC                                30,000 (16)             30,000            0

James & Diane Connelly                                        18,750 (16)             18,750            0

James A. Belushi C/F Robert Belushi                            3,750 (16)              3,750            0

James A. Belushi Declaration of Trust U/A/D
 12/20/90                                                     15,000 (16)             15,000            0

James F. Beedie                                                3,750 (16)              3,750            0

James R. Buck                                                  3,750 (16)              3,750            0

Jerry Mickelson                                               15,000 (16)             15,000            0

Jessica M. Swift & Douglas B. Nelson                          15,000 (16)             15,000            0

Katherine H. Buchanan                                         37,500 (16)             37,500            0

Kenneth H. Buchanan                                            3,750 (16)              3,750            0

Kevin P. Murphy                                                3,750 (16)              3,750            0

Lilly L. Nelson & Douglas B. Nelson                            7,500 (16)              7,500            0

Maranello Limited                                              5,625 (16)              5,625            0


                                                                           Maximum Number of     Shares of Common
                                                    Shares of Common       Shares of Common     Stock to be Owned
Selling Shareholders                                Stock Owned (1)        Stock to be Sold   After the Offering (11)
--------------------                               -----------------       -----------------  ----------------------
Mary M. Sievers                                               11,250 (16)             11,250            0

Michael McDonnell                                              3,750 (16)              3,750            0

Ochs Family Trust DTD 9/11/95                                 18,750 (16)             18,750            0

Paul A. Neff IRA                                              22,500 (16)             22,500            0

R&J Lucas Living Trust                                        30,000 (16)             30,000            0

R&M Lucas Revocable Trust                                      3,750 (16)              3,750            0

RBG Trust                                                     15,000 (16)             15,000            0

RM Haugen Family Trust                                        18,750 (16)             18,750            0

Robert M. Danese                                               3,750 (16)              3,750            0

Roderick S. Walker                                            18,750 (16)             18,750            0

Frank Harrison                                                 3,750 (16)              3,750            0

Oliver H. Van Horn Co., L.L.C.                                60,000 (17)             60,000            0

TW Environmental                                              11,732 (17)             11,732            0

Solo Graphix                                                  16,762 (17)             16,762            0

K&J Supplies, Inc.                                             8,632 (17)              8,632            0

ICT Group, LLC                                                40,000 (17)             40,000            0

Prime Equipment                                              123,122 (17)            123,122            0

Genie Financial                                               87,685 (17)             87,685            0

Liskow & Lewis                                                 8,980 (18)              8,980            0

Oregon Public Employees Retirement Fund                      331,842                 331,842            0

Regions Bank                                                 394,806 (17)            394,806            0
                                                          ----------              ----------
Totals                                                    12,745,734              12,745,734

_______________________

(1) Includes shares that may be purchased under outstanding warrants or convertible preferred stock or exchangeable notes.

(2)  Assumes all shares are sold by each selling shareholder.

(3) Includes (i) 50,000 shares purchasable, at $1.50 per share, under contingent warrants expiring February 2005 subject to shareholder approval and completion of the arrangement with travelbyus.com, and (ii) 20,000 shares purchasable, at $1.6875 per share, under warrants expiring August 2003.

(4) Includes (i) 250,000 shares purchasable, at $1.50 per share, under contingent warrants expiring February 2005 subject to shareholder approval,
     (ii) 15,000 shares purchasable, at $1.6875 per share, under warrants expiring August 2005, (iii) 33,333 shares purchasable at $1.00 per share, under warrants expiring September 2004, and (iv) 41,667 shares purchasable, at $1.00 per share, under warrants expiring February 2005.

(5) Represents shares purchasable, at $2.125 per share, under Series D Warrants expiring May 8, 2005..

(6) Represents (i) 50,000 shares purchasable, at $1.50 per share, under contingent warrants, subject to completion of the arrangement with travelbyus.com and shareholder approval, and (ii) 2,500 shares purchasable, at $1.6875 per share, under warrants expiring August 2004.

(7) Represents (i) 50,000 shares purchasable, at $1.50 per share, under contingent warrants, subject to completion of the arrangement with travelbyus.com and shareholder approval, and (ii) 20,000 shares purchasable, at $1.6875 per share, under warrants expiring August 2003.

(8) Includes (i) 26,666 shares purchasable, at $1.00 per share, under warrants expiring December 2004 and February 2005, and (ii) 250,000 shares purchasable, at $1.50 per share, under contingent warrants, subject to shareholder approval.

(9) Represents shares purchasable, at $1.00 per share, under warrants expiring June 2004.

(10) Includes 33,333 shares purchasable, at $1.00 per share, under warrants expiring June 2004.

(11) Represents shares that may be received upon conversion of 1,005 shares of our Series A convertible preferred stock.

(12) Represents shares purchasable, at $5.00 per share, under Series A warrants expiring on the earlier of March 31, 2005 or the second anniversary of the date of registration of the common stock underlying the warrants, subject to shareholder approval.

(13) Represents shares that may be received upon conversion of 80 shares of our Series A convertible preferred stock.

(14) Represents (i) 941,667 shares that may be received upon conversion of 565 shares of our Series A convertible preferred stock, and (ii) 250,000 shares purchasable, at $5.00 per share, under Series A warrants expiring on the earlier of March 31, 2005 or the second anniversary of the date of registration of the common stock underlying the warrants, subject to shareholder approval.

(15) Represents shares purchasable, at $3.00 per share, under Series B warrants expiring on the earlier of March 31, 2005 or the second anniversary of the date of registration of the common stock underlying the warrants, subject to shareholder approval.

(16) Represents shares purchasable, at $3.00 per share, under Series C warrants expiring on the earlier of March 31, 2005 or the second anniversary of the date of registration of the common stock underlying the warrants, subject to shareholder approval.

(17) Represents shares that may be obtained upon exchange of indebtedness owed by a subsidiary, at an exchange price of $1.50 per share.

(18) Represents shares that may be obtained upon exchange of indebtedness owed by a subsidiary, at an exchange price of $1.00 per share.

Relationships With Certain Selling Shareholders

          We have relationships with certain of the selling shareholders, other than in their capacity as holders of our securities. Paul Lubomirski has served as President of our aircraft paint subsidiaries since their organization or acquisition and is considered one of our executive officers. Charles Weed has served as a director since December 1996 and was a paid consultant from between March 1996 and March 2000. Richard L. Morgan has served as a director since February 1997 and an executive officer since April 1998. Hank Clements has served as a director since August 1999. Gordon Whitener has served as a director since December 1996. Lee Sanders is our founder and has served as a director and executive officer since our inception. Grady Lynn has served as an officer of our Battery Shop and Aero Design subsidiaries since their acquisition in March 1998.

                             PLAN OF DISTRIBUTION

Distribution by Aviation Group

          As part of our initial public offering in August 1997, we sold 1,150,000 public warrants at $0.10 per warrant. Each public warrant entitles the holder to purchase until August 13, 2002, 1.65 shares of common stock at an exercise price of $4.17 per share, subject to adjustment in certain circumstances. See "Description of Securities--Warrants" for information regarding the terms of the public warrants, including the manner of exercise. This exercise price exceeds current trading prices for the common stock.

          In connection with the consummation of our IPO in August 1997, we entered into an underwriter's warrant agreement with our underwriter in the IPO, Duke & Co., Inc. (the "Underwriter"), pursuant to which the underwriters' warrants were issued. See "Description of Securities--Underwriter's Warrants" for a description of the terms of the underwriter's warrants. The underwriter's warrants may be exercised until August 13, 2002. The holders of the underwriter's warrants may purchase (i) up to 100,000 shares of common stock at $9.4875 per share and (ii) up to 100,000 underlying warrants at $11.38 per warrant, subject to adjustment in certain circumstances. These exercise prices exceed current trading prices for the common stock. The underwriter's warrants to purchase common stock may be exercised in a cashless manner through the surrender and exchange of underwriter's warrants having a value (based on the market price of the common stock that may be purchased) equal to the total exercise price for the common stock being purchased.

          The underlying warrants, if issued upon an exercise of the underwriter's warrants, would have terms similar to the outstanding public warrants. See "Description of Securities--Warrants." The underlying warrants may be exercised until August 13, 2002. Each underlying warrant entitles its holder to purchase 1.65 shares of common stock at an exercise price of $4.17 per share.

          The holders of the public warrants, underlying warrants and underwriter's warrants have an opportunity to profit from a rise in the market price of the common Stock, if and to the extent that the market price exceeds the respective exercise prices of the public warrants, underlying warrants and underwriter's warrants. If any warrants are exercised, the interest of our shareholders may be diluted. We may have more difficulty in raising additional capital while these warrants are outstanding. The holders of these warrants may exercise them when we, in all likelihood, would be able to obtain needed additional capital by a new offering of securities on terms more favorable than those provided for by the warrants.

Distribution by Selling Shareholders

          The selling shareholders may from time to time sell all or a portion of their shares of common stock on the Nasdaq SmallCap Market or the Boston Stock Exchange, in the over-the-counter market or on any national securities exchange or automated interdealer quotation system on which the common stock may be listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The shares of common stock may be sold directly or through brokers or dealers or in a distribution by one or more underwriters on a firm commitment or best efforts basis. The methods by which the shares of common stock may be sold include:

  - a block trade (which may involve crosses) in which the broker or dealer engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction
  - purchases by a broker or dealer as principal and resales by such broker or dealer for its account pursuant to this prospectus,
  - ordinary brokerage transactions and transactions in which the broker solicits purchasers or to or through marketmakers,
  - transactions in put or call options or other rights (whether exchange-listed or otherwise) established after the effectiveness of the registration statement of which this prospectus is a part, and
  -    privately negotiated transactions.

In addition, any of the shares of common stock that qualify for sale pursuant to Rule 144 under the Securities Act may be sold in transactions complying with that Rule, rather than pursuant to this prospectus.

     For sales to or through broker-dealers, these broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers of the shares, or both. We are not aware as of the date of this prospectus of any agreements between any of the selling shareholders and any broker-dealers with respect to the sale of the shares of common stock.

     The selling shareholders and any broker-dealers or agents participating in the distribution of our securities may be deemed to be "underwriters" within the meaning of the Securities Act and any commissions received by any such broker-dealers or agents and profit on any resale of shares of common stock may be deemed to be underwriting commissions under the Securities Act. The commissions received by a broker-dealer or agent may be in excess of customary compensation. If a selling shareholder is deemed to be an "underwriter," the shareholder may have liability for the accuracy of the contents of this prospectus under the Securities Act.

     At a time a particular offer of shares is made by a selling shareholder, a prospectus supplement, if required, will be distributed that will set forth the names of any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from the selling shareholders and any other required information.

     In connection with distributions of the shareholders' shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers or others prior to or after the effective time of the arrangement. These broker-dealers may engage in short sales of shares or other transactions in the course of hedging the positions assumed by or otherwise. The selling shareholders may also

     -    sell shares short and redeliver shares to close out short positions;

     - enter into option or other transactions with broker-dealers or others which may involve the delivery to those persons of the shares, the broker-dealers may resell those shares pursuant to this prospectus; and

     - pledge the shares to a broker or dealer or others and, upon a default, these persons may effect sales of the shares pursuant to this prospectus.

     In order to comply with securities laws of certain states, if applicable, the shares of our common stock may be sold only through registered or licensed brokers or dealers.

     The selling shareholders will be subject to applicable provisions of the Securities Exchange Act and its rules and regulations, including without limitation, Rule 102 under Regulation M. These provisions may limit the timing of purchases and sales of any of the common stock by the selling shareholders. Rule 102 under Regulation M provides, with certain exceptions, that it is unlawful for a selling shareholder or its affiliated purchaser to, directly or indirectly, bid for or purchase or attempt to induce any person to bid for or purchase, for an account in which the selling shareholder or affiliated purchaser has a beneficial interest in any securities that are the subject of the distribution during the applicable restricted period under Regulation M. All of the foregoing may affect the marketability of the common stock.

     The selling shareholders may offer all of the shares of common stock for sale. Further, because it is possible that a significant number of shares could be sold at the same time under this prospectus, such sales, or that possibility, may have a depressive effect on the market price of our common stock.

     Until the distribution of the common stock is completed, SEC rules may limit the ability of any underwriters to bid for and purchase common stock. As an exception to these rules, underwriters are permitted to engage in certain transactions that stabilize the price of the common stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock.

     The lead underwriters may also impose a penalty bid on certain other underwriters participating in the offering and selling group members. This means that if the lead underwriters purchase common stock in the open market to reduce the underwriters' short position or to stabilize the price of the common stock, they may reclaim the amount of any selling concession from the underwriters and selling group members who sold those shares of common stock as part of the offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resale of the security before the distribution is completed.

     We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the common stock. In addition, we make no representation that underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     We will not receive any of the proceeds from the sale of any of the shares of common stock by the selling shareholders.

     We will pay all costs and expenses incurred in connection with the registration under the Securities Act of the shares of common stock offered by the selling shareholders, including all registration and filing fees, listing fees, printing expenses, and our legal and accounting fees. Each selling shareholder will pay all of his or her own brokerage fees and commissions, if any, incurred in connection with the sale of his or her shares of common stock. In addition, we have agreed to indemnify the selling shareholders, against certain liabilities, including liabilities under the Securities Act.

     We cannot assure you that any of the selling shareholders will sell any or all of the shares of common stock they may offer.

                                 LEGAL MATTERS

     The validity of the issuance of the common stock and underlying warrants that we are offering in this registration statement have been passed upon for us by Jenkens & Gilchrist, a Professional Corporation, Dallas, Texas.

                                    EXPERTS

     The consolidated financial statements of Aviation Group as of June 30, 2000 and 1999 and for each of the two years ended June 30, 2000, have been included herein in reliance on the report of Hein + Associates, LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Aviation Group as of June 30, 1998 and for each of the two years in the period ended June 30, 1998, have been included herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Global Leisure as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999, have been included herein in reliance on the report of BDO Seidman LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of travelbyus.com as of September 30, 1999 and for the nine-month fiscal year ended September 30, 1999, have been included herein in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of travelbyus.com as of December 31, 1998 and for each of the two years in the period ended December 31, 1998, have been included herein in reliance on the report of Ernst & Young LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

     The financial statements of Cheap Seats as of June 30, 1999 and 1998 and each of the two years in the period ended June 30, 1999, have been included herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

     The financial statements of Express Vacations as of September 30, 1999 and for the period from August 5, 1998 to September 30, 1999 have been included herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

     The financial statements of Cruise Shoppes as of June 30, 1999 and 1998 and for each of the two years in the period ended June 30, 1999, have been included herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

     The financial statements of Epoch Technology Inc. as of December 31, 1999 and 1998 and for each of the two years in the period ended December 31, 1999, have been included herein in reliance on the report of Hein + Associates, LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

     The financial statements of Muffin Communications as of December 31, 1999 and 1998 and for the period from February 6, 1998 to December 31, 1999, have been included herein in reliance on the report of Friduss, Lukee, Schiff & Co., P.C., independent accountants, given on the authority of said firm as experts in accounting and auditing.

     The financial statements of ProSoft Corporation as of December 31, 1999 and for the year ended December 31, 1999, have been included herein in reliance on the report of Swenson Advisors, LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

          The financial statements of SiteRabbit.com as of June 30, 2000, 1999 and 1998 and for each of the years ended June 30, 2000 and 1999 and for the period from July 21, 1997 to June 30, 1998, have been included herein in reliance on the report of Swenson Advisors, LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed a registration statement on Form SB-2 to register the securities being offered pursuant to this prospectus. In addition, we file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the Web site maintained by the SEC at "http://www.sec.gov." In addition, our common stock and public warrants are listed on the Nasdaq SmallCap Market under the symbol "AVGP" and "AVGPW," respectively. Materials filed by us may be inspected at the offices of Nasdaq at 9801 Washingtonian Boulevard, Fifth Floor, Gaithersburg, Maryland 20878. As allowed by SEC rules, this prospectus does not contain all the information contained in the registration statement or in the exhibits to the registration statement.

                         INDEX TO FINANCIAL STATEMENTS

AVIATION GROUP, INC.
Report of Hein + Associates LLP.............................................................................       F-1
Report of PricewaterhouseCoopers LLP........................................................................       F-2
Consolidated Balance Sheets at June 30, 2000 and June 30,1999...............................................       F-3
Consolidated Statements of Operations for Years ended June 30, 2000, 1999 and 1998..........................       F-4
Consolidated Statement of Changes in Shareholders' Equity for the Period From July 1, 1997
     Through June 30, 2000..................................................................................       F-5
Consolidated Statements of Cash Flows for the Years ended June 30, 2000, 1999 and 1998......................       F-6
Notes to Consolidated Financial Statements..................................................................       F-8

GLOBAL LEISURE TRAVEL, INC.

Report of BDO Seidman LLP...................................................................................       F-26
Consolidated Balance Sheets at December 31, 1999 and 1998...................................................       F-27
Consolidated Statements of Loss for the Years ended December 31, 1999, 1998 and 1997........................       F-28
Consolidated Statements of Stockholders' Deficit for the Period from January 1, 1997 through
     December 31, 1999......................................................................................       F-29
Consolidated Statements of Cash Flows for the Years ended December 31, 1999, 1998 and 1997..................       F-30
Notes to Financial Statements...............................................................................       F-31

TRAVELBYUS.COM LTD.

Report of PricewaterhouseCoopers LLP........................................................................       F-41
Report of Ernst & Young LLP.................................................................................       F-42
Consolidated Balance Sheets at June 30, 2000, September 30, 1999 and December 31, 1998......................       F-43
Consolidated Statement of Operations and Deficit for the Nine Months ended June 30, 2000 and 1999, for the Period from January 1, 1999 to September 30, 1999 and for the Years ended December 31,
     1998 and 1997..........................................................................................       F-45
Consolidated Statement of Changes in Shareholders' Equity for the Nine Months ended June 30, 2000 and 1999, for the Period from January 1, 1999 to September 30, 1999 and for the Years ended
     December 31, 1998 and 1997.............................................................................       F-46
Consolidated Statement of Cash Flows for the Nine Months ended June 30, 2000 and 1999, for the Period
     from January 1, 1999 to September 30, 1999 and for the Years ended December 31, 1998 and 1997..........       F-47
Notes to Consolidated Financial Statements..................................................................       F-49

CRUISE SHOPPES AMERICA, LTD.

Report of PricewaterhouseCoopers LLP........................................................................       F-77
Balance Sheets at June 30, 1999 and 1998....................................................................       F-78
Statements of Earnings and Retained Earnings for the Years ended June 30, 1999 and 1998.....................       F-79
Statements of Changes in Shareholders' Equity...............................................................       F-80
Statements of Cash Flows for the Years ended June 30, 1999 and 1998.........................................       F-81
Notes to Financial Statements...............................................................................       F-82

EPOCH TECHNOLOGY, INC.
Report of Hein + Associates LLP.........................................................................     F-89
Consolidated Balance Sheets at March 31, 2000, December 31, 1999 and 1998...............................     F-90
Consolidated Statements of Operations for the Three Months ended March 31, 2000 and 1999 and the
     Years ended December 31, 1999 and 1998.............................................................     F-91
Consolidated Statements of Stockholders' Deficiency for the Period from January 1, 1998 through
     March 31, 2000.....................................................................................     F-92
Consolidated Statements of Cash Flows for the Three Months ended March 31, 2000 and 1999 and the
     Years ended December 31, 1999 and 1998.............................................................     F-93
Notes to Consolidated Financial Statements..............................................................     F-94

EXPRESS VACATIONS, LLC

Report of PricewaterhouseCoopers LLP....................................................................     F-97
Balance Sheets at October 31, 1999 and September 30, 1999 and 1998......................................     F-98
Statements of Members' Equity for the Period from August 5, 1998 to September 30, 1999, Year ended
     September 30, 1999 and One-Month Period ended October 31, 1999.....................................     F-99
Statements of Earnings for the Period from August 5, 1998 to September 30, 1999, Year ended
     September 30, 1999 and One-Month Period ended October 31, 1999.....................................     F-100
Statements of Cash Flows for the Period from August 5, 1998 to September 30, 1999, Year ended
     September 30, 1999 and One-Month Period ended October 31, 1999.....................................     F-101
Notes to Financial Statements...........................................................................     F-102

CHEAP SEATS INC.

Report of PricewaterhouseCoopers LLP....................................................................     F-107
Balance Sheets at November 30, 1999 and June 30, 1999 and 1998..........................................     F-108
Statements of Operations and Retained Earnings for the Years ended June 30, 1999 and 1998 and the
     Period from July 1, 1999 to November 30, 1999......................................................     F-109
Statements of Cash Flows for the Years ended June 30, 1999 and 1998 and the Period from July 1, 1999
     to November 30, 1999...............................................................................     F-110
Notes to Financial Statements...........................................................................     F-111

MUFFIN COMMUNICATIONS, LTD.

Report of Friduss, Lukee, Schiff & Co., P.C.............................................................     F-116
Balance Sheets at June 30, 2000 and December 31, 1999 and 1998..........................................     F-117
Statements of Income (Loss) and Retained Earnings (Accumulated Deficit) for the Six Months
     ended June 30, 2000, the Year ended June 30, 1999 and the Period from February 6, 1998
     (Inception) to December 31, 1998...................................................................     F-119
Statements of Changes in Stockholder's Equity (Deficit) for the Period from February 6, 1998
     to June 30, 2000...................................................................................     F-120
Statements of Cash Flows  for the Six Months ended June 30, 2000, the Year ended June 30, 1999
     and the Period from February 6, 1998 (Inception) to December 31, 1998..............................     F-121
Notes to Financial Statements...........................................................................     F-122

PROSOFT CORPORATION

Report of Swenson Advisors, LLP.........................................................................     F-124
Balance Sheet at December 31, 1999......................................................................     F-125
Statement of Income for the Year ended December 31, 1999................................................     F-126
Statement of Stockholders' Equity for the Year ended December 31, 1999..................................     F-127
Statement of Cash Flow for the Year ended December 31, 1999.............................................     F-128
Notes to Financial Statements...........................................................................     F-129

SITERABBIT.COM
Report of Swenson Advisors, LLP.........................................................................      F-132
Consolidated Balance Sheets at June 30, 2000, 1999 and 1998.............................................      F-133
Consolidated Statements of Operations for the Years ended June 30, 2000 and 1999 and for the
     Period from July 21, 1997 to June 30, 1998.........................................................      F-134
Consolidated Statements of Stockholders' Equity for the Years ended June 30, 2000 and 1999 and
     the Period from July 21, 1997 to June 30, 1998.....................................................      F-135
Consolidated Statements of Cash Flows for the Years ended June 30, 2000 and 1999 and
     the Period from July 21, 1997 to June 30, 1998.....................................................      F-136
Notes to Financial Statements...........................................................................      F-137

                         INDEPENDENT AUDITOR'S REPORT


Board of Directors
Aviation Group, Inc.
Dallas, Texas

We have audited the accompanying consolidated balance sheets of Aviation Group, Inc. and subsidiaries as of June 30, 2000 and 1999, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the two years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Aviation Group, Inc. and subsidiaries at June 30, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the two years then ended, in conformity with generally accepted accounting principles in the United States.


/s/ HEIN + ASSOCIATES LLP

HEIN + ASSOCIATES LLP

Dallas, Texas
September 11, 2000

                       Report of Independent Accountants


To the Board of Directors and
Shareholders of Aviation Group, Inc.


In our opinion, the accompanying consolidated statements of operations, of changes in shareholders' equity and of cash flows present fairly, in all material respects, the results of operations and cash flows of Aviation Group, Inc. and its subsidiaries for the year ended June 30, 1998 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.


/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Dallas, Texas
October 12, 1998, except for Note P,
which is dated May 15, 2000

                     AVIATION GROUP, INC. AND SUBSIDIARIES


                          CONSOLIDATED BALANCE SHEETS

                                                         ASSETS
                                                         ------

                                                                                       JUNE 30, 2000      JUNE 30, 1999
                                                                                       -------------      -------------
CURRENT ASSETS:

   Cash and cash equivalents                                                           $     432,000       $      84,000
   Restricted cash and time deposit                                                        1,957,000             538,000
   Accounts receivable, net of allowance of $35,000 and $138,000, respectively             2,018,000           2,200,000
   Note receivable - affiliate                                                             1,930,000                  --
   Inventory, net of reserve for obsolescence of $176,000 and $242,000, respectively       1,049,000           1,547,000
   Prepaid expenses and other                                                                685,000             170,000
   Prepaid tour costs                                                                      1,643,000                  --
                                                                                       -------------       -------------
         Total current assets                                                              9,714,000           4,539,000

PROPERTY AND EQUIPMENT, at cost, net of accumulated depreciation                           2,653,000           4,050,000

OTHER ASSETS:
   Goodwill, net                                                                          50,657,000           4,144,000
   Other                                                                                     720,000             319,000
                                                                                       -------------       -------------

         Total other assets                                                               51,377,000           4,463,000
                                                                                       -------------       -------------

                  Total assets                                                         $  63,744,000       $  13,052,000
                                                                                       =============       =============

                                           LIABILITIES AND SHAREHOLDERS' EQUITY
                                           ------------------------------------

CURRENT LIABILITIES:
   Current maturities of long-term debt                                                $   3,976,000       $     463,000
   Current portion of capital lease obligations                                              150,000             164,000
   Short-term borrowings, net of discount of $206,000 and $140,000 at
      June 30, 2000 and 1999                                                               4,162,000           2,316,000
   Accounts payable                                                                        4,216,000           2,334,000
   Customer deposits                                                                       3,718,000                  --
   Accrued and other liabilities                                                           3,103,000           1,335,000
                                                                                       -------------       -------------
         Total current liabilities                                                        19,325,000           6,612,000

LONG-TERM LIABILITIES:
   Long-term debt, net of current maturities                                                 431,000             880,000
   Capital lease obligations, net of current maturities                                      264,000             439,000
   Other                                                                                      33,000                  --
                                                                                       -------------       -------------
         Total long-term liabilities                                                         728,000           1,319,000
                                                                                       -------------       -------------

                  Total liabilities                                                       20,053,000           7,931,000
                                                                                       -------------       -------------

COMMITMENTS AND CONTINGENCIES (Notes G, H and K)

SHAREHOLDERS' EQUITY:
   Preferred stock, $.01 par value, 5,000,000 shares authorized:
       Series A 9% convertible, 1,650 shares outstanding
          (liquidation preference of $16,500,000)                                              2,000                  --
       Series B 12% cumulative, 2,100 shares outstanding
          (liquidation preference of $21,000,000)                                              2,000                  --
   Common stock, $.01 par value, 10,000,000 shares authorized, 4,790,801 shares at June 30, 2000 and 3,573,929 shares at June 30, 1999 issued
      and outstanding                                                                         48,000              36,000
   Additional paid-in capital                                                             55,448,000           9,766,000
   Accumulated deficit                                                                   (11,809,000)         (4,681,000)
                                                                                       -------------       -------------
       Total shareholders' equity                                                         43,691,000           5,121,000
                                                                                       -------------       -------------

              Total liabilities and shareholders' equity                               $  63,744,000       $  13,052,000
                                                                                       =============       =============

      See accompanying notes to these consolidated financial statements.

                     AVIATION GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                             YEARS ENDED JUNE 30,
                                                                           --------------------------------------------------------
                                                                                 2000                1999                1998
                                                                           -----------------   -----------------   ----------------
REVENUE                                                                    $      13,381,000   $      15,097,000   $     11,043,000

COST OF REVENUE                                                                    8,805,000          10,129,000          8,380,000
                                                                           -----------------   -----------------   ----------------

         Gross profit                                                              4,576,000           4,968,000          2,663,000
                                                                           -----------------   -----------------   ----------------

OPERATING EXPENSES:
  General and administrative expenses                                              8,839,000           5,482,000          3,367,000
  Depreciation and amortization                                                    1,991,000             674,000            469,000
                                                                           -----------------   -----------------   ----------------
     Total operating expenses                                                     10,830,000           6,156,000          3,836,000
                                                                           -----------------   -----------------   ----------------

     Loss from operations                                                         (6,254,000)         (1,188,000)        (1,173,000)
                                                                           -----------------   -----------------   ----------------

OTHER INCOME (EXPENSE):
  Other income (loss)                                                                (23,000)             52,000             20,000
  Interest expense, net                                                             (656,000)           (461,000)          (200,000)
                                                                           -----------------   -----------------   ----------------
     Total other income (expense)                                                   (679,000)           (409,000)          (180,000)
                                                                           -----------------   -----------------   ----------------

  Loss from continuing operations before provision for
     income taxes                                                                 (6,933,000)         (1,597,000)        (1,353,000)

(PROVISION) BENEFIT FOR INCOME TAXES                                                       -            (199,000)           359,000
                                                                           -----------------   -----------------   ----------------

LOSS FROM CONTINUING OPERATIONS                                                   (6,933,000)         (1,796,000)          (994,000)

DISCONTINUED OPERATIONS:
  Loss from operations                                                              (795,000)           (509,000)          (644,000)
  Gain on sale of subsidiaries                                                       600,000                   -                  -
                                                                           -----------------   -----------------   ----------------
                                                                                    (195,000)           (509,000)          (644,000)
                                                                           -----------------   -----------------   ----------------

NET LOSS                                                                   $      (7,128,000)  $      (2,305,000)  $     (1,638,000)
                                                                           =================   =================   ================

LOSS PER SHARE, basic and diluted:

  Continuing operations                                                    $           (1.75)  $           (0.53)  $          (0.32)
                                                                           =================   =================   ================
  Net loss                                                                 $           (1.79)  $           (0.67)  $          (0.54)
                                                                           =================   =================   ================

WEIGHTED AVERAGE SHARES OUTSTANDING                                                3,972,094           3,419,161          3,059,632
                                                                           =================   =================   ================

      See accompanying notes to these consolidated financial statements.

                     AVIATION GROUP, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
            FOR THE PERIOD FROM JUNE 30, 1997 THROUGH JUNE 30, 2000

                                                                                                Additional
                                                       Common Stock             Preferred        Paid-in           Accumulated
                                                -------------------------
                                                 Shares           Amount          Stock          Capital             Deficit
                                                --------         --------      -----------      ---------          -----------
BALANCES, June 30, 1997                         1,600,250     $     16,000               -     $  1,951,000        $   (738,000)

Issuance of shares and warrants in
   connection with initial public offering      1,150,000           11,500               -        5,168,500                   -

Issuance of shares in connection with
   acquisition of Casper Air Service              153,565            1,600               -          881,400                   -

Stock warrants issued in connection with
   acquisitions                                         -                -               -           26,000                   -

Issuance of shares in connection with
   acquisition of Aero Design, Inc. and
   Battery Shop, LLC                              134,068            1,400               -          545,600                   -

Issuance of shares in connection with Bridge
   Notes Warrants                                  43,478              400               -             (400)                  -

Issuance of shares in connection with
   conversion of LEDC convertible note
    payable                                        82,153              800               -          367,200                   -

Issuance of shares in connection with
   conversion of 10% convertible note                 975                -               -            3,000                   -

Stock warrants exercised                          129,112            1,300               -             (300)                  -

Issuance of shares in connection with
   payment of note payable                          3,000                -               -           15,000                   -

Net loss                                                -                -               -                -          (1,638,000)
                                             ------------     ------------    ------------     ------------        ------------
BALANCES, June 30, 1998                         3,296,601           33,000               -        8,957,000          (2,376,000)

Issuance of shares in connection with
   acquisition of General Electrodynamics
   Corporation                                    112,029            1,000               -          293,000                   -

Issuance of shares for principal
   and interest payments on notes                 126,428            2,000               -          237,000                   -

Value of warrants issued and
   shares granted with notes                            -                -               -          156,000                   -

Value of warrants issued for services                   -                -               -          123,000                   -

Exercise of warrants                               38,871                -               -                -                   -

Net loss                                                -                -               -                -          (2,305,000)
                                             ------------     ------------    ------------     ------------        ------------
BALANCES, June 30, 1999                         3,573,929           36,000               -        9,766,000          (4,681,000)

Issuance of common stock for  cash                790,000            8,000               -        2,032,000                   -
Issuance of common stock for  conversion
   of debt                                        215,122            2,000                          438,000
Additional shares issued for acquisition of
   Aero Design, Inc. and Battery Shop, LLC        153,250            1,000               -           (1,000)                  -
Issuance of shares upon cashless conversion
   of warrants                                     58,500            1,000               -                -                   -
Series A preferred stock                                -                -           2,000       10,498,000                   -
Series B preferred stock                                -                -           2,000       20,998,000                   -
Issuance of warrants                                    -                -               -       11,717,000
Net loss                                                -                -               -                -          (7,158,000)
                                             ------------     ------------    ------------     ------------        ------------
BALANCES, June 30, 2000                         4,790,801     $     48,000    $      4,000     $ 55,448,000        $(11,839,000)
                                             ============     ============    ============     ============        ============

      See accompanying notes to these consolidated financial statements.

                     AVIATION GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                               Years Ended June 30,
                                                                      ----------------------------------------
                                                                         2000          1999          1998
                                                                      -----------  -----------     ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                            $(7,128,000) $(2,305,000)   $(1,638,000)
  Adjustments to reconcile net loss to net cash provided (used) by operating activities:
    Depreciation and amortization                                       2,224,000      978,000        694,000
    Accreted interest                                                     303,000       16,000         64,000
    Deferred income taxes                                                       -      191,000       (359,000)
    (Gain) loss on disposal of assets                                    (600,000)      36,000              -
    Interest paid with common stock                                             -       34,000              -
    Warrants issued for services                                                -      123,000              -
    (Increase) decrease in accounts receivable                          1,059,000       64,000       (587,000)
    Decrease in inventories                                               498,000      676,000        567,000
    Decrease in prepaids and other assets                                 148,000      107,000         70,000
    Increase (decrease)in accounts payable                               (116,000)     519,000        275,000
    Decrease in customer deposits                                      (2,471,000)           -              -
    Increase (decrease) in accrued and other liabilities                  918,000     (261,000)       410,000
    Other                                                                (138,000)     (75,000)        73,000
                                                                      -----------  -----------    -----------
        Net cash provided (used) by operating activities               (5,303,000)     103,000       (431,000)
                                                                      -----------  -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Cash (paid for) included with acquisitions                              811,000       41,000     (2,235,000)
  Proceeds from sale of business segments                               1,700,000            -              -
  Advances from related parties                                                 -            -         29,000
  Decrease (increase) in restricted cash                                1,640,000     (338,000)      (200,000)
  Proceeds from redemption of certificate of deposit                      200,000            -        100,000
  Increase in note receivable                                          (1,930,000)           -              -
  Proceeds from sale of marketable securities                                   -            -        113,000
  Proceeds from sale of property and equipment                                  -       17,000              -
  Payments for long-lived asset additions                                (418,000)    (344,000)      (811,000)
                                                                       ----------  -----------    -----------
           Net cash provided by investing activities                    2,003,000     (624,000)    (3,004,000)
                                                                       ----------  -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from short-term borrowings                                   3,000,000    1,859,000        720,000
  Repayments of short-term borrowings                                  (1,189,000)    (855,000)      (607,000)
  Repayment of notes payable                                                    -     (425,000)      (500,000)
  Proceeds from issuance of long-term debt                              3,980,000            -        225,000
  Payments on long-term debt and capital leases                        (4,183,000)    (483,000)    (1,647,000)
  Proceeds from issuance of common stock                                2,040,000            -      5,565,000
                                                                        ---------  -----------    -----------
           Net cash provided by financing activities                    3,648,000       96,000      3,756,000
                                                                        ---------  -----------    -----------

                                 - Continued -

                     AVIATION GROUP, INC. AND SUBSIDIARIES

                                                                         Years Ended June 30,
                                                                ----------------------------------------
                                                                    2000         1999           1998
                                                                -----------   -----------    -----------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS                                                        348,000      (425,000)       321,000
CASH AND CASH EQUIVALENTS, beginning of period                       84,000       509,000        188,000
                                                                -----------   -----------    -----------
CASH AND CASH EQUIVALENTS, end of period                        $   432,000   $    84,000    $   509,000
                                                                ===========   ===========    ===========
SUPPLEMENTAL DISCLOSURE OF CASH PAID FOR
 INTEREST AND INCOME TAXES:
   Cash paid for interest                                       $   533,000   $   424,000    $   287,000
   Cash paid for income taxes                                             -             -          4,000

SUPPLEMENTAL DISCLOSURE OF NON-CASH
INVESTING AND FINANCING ACTIVITIES:
   Issuance of common stock and warrants in connection with
     acquisitions                                               $11,348,000   $   294,000    $ 1,456,000
   Machinery and equipment acquired under capital leases                  -       484,000        183,000
   Conversion of liabilities to common stock                        438,000       239,000        371,000
   Issuance of preferred stock in connection with acquisition    31,500,000             -              -

      See accompanying notes to these consolidated financial statements.

                      AVIATION GROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


A.   ORGANIZATION AND DESCRIPTION OF BUSINESS

     Aviation Group, Inc. ("the Company") (a Texas corporation) was formed on December 4, 1995 for the purposes of combining certain aircraft service operations formerly owned by The Sanders Companies, Inc. ("Sanders") and to acquire additional aircraft servicing related businesses. Sanders was 100% owned by Lee Sanders, Chairman and chief executive officer of the Company. On February 21, 1996, the Company acquired Pride Aviation, Inc. , which was subsequently renamed Aviation Exteriors Louisiana, Inc. ("AvEx") in a business combination accounted for as a purchase. AvEx operates a Federal Aviation Administration ("FAA") approved repair station and provides aircraft painting and maintenance services. In August 1997, the Company acquired Casper Air Service ("CAS"). CAS was a full service fixed base operation ("FBO") located at Natrona County International Airport in Casper, Wyoming and offered aircraft line services, repair and maintenance, parts distribution and aircraft sales. The operating assets of CAS were sold in February 2000. In March 1998, the Company acquired all of the outstanding common stock of Aero Design, Inc. and all of the outstanding ownership interests of Battery Shop, LLC (collectively, "Aero Design"), two sister companies involved in the manufacturing and overhaul of replacement batteries for the aviation industry. Aero Design is located outside Nashville, Tennessee. In August 1998, the Company acquired all the outstanding common stock of General Electrodynamics Corporation ("GEC"). GEC manufactures and sells aircraft and truck scales and other aviation components used by the aviation maintenance and transportation industries and is located in Arlington, Texas. In March 2000, the Company acquired control of Global Leisure Travel, Inc. ("Global"). Global provides wholesale and retail travel-related services. See Note C.

     If the proposed merger described in Note Q is approved by the companies' shareholders, management anticipates its non-travel related businesses will be sold.

     In August 1997, the Company completed an initial public offering ("IPO") of its common stock (See Note J).

     Until March 31, 2000, the Company was organized into three operating divisions: overhaul and service, ground handling and services, and fixed base operation ("FBO") and airport management. As described above, the Company acquired a travel business on March 31, 2000. The overhaul and service division includes two business segments for financial reporting purposes: painting and maintenance and manufacturing. The ground handling and services and the FBO and airport management divisions were each considered separate business segments for financial reporting purposes. These two business segments were discontinued in December 1999 and February 2000, respectively, as described in Note P. The painting and maintenance business segment provides painting and paint stripping services and certain maintenance for commercial and freight aircraft at the Company's FAA approved repair stations in New Iberia, Louisiana and Portland, Oregon. The manufacturing business segment manufactures and sells aircraft batteries, scales and other aviation components to customers throughout the United States and Europe. The ground handling and services division provided aircraft ground handling and light catering services to a variety of passenger and freight airlines at the Dallas/Fort Worth International Airport. Services at other airports were terminated in fiscal years 1998 and 1999. The FBO and airport management division provided fuel and light maintenance services to general aviation, corporate and light freight aircraft customers at an airport in Casper, Wyoming.

                      AVIATION GROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


 B.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Presentation
     ---------------------
     The accompanying consolidated financial statements present the consolidated results of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

     Use of Estimates
     ----------------

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates in the accompanying financial statements include the carrying values and the estimated useful lives of intangible assets, goodwill and assets held for sale. Actual results could differ materially from those estimates. The most significant estimate is the approximately $49,000,000 of goodwill the Company has recorded in connection with its acquisition of Global on March 31, 2000 (Note C). Global has incurred losses in the past and its future results may be dependent on the successful integration of its business with travelbyus.com (see Note Q). Therefore it is reasonably possible the expected useful life of 10 years for the goodwill could materially change in the near term.

     Revenue Recognition
     -------------------
     For operations other than travel services, revenues are recognized as services are performed or when products are shipped.

     The Company earns commission from the sale of travel products including airline tickets, hotel accommodations, car rentals, and other land components. Net revenues consist primarily of markups on travel packages. The Company generally recognizes net revenue when earned on the date of travel net of estimated cancellations and returns.

     Customer deposits represent unearned revenues and are initially recorded as customer deposit liabilities on the balance sheet when received. Customer deposits are subsequently recognized as revenue, generally in the month of travel.

     Cash and Cash Equivalents
     -------------------------
     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     Restricted Cash and Time Deposit
     --------------------------------
     Restricted cash at June 30, 2000 consists of customer travel deposits of $1,785,000 and collateral deposit account balances associated with a bank line of credit of $172,000. At June 30, 1999, restricted cash consisted of $338,000 of collateral deposit account balances and a $200,000 bank certificate of deposit which matured, after renewal, in October 1999. The certificate of deposit collateralized an open letter of credit and was restricted as to withdrawal until the associated letter of credit expired in October 1999.

                     AVIATION GROUP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Inventories
     -----------
     Aircraft held for resale are valued at the lower of cost or market, with cost determined by the specific identification method. Parts and supplies inventories are stated at the lower of cost or market, with cost determined by the average costing method. Aircraft and truck scales and aviation components inventories are stated at the lower of cost or market, with cost determined by the first-in-first-out method. Provision is made for estimated excess and obsolete inventories.

     Inventories consisted of the following:

                                                            June 30,
                                                -------------------------------
                                                    2000               1999
                                                ------------       ------------
         Aircraft held for sale                 $          -       $    170,000
         Raw materials, parts and supplies         1,049,000          1,377,000
                                                ------------       ------------
                                                $  1,049,000       $  1,547,000
                                                ============       ============
     Goodwill
     --------

     Goodwill represents the cost in excess of fair value of the net assets (including tax attributes) acquired in acquisitions. Goodwill is being amortized on a straight-line basis over periods ranging from 10 to 25 years. Amortization expense for the years ended June 30, 2000,1999 and 1998 was $1,387,000, $217,000 and $99,000, respectively. Accumulated amortization totaled $1,771,000 and $384,000 at June 30, 2000 and 1999, respectively.

     Property and Equipment
     ----------------------
     Property and equipment are stated at cost, less accumulated depreciation. Depreciation has been provided using straight line and double declining balance methods over the estimated useful lives of the assets which range from 5 to 30 years.

     Long-Lived Assets
     -----------------
     The Company's policy is to periodically review the net realizable value of its long-lived assets, including goodwill, through an assessment of the estimated future cash flows related to such assets. In the event that assets are found to be carried at amounts in excess of estimated undiscounted future cash flows, then the assets will be adjusted for impairment to a level commensurate with a discounted cash flow analysis of the underlying assets. Based upon its most recent analysis, the Company believes no impairment of long-lived assets exists at June 30, 2000 or June 30, 1999. However, if the merger discussed in Note Q is approved by the shareholders of both companies, it is anticipated most of the Company's non-travel related operations would be sold. It is uncertain that a sale of these assets would result in recovery of their carrying amounts.

     Income Taxes
     ------------
     The Company accounts for income taxes using an asset and liability approach. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income.

     Earnings (Loss) Per Share
     -------------------------
     Basic earnings or loss per share ("EPS") is calculated by dividing the income or loss available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were

                     AVIATION GROUP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     exercised or converted into common stock. Debt and equity instruments convertible into shares of common stock have been excluded from the computation of diluted EPS because their inclusion would have been antidilutive.

     Comprehensive Income (Loss)
     ---------------------------
     Comprehensive income or loss is defined as all changes in stockholders' equity, exclusive of transactions with owners, such as capital investments. Comprehensive income or loss includes net income or loss, changes in certain assets and liabilities that are reported directly in equity such as translation adjustments on investments in foreign subsidiaries, and certain changes in minimum pension liabilities. The Company's comprehensive loss was equal to its net loss for each period presented.

     Fair Value of Financial Instruments
     -----------------------------------
     For certain of the Company's financial instruments, including cash equivalents, accounts receivable, short-term borrowings and accounts payable, the carrying amounts approximate fair value due to their short maturities. Management believes the carrying amount reported for long-term debt approximates fair value based on current interest rates for debt with similar terms and maturities.

     Liquidity
     ---------

     The Company has incurred significant losses from operations in fiscal years 2000, 1999 and 1998 and has a working capital deficit of $9,611,000 at June 30, 2000. Management has significantly reduced overhead costs after June 30, 2000. Reductions in non-essential division operating expenses, along with elimination of marginal products and services that do not provide future growth or near-term profits have also been pursued. In August 2000, the Company entered into exchange agreements with certain of its aviation service vendors wherein these parties will receive Company common stock of up to approximately $1,500,000 at $3.00 per share in exchange for retirement of certain current payables and debt. The Company agreed to register the shares prior to conversion by the creditors. If the liabilities had been converted at the Company's stock price on September 11, 2000, approximately $940,000 of liabilities would have been converted to common stock. On September 1, 2000, the Company entered into an agreement with travelbyus.com (TBU) (see Note Q) in which TBU agreed to manage and fund the operations of Global. TBU has also guaranteed $3,000,000 in Company debt relating to the transactions described in Note
     Q. Management believes the foregoing events combined with current operating levels should allow the Company to meet its working capital requirements during fiscal 2001, however, significant interruptions in currently scheduled Company operations would adversely affect the Company's financial condition and require additional capital from asset sales, borrowings, or equity financings in order to allow the Company to meet its obligations. The combination with TBU would allow management to immediately begin to reduce overlapping corporate overhead, complete the integration of its Global travel operations into and with TBU, and pursue the sale of its remaining aviation service and manufacturing businesses. Proceeds from the sale of these entities will be used first to fund repayment of Series B Preferred Stock (see Note J), with the remainder, if any, invested in the Company's travel operations. If the merger of the Company with TBU is not approved by the shareholders, the Board of Directors intends to negotiate and enact an arrangement with TBU that allows both companies to continue their relationship with joint business activities, and thereby promote the long-term viability of the Company's operations. However, if the Company continues to experience losses and is unable to complete the merger with TBU, the Company could have liquidity problems which could require it to dispose of assets or enter into potentially unfavorable financing arrangements.

     Discontinued Operations
     -----------------------
     As described in Note P, in December 1999 and February 2000, the Company sold two business segments. The results of operations from these two segments have been netted and reclassified as loss from discontinued operations in the accompanying statements of operations.

                     AVIATION GROUP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Reclassifications
     -----------------
     Certain reclassifications have been made to prior period amounts to conform to the current year presentation.

C.   ACQUISITIONS

     General Electrodynamics Corporation
     -----------------------------------
     In August 1998, the Company acquired all the outstanding common stock of GEC in exchange for 112,029 shares of the Company's common stock valued at approximately $294,000. In addition, the Company agreed to remit to the former shareholder of GEC up to $300,000 of any collections from certain government contracts, net of direct expenses, received by GEC after the acquisition. The former shareholder of GEC relinquished the right to those collections in a subsequent settlement with the Company. The acquisition was accounted for using the purchase method and the purchase price has been allocated to the net assets acquired based on their estimated fair values. The results of GEC are included in the accompanying financial statements beginning September 1, 1998. The excess of the purchase price over the fair value of the net assets acquired of $1,244,000 has been recorded as goodwill and is being amortized using the straight-line method over 20 years.

     Casper Air Service
     ------------------
     Concurrent with the IPO in August 1997, the Company acquired all of the outstanding common stock of CAS. The purchase price of $2,400,000 included $1,167,000 in cash, 153,565 shares of the Company's common stock valued at approximately $883,000 and transaction costs. The acquisition was accounted for using the purchase method and the purchase price was allocated to the net assets acquired based on their estimated fair values. The results of CAS are included in the accompanying financial statements beginning August 20, 1997. The excess of the purchase price over the fair value of the net assets acquired (including tax attributes) of $1,041,000 was recorded as goodwill and is being amortized using the straight-line method over 20 years. As described in Note P, CAS was sold in February 2000 and its results have been reclassified as discontinued for all periods presented.

     Aero Design, Inc. and Battery Shop, LLC
     ---------------------------------------
     In March 1998, the Company acquired all of the outstanding common stock and ownership interests of Aero Design. The purchase price of $1,550,000 included $753,000 in cash and 134,068 shares of the Company's common stock valued at approximately $547,000 and transaction costs. The terms of the acquisition agreement provide for additional consideration to be paid if Aero Design's results of operations exceed certain targeted levels. The Company also agreed to protect the sellers from losses (up to $450,000) realized upon the resale of the Company's stock for a period of 540 days from closing of the acquisition. The Company issued the sellers 153,250 shares of common stock in fiscal year 2000 to satisfy this guarantee. The acquisition was accounted for using the purchase method and the purchase price was allocated to the net assets acquired based on their estimated fair values. The results of Aero Design are included in the accompanying financial statements beginning March 24, 1998. The excess of the purchase price over the fair value of the net assets acquired (including tax attributes) of $1,44,000 was recorded as goodwill and is being amortized using the straight-line method over 25 years.

     Global Leisure Travel, Inc.
     ---------------------------
     In March 2000, the Company entered into an agreement to acquire Global Leisure Travel, Inc. ("Global"). The acquisition of Global involved (1) the issuance by the Company of approximately $16,500,000 of liquidation value Series A preferred stock and warrants to purchase 4,250,000 shares of the Company's

                    AVIATION GROUP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     common stock to certain debt holders and the common stockholders and warrant holders of Global in exchange for retirement of the debt and cancellation of the outstanding common stock of Global; and (2) the sale of approximately $21,000,000 liquidation value Series B preferred stock and warrants by the Company in March 2000 and the purchase of Series B voting preferred stock of Global and the retirement of certain of Global's debt and payables with the proceeds. The sale of Series B preferred stock was to travelbyus.com (see Note Q) and other investors and included warrants to purchase 1,239,750 shares of common stock. The preferred stock was recorded at estimated fair value of $10,500,000 for the Series A and $21,000,000 for the Series B.

     Supplemental Pro Forma Results of Operations (Unaudited)
     --------------------------------------------------------
     The following unaudited pro forma summary presents the consolidated results of operations for the years ended June 30, 2000, 1999 and 1998 as if the CAS, Aero Design, GEC and Global acquisitions had occurred as of the beginning of the Company's 1998 fiscal year. The summarized information does not purport to be indicative of what would have occurred had the acquisitions actually been made as of such dates or of results which may occur in the future.

                                                              2000                 1999                   1998
                                                        ----------------     ----------------       ----------------
          Revenues                                      $    18,959,000      $    27,813,000        $    27,916,000
          Net loss                                      $   (17,568,000)     $   (11,059,000)       $   (12,112,000)
          Net loss per share (basic and diluted)        $         (4.42)     $         (2.65)       $         (3.00)

     Adjustments made in arriving at pro forma unaudited results of operations included adjustment related to additional depreciation expense, amortization of goodwill and related tax adjustments.

D.   PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following:

                                                                   June 30, 2000          June 30, 1999
                                                                  ---------------        --------------
          Machinery and equipment                                 $    2,013,000         $    3,624,000
          Buildings and leasehold improvements                           832,000                993,000
          Furniture, fixtures and office equipment                     1,302,000                491,000
          Aircraft and vehicles                                          162,000                714,000
                                                                  --------------         --------------
                                                                       4,309,000              5,822,000
          Less accumulated depreciation                               (1,656,000)            (1,772,000)
                                                                  --------------         --------------
                                                                  $    2,653,000         $    4,050,000
                                                                  ==============         ==============

     Depreciation expense charged to operations for the years ended June 30, 2000, 1999 and 1998 was $587,000, $761,000, and $595,000, respectively.

E.   SHORT-TERM BORROWINGS

     Line of Credit Facilities
     -------------------------
     In August 1998, the Company's operating subsidiaries (other than GEC) obtained a $3,000,000 line of credit facility with the CIT Group/Credit Finance, Inc. for working capital management purposes. The line of credit bears interest at prime plus 1.5% (total of 7.75% at June 30, 2000) and extends through August 2001.

                     AVIATION GROUP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Amount available for borrowing are based on the level and composition of the Company's accounts receivable and inventory. Amounts borrowed are repayable from lock box collections of the Company's accounts receivable. Outstanding borrowings under this line of credit at June 30, 2000 were $1,008,000. No additional borrowings were available under the terms of the line of credit at June 30, 2000. The line of credit is collateralized by substantially all of the assets of the Company's operating subsidiaries (other than GEC and Global) and guaranteed by the Company.

     In addition, GEC has a note payable to a bank under a revolving credit agreement with a balance of $360,000 at June 30, 2000. Interest is at the bank's index rate plus 0.25% (total of 10.5% at June 30, 2000). The note is collateralized by equipment, inventory and accounts receivable of GEC and is due in February 2001.


     Other Short-Term Borrowings
     ---------------------------

     The Company borrowed $3,000,000 from an investment fund on May 9, 2000. The promissory note requires quarterly interest payments at an annual rate of 12%, and is due February 28, 2001. In connection with the promissory note, the Company issued Series D warrants to purchase 225,000 shares of its common stock at an exercise price of $2.125 per share. The value of the warrants of $257,000 has been recorded as a discount, which is being amortized to interest expense over the term of the note. The balance of the note at June 30, 2000 is $2,794,000. The note is guaranteed by TBU (see Note Q).

     In June 1999, the Company borrowed $600,000 and executed notes payable to two individuals. The principal and interest at 9% were repaid at maturity of December 31, 1999. The notes were collateralized by stock of the Company's subsidiaries (except GEC). In connection with the notes, the Company issued the note holders warrants to purchase a total of 200,000 shares of the Company's common stock at $1.00 per share through June 2002. The warrants include a cashless exercise feature and the exercise price may be adjusted in certain circumstances, as specified in the agreement. The Company also granted 40,000 shares of common stock to a director as a finder's fee in connection with the notes. The shares were issued in July 1999. The estimated value of the warrants at the date of issuance of $106,000 and the quoted value of the shares at the grant date of $50,000 have been accounted for as a discount to the notes which has been amortized to expense over the seven-month life of the notes.

     At June 30, 1999, the Company owed $200,000 without interest to a previous owner of GEC in connection with a non-compete agreement. The entire balance was satisfied as a conversion to stock through the issuance of 112,000 shares of common stock on May 26, 2000.

F.   LONG-TERM DEBT

     Long-term debt consisted of the following:

                                                                        June 30, 2000          June 30, 1999
                                                                        -------------          -------------
     Convertible notes payable, payable in quarterly installments totaling $72,000 beginning April 1, 1998, bearing interest at 10%, maturing March 1, 2001 and collateralized by the
       Company's shares of common stock of Pride Exterior, Inc.
       In March 2000 the outstanding balance and accrued interest was converted into 78,864 shares of common stock at a
       conversion price of $4.50 per share. See Note H.                        25,000          $     377,000

                     AVIATION GROUP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                             June 30, 2000       June 30, 1999
                                                                             -------------       -------------
     Note payable to a bank, interest at bank base rate (11.00% at
       June 30, 2000); collateralized by equipment, inventories,
       accounts receivable and intangibles of GEC. Due in monthly
       payments of $17,000 plus interest through April 2003.                     620,000             792,000

     Various notes payable to an aircraft finance company, payable in varying monthly installments, including interest at prime plus 2.0% (9.75% at June 30, 1999, maturing December 1998 to
       June 2000, collateralized by certain aircraft and equipment.                    -              53,000

     Various notes payable to a bank, payable in varying installments, including interest at rates ranging from 9.25% to 9.5%, maturing
       through December 2002 and collateralized by certain aircraft.                   -              53,000

     Note payable to two companies in connection with the acquisition of Global (See Note C). The terms of the notes are currently
       under negotiation.                                                      3,700,000                   -

     Various other notes payable, including $25,000 loan from
       shareholder                                                                62,000              68,000
                                                                            ------------        ------------
     Total                                                                     4,407,000           1,343,000
     Less current maturities of long-term debt                                (3,976,000)           (463,000)
                                                                            ------------        ------------
     Total long-term debt                                                   $    431,000        $    880,000
                                                                            ============        ============

   Notes payable with due on demand provisions have been classified as a current liability in the accompanying balance sheets.

     Maturities of long-term debt as of June 30, 2000 were as follows:

               Year ending June 30,
               --------------------
                      2001                      $   3,976,000
                      2002                            220,000
                      2003                            204,000
                      2004                              7,000
                                                -------------
                                                $   4,407,000
                                                =============

G.   LEASES

     Capital Leases
     --------------

     The Company leases certain machinery and equipment under arrangements classified as capital leases. The net book value of machinery and equipment recorded under capital leases totaled approximately $400,000 and $600,000 at June 30, 2000 and June 30, 1999, respectively. Amortization expense associated with assets held under capital leases is included in depreciation and amortization expense for all periods presented.

     Future minimum lease payments at June 30, 2000, together with the present value of the minimum lease payments are:

         Years ended June 30,                                     2000
         --------------------                                  ----------
         2001                                                  $  213,000
         2002                                                     122,000
         2003                                                     110,000
                                                               ----------

         Total minimum lease payments                             445,000
         Less amount representing interest                        (31,000)
                                                               ----------
         Total present value of minimum lease payments            414,000
         Less current portion                                    (150,000)
                                                               ----------
         Long-term obligation                                  $  264,000
                                                               ==========

                     AVIATION GROUP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Operating Leases
     ----------------

     The Company leases various equipment and office and hanger facilities under cancelable and non-cancelable rental arrangements. Rental expenses from operating leases for the years ended June 30, 2000, 1999 and 1998 were $1,617,000, $1,493,000 and $1,466,000, respectively.

     At June 30, 2000, the minimum future lease payments for non-cancelable operating leases for the next five years and thereafter were as follows:
     (Need Global lease information)

               Years ending June 30,
               --------------------
               2001                                  $   1,676,000
               2002                                      1,581,000
               2003                                      1,015,000
               2004                                        780,000
               2005                                        785,000
               Thereafter                               18,538,000
                                                     -------------
                                                     $  24,375,000
                                                     =============


H.   COMMITMENTS AND CONTINGENCIES

     In connection with the conversion of notes payable to 78,864 shares of common stock (see Note F), the Company guaranteed the shareholders a minimum stock price of $4.50 per share. The Company recorded a current liability as of June 30, 2000 and an expense during the quarter ended June 30, 2000 of $197,000 to reflect the excess of the guarantee price over the trading price of the stock at June 30, 2000. The maximum potential liability the Company could experience under this guarantee is $355,000.


     In connection with the acquisition of Aero Design discussed in Note C, the Company entered into a royalty agreement which provides that the Company will pay the former owners of Aero Design a royalty of 2.5% of net revenues associated with new product license agreements developed during the seven year period beginning with the acquisition date. The royalties earned under the agreement were insignificant during all periods presented.

     The Company, in connection with the production of revenue, produces chemical waste, which is temporarily stored on the Company's premises. Costs for disposal are expensed by the Company as waste is produced. The provision for disposal of waste on hand totaled $4,000 and $9,000 as of June 30, 2000 and 1999, respectively, and is included in accrued liabilities in the accompanying balance sheet.

     Certain of the Company's subsidiaries are partially self-insured for employee medical claims. Insurance with independent insurance carriers is maintained to cover medical claims in excess of self-insured limits. The Company's self-insured limits vary by month and policy year and are based on various factors including the number of employees and dependents covered and certain experience factors. In addition to aggregate annual and monthly limitations, the Company's exposure is further limited to specific limits per covered individual.

     The Company has employment agreements with two officers, which are described in Note K.

     The Company is involved in certain legal proceedings in the normal course of business. Management believes none of these matters will have a material effect on the Company's results of operations or financial position.

I.   STOCK OPTIONS AND WARRANTS

     1997 Stock Option Plan
     ----------------------

     The Company's 1997 Stock Option Plan (the "Option Plan") was adopted by the Company's Board of Directors and shareholders in February 1997. The purpose of the Option Plan is to provide increased incentives to key employees and directors of the Company to render services and exert maximum effort for the business success of the Company. The Company has reserved 150,000 shares of its common stock for

                     AVIATION GROUP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     issuance upon exercise of such options. In May 2000, the Board of Directors approved an increase in the number of shares reserved for issuance under the Option Plan to 6,500,000 shares, effective if and when the arrangement with TBU (see Note Q) is completed.

     The Board of Directors or its Compensation Committee has the authority to select key employees and directors to whom stock options are granted as well as determining vesting schedules and other terms. The options vest ratably over five years and can have a term of up to ten years. The aggregate fair market value of the stock with respect to which incentive stock options are first exercisable in any calendar year may not exceed $100,000 per incident. The exercise price of incentive stock options must not be less than the fair market value of the common stock on the date of grant.

     The Company's Board of Directors approved the issuance of 78,000 incentive stock options in fiscal year 1998 and 10,000 in fiscal year 1999. Of these, 59,000 were issued in replacement for and cancellation of previously issued options. The exercise price on all the options granted was the market price at the date of grant except for options for 50,000 shares which were granted at 110% of market price. All of the options were repriced in fiscal 1999 to the current market price of $1.69 per share, (except for the 50,000 shares which were repriced to $1.86 per share).

     Warrant Issuances
     -----------------

     In connection with a private placement of stock in 1996, the Company issued 280,000 warrants to investment advisors and other parties. 200,000 warrants were issued with an exercise price of $1.00 per share and 80,000 were issued to a director with an exercise price of $2.50 per share. These warrants were scheduled to expire February 28, 1999. The exercise price and number of shares issuable under the warrants are subject to adjustment for certain equity transactions and other circumstances. The warrants also contain a "cashless" exercise feature whereby the warrants may be surrendered in exchange for a number of shares to be determined based on the difference between the exercise price and the market price for the Company's common stock. During fiscal year 1998, holders of the $1.00 warrants surrendered 144,755 warrants to purchase 129,112 shares of common stock. Additional warrants were surrendered to purchase 38,871 shares of common stock and the remainder expired in fiscal year 1999. In August 1999, the $2.50 warrants were extended to March 31, 2003 and repriced to the current market price of $1.69 per share. These warrants were surrendered in exchange for 26,000 shares of common stock in January 2000.

     The Company issued 1,150,000 redeemable common stock purchase warrants in connection with its IPO discussed in Note J. These warrants entitle the holders to purchase, anytime after two years from the effective date of the offering, 1.058 shares of common stock per each warrant for $6.52. The exercise price and number of shares purchaseable is required to be adjusted periodically as a result of the issuance of new warrants or shares of common stock at exercise or issue prices lower than the exercise price of the warrants. In October 1999, the exercise price of the warrants was adjusted to $5.76 and the number of shares purchaseable was adjusted to
     1.198 shares per warrant. The warrants expire five years from the effective date of the IPO and are redeemable at a price of $0.10 per warrant, with consent of the underwriter, upon 30 days written notice, provided that the average closing bid quotations or sales prices of the common stock equal or exceed $9.49 for 20 consecutive trading days ending on the tenth day prior to the date on which the Company gives notice of redemption. None of the warrants had been exercised as of June 30, 2000.

     The Company also sold 100,000 warrants (the "Underwriter's Warrants") to the Underwriters of its IPO, for $0.001 per warrant. Each warrant entitles the holder to purchase a share of common stock at $9.49 and also

                     AVIATION GROUP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     to receive an Underlying Warrant whose term is identical to the warrants described above except that the exercise price is $11.38. The Underwriter's Warrants are exercisable for four years beginning one year after the effective date of the IPO. None of these warrants had been exercised as of June 30, 2000.

     In April 1998, the Board of Directors elected to grant 345,000 warrants to officers, directors and consultants of the Company. In addition, the Board approved the issuance of warrants to purchase 52,000 shares of common stock in replacement for and cancellation of previously issued warrants to purchase an aggregate of 52,000 shares of common stock. The original exercise price on all the warrants granted was the market price at the date of grant. However, the 345,000 warrants were repriced to the current market price of $1.69 per share in August 1999. In January 2000, 100,000 of the warrants were surrendered to purchase 32,500 shares of common stock.

     During fiscal year 1999, the Company granted warrants to various parties to purchase a total of 260,000 warrants at per share prices ranging from $2.13 to $9.00 and terms ranging from two to five years. The warrants were granted for services and were recorded as expense based on the estimated fair values of the warrants, which totaled $123,000.

     Additional warrants were issued in fiscal years 1999 and 2000 in connection with notes payable as described in Notes E and F.

     In connection with the acquisition of Global and the issuance of preferred stock described in Note C, the company issued warrants that entitle the holders to purchase shares of common stock as follows: (1) Series A warrants - 750,000 shares at $5.00 per share, (2) Series B warrants - 3,500,000 shares at $3.00 per share, and (3) Series C warrants - 1,239,750 shares at $3.00 per share. The warrants are not exercisable until the Company's shareholders approve the issuance of the warrants and increase the authorized number of shares of common stock. The warrants expire on the earlier of March 31, 2005 or the second anniversary of the date the shares of common stock issuable upon the exercise of the warrants are registered for resale under the Securities Act of 1933, as amended.

     In February 2000, the Company's board of directors granted warrants to certain officers and directors to acquire 650,000 shares of common stock at $1.50 per share for three years. Warrants to purchase 500,000 of the shares are subject to shareholder approval and warrants to purchase 150,000 shares are subject to approval of both sets of shareholders in the arrangement described in Note Q.

     SFAS No. 123 Information
     ------------------------

     Pro forma information regarding net loss and loss per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its outstanding stock purchase warrants and employee stock options under the fair value method of that statement. The fair value of each warrant and option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted- average assumptions for 2000, 1999 and 1998.


                                                             2000                1999                  1998
                                                            ------              ------                ------
       Dividend yield                                        none                 none                 none
       Risk free interest rate                              6.50%                5.25%                5.74%
       Expected volatility                                  0.91                 0.85                 0.30
       Expected lives (years)                                2.0                  1.0                  5.5

                      AVIATION GROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the vesting period while the estimated fair value of the warrants is expensed on the grant date. The Company's pro forma net loss and loss per share were as follows for the years ending June 30, 2000, 1999 and 1998:

                                                                2000                1999                 1998
                                                          --------------       --------------       --------------
       Net Loss
          As reported                                     $  (7,128,000)       $  (2,305,000)       $  (1,638,000)
                                                          =============        =============        =============
          Pro forma                                       $  (7,421,000)       $  (2,310,000)       $  (2,103,000)
                                                          =============        =============        =============
       Loss per share - Basic and Diluted
          As reported                                     $       (1.79)       $       (0.67)       $       (0.54)
                                                          =============        =============        =============
          Pro forma                                       $       (1.89)       $       (0.67)       $       (0.69)
                                                          =============        =============        =============

     A summary of stock purchase warrant transactions and stock option transactions under the Option Plan is set forth below. Warrants issued with the Global acquisition (Note C), the IPO and the Underwriter's Warrants are not included in the tables.

                                                                                           Weighted
                                                                                           Average
                                                                                           Exercise
                                                                        Number               Price
                                                                   ----------------    ----------------
       Outstanding at July 1, 1997                                          56,500      $         5.53
          Granted                                                          513,000                3.96
          Exercised                                                              -                   -
          Forfeited/Canceled                                               (99,500)               6.86
                                                                   ---------------     ---------------
       Outstanding at June 30, 1998                                        470,000                3.54
          Granted                                                          470,000      $         2.89
          Repriced - previous                                             (435,000)               3.50
          Repriced - new                                                   435,000                1.69
          Exercised                                                              -                   -
          Forfeited/Canceled                                               (33,000)               3.50
                                                                   ---------------     ---------------
       Outstanding at June 30, 1999                                        907,000                2.33
          Granted                                                          619,000                1.43
          Exercised                                                       (180,000)               1.69
          Forfeited/Canceled                                               (55,000)               7.50
                                                                   ---------------     ---------------
       Outstanding at June 30, 2000                                      1,291,000      $         1.77
                                                                   ===============     ===============

                                                                                            Weighted
                                                                                            Average
                                                                                            Exercise
                                                                          Number             Price
                                                                    ================    ===============
       Exercisable Warrants and Options:
            June 30, 1998                                                  396,600      $        3.50
                                                                    ================    ===============
            June 30, 1999                                                  841,000      $        2.33
                                                                    ================    ===============
            June 30, 2000                                                  791,000      $        1.94
                                                                    ================    ===============

                     AVIATION GROUP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                             Exercise Price       Exercise Price        Exercise Price
                                                                Less than            Equal to            Greater than
                                                              Market Price         Market Price          Market Price
                                                            -----------------   ------------------    -----------------
       Weighted average fair value of warrants
       and options granted during the years ended:
            June 30, 1998                                   $              -    $            1.57     $               -
                                                            =================   ==================    =================
            June 30, 1999                                   $           0.53    $            0.71     $            0.31
                                                            =================   ==================    =================
            June 30, 2000                                   $           1.10    $               -     $            0.63
                                                            =================   ==================    =================

     The following table summarizes information about the stock purchase warrants and the fixed price stock options outstanding June 30, 2000. All the warrants and approximately 40,000 of the options are exercisable at June 30, 2000.

                                                                  Weighted
                                                                   Average              Weighted
                                                                  Remaining             Average
                                         Outstanding at          Contractual            Exercise
       Exercise Prices:                   June 30, 2000         Life (months)            Price
       ----------------                  --------------        --------------           --------
       $1.00 - $1.69                          1,139,000              46                   $ 1.42
       $2.13 - $3.00                             21,000              22                   $ 2.38
       $3.50 - $5.50                             91,000              39                   $ 4.23
       $6.00 - $9.00                             40,000              34                   $ 7.13

J.   SHAREHOLDERS' EQUITY

     Initial Public Offering
     -----------------------

     On August 19, 1997, the Company closed an initial public offering of its common stock and redeemable common stock purchase warrants. The Company sold 1,150,000 shares of common stock at a price of $5.75 per share and 1,150,000 common stock purchase warrants at a price of $0.10 per warrant. Proceeds from the stock offering totaled $5,180,000, net of approximately $1,548,000 of associated underwriting discounts and offering expenses.

     Preferred Stock
     ---------------

     The Company has 5,000,000 shares of preferred stock authorized. The preferred stock may be issued in series and with rights and preferences as determined by the Company's Board of Directors. As of June 30, 2000, the Company has designated (1) 2,000 shares of Series A convertible voting preferred stock, of which 1,650 shares were outstanding; and (2) 3,000 shares of Series B preferred stock of which 2,100 shares were outstanding. The Series A and Series B preferred shares were issued in connection with the acquisition of Global (Note C). The Series A and Series B preferred shares each have a liquidation preference of $10,000 per share. The shares were recorded at their estimated fair values of $10,500,000 for the Series A and $21,000,000 for the Series B.

     The Company has designated 3,000 shares of Series C convertible preferred stock, par value $0.01 per share. As of June 30, 2000, no shares of Series C preferred stock are outstanding. The Company is offering to issue shares of this series in exchange for outstanding shares of Series B preferred stock on a one-for-one basis.

                     AVIATION GROUP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     If declared by the board of directors, dividends on the Series A and Series B preferred shares will be paid quarterly at an annual rate of 9% and 12%, respectively on the liquidation preference amounts.

     The Company has the right to redeem all or part of the outstanding Series A preferred stock at any time on or before September 30, 2000. The redemption price per share will be $10,000 plus all accrued unpaid dividends, calculated through the date of redemption.

     Holders of Series A preferred stock have the right to convert their stock into shares of common stock at any time after October 31, 2000, or earlier if the Company has exercised its right to redeem the stock. In addition, the Company has the right to require conversion of the Series A preferred stock into shares of common stock at any time. This right of the Company terminates when the Company completes a new common stock, preferred stock or debt financing after consummation of the arrangement described in Note Q that provides new gross cash proceeds of at least $25,000,000. The conversion price is the greater of $6 or the arithmetic mean of the closing bid prices of the common stock for the 21 trading days preceding the date of conversion. The Company has the right to redeem all or part of the outstanding Series B preferred stock at any time after February 28, 2001. Additionally, the Company is required to redeem shares of the outstanding Series B preferred stock from and to the extent of the net cash proceeds from the sale of any assets of Aviation Group other than in the ordinary course of business or any public debt or equity securities offering after completion of the arrangement described in Note Q. The Series B preferred stock will be redeemed at a price per share equal to $10,000, plus all accrued unpaid dividends, calculated through the date of redemption.

K.   RELATED PARTY TRANSACTIONS

     The Company had a consulting arrangement with a member of the Board of Directors. The consulting arrangement provided for monthly fees of $4,000 and reimbursement of certain expenses. The agreement expired in February 2000. Fees paid under this arrangement totaled $32,000, $48,000 and $59,000 for the years ended June 30, 2000, 1999 and 1998, respectively.

     In connection with the acquisition of Aero Design in fiscal year 1998, the Company paid $25,000 in fees and issued 20,000 common stock warrants to RAS Securities, a company affiliated with a member of the Company's Board of Directors.

     During the year ended June 30, 2000, two officers and directors of the Company loaned the Company a total of $305,000 for working capital. The loans were repaid in March 2000. In connection with the loans, the individuals were granted warrants to purchase a total of approximately 102,000 shares of common stock at $1.00 per share anytime for three years. The value of these warrants of $112,000 was charged to interest expense during the year ended June 30, 2000.

     Effective February 23, 2000, the Company amended and entered into employment agreements with two officers and directors of the Company. Under the terms of the agreements, the Company will provide minimum bonuses of $450,000 to be paid the earlier of January 2, 2001 or upon sale of the Company's operating subsidiaries. This obligation is being amortized into expense on a straight-line basis through January 2, 2001. In addition, the employment agreements require minimum salary payments as follows:

                Year ending June 30
                -------------------
                      2001                      $227,000
                      2002                       144,000
                      2003                        96,000
                                                --------
                                                $467,000
                                                ========

     On May 25, 2000, the Company loaned $1,975,000 to travelbyus.com (TBU) for its acquisition of another unrelated entity, Epoch Technology, Inc. (EPOCH). The loan will mature in February 28, 2001 and is

                     AVIATION GROUP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     collateralized by a security interest in the stock of EPOCH. The security interest is subordinate to a security interest in EPOCH's stock in favor of TBU's senior redeemable debentures. See Note Q.

     Other related party transactions are described in Notes E, H and I.

L.   PROVISION FOR INCOME TAXES

     The (provision) benefit for income taxes consist of the following components:

                                               2000       1999        1998
                                               ----       ----        ----
       Current                               $     -   $        -   $         -
       Deferred                                    -     (199,000)      359,000
                                             -------   ----------   -----------
       (Provision) benefit for income taxes  $     -   $ (199,000)  $   359,000
                                             =======   ==========   ===========

     The following is a reconciliation of taxes computed at the federal statutory rate to the provision for income taxes included in the financial statements:

                                                                           2000                 1999             1998
                                                                           ----                 ----             ----
     Tax benefit computed by applying federal statutory rate          $      2,426,000   $     716,000    $    679,000
     Expenses not deductible for tax purposes (a)                             (485,000)        (74,000)        (71,000)
     Other                                                                           -               -          52,000
     Valuation allowance                                                    (1,941,000)       (841,000)       (301,000)
                                                                      ----------------   -------------    ------------
     Provision (benefit) for income taxes                             $              -   $    (199,000)   $    359,000
                                                                      ================   =============    ============
      (a) Principally goodwill amortization.

     Deferred tax assets and liabilities consisted of the following at June 30:

            Assets:                                                          2000                1999               1998
                                                                             ----                ----               ----
               Net operating loss carryforward                          $   4,420,000     $   1,548,000        $   984,000
               Investment tax credits                                          81,000            81,000             81,000
               Other                                                                -           114,000             88,000
                                                                        -------------     -------------        -----------
                                                                            4,501,000         1,743,000          1,153,000
            Less: Valuation allowance                                      (3,981,000)       (1,223,000)          (382,000)
                                                                        -------------     -------------        -----------
            Total deferred tax assets                                         520,000           520,000            771,000
                                                                        -------------     -------------        -----------
            Deferred tax liabilities - property and equipment                (520,000)         (520,000)          (571,000)
                                                                        -------------     -------------        -----------
            Net deferred tax assets                                     $           -     $           -        $   200,000
                                                                        =============     =============        ===========

     For income tax purposes, the Company has available at June 30, 2000, unused federal net operating loss carryforwards (NOL) of approximately $13,000,000, which may be applied against future taxable income of the Company, expiring in various years from 2005 to 2020. The NOL related to businesses acquired are subject to certain annual limitations on their usage. The Company's valuation allowance against deferred tax assets increased from $382,000 at June 30, 1998 to $1,223,000 at June 30, 1999 due
     to an increase in the NOL and to a change in the Company's assessment as to the likelihood of utilization of the NOL in the future. The valuation allowance increased by $2,758,000 in fiscal year 2000 due to an increase in the NOL. Under the Internal Revenue Code, the utilization of the NOL could be limited if certain changes in ownership of the Company's common stock were to occur.

                      AVIATION GROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




M.   EMPLOYEE BENEFIT PLAN

     The Company sponsors a defined contribution ("401(k)") employee benefit plan, which is open to all employees meeting certain age and length of service requirements. Employees may contribute up to 15% of their compensation to the plan subject to statutory limits. Employer contributions to the plan are discretionary and no employer contributions have been made to date.

N.   CONCENTRATIONS OF CREDIT RISK AND MAJOR CUSTOMERS

     Most of the Company's accounts receivable at June 30, 2000 and all of its accounts receivable at 1999, resulted from sales to third party companies in the airline industry. This concentration of customers may impact the Company's overall credit risk either positively or negatively, in that these entities may be similarly affected by changes in economic or other conditions. The Company believes that the risk is mitigated by the size, reputation and nature of its customers. Approximately $117,000 of the Company's accounts receivable at June 30, 2000 result from travel-related sales and are due from various customers and retail travel agents. Although the Company generally does not require collateral or other security to support customer receivables, it may have certain rights, such as the ability to place liens on aircraft services, in the event of nonpayment by its customers.

     During the year ended June 30, 2000, the Company derived approximately 9% and 28% of its revenues from United Airlines and Federal Express, customers of its overhaul and service division. During the year ended June 30, 1999, the Company derived approximately 16% and 15% of its revenues from United Airlines and Federal Express, respectively, customers of its overhaul and service division. Accounts receivable from five customers at June 30, 2000 represented approximately 40% of the total accounts receivable.

O.   BUSINESS SEGMENT INFORMATION

     The following table summarizes financial information by the Company's three business segments and corporate for fiscal years 2000, 1999 and 1998. The Company's other two business segments were discontinued as described in Note P.

                                                                        Years Ended June 30,
                                                            ---------------------------------------------
                                                               2000                 1999             1998
                                                               ----                 ----             ----
     Net revenues:
      Painting and maintenance                           $    8,670,000       $  11,162,000     $ 10,729,000
      Manufacturing                                           3,894,000           3,935,000          314,000
      Travel                                                    817,000                   -                -
      Corporate                                                       -                   -                -
                                                         --------------       -------------     ------------
      Total                                              $   13,381,000       $  15,097,000     $ 11,043,000
                                                         ==============       =============     ============

     Operating income (loss):
      Painting and maintenance                           $     (695,000)      $     443,000     $    178,000
      Manufacturing                                             158,000             187,000          155,000
      Travel                                                 (3,305,000)                  -                -
      Corporate                                              (2,412,000)         (1,818,000)      (1,506,000)
                                                         --------------       -------------     ------------
      Total                                              $   (6,254,000)      $  (1,188,000)    $ (1,173,000)
                                                         ==============       =============     ============
Total assets:

                     AVIATION GROUP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                          Years Ended June 30,
                                                       ----------------------------------------------------
                                                              2000                1999             1998
                                                              ----                ----             ----
      Painting and maintenance                         $    3,979,000       $   4,382,000     $   4,226,000
      Manufacturing                                         4,989,000           2,196,000         1,898,000
      Travel                                               51,937,000                   -                 -
      Corporate                                             2,774,000             454,000           980,000
                                                       --------------       -------------     -------------
      Total                                            $   63,679,000       $   7,032,000     $   7,104,000
                                                       ==============       =============     =============

     Depreciation and amortization
      Painting and maintenance                         $      457,000       $     442,000     $     435,000
      Manufacturing                                           202,000             210,000            22,000
      Travel                                                1,300,000                   -                 -
      Corporate                                                32,000              22,000             7,000
                                                       --------------       -------------     -------------
      Total                                            $    1,991,000       $     674,000     $     464,000
                                                       ==============       =============     =============

     Capital expenditures (including capital leases):
      Painting and maintenance                         $       89,000       $     592,000     $     291,000
      Manufacturing                                           123,000              87,000                 -
      Travel                                                        -                   -                 -
      Corporate                                                     -              29,000            66,000
                                                       --------------       -------------     -------------
      Total                                            $      212,000       $     708,000    $      357,000
                                                       ==============       =============      ============

     There were no significant intersegment sales or transfers for any period. Operating income by business segment excludes interest and other miscellaneous income and interest expense. Corporate assets consist primarily of cash and cash equivalents, note receivable and prepaid expenses.

P.   SALE OF DISCONTINUED BUSINESS SEGMENTS

     In December 1999, the Company sold its Tri-Star Airline Services ground handling subsidiary operations for $1,500,000, which resulted in a gain on disposal of $1,166,000. On February 8, 2000 the Company sold its Casper Air Service general aviation fixed base operations for $200,000 and the assumption of $600,000 in accounts payable, which resulted in an estimated loss on disposal of $566,000. Both businesses were sold to unrelated third parties. The Company retained certain assets of each entity, which were substantially impaired as of June 30, 2000. The revenues of these two business segments during the periods presented were as follows:

                                         Years Ended June 30,
                            -------------------------------------------------
                                2000               1999              1998
                                ----               ----              ----

     Casper                 $  1,689,000       $  5,903,000      $  5,739,000
     Tri-Star               $    766,000       $  1,553,000      $  1,462,000

Q.   PROPOSED BUSINESS COMBINATION

     On May 3, 2000, the Company entered into an agreement to effect an arrangement with travelbyus.com ("TBU"). The arrangement with TBU is to involve the issuance of new shares of common stock to the TBU shareholders, which will result in the TBU shareholders owning approximately 95% of the ongoing company.

     The arrangement with TBU is subject to approval of the shareholders of the Company and TBU and approval of an Ontario court. If the arrangement with TBU is approved, the Company anticipates it will attempt to sell the remaining non-travel related assets of the Company. Two directors of the Company will receive bonuses totaling $450,000 upon the earlier of the sale of these assets or January 2, 2001 as described in Note K. In addition, if the arrangement is approved, certain directors of the Company will be entitled to exercise warrants

                     AVIATION GROUP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     to purchase an aggregate of 150,000 shares of the Company's common stock at $1.50 per share after completion of the arrangement. Following completion of the arrangement, the Company could be required to redeem Series B preferred stock in certain circumstances as described in Note J.

     In connection with the proposed arrangement, the Company will increase its authorized number of common stock from 10,000,000 shares to 250,000,000 shares.

R.   SUBSEQUENT EVENT

     In August 2000, the Company entered into various resale price indemnity and exchange agreements to satisfy various accrued liabilities, debt, and unpaid hanger rental payments in the aggregate amount of approximately $1,507,000. The agreements include provisions for the creditor to exchange the outstanding debt for common stock of the Company at an exchange price of $3.00 per share. The Company agreed to register the shares prior to the exchange. If the value of The Company's common stock at the time of the exchange is less than $3.00 per share, the amount of the liabilities that are converted to stock will be reduced accordingly.

                           ************************

Report of Independent Certified Public Accountants


To the Board of Directors of
Global Leisure Travel, Inc.


We have audited the accompanying consolidated balance sheets of Global Leisure Travel, Inc. and Subsidiaries (the "Company") for the years ended December 31, 1999 and 1998 and the related consolidated statements of loss, stockholders' deficit and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Global Leisure Travel, Inc. and Subsidiaries as of December 31, 1999 and 1998 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles in the United States.

As discussed in Note 2 to the financial statements, the Company has been acquired by Aviation group in accordance with the acquisition and Merger Agreement dated March 17, 2000.

/s/ BDO Seidman, LLP

Seattle, Washington
March 31, 2000

                                    Global Leisure Travel, Inc. and Subsidiaries

                                                     Consolidated Balance Sheets

December 31,                                                                              1999               1998
=======================================================================================================================
ASSETS

Current Assets
   Cash and cash equivalents                                                       $       349,883    $       212,854
   Restricted cash                                                                       1,953,535          1,893,783
   Accounts receivable, net of allowance for doubtful
     accounts of $46,062 in 1999 and $45,000 in 1998                                     1,034,632            674,115
   Accounts receivable from related party                                                   71,800             35,593
   Prepaid tour costs                                                                    1,905,142          2,358,510
   Prepaid and other assets                                                                311,633            868,566
-----------------------------------------------------------------------------------------------------------------------
Total Current Assets                                                                     5,626,625          6,043,421

Property and Equipment, net                                                                638,618          2,967,664

Intangible Assets, net                                                                   3,217,533          4,723,464

Investments                                                                                      -            221,328
-----------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                       $     9,482,776    $    13,955,877
=======================================================================================================================
LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
   Checks issued in excess of deposits                                             $       730,251    $     3,242,196
   Accounts payable                                                                      8,197,820          9,503,014
   Customer deposits                                                                     5,585,142         10,385,021
   Accrued tour costs                                                                    2,110,866          2,565,480
   Accrued expenses and other liabilities                                                1,445,305          2,185,311
   Current portion of long-term debt                                                     9,981,219          1,221,304
   Notes Payable to Related Parties                                                     15,764,319          9,415,000
   Net current liabilities of discontinued operations                                            -            938,431
-----------------------------------------------------------------------------------------------------------------------
Total Current Liabilities                                                               43,814,922         39,455,757

Long-Term Debt, less current portion                                                       265,188            285,000
-----------------------------------------------------------------------------------------------------------------------
Total Liabilities                                                                       44,080,110         39,740,757
-----------------------------------------------------------------------------------------------------------------------
Commitments and Contingencies

Stockholders' Deficit
   Common stock, no par value, 20,000,000 shares authorized,
     4,000,000 shares issued and outstanding                                                 1,000              1,000
   Accumulated deficit                                                                 (34,598,334)       (25,785,880)
-----------------------------------------------------------------------------------------------------------------------
Total Stockholders' Deficit                                                            (34,597,334)       (25,784,880)
-----------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT                                        $     9,482,776    $    13,955,877
=======================================================================================================================

                                 See accompanying notes to financial statements.

                                    Global Leisure Travel, Inc. and Subsidiaries


                                                 Consolidated Statements of Loss

Year ended December 31,                                               1999                1998               1997
=======================================================================================================================
Net Commission Revenue                                         $      9,438,301    $     11,906,394   $     10,854,284

Selling, General and Administrative Expenses                        (16,964,862)        (18,954,168)       (16,384,573)

Impairment of Reservation System                                     (3,473,337)                  -                  -

Impairment of Goodwill                                                 (929,664)                  -                  -
-----------------------------------------------------------------------------------------------------------------------
Loss from Operations                                                (11,929,562)         (7,047,774)        (5,530,289)

Other Income (Expense)
   Interest income                                                       91,675              73,451                  -
   Interest expense                                                  (5,262,680)           (578,288)            (7,716)
   Other                                                                 46,691               5,566                  -
-----------------------------------------------------------------------------------------------------------------------
Total Other Expense                                                  (5,124,314)           (499,271)            (7,716)
-----------------------------------------------------------------------------------------------------------------------
Net Loss From Continuing Operations                                 (17,053,876)         (7,547,045)        (5,538,005)
-----------------------------------------------------------------------------------------------------------------------

Discontinued Operations

   Gain (loss) from discontinued operations                            (260,521)            980,083            510,415
   Gain on dispositions                                               8,501,943                   -                  -
-----------------------------------------------------------------------------------------------------------------------
Income From Discontinued Operations                                   8,241,422             980,083            510,415
-----------------------------------------------------------------------------------------------------------------------
Net Loss                                                       $     (8,812,454)   $     (6,566,962)  $     (5,027,590)
=======================================================================================================================

Net income (loss) per share
   From continuing operations                                  $          (4.26)   $          (1.89)  $          (1.38)
   From discontinued operations                                $           2.06    $           0.25   $           0.12
-----------------------------------------------------------------------------------------------------------------------
Net loss per share                                             $          (2.20)   $          (1.64)  $          (1.26)

======================================================================================================================
Weighted average shares outstanding, restated for stock
dividend                                                              4,000,000           4,000,000          4,000,000
======================================================================================================================

                                 See accompanying notes to financial statements.

                                    Global Leisure Travel, Inc. and Subsidiaries

                                Consolidated Statements of Stockholders' Deficit

                                                                                                            Total
                                                         Common Stock                 Accumulated       Stockholders'
                                              -----------------------------------
                                                  Shares            Amount              Deficit            Deficit
=======================================================================================================================
Balance at January 1, 1997                      4,000,000       $       1,000       $  (14,191,328)    $  (14,190,328)

   Net loss                                             -                   -           (5,027,590)        (5,027,590)
-----------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1997                    4,000,000               1,000          (19,218,918)       (19,217,918)


   Net loss                                             -                   -           (6,566,962)        (6,566,962)
-----------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1998                    4,000,000               1,000          (25,785,880)       (25,784,880)

   Net loss                                             -                   -           (8,812,454)        (8,812,454)
-----------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1999                    4,000,000       $       1,000       $  (34,598,334)    $  (34,597,334)
=======================================================================================================================

                                 See accompanying notes to financial statements.

                                    Global Leisure Travel, Inc. and Subsidiaries

                                           Consolidated Statements of Cash Flows

================================================================================

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

Year ended December 31,                                             1999                1998               1997
=======================================================================================================================
CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss for the year                                       $  (8,812,454)      $  (6,566,962)     $  (5,027,590)
   Adjustments to reconcile net loss to net cash
     used by operating activities:
       Depreciation and amortization                               1,003,846             639,545            558,305
       Impairment of goodwill                                        929,664                   -                  -
       Impairment of fixed asset                                   3,473,337                   -                  -
       Change in net assets and liabilities of discontinued
        operations                                                  (938,411)            147,826           (572,353)
   Change in assets and liabilities
     Restricted cash                                                 (59,752)         (1,475,309)          (107,041)
     Accounts receivable                                            (396,724)            244,180             87,253
     Prepaid and other assets                                      1,010,301             335,424           (634,756)
     Customer deposits                                            (4,799,879)            498,018          1,966,387
     Accounts payable                                             (3,817,139)          3,298,957          1,979,648
     Accrued tour costs                                             (454,614)           (128,450)           584,111
     Accrued expenses and other liabilities                         (745,006)           (658,751)           885,510
-----------------------------------------------------------------------------------------------------------------------
Net Cash Used by Operating Activities                            (13,606,831)         (3,665,522)          (280,526)
-----------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
   Payment for trade name purchase                                         -            (130,000)                 -
   Additions to land, building and equipment                      (1,468,188)         (2,148,632)          (460,106)
   Other                                                            (103,702)             93,697             (6,410)
-----------------------------------------------------------------------------------------------------------------------

Net Cash Used by Investing Activities                             (1,571,890)         (2,184,935)          (466,516)
-----------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from borrowings on debt                               19,582,784             607,500          1,600,000
   Payments on debt                                              (10,245,232)         (1,187,064)          (239,380)
   Proceeds from borrowings from related parties                  26,016,334           6,395,000                  -
   Payments on notes payable to related parties                  (19,665,687)                  -           (315,000)
   Payments under capital lease obligation                          (372,449)            (90,194)           (43,802)
-----------------------------------------------------------------------------------------------------------------------
Net Cash Provided by Financing Activities                         15,315,750           5,725,242          1,001,818
-----------------------------------------------------------------------------------------------------------------------
Net Increase (Decrease) in Cash and Cash Equivalents                 137,029            (125,215)           254,776

CASH AND CASH EQUIVALENTS, beginning of year                         212,854             338,069             83,293
-----------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, end of year                         $     349,883       $     212,854      $     338,069
========================================================================================================================
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
   Cash paid for interest                                      $   1,575,000       $     538,000      $     142,000
   Assets acquired by capital lease                            $           -       $     425,718      $           -
   Pushdown of GLT debt                                        $           -       $   3,020,000      $           -
   Exchange of asset for debt relief                           $     221,328       $           -      $           -
=======================================================================================================================

                                 See accompanying notes to financial statements.

                                    Global Leisure Travel, Inc. and Subsidiaries

                                                   Notes to Financial Statements

================================================================================

NOTE 1:                  Nature of Operations - Global Leisure Travel, Inc.
Description of Business  ("GLT" or "the Company") is primarily engaged in
and Summary of           wholesale and retail travel for both domestic and
Significant Accounting   international destinations. Packages created by the
Policies                 Company, including airline seats, hotel accommodations,
                         automobile rentals and other land components, are contracted with the vendors and primarily marketed directly to retail travel agents.


                         Principles of Consolidation and Basis of Presentation - The consolidated financial statements include the accounts of GLT and its wholly owned subsidiaries:
                         Sunmakers, Inc. ("Sunmakers"), KWTI Company ("KWTI"), Firstrav International, Inc., Cruise Alaska Tours, Inc. ("CAT") and AOI, Inc. ("AOI"). Jetset Tours, Inc. and Maupintour were wholly owned subsidiaries until their respective sales in late 1999. All significant intercompany balances and transactions have been eliminated in consolidation.

                         Effective February 28, 1997, the Company was purchased by Global Leisure, Inc. for $2.7 million in cash and notes. The accompanying financial statements have been prepared on the historical cost basis, with the $18 million excess of Global Leisure, Inc.'s purchase price over the net assets acquired remaining on Global Leisure, Inc.'s books.

                         On December 22, 1998, Global Leisure Travel, Inc. entered into an agreement to sell 95% of its common stock to Genesis Diversified Investments, Inc. ("Genesis"). The accompanying financial statements have been prepared on the historical cost basis, with the $27 million excess of Genesis' purchase price over the historical cost of net assets acquired on Genesis' books.

                         Cash and Cash Equivalents - The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Receivables from credit cards are treated as cash equivalents.

                         Property and Equipment - Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of three to five years.

NOTE 1: Impairment of Long-Lived Assets - In accordance with Description of Business the provisions of Statement of Financial Accounting
and Summary of           Standards ("SFAS") No. 121, "Accounting for the
Significant Accounting   Impairment of Long-lived Assets and for Long-lived
Policies                 Assets to be Disposed of", management of the Company
(continued)              reviews the carrying value of its equipment and
                         intangible assets on a regular basis. Estimated undiscounted future cash flows from operations are compared to current carrying value. Reductions or reserves against assets, if necessary, are recorded to the extent the net book value of the asset exceeds the estimate of future undiscounted cash flows.

                         Intangible Assets - The excess purchase price of subsidiaries over the fair market value of net assets acquired is recorded as an intangible asset and is being amortized using the straight-line method over 15 years.

                         Revenue Recognition - In November 1999 the Emerging Issues Task Force ("EITF") of the Financing Accounting Standards Board issued a discussion paper EITF 99-19, Reporting Revenue Gross Versus Net, which has not yet been finalized and in December 1999, the U.S. Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 - Revenue Recognition in Financial Statements, both of which covered and included guidelines for determining the appropriateness of gross versus net revenue reporting practices specifically in the e-commerce and travel sectors. The guidelines contained therein focus on determining whether the company in substance acts as principal, agent or broker in a transaction, whether it takes title to the products, and whether it assumes the risks and rewards of ownership. The Company has considered these very recent developments in determining its revenue recognition and reporting policies and believes its current policies are consistent with this guidance, however, it is possible that these evolving standards may allow or require the Company to amend its practices for the recognition and reporting of revenue.

                         Net revenues consist primarily of markups on travel packages. The Company generally recognizes net revenue when earned on the date of travel net of all cancellations and charges to reservations booked.

                         Customer deposits represent unearned revenues and are initially recorded as customer deposit liabilities on the balance sheet when received. Customer deposits are subsequently recognized as revenue, generally upon the month of travel.

                                    Global Leisure Travel, Inc. and Subsidiaries

                                                   Notes to Financial Statements

================================================================================

NOTE 1: Investments - The Company accounts for its investments Description of Business in which it has significant influence, but not control
and Summary of           (generally represented by ownership of more than 20%
Significant Accounting   but less than 50% of the entity's outstanding common
Policies                 stock) using the equity method of accounting. See Note
(continued)              6 for details on the sale of investment during 1999.

                         Advertising Costs - Advertising costs, consisting primarily of brochures, printing and postage expenditures, are amortized over the period the tour departs. Recognition of advertising costs is in conformance with the provisions of The American Institute of Certified Public Accountants Statement of Position 93-7, "Reporting of Advertising Costs". Advertising costs of approximately $900,000 in 1999, $3.0 million in 1998, and $2.2 million in 1997 are included in the accompanying Consolidated Statements of Loss. Prepaid expenses includes prepaid advertising costs of $0 and $400,000 at December 31, 1999 and 1998, which will be reflected as an expense during the period benefited.

                         Income Taxes - The Company accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". SFAS 109 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax basis of assets and liabilities. Deferred taxes are determined using enacted tax rates expected to be in effect in the years in which the temporary differences are expected to reverse.

                         Fair Value of Financial Instruments - Carrying amounts reported in the balance sheet for cash and cash equivalents, restricted cash, accounts receivable, prepaid tour costs, prepaid and other current assets, accounts payable and accrued expenses approximate fair value because of their immediate or short-term nature. The fair value of long-term debt approximates its carrying value because the stated rates of the debt either reflect recent market conditions or are variable in nature.

                         Accounting Estimates - The presentation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                    Global Leisure Travel, Inc. and Subsidiaries

                                                   Notes to Financial Statements

================================================================================

NOTE 1: Basic and Diluted Net Income (Loss) per Common Share - Description of Business Basic earnings per share is computed by dividing net
and Summary of           income by the weighted average number of common shares
Significant Accounting   outstanding during the period. Diluted earnings per
Policies                 share is computed by dividing net loss, as adjusted, by
(continued)              the weighted average number of shares of common stock,
                         common stock equivalents and other potentially dilutive securities outstanding during each period. All per share information has been restated to reflect the stock dividend declared on December 22, 1998.

                         Reclassifications - Certain reclassifications have been made to the prior years' financial statements to conform to the current year's presentation.

                         New Accounting Standards - In July 1999, the Financial Accounting Standards Board (the "FASB") issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of Effective Date of FASB No. 133". The Statement defers for one year the effective date of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". The rule now will apply to fiscal quarters of fiscal years beginning after June 15, 2000. SFAS No. 133, issued in June 1998, establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS 133 is effective for fiscal years beginning after June 15, 1999. Management has considered the impact of this statement, and believes it does not have a material impact upon the Company's results of operations or financial position.

                         In March 1998, the American Institute of Certified Public Accountants (the "AICPA") issued Statement of Position 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," ("SOP 98-1"). SOP 98-1 requires the Company to capitalize internal computer software costs once the capitalization criteria are met. SOP 98-1 is effective January 1, 1999, and is applied to all projects in progress upon initial application. Based on the adoption of SOP 98-1, the Company capitalized approximately $1.7 million and $2.0 million related to the Company's internal reservation systems during the years ended December 31, 1999 and 1998. Capitalized software is amortized on a straight-line basis over a five-year period. See Note 4 for details on reservation system impairment losses recognized in 1999.

                                    Global Leisure Travel, Inc. and Subsidiaries

                                                   Notes to Financial Statements

================================================================================

NOTE 2:                  The Company continues to have significant
Financial Condition,     operating losses, working capital deficiencies
Liquidity and            and has not been able to generate adequate cash
Subsequent Events        to meet its obligations.

                         In March 2000, the Company entered into an agreement to be acquired by Aviation Group, Inc. ("Aviation"). The acquisition of the Company is to involve (1) the issuance by Aviation of approximately $16,500,000 of Series A preferred stock; (2) the issuance of warrants to purchase 4,250,000 shares of Aviation's common stock; and (3) the repayment of approximately $16,500,000 of the Company's outstanding debt. The funds required to repay the Company's outstanding debt are to be provided by the sale of preferred stock to Travelbyus.com ("TBU") and a proposed private placement of securities.

NOTE 3:                  In October 1999, the Company completed the sale of
Discontinued             assets and assumption of certain liabilities of
Operations               Maupintour to Ardsley, LLC, which after the forgiveness
                         of intercompany debt, resulted in a payment to Ardsley, LLC of approximately $419,000. In November 1999, the
                         Company completed the sale of Jetset stock to Arnell
                         Corp. for approximately $6.3 million cash.

                                    Global Leisure Travel, Inc. and Subsidiaries

                                                   Notes to Financial Statements

================================================================================

                         The results of operations of Jetset and Maupintour have been classified as discontinued operations in the accompanying financial statements as the respective operations were geographically separate and operated independently of the Company's operations in Seattle, Washington. Additionally, after the sales, the Company no longer handled bulk wholesale airfare transactions (Jetset) or packaged tours which were directly purchased by the tour operator (Maupintour). The gain or loss incurred on the sales of Jetset and Maupintour is presented separately as a component of discontinued operations.

                         Travel sales and commissions and net income from discontinued operations were as follows:

                                                             1999           1998            1997
                      ------------------------------------------------------------------------------
                      Travel sales and commissions:
                        Maupintour                      $  28,813,310  $  41,794,311   $  40,569,374
                        Jetset                             71,824,144     65,117,650      33,388,930
                      ------------------------------------------------------------------------------

                      Net income (loss):
                        Maupintour                           (593,480)     1,070,516         575,792
                        Jetset                                332,959        (90,433)        (65,377)
                      ------------------------------------------------------------------------------

                                                        $    (260,521) $     980,083   $     510,415
                      ==============================================================================

NOTE 4:                  Property and equipment consists of the following at
Property and Equipment   December 31:

                                                                                1999              1998
                               ==========================================================================
                               Capital leases                              $    157,043      $    511,964
                               Buildings and leasehold improvements                   -           292,649
                               Furniture and equipment                          778,819           649,928
                               Reservation system                               300,000         2,058,791
                               --------------------------------------------------------------------------
                                                                              1,235,862         3,513,332
                               Less accumulated depreciation                    597,244           545,668
                               --------------------------------------------------------------------------

                               Property and equipment, net                 $    638,618      $  2,967,664
                               ==========================================================================

                                    Global Leisure Travel, Inc. and Subsidiaries

                                                   Notes to Financial Statements

================================================================================

                         Depreciation expense was approximately $221,477, $234,000 and $211,000 for the years ended December 31, 1999, 1998 and 1997. Depreciation expense on capital leases was approximately $102,400, $147,000 and $107,000 for the years ended December 31, 1999, 1998 and 1997.

                         The Company recorded a charge of $3,473,337 during 1999 for the write-down of the reservation system. Based on the Company's history of operating losses and projection of future cash flows, management determined that it was necessary to write down the carrying value of this asset to its estimated fair market value.

NOTE 5:                  Intangible assets in the amount of $929,664 were
Intangible Assets        written off through a charge to operations in 1999, and
                         reflected in the Consolidated Statement of Loss as "impairment of goodwill". The amount written off relates to goodwill recorded upon various subsidiary and trade name purchases, and represents the amount necessary to reduce the carrying values of the purchased goodwill to the Company's best estimate of the future undiscounted cash flows from the acquired assets.

                         Accumulated amortization at December 31, 1999 and 1998 was approximately $1.3 million and $2.0 million.

NOTE 6:                  GLT had a 45 percent interest in 4192 Meridian
Investments              Associates (the "Venture"). The Venture was formed in
                         May 1994 to acquire and operate a commercial office building in Bellingham, Washington. The Company leased office space from the Venture under a non-cancelable operating lease having a three-year term. Rent expense paid to the Venture was approximately $28,000 for each of the years ended December 31, 1999, 1998 and 1997.
                         During 1999, the investment was sold to two former owners of the Company as settlement of a note payable to them. Book value of the investment at the date of sale was approximately $218,000.

                                    Global Leisure Travel, Inc. and Subsidiaries

                                                   Notes to Financial Statements

================================================================================

NOTE 7:                  Related party debt consists of the following at
Related Party            December 31:
Transactions

                                                                             1999             1998
                         =============================================================================
                         Due to majority shareholder                     $  9,549,319     $  2,000,000

                         Due to minority shareholder and related
                          individuals                                       6,215,000        7,415,000
                         -----------------------------------------------------------------------------
                                                                         $ 15,764,319     $  9,415,000
                         =============================================================================

                         The loans from shareholders carry an interest rate of prime plus 2% (10.5% at December 31, 1999) and are payable on demand. Interest paid to the related parties was approximately $400,000, $414,000 and $32,000 for the years ended December 31, 1999, 1998 and 1997.

NOTE 8:                  Long-term debt consists of the following at December
Long-Term Debt           31:

                                                                             1999             1998
                         =============================================================================
                         Notes payable to a company, due throughout
                          2000, 16% interest.                             $  9,863,623    $          -

                         Signing bonus, monthly payments of
                          $8,333, non-interest bearing.                        285,000         387,500

                         Capitalized lease obligations                          97,784         470,233

                         Note payable to a company, due June 27,
                          1999, non-interest bearing, principal
                          payments of $71,428, collateralized by the
                          Company's 45% interest in 4192 Meridian
                          Associates.                                                -         428,571

                         Note payable to an individual, due on
                          demand, 6% interest.                                       -         110,000

                         Note payable to an individual, due on
                          demand, 6% interest.                                       -         110,000
                         -----------------------------------------------------------------------------

                         Total long-term debt                               10,246,407       1,506,304

                         Less current portion                                9,981,219       1,221,304
                         -----------------------------------------------------------------------------

                         Long-term debt, less current portion             $    265,188    $    285,000
                         =============================================================================

                                    Global Leisure Travel, Inc. and Subsidiaries

                                                   Notes to Financial Statements

================================================================================

                         Maturities of debt are as follows:

                         Year ending December 31,                     Amount
                         ------------------------------------------------------

                           2000                                     $ 9,981,219
                           2001                                         117,596
                           2002                                         117,596
                           2003                                          29,996
                         ------------------------------------------------------

                                                                    $10,246,407
                         ======================================================


NOTE 9:                  As of the year ended December 31, 1999, the Company has
Income Taxes             net loss carryforwards of approximately $26 million.
                         The loss carryforwards are available, through their expiration date of 2020, to offset future taxable income. The utilization of these loss carryforwards is subject to limitation due to the changes in control of the Company.

                         Included in loss carryforwards is $410,000 attributable to CAT that can only be offset against future earnings of CAT.

                         At December 31, 1999 and 1998, the Company had a net deferred long-term tax asset of $5.7 million and $8.8 million arising primarily from net operating loss carryforwards offset by the use of accelerated methods of depreciation of fixed assets. The Company has recognized a valuation allowance on all of its net deferred tax assets due to the uncertainty of realizing the benefits thereof.

                         The provision for income taxes differs from expected amounts, computed using the federal statutory rate of 34%, as follows:

                         Year ended December 31,                    1999              1998              1997
                         =======================================================================================
                         Expected benefit                       $  2,996,235      $  1,960,660      $  1,709,381
                         Non-deductible expenses                    (657,924)         (247,722)         (271,132)
                         Change in valuation allowance            (2,338,311)       (1,712,938)       (1,438,249)
                         ---------------------------------------------------------------------------------------

                         Provision for income taxes             $          -      $          -      $          -
                         =======================================================================================

                                    Global Leisure Travel, Inc. and Subsidiaries

                                                   Notes to Financial Statements

================================================================================


NOTE 10:                 The Company leases certain facilities under agreements
Lease Commitments        which expire at various dates. Annual minimum rental
                         commitments under operating leases that have initial or remaining non-cancelable lease terms are as follows:

                         Year ending December 31,                      Amount
                         ------------------------------------------------------

                           2000                                      $  945,684
                           2001                                         894,578
                           2002                                         636,109
                           2003                                          36,656
                         ------------------------------------------------------
                                                                     $2,513,027
                         ======================================================

                         Rent expense under operating leases was approximately $618,000, $413,000 and $370,000 for the years ended
                         December 31, 1999, 1998 and 1997.

NOTE 11:                 The Company had outstanding irrevocable letters of
Letters of Credit        credit in the amount approximately $1.9 million as of
                         the years ended December 31, 1999 and 1998. These letters of credit were issued in the ordinary course of the Company's business and are collateralized by restricted cash of approximately $1.7 million.

NOTE 12:                 The Company has a 401(k) employee benefit plan for
Employee Benefit         those employees who meet the eligibility  requirements
Plans                    set forth in the plan.  Eligible  employees may
                         contribute up to 15% of their compensation. The Company may make matching contributions at the discretion of its board of directors. An employee becomes fully vested with respect to employer contributions after 6 years of service. The Company contributed approximately
                         $68,000, $65,000 and $56,000 to the plan for the years ended December 31, 1999, 1998 and 1997.

NOTE 13:                 As part of the 1995 purchase of Maupintour, the Company
Commitments and          was contingently liable for  additional  payments to
Contingencies            the former owners from 1997 to 2000. The additional
                         payments are a percentage of domestic and international sales exceeding a specified minimum. The Company settled the remaining obligation, in conjunction with the sale of Maupintour, for $275,000. The Company accrued $155,000 in 1998 which was also paid during 1999.

Report of Independent Accountants

To the Directors of
travelbyus.com ltd.

We have audited the consolidated balance sheet of travelbyus.com ltd. (formerly LatinGold Inc.) as at September 30, 1999 and the consolidated statements of operations and deficit and cash flows and changes in shareholders' equity for the period from January 1, 1999 to September 30, 1999. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at September 30, 1999 and the results of its operations, its cash flows and changes in shareholders' equity for the period from January 1, 1999 to September 30, 1999 in accordance with generally accepted accounting principles in the United States.
/s/ PricewaterhouseCoopers LLP
Chartered Accountants

Vancouver, Canada
December 2, 1999
(except as to note 12 which is as at December 7, 1999 and note 23, which is as at November 8, 2000)

                       REPORT OF INDEPENDENT ACCOUNTANTS



To the Directors of
travelbyus.com ltd.

We have audited the consolidated balance sheet of travelbyus.com ltd. [formerly LatinGold Inc.] as at December 31, 1998 and the consolidated statements of operations and deficit, cash flows and changes in shareholders' equity for the years ended December 31, 1998 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 1998 and the results of its operations, its cash flows and changes in shareholders' equity for the years ended December 31, 1998 and 1997 in accordance with generally accepted accounting principles in the United States.

Toronto, Canada,                                      /s/ Ernst & Young LLP
April 21, 1999.                                       Chartered Accountants
travelbyus.com ltd.
Consolidated Balance Sheets
Nine month period ended June 30, 2000 is unaudited
--------------------------------------------------------------------------------

(expressed in Canadian dollars)



                                                                      June 30,          September 30,          December 31,
                                                                          2000                   1999                  1998
                                                                             $                      $                     $
                                                                   (Unaudited)
Assets

Current assets
Cash and cash equivalents                                           12,246,675              3,256,021                45,741
Accounts receivable and prepaid expenses (note 5)                    4,095,451                 50,504                 9,535
Inventory and barter credits (note 5)                                1,403,907                      -                     -
Marketable securities (notes 4 and 14(h))                            1,236,980                326,355               179,175
                                                                  ----------------------------------------------------------
                                                                    18,983,013              3,632,880               234,451

Cash deposits for acquisitions (note 7)                                576,800                436,354                     -

Cash in trust (note 8)                                                  31,073              7,200,000                     -

Security deposits (note 9)                                             943,153                      -                     -

Deferred financing costs - net of accumulated
      amortization of $325,493
      (September 30, 1999 - $27,296) (note 13(a))                      448,440                922,861                     -

Deferred acquisition costs                                                   -                194,281                     -

Programming library (note 11)                                        5,794,814                      -                     -

Investment (note 5)                                                  6,695,392                      -                     -

Property, plant and equipment - net of accumulated
      amortization of $258,944 (September 30, 1999 -
      $4,133; December 31, 1998 - $60,712) (note 10)                 3,806,689                 78,638                19,178

Goodwill - net of accumulated amortization of $3,279,191            55,521,555                      -                     -

Other intangibles - net of accumulated amortization of
      $110,699 (note 12)                                             3,347,194                      -                     -
                                                                  ----------------------------------------------------------
                                                                    96,148,123             12,465,014               253,629
                                                                  ==========================================================

 The accompanying notes are an integral part of these consolidated financial statements.

travelbyus.com ltd.
Consolidated Balance Sheets ...continued
Nine month period ended June 30, 2000 is unaudited
--------------------------------------------------------------------------------

(expressed in Canadian dollars)

                                                                           June 30,          September 30,          December 31,
                                                                               2000                   1999                  1998
                                                                                  $                      $                     $
                                                                        (Unaudited)
Liabilities

Current liabilities
Bank indebtedness (note 3)                                                  591,950                      -                     -
Accounts payable and accrued liabilities (note 5)                         6,215,039                300,673                51,028
Due to related parties (note 6(h) and 17(c))                              4,036,123                218,684                 2,968
Customer deposits                                                           580,770                      -                     -
Advances (note 14(g))                                                     2,920,000                      -                     -
Convertible debenture (note 13(b))                                        4,437,900                      -                     -
                                                                       ----------------------------------------------------------
                                                                         18,781,782                519,357                53,996

Debentures (note 13(a))                                                   6,688,379              6,254,407                     -
                                                                       ----------------------------------------------------------
                                                                         25,470,161              6,773,764                53,996
                                                                       ----------------------------------------------------------

Shareholders' Equity

Capital stock (note 14)
Authorized
      Unlimited number of common shares without par value
Issued
      80,600,066 common shares
           (September 30, 1999 - 41,539,178;
           December 31, 1998 - 20,989,178)                              170,679,387             97,080,625            95,720,625

Additional paid-in capital                                                  569,988                569,988               569,988

Compensation for future services (note 11)                               (4,407,223)                     -                     -

Warrants and special warrants (note 14(e))                               23,274,568              5,756,652                     -

Accumulated other comprehensive loss - net of tax of $nil
      (note 14(h))                                                         (122,801)              (115,146)             (262,326)

Deficit                                                                (119,315,957)           (97,600,869)          (95,828,654)
                                                                       ----------------------------------------------------------
                                                                         70,677,962              5,691,250               199,633
                                                                       ----------------------------------------------------------
                                                                         96,148,123             12,465,014               253,629
                                                                       ==========================================================

Commitments and contingencies (note 16)

Subsequent events (note 23)

Approved by the Board of Directors

/s/ Michael A. Farrugia           Director  /s/ Bill Kerby             Director
---------------------------------           ---------------------------
    Michael A. Farrugia                         Bill Kerby

 The accompanying notes are an integral part of these consolidated financial statements.

travelbyus.com ltd.
Consolidated Statements of Operations and Deficit
Nine month period ended June 30, 2000 is unaudited
--------------------------------------------------------------------------------

(expressed in Canadian dollars)


                                                                             Period from
                                                                              January 1,
                                             Nine-month periods ended            1999 to
                                                             June 30,      September 30,           Years ended December 31,
                                    ------------------------------------ -----------------  -----------------------------------
                                             2000             1999                   1999         1998                1997
                                                $                $                      $            $                   $
                                      (Unaudited)      (Unaudited)
Revenues
Travel product sales                    3,447,795                -                      -            -                   -
Travel commissions                      6,396,961                -                      -            -                   -
Associate marketing program               485,014                -                      -            -                   -
Advertising                               462,444                -                      -            -                   -
Technology sales                        1,223,959                -                      -            -                   -
                                    -------------------------------------------------------------------------------------------
                                       12,016,173                -                      -            -                   -
                                    -------------------------------------------------------------------------------------------

Expenses
Cost of travel product sales            3,022,778                -                      -             -                  -
Cost of services                        1,144,735                -                      -             -                  -
Cost of technology product sales        1,115,272                -                      -             -                  -
Advertising                             2,729,959                -                      -             -                  -
Amortization of goodwill                3,279,192                -                      -             -                  -
Amortization of other intangibles         436,192                -                      -             -                  -
Amortization of property, plant
    and equipment                         254,811            6,804                  6,928             -                  -
Capital taxes                             286,471                -                185,000             -                  -
Foreign exchange loss (gain)               23,977           (2,268)                (2,323)            -                  -
General and administration             17,078,549          428,471                854,059       256,910            528,215
Interest                                3,079,770                -                284,464             -                  -
Interest and other income                (308,358)          (5,474)                (6,972)      (18,556)           (91,449)
Website costs                             943,021          226,800                362,435             -                  -
Write-off of marketable
    Securities                                                                                                   3,902,312
Write-off of property, plant and
    equipment                                   -                -                 14,229             -                  -
                                    -------------------------------------------------------------------------------------------
                                       33,086,369          654,333              1,697,820       238,354          4,339,078
                                    -------------------------------------------------------------------------------------------

Loss from continuing operations
    before income tax                 (21,070,196)        (654,333)            (1,697,820)     (238,354)        (4,339,078)

Income tax recovery                       423,176                -                      -             -                  -

Loss from discontinued operations
    - net of tax of $nil (note 21)              -         (745,871)               (74,395)   (1,044,645)        (6,440,942)
                                    -------------------------------------------------------------------------------------------
Loss before extraordinary item        (20,647,020)      (1,400,204)            (1,772,215)   (1,282,999)       (10,780,020)

Extraordinary loss from repayment
    of debentures - net of tax of
    $nil (note 13(a))                  (1,068,068)               -                      -             -                  -
                                    -------------------------------------------------------------------------------------------
Loss for the period                   (21,715,088)      (1,400,204)            (1,772,215)   (1,282,999)       (10,780,020)

Deficit - Beginning of period         (97,600,869)     (95,132,490)           (95,828,654)  (94,545,655)       (83,765,635)
                                    -------------------------------------------------------------------------------------------
Deficit - End of period              (119,315,957)     (96,532,694)           (97,600,869)  (95,828,654)       (94,545,655)
                                    ===========================================================================================

Basic and diluted loss per common
    share from continuing
    operations and before
    discontinued operations and
    extraordinary item                      (0.32)           (0.04)            (0.05)             (0.01)             (0.28)
                                    ===========================================================================================
Basic and diluted loss per common
    share                                   (0.33)           (0.04)            (0.05)             (0.07)             (0.69)
                                    ===========================================================================================
Weighted average number of common
    shares outstanding                 65,203,705       31,729,436        31,781,090         19,400,822         15,588,904
                                    ===========================================================================================

 The accompanying notes are an integral part of these consolidated financial statements.

travelbyus.com ltd.
Consolidated Statements of Changes in Shareholders' Equity
Nine month period ended June 30, 2000 is unaudited

--------------------------------------------------------------------------------

(expressed in Canadian dollars)

                                                                                Common stock
                                                                   --------------------------------------------------------


                                                                                                Additional
                                                                                                   paid-in   Compensation
                                                                                                   capital     for future
                                                                     Number of        Amount        amount       services
                                                                        shares             $             $              $

Balance - January 1, 1997                                           13,389,178    91,069,816             -              -
Private placement of 3,100,000 units (consisting of one common
    share and one half warrant) at $1.63 per unit (note 14(a))       3,100,000     4,175,210             -              -
Compensation warrants on private placement (note 14(a))                      -       (61,535)            -              -
Comprehensive income
    Loss for the period                                                      -             -             -              -
    Unrealized loss on marketable securities                                 -             -             -              -
Total comprehensive income (loss)
                                                                   --------------------------------------------------------
Balance - December 31, 1997                                         16,489,178    95,183,491             -              -
Private placement of 4,000,000 common shares at $0.12 per share
    (note 14(b))                                                     4,000,000       464,634             -              -
Expiry of warrants                                                           -             -       569,988              -
Issuance of shares to acquire Mexican properties (note 21)             500,000        72,500             -              -
Comprehensive income
    Loss for the period                                                      -             -             -              -
    Unrealized loss on marketable securities                                 -             -             -              -
Total comprehensive income (loss)
                                                                   --------------------------------------------------------
Balance - December 31, 1998                                         20,989,178    95,720,625       569,988              -
Private placement of 20,000,000 common shares at $0.06 per share
    (note 14(c))                                                    20,000,000     1,175,000             -              -
Issuance of shares for cash from exercised options                     550,000       185,000             -              -
Issuance of debenture financing warrants (notes 13 and 14(d))                -             -             -              -
Issuance of warrants as financing fee for debenture financing
    (notes 13(a) and 14(d))                                                  -             -             -              -
Costs of issuing debenture financing warrants (notes 13(a) and
    14(d))                                                                   -             -             -              -
Comprehensive income
    Loss for the period                                                      -             -             -              -
    Unrealized gain on marketable securities                                 -             -             -              -
Total comprehensive income (loss)
                                                                   --------------------------------------------------------
Balance - September 30, 1999                                        41,539,178    97,080,625       569,988              -
Issuance of shares for cash from exercised options                     472,200       234,952             -              -
Issuance of shares on business combinations (note 6)                21,379,558    39,450,659             -              -
Issuance of shares and warrants to purchase assets (notes 11 and
    12)                                                              3,285,256     6,513,381             -              -
Exercise of debenture financing warrants                             6,012,500     7,461,513             -              -
Private placement of 4,000,000 units (consisting of one common share and
    one half warrant) at $2.50 per unit (note 14(f))                 4,000,000     6,077,696             -              -
Exercise of private placement warrants to common shares                181,750       922,745             -              -
Compensation warrants on private placements (note 14(e) and (f))             -      (564,760)            -              -
Exercise of compensation warrants to common shares                     215,000       971,155             -              -
Shares issued for future services (note 11)                          1,067,124     4,407,223             -     (4,407,223)
Private placement of 8,000,000 special warrants (each special warrant exercisable into one common share and one half
    warrant) at $2.50 per special warrant                                    -             -             -              -
Exercise of private placement special warrants to common shares        300,000       544,650             -              -
Exercise of financing fee warrants to common shares                    147,500       183,048             -              -
Private placement of 2,000,000 common shares at $3.70 (U.S.
    $2.50) per share (note 12(b))                                    2,000,000     7,396,500             -              -
Comprehensive income
    Loss for the period                                                      -             -             -              -
    Unrealized gain on marketable securities                                 -             -             -              -
    Translation adjustment                                                   -             -             -              -
Total comprehensive income (loss) (note 14(h))
                                                                   ------------------------------------------------------
Balance - June 30, 2000 (unaudited)                                 80,600,066   170,679,387       569,988     (4,407,223)
                                                                   ------------------------------------------------------


                                                                   ----------------------------------------------------



                                                                    Special        Amount      Warrants        Amount
                                                                   warrants             $                           $

Balance - January 1, 1997                                                 -             -             -             -
Private placement of 3,100,000 units (consisting of one common
    share and one half warrant) at $1.63 per unit (note 14(a))            -             -     1,550,000       508,453
Compensation warrants on private placement (note 14(a))                   -             -       155,000        61,535
Comprehensive income

    Loss for the period                                                   -             -             -             -
    Unrealized loss on marketable securities                              -             -             -             -
Total comprehensive income (loss)
                                                                   --------------------------------------------------
Balance - December 31, 1997                                               -             -     1,705,000       569,988
Private placement of 4,000,000 common shares at $0.12 per share
    (note 14(b))                                                          -             -             -             -
Expiry of warrants                                                        -             -    (1,705,000)     (569,988)
Issuance of shares to acquire Mexican properties (note 21)                -             -             -             -
Comprehensive income

    Loss for the period                                                   -             -             -             -
    Unrealized loss on marketable securities                              -             -             -             -
Total comprehensive income (loss)
                                                                   --------------------------------------------------
Balance - December 31, 1998                                               -             -             -             -
Private placement of 20,000,000 common shares at $0.06 per share
    (note 14(c))                                                          -             -             -             -
Issuance of shares for cash from exercised options                        -             -             -             -
Issuance of debenture financing warrants (notes 13 and 14(d))             -             -     9,560,000     5,864,054
Issuance of warrants as financing fee for debenture financing
    (notes 13(a) and 14(d))                                               -             -       700,270       808,112
Costs of issuing debenture financing warrants (notes 13(a) and
    14(d))                                                                -             -             -      (915,514)
Comprehensive income

    Loss for the period                                                   -             -             -             -
    Unrealized gain on marketable securities                              -             -             -             -
Total comprehensive income (loss)
                                                                   --------------------------------------------------
Balance - September 30, 1999                                              -             -    10,260,270     5,756,652
Issuance of shares for cash from exercised options                        -             -             -             -
Issuance of shares on business combinations (note 6)                      -             -             -             -
Issuance of shares and warrants to purchase assets (notes 11 and
    12)                                                                   -             -        50,000       131,450
Exercise of debenture financing warrants                                  -             -    (6,012,500)   (3,373,013)
Private placement of 4,000,000 units (consisting of one common share and
    one half warrant) at $2.50 per unit (note 14(f))                      -             -     2,000,000     3,154,000
Exercise of private placement warrants to common shares                   -             -      (181,750)     (286,620)
Compensation warrants on private placements (note 14(e) and (f))          -             -     1,080,000       564,760
Exercise of compensation warrants to common shares                        -             -      (215,000)     (433,655)
Shares issued for future services (note 11)                               -             -             -             -
Private placement of 8,000,000 special warrants (each special warrant exercisable into one common share and one half
    warrant) at $2.50 per special warrant                         8,000,000    18,388,392             -             -
Exercise of private placement special warrants to common shares    (300,000)     (750,000)      150,000       205,350
Exercise of financing fee warrants to common shares                       -             -      (147,500)      (82,748)
Private placement of 2,000,000 common shares at $3.70 (U.S.
    $2.50) per share (note 13(b))                                         -             -             -             -
Comprehensive income

    Loss for the period                                                   -             -             -             -
    Unrealized gain on marketable securities                              -             -             -             -
    Translation adjustment                                                -             -             -             -
Total comprehensive income (loss) (note 14(h))
                                                                  ---------------------------------------------------
Balance - June 30, 2000 (unaudited)                               7,700,000    17,638,392     6,983,176     5,636,176
                                                                  ---------------------------------------------------

                                                                                 Other capital accounts
                                                                 -----------------------------------------
                                                                                 Accumulated
                                                                                       other
                                                                               comprehensive
                                                                    (Deficit)         income          Total
                                                                     retained    (net of tax   shareholders'
                                                                     earnings       of $nil)         equity
                                                                            $              $              $
                                                                                   (note 13)
Balance - January 1, 1997                                         (83,765,635)      3,131,071    10,435,252
Private placement of 3,100,000 units (consisting of one common
    share and one half warrant) at $1.63 per unit (note 14(a))              -               -     4,683,663
Compensation warrants on private placement (note 14(a))                     -               -             -
Comprehensive income
    Loss for the period                                           (10,780,020)              -
    Unrealized loss on marketable securities                                -      (3,131,031)
Total comprehensive income (loss)                                                               (13,911,051)
                                                                 ------------------------------------------
Balance - December 31, 1997                                       (94,545,655)             40     1,207,864
Private placement of 4,000,000 common shares at $0.12 per share
    (note 14(b))                                                            -               -       464,634
Expiry of warrants                                                          -               -             -
Issuance of shares to acquire Mexican properties (note 21)                  -               -        72,500
Comprehensive income

    Loss for the period                                            (1,282,999)              -
    Unrealized loss on marketable securities                                -        (262,366)
Total comprehensive income (loss)                                                                (1,545,365)
                                                                 ------------------------------------------
Balance - December 31, 1998                                      (95,828,654)        (262,326)      199,633
Private placement of 20,000,000 common shares at $0.06 per share
    (note 14(c))                                                            -               -     1,175,000
Issuance of shares for cash from exercised options                          -               -       185,000
Issuance of debenture financing warrants (notes 13 and 14(d))               -               -     5,864,054
Issuance of warrants as financing fee for debenture financing
    (notes 13(a) and 14(d))                                                 -               -       808,112
Costs of issuing debenture financing warrants (notes 13(a) and
    14(d))                                                                  -               -      (915,514)
Comprehensive income

    Loss for the period                                            (1,772,215)              -
    Unrealized gain on marketable securities                                -         147,180
Total comprehensive income (loss)                                                                (1,625,035)
                                                                 ------------------------------------------
Balance - September 30, 1999                                      (97,600,869)       (115,146)    5,691,250
Issuance of shares for cash from exercised options                          -               -       234,952
Issuance of shares on business combinations (note 6)                        -               -    39,450,659
Issuance of shares and warrants to purchase assets (notes 11 and
    12)                                                                     -               -     6,644,831
Exercise of debenture financing warrants                                    -               -     4,088,500
Private placement of 4,000,000 units (consisting of one common share and
    one half warrant) at $2.50 per unit (note 14(f))                        -               -     9,231,696
Exercise of private placement warrants to common shares                     -               -       636,125
Compensation warrants on private placements (note 14(e) and (f))            -               -             -
Exercise of compensation warrants to common shares                          -               -       537,500
Shares issued for future services (note 11)                                 -               -             -
Private placement of 8,000,000 special warrants (each special warrant exercisable into one common share and one half
    warrant) at $2.50 per special warrant                                   -               -    18,388,392
Exercise of private placement special warrants to common shares             -               -             -
Exercise of financing fee warrants to common shares                         -               -       100,300
Private placement of 2,000,000 common shares at $3.70 (U.S.
    $2.50) per share (note 13(b))                                           -               -     7,396,500
Comprehensive income

    Loss for the period                                           (21,715,088)              -
    Unrealized gain on marketable securities                                -         102,386
    Translation adjustment                                                  -        (110,041)
Total comprehensive income (loss) (note 14(h))                                                  (21,722,743)
                                                                 ------------------------------------------
Balance - June 30, 2000 (unaudited)                              (119,315,957)       (122,801)   70,677,962
                                                                 ------------------------------------------

 The accompanying notes are an integral part of these consolidated financial statements.

travelbyus.com ltd.
Consolidated Statements of Cash Flows
Nine month period ended June 30, 2000 is unaudited
--------------------------------------------------------------------------------

(expressed in Canadian dollars)


                                                                                      Period from
                                                                                       January 1,
                                                          Nine-month periods ended        1999 to
                                                                          June 30,   September 30,      Years ended December 31,
                                                      ----------------------------- --------------  ----------------------------
                                                               2000           1999           1999           1998           1997
                                                                  $              $              $              $              $
                                                         (Unaudited)    (Unaudited)
Cash flows from operating activities
Loss for the period                                     (21,715,088)    (1,400,204)    (1,772,215)    (1,282,999)   (10,780,020)
   Items not affecting cash
      Amortization of property, plant and
        equipment                                           254,811          6,804         79,009              -              -
      Write-off of property, plant and equipment                  -              -         14,229              -              -
      Amortization of goodwill                            3,279,192              -              -              -              -
      Amortization of other intangibles                     110,699              -              -              -              -
      Interest accreted on debentures                     2,008,833              -        168,461              -              -
      Amortization of deferred financing costs              325,493              -         27,296              -              -
      Stock based compensation                               91,500              -              -              -              -
      Loss from discontinued operations                           -        627,426         74,395         86,239      5,978,194
      Extraordinary loss from repayment of
        debentures (note 13(a))                           1,068,068              -              -              -              -
      Income tax recovery                                  (423,176)             -              -              -              -
   Net change in non-cash working capital items:
      Accounts receivable and prepaid expenses             (671,917)       (16,385)       (40,970)       363,760        288,191
      Inventory and barter credits                        1,413,232              -              -              -              -
      Marketable Securities                                 754,458
      Increase in security deposits                        (736,981)             -              -              -              -
      Accounts payable and accrued liabilities            3,248,819        120,693        465,362       (386,501)      (486,230)
      Due to related parties                              3,077,789              -              -              -              -
      Customer deposits                                    (644,592)             -              -              -              -
      Accrued interest                                      275,935              -              -              -              -
                                                      -------------------------------------------------------------------------
                                                         (8,282,925)      (661,666)      (984,433)    (1,219,501)    (4,999,865)
                                                      -------------------------------------------------------------------------
Cash flows from investing activities
Cash paid for acquisitions and settlement
   of notes payable - net (note 6)                      (16,840,054)             -              -              -              -
Cash deposits on acquisitions (note 23(c))                 (576,800)      (413,904)    (7,636,354)             -              -
Advances for programming library (note 11)                 (744,000)             -              -              -              -
Funds in trust                                              (10,432)
Purchase of property, plant and equipment                (2,621,577)             -              -              -              -
Investment (note 5)                                      (7,277,600)             -              -              -              -
Investing activities from discontinued operations                 -              -       (421,374)             -       (255,418)
Proceeds from disposal of investment (note 5)               582,208              -              -              -              -
                                                      -------------------------------------------------------------------------
                                                        (27,488,255)      (413,904)    (8,057,728)             -       (255,418)
                                                      -------------------------------------------------------------------------
Cash flows from financing activities
Bank indebtedness                                          (144,850)             -              -              -              -
Proceeds from issuance of debentures (note 13(b))         4,437,900              -     11,950,000              -              -
Costs on issuance of debentures (note 13(a))                      -              -     (1,057,559)             -              -
Issuance of common shares                                         -      1,224,000      1,200,000        480,000      5,053,000
Share issue costs                                        (3,034,948)       (25,935)       (25,000)       (15,366)      (369,337)
Decrease in other liabilities                                     -              -              -       (171,600)      (407,800)
Issue of special warrants                                20,000,000              -              -              -              -
Issue of equity units                                    10,000,000              -              -              -              -
Private placement (note 13(b))                            7,396,500              -              -              -              -
Exercises of options and warrants                         5,597,377              -        185,000              -              -
Subscriptions received (note 14(g))                       2,920,000              -              -              -              -
Repayment of debentures (note 13(a))                     (2,494,000)             -              -              -              -
                                                      -------------------------------------------------------------------------
                                                         44,677,979      1,198,065     12,252,441        293,034      4.275,863
                                                      -------------------------------------------------------------------------
Foreign exchange effect on cash                              83,855              -              -              -              -
                                                      -------------------------------------------------------------------------
Increase (decrease) in cash and cash
   equivalents                                            8,990,654        122,495      3,210,280       (926,467)      (979,420)
Cash and cash equivalents -
   Beginning of period                                    3,256,021         76,817         45,741        972,208      1,951,628
                                                      -------------------------------------------------------------------------
Cash and cash equivalents -
   End of period                                         12,246,675        199,312      3,256,021         45,741        972,208
                                                      =========================================================================

 The accompanying notes are an integral part of these consolidated financial statements.

travelbyus.com ltd.
Consolidated Statement of Cash Flows ...continued
Supplemental Disclosure of Interest and Non-Cash Investing and Financing Activities
Nine month period ended June 30, 2000 is unaudited
--------------------------------------------------------------------------------

(expressed in Canadian dollars)


                                                                           Period from
                                                                            January 1,
                                               Nine-month periods ended        1999 to
                                                               June 30,   September 30,      Years ended December 31,
                                           ----------------------------- --------------  ----------------------------
                                                    2000           1999           1999           1998           1997
                                                       $              $              $              $              $
                                              (Unaudited)    (Unaudited)
Supplemental Information

Interest paid                                    746,875              -          2,137              -              -
Interest received                                302,810          5,474          4,402              -              -

Non-cash investing
    activities
Mineral property expenditures
  paid by issuing common
  shares                                               -              -              -         72,500              -
Common shares issued in
  connection with acquisition
  of subsidiaries                             39,450,659              -              -              -              -
Common shares issued in
  connection with acquisition
  of assets (notes 11 and 12)                  6,513,381              -              -              -              -

Non-cash financing
    activities
Common shares issued for
  future services (note 11)                    4,407,223              -              -              -              -
Compensation warrants issued
  to agents in connection
  with private placements
  (note 14(a) and (f))                           564,760              -              -              -         61,535
Compensation warrants issued
  to agents in connection
  with debenture financing
  (note 13(a))                                         -              -        808,112              -              -
Compensation special warrants
  issued to agents in
  connection with private
  placements (note 14(e))                      1,613,600              -              -              -              -
Compensation warrants issued
  to agents in connection
  with asset purchase
  (note 12)                                      131,450              -              -              -              -

 The accompanying notes are an integral part of these consolidated financial statements.

travelbyus.com ltd.
Notes to Consolidated Financial Statements
Nine month period ended June 30, 2000 is unaudited
--------------------------------------------------------------------------------

(expressed in Canadian dollars)

1   Nature of operations

    travelbyus.com ltd. (formerly LatinGold Inc.)(the "company") is developing an integrated internet travel organization which provides travel options via the internet as well as through 1-800 call centres and traditional travel agencies, primarily to retail customers located in the western United States. The company also provides advertising services to airlines and hotels located in the United States, provides retail travel agencies access to certain travel suppliers under preferred supplier agreements, licenses television program materials for broadcast, and sells computer data storage equipment primarily to Canadian corporate customers.

    The company was incorporated in 1986 under the Business Corporations Act (Ontario). The company was a precious metals exploration company until 1999 when it changed its business focus to the travel sector. In April 1999, the company discontinued its mining activities, and accordingly, its mining activities have been presented as discontinued operations. The company changed its name to travelbyus.com ltd. from LatinGold Inc. on June 11, 1999. In 1999, the company changed its year end to September 30.

    The company has a limited operating history and the successful implementation of its business strategy depends on numerous factors including economic, competitive and other conditions and uncertainties, including but not limited to the ability to hire and retain qualified personnel, the ability to continue relationships with suppliers and travel agents on satisfactory terms and the ability to obtain financing from other sources if revenues from operations do not grow as expected. Adverse economic or competitive and other conditions or the inability to obtain financing if required could affect the company's operations in the future and impact the company's ability to recover the value of its assets and satisfy its obligations in the future.

2   Summary of significant accounting policies

    The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. A summary of the significant accounting policies is set out below.

    Unaudited information

    The consolidated balance sheet as at June 30, 2000 and the consolidated statements of operations and deficit, cash flows and changes in shareholders' equity for the nine-month periods ended June 30, 2000 and 1999, including the related notes, are unaudited. This unaudited information reflects all adjustments which are, in the opinion of management, necessary for a fair statement of the results for the interim periods presented.

    Basis of consolidation

    The consolidated financial statements include the accounts of the company and its wholly-owned subsidiaries.

    Business combinations

    Business combinations have been accounted for under the purchase method of accounting and therefore include the results of operations of the acquired business from the date of acquisition. Assets acquired and liabilities assumed are recorded at their fair values at the date of their acquisition.

    Use of estimates

    The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results may differ from those estimates.

travelbyus.com ltd.
Notes to Consolidated Financial Statements
Nine month period ended June 30, 2000 is unaudited
--------------------------------------------------------------------------------

(expressed in Canadian dollars)

    Cash and cash equivalents

    Cash and cash equivalents consist of balances with banks and investments in money market instruments with original maturities of less than 90 days.

    Inventory and barter credits

    Data storage systems are recorded at the lower of cost or estimated net realizable value. Cost includes direct materials, labour and an allocation of overhead, and is determined on a first-in, first-out basis.

    Media credits are recorded at the lower of carrying value or estimated net realizable value. Carrying value is determined as cost (the amount paid to the media company in exchange for the media credits). Where the media credits represent media availability which expires over time, cost is amortized on a straight-line basis over the time to expiry. Where the company incurs costs to prepare the media for use by the customer, the cost of these services is included in the carrying value of the media credits.

    Travel credits are recorded at the lower of cost and estimated net realizable value. As prescribed by EITF Abstract Issue No. 93-11, cost is determined as the carrying value of the media credits exchanged for travel credits on the basis that there is not persuasive evidence of the fair value of the media credits given up for the travel credits. The company does not record revenue on the exchange of media credits for travel credits.

    Revenue recognition

    a)   Travel product sales and commissions

         Travel sales consist of revenues derived from the sale of travel products including airline tickets, hotel and vacation property accommodations, car rentals, vacation packages including cruises and tours, and volume bonuses and overrides from suppliers of these products.

         Where the company sells airline tickets or provides travel bookings as an agent, at prices determined by the supplier, commission revenue is recognized at the time the ticket is issued to the customer, which generally corresponds to the time the payment is processed, less an allowance for returns and cancellations based on the company's historical experience.

         Where the company acquires an inventory of travel services from airlines, hotels, vacation properties, car rental companies and vacation package providers and the company determines the selling price of these products, revenue for these services is recognized upon the customer's scheduled departure date, provided that collection is reasonably assured. Travel product sales are recorded at the gross amount collected from the customer only where the company has acquired an inventory which is non-returnable and non-refundable and bears general inventory risk, has latitude in establishing pricing, bears credit risk and is the merchant of record. Where those conditions do not exist, sales are recorded at the amount paid by the customer net of the travel product costs.

         The company also earns commissions for booking accommodations and vehicle rentals, and receives certain volume bonuses and overrides from the travel product suppliers (overrides represent commissions earned on the basis of volumes). Revenues related to accommodations and vehicle rentals are recognized
travelbyus.com ltd.
Notes to Consolidated Financial Statements
Nine month period ended June 30, 2000 is unaudited
--------------------------------------------------------------------------------

(expressed in Canadian dollars)

           on the customers' scheduled departure dates. Volume bonus and override commission revenues are recognized as specified in the contractual arrangement when the specified targets have been achieved.

     b)    Marketing program revenues

           The company provides retail travel agencies with access to certain travel product suppliers under preferred supplier agreements. Under these associate marketing programs, the member agencies are charged an annual or monthly license fee. The license fees are recognized on a straight-line basis over the license period, when collectibility is reasonably assured.

     c)    Advertising revenues




           Advertising revenues are derived from travel product suppliers' advertising included in printed marketing and promotional materials prepared by the company and delivered to travel agents and customers. Advertising revenues are recognized at the time the marketing and promotional materials are distributed to the travel agents and customers, when collectibility is reasonably assured. Costs of sales comprise the direct costs of developing and producing the marketing and promotional materials.

     d)    Technology sales

           Revenue from the sales of computer data storage equipment is recognized upon delivery of the equipment, provided collectibility is reasonably assured.

     e)    Television programming revenues

           Revenues from the license of television program material are recognized when the license period begins and all of the following conditions have been met: a) the license fee is known, b) the cost of the episodes provided under the license agreement is known or reasonably determinable, c) collectibility of the license fee is reasonably assured, d) the episodes have been accepted by the licensee in accordance with the license agreement and e) the episodes are available for the first telecast.

travelbyus.com ltd.
Notes to Consolidated Financial Statements
Nine month period ended June 30, 2000 is unaudited
--------------------------------------------------------------------------------

(expressed in Canadian dollars)

      Property, plant and equipment

      Property, plant and equipment are stated at cost less accumulated amortization. Amortization is recorded on a straight-line basis to amortize the cost of the capital assets over their estimated useful lives. Amortization rates are as follows:

           Automobiles                                            5 years
           Office and computer equipment
                and furniture                                 5 - 7 years
           Manufacturing equipment                                7 years
           Leasehold improvements                      over term of lease

      Goodwill

      Goodwill represents the excess of costs over amounts assigned to the net identifiable assets of acquired entities. The excess is amortized on a straight-line basis over a period ranging from five to ten years, as determined by the expected period of benefit from each acquisition.

      In addition to the impairment policy for long-lived assets, the company periodically evaluates whether changes have occurred that would require revision of the remaining estimated useful life of the goodwill. If such circumstances arise, the company would use an estimate of the undiscounted value of the expected future operating cash flows and residual to determine whether the net carrying amount of the goodwill exceeds the estimated net recoverable amount.

      Other intangibles

      Proprietary software rights and the costs of acquiring the right to the 800-i-TRAVEL number are amortized on a straight-line basis over ten years.

      Impairment of long-lived assets

      The company reviews the carrying amount of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The determination of any impairment includes a comparison of future operating cash flows anticipated to result from the use of the asset to the net carrying value of the asset. In the event of a business combination, any goodwill arising in the transaction is included in the group of assets for the purpose of the recoverability tests, or is allocated to the individual assets being tested on a pro rata basis using the relative fair values of the long-lived assets acquired at the acquisition date. In instances where goodwill is identified with assets that are subject to an impairment loss, the carrying value of the goodwill is eliminated before making any reduction of the carrying amounts of impaired long-lived assets.

travelbyus.com ltd.
Notes to Consolidated Financial Statements
Nine month period ended June 30, 2000 is unaudited
--------------------------------------------------------------------------------

(expressed in Canadian dollars)

      Programming library

      The costs to acquire television programming are capitalized and amortized in the same ratio that current gross revenues bear to anticipated total gross revenues. Estimates of anticipated total gross revenues are reviewed periodically and revised when necessary to reflect more current information. Where the carrying value of the unamortized costs exceeds the estimated net realizable value, the carrying value is written down to the net realizable value.

      Foreign currency translation

      Foreign currency transaction gains or losses are included in net earnings
      (loss) for the period in which there is an exchange rate change. Assets and liabilities of operations where the functional currency is other than the Canadian dollar are translated at the exchange rate at the balance sheet date. Revenues, costs and expenses of such operations are translated at the average rate of exchange prevailing during the period. Translation adjustments are included as a component of other comprehensive income and charged or credited to accumulated other comprehensive income, a component of shareholders' equity.

      Advertising costs

      The company accounts for advertising costs in accordance with AICPA Statement of Position 93-7, Reporting on Advertising Costs, whereby costs are generally expensed as incurred except for television and radio advertisements, which are expensed, including related production costs, the first time the advertising takes place.

      Stock-based compensation

      The company accounts for stock-based employee compensation arrangements using the intrinsic value method prescribed in Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations; accordingly, compensation cost of stock awards is measured as the excess, if any, of the quoted market price of the company's stock at the date of the grant over the option exercise price and is charged to operations over the vesting period.

      Income taxes

      The company follows the asset and liability method of accounting for income taxes. Under this method, deferred income tax assets and liabilities are recognized for the estimated tax consequences attributable to differences between the financial statement carrying values and their respective income tax basis (temporary differences). The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

      A valuation allowance is provided for deferred income tax assets if it is more likely than not that the company will not realize the future benefit, or if the future deductibility is uncertain.

travelbyus.com ltd.
Notes to Consolidated Financial Statements
Nine month period ended June 30, 2000 is unaudited
--------------------------------------------------------------------------------

(expressed in Canadian dollars)

      Loss per share

      Basic loss per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding during the period. Common shares outstanding include shares issuable for little or no cash consideration and for which all necessary conditions have been satisfied. Diluted loss per share is computed by including other potential common stock from exercise of stock options and warrants in the weighted average number of common shares outstanding for a period, if dilutive.

      The following table sets forth the computation of loss per share:

                                                                            Period from
                                                                             January 1,
                                             Nine-month periods ended           1999 to
                                                             June 30,     September 30,             Years ended December 31,
                                    ------------------------------------ -----------------  -----------------------------------
                                              2000           1999
                                                 $                  $          1999                   1998              1997
                                       (unaudited)        (unaudited)                 $                  $                 $
      Loss for the period               (21,715,088)        (1,400,204)       (1,772,215)        (1,282,999)      (10,780,020)

      Weighted average number of
        shares outstanding
           Common shares                 65,203,705         31,729,436        31,781,090         19,400,822        15,588,904
           Special warrants               5,956,923                  -                 -                  -                 -

      Basic and diluted loss per
        common share                          (0.33)             (0.04)            (0.05)             (0.07)            (0.69)

      New accounting pronouncements

      On June 15, 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("FAS 133"). FAS 133, as subsequently amended, is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000 (October 1, 2000 for the company). FAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. As management of the company does not currently use derivative instruments, the adoption of FAS 133 is not expected to have a significant effect on the company's results of operations or its financial position.

      In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") 101, Revenue Recognition in Financial Statements, and in March 2000, the SEC issued SAB 101A which provided certain amendments to SAB 101. The company believes that its current revenue recognition and reporting policies are consistent with the Staff views set out in those bulletins.

travelbyus.com ltd.
Notes to Consolidated Financial Statements
Nine month period ended June 30, 2000 is unaudited
--------------------------------------------------------------------------------

(expressed in Canadian dollars)

      In March 2000, the FASB issued FASB Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation - an interpretation of APB Opinion No. 25 ("FIN 44"), which clarifies the application of APB 25 for certain issues. This Interpretation is effective July 1, 2000, but certain conclusions in this Interpretation cover specific events that occur after either December 15, 1998 or January 12, 2000. The company has determined that they are in compliance with the guidance contained in this pronouncement.

      On May 8, 2000, the Emerging Issues Task Force ("EITF") of the Financial Accounting Standards Board issued EITF 00-02, Accounting for Website Development Costs, which covered and included guidelines to account for costs incurred to develop a website. The guidelines contained therein focus on determining the nature of website development costs and whether to capitalize or expense these costs accordingly. The company has expensed all costs incurred to date to develop its website. Transitional provisions contained in this EITF 00-02 require application of these guidelines for fiscal quarters beginning after June 30, 2000. The company will comply with this policy in accordance with the transitional provisions.

      On June 12, 2000, the Accounting Standards Executive Committee ("AcSEC") issued Statement of Position 00-2, Accounting by Producers or Distributors of Films ("SOP 00-2"), which provides guidance on generally accepted accounting principles for films. Films are defined in SOP 00-2 as feature films, television specials, television series, or similar products that are sold, licensed, or exhibited, whether produced on film, video tape, digital or other video recording format. Transitional provisions contained in this SOP 00-2 require the application of these guidelines for fiscal years beginning after December 15, 2000. The company will comply with this policy in accordance with the transitional provisions. The company has not yet determined the effect, if any, of this new pronouncement.

3     Bank indebtedness

      A subsidiary of the company has an operating line of credit available of $650,000, bearing interest at the bank's prime lending rate plus 2.5%. Bank indebtedness drawn against this line of credit is payable on demand and is secured by a general security agreement covering all of the subsidiary's assets other than real property and Export Development Corp. insurance coverage on certain accounts receivable as well as by a general corporate level guarantee. As at June 30, 2000 (unaudited), $591,950 has been drawn against this facility.

4     Marketable securities

      Marketable securities are considered available-for-sale and are stated at market value. Unrealized holding gains and losses are excluded from earnings and reported in a separate component of shareholders' equity. At June 30, 2000 (unaudited), the company held 639,912 (September 30, 1999 - 639,912; December 31, 1998 - 639,912) common shares of Scorpion Minerals Inc. ("Scorpion"), a company related by virtue of a director in common. At June 30, 2000 (unaudited), the cost of these marketable securities was $230,984 (September 30, 1999 - $230,984; December 31, 1998-$230,984).
      During the period ended June 30, 2000 (unaudited), the company also acquired an investment in a short-term mutual fund through the purchase of Cruise Shoppes America, Ltd. (Note 6(g)). The short-term mutual fund is considered available-for-sale and is stated at market value which approximates the cost at June 30, 2000 (unaudited).

travelbyus.com ltd.
Notes to Consolidated Financial Statements
Nine month period ended June 30, 2000 is unaudited
--------------------------------------------------------------------------------

(expressed in Canadian dollars)

5     Balance sheet components

      Accounts receivable and prepaid expenses

                                                                       June 30,          September 30,           December 31,
                                                                           2000                   1999                  1998
                                                                              $                      $                     $
                                                                    (Unaudited)
      Trade receivables                                               2,763,802                  2,756                 9,535
      Less:  Allowance for doubtful accounts                           (376,230)                     -                     -
      Other accounts receivable                                         933,911                 37,739                     -
                                                               ----------------------------------------------------------------
                                                                      3,321,483                 40,495                 9,535
      Prepaid expenses                                                  773,968                 10,009                     -
                                                               ----------------------------------------------------------------
                                                                      4,095,451                 50,504                 9,535
                                                               ----------------------------------------------------------------

      Inventory and barter credits

                                                                       June 30,          September 30,          December 31,
                                                                           2000                   1999                  1998
                                                                              $                      $                     $
                                                                    (Unaudited)
      Data storage systems                                              797,399                      -                     -
      Media credits                                                      60,651                      -                     -
      Travel credits                                                    545,857                      -                     -
                                                               ----------------------------------------------------------------
                                                                      1,403,907                      -                     -
                                                               ----------------------------------------------------------------

      Data storage systems comprise three major types of products: disk systems, optical mediums (CD and DVD servers), and tape back-up products. There are substantially no raw materials or work in process.

      Investment

      In connection with the proposed business combination with Aviation Group, Inc. ("Aviation Group") (note 23), the company has invested $7,277,600 (U.S. $5,000,000) in Aviation Group through the purchase of 500 shares of non-voting Series B 12% cumulative preferred stock from Aviation Group at U.S. $10,000 per share liquidation value, the proceeds of which were used, in part, by Aviation Group to acquire Global Leisure Travel, Inc. ("Global Leisure"). These shares may be exchanged, conditional upon the completion of the proposed business combination, for Aviation Group Series C convertible preferred stock.

      During the period, 40 shares of non-voting Series B 12% cumulative preferred stock sold for proceeds of U.S. $400,000 (approximately Cdn. $582,208).

travelbyus.com ltd.
Notes to Consolidated Financial Statements
Nine month period ended June 30, 2000 is unaudited
--------------------------------------------------------------------------------

(expressed in Canadian dollars)

      Accounts payable and accrued liabilities

                                                                       June 30,          September 30,          December 31,
                                                                           2000                   1999                  1998
                                                                              $                      $                     $
                                                                    (Unaudited)
      Trade accounts payable                                          3,281,233                203,424                51,028
      Accrued interest                                                  365,935                 90,000                     -
      Accrued lease liability                                           350,000                      -                     -
      Accrued payroll                                                   351,284                      -                     -
      Accrued professional fees                                         650,147                      -                     -
      Income tax payable                                                311,114                      -                     -
      Other liabilities                                                 905,326                  7,249                     -
                                                               ----------------------------------------------------------------
                                                                      6,215,039                300,673                51,028
                                                               ================================================================

6     Acquisitions (unaudited)

      All per share prices indicated for the various acquisitions outlined below reflect the market value of the shares at the date of announcement of the respective transactions, except where the purchase agreement contains provisions for guaranteeing the value of total share consideration subsequent to the completion date. These values have been used to account for these transactions by the purchase method, with effect from the completion dates indicated.

      a) Mr. Cheaps Travel Ltd. ("Mr. Cheaps Travel") and Gotham Media Group Ltd. ("Gotham Media Group")

           On October 4, 1999, the company acquired all of the outstanding shares of Mr. Cheaps Travel and Gotham Media Group (companies under common control and management) for aggregate consideration of $5,615,850 consisting of $4,395,850 ($4,354,733 (U.S. $3,000,000)
           cash and costs of acquisition of $41,117) and 2,000,000 common shares at $0.61 per share. A finder's fee of 150,000 common shares at $0.61 per share was paid to an officer of the company. The finder's fee has been accounted for as stock-based compensation and included in general and administration expense. The company acquired $2,270,000 of assets and assumed $555,000 of liabilities. Goodwill arising from this acquisition is being amortized over ten years.

           Mr. Cheaps Travel is a travel agency specializing in discount and last minute airfares. Gotham Media Group acquires the rights to outdoor billboards, radio, television and print advertising which it exchanges with its airline and hotel clients in return for travel credits to be applied toward the purchase of travel products. Both of the companies are based near Portland, Oregon.

      b) International Tours Inc., IT Cruise Inc. and GalaxSea Cruises and Tours, Inc.

           On October 13, 1999, the company acquired the travel marketing operations of International Tours, Inc., the cruise-only marketing operations of GalaxSea Cruises and Tours, Inc. and all of the shares of IT Cruise Inc. for aggregate consideration of $3,592,568 consisting of $2,992,568 (U.S. $2,000,000) in cash and
travelbyus.com ltd.
Notes to Consolidated Financial Statements
Nine month period ended June 30, 2000 is unaudited
--------------------------------------------------------------------------------

(expressed in Canadian dollars)

           1,000,000 common shares at $0.60 per share. Assets with a fair value of approximately $202,603 were acquired. Goodwill arising from this acquisition is being amortized over ten years. All of the companies are based in Dallas, Texas. International Tours, Inc. maintains a network of affiliated travel agencies in the United States, and GalaxSea Cruises and Tours, Inc. maintains a network of affiliated cruise-only offices.

      c)   Express Vacations, LLC ("Express Vacations")

           On November 1, 1999, the company acquired Express Vacations, a vacation package wholesaler in Reno, Nevada, for aggregate consideration of $5,443,284 consisting of $1,528,619 ($1,458,505
           (U.S. $1,000,000) cash and costs of acquisition of $70,114), $1,458,505 (U.S. $1,000,000) in short-term promissory notes which were paid shortly after closing, 3,462,000 common shares at $0.68 per share, and a finder's fee of 150,000 common shares at $0.68 per share which was paid to a third party. The company acquired $2,163,000 of assets and assumed $2,010,000 of liabilities. Goodwill arising from this acquisition is being amortized over five years.

           The company plans to center its operations at Express Vacations' offices in Reno.

      d)   Legacy Storage Systems Corp. ("Legacy")

           On December 1, 1999, the company acquired all of the outstanding common shares of Legacy for aggregate consideration of $1,835,680 consisting of $140,000 in cash and 3,028,000 common shares at $0.56 per share. The company acquired $1,693,053 of assets and assumed $1,251,626 of liabilities. Goodwill arising from this acquisition is being amortized over five years. Legacy designs and sells data storage systems, is controlled by an officer of the company, and is based in Markham, Ontario.

      e)   Cheap Seats Inc. ("Cheap Seats")

           On January 6, 2000, the company acquired all of the outstanding shares of Cheap Seats, a Los Angeles based airfare consolidator. The company acquired $497,000 of assets and $603,000 of liabilities. Goodwill arising from this acquisition is being amortized over ten years. The terms of the agreement include total consideration of $15,383,050 consisting of $7,333,050 ($7,250,000 (U.S. $5,000,000)
           cash and costs of acquisition of $83,050) and 5,000,000 common shares at $1.61 per share. At the time of closing, the company paid $7,333,050 (U.S. $5,000,000) in cash and the vendors advanced $739,650 (U.S. $500,000) to Cheap Seats pending resolution of certain working capital adjustments. Any adjustment arising from the settlement of this advance at an amount different than the advance will be accounted for as an adjustment to goodwill. As at June 30, 2000 this amount has been included in amounts due to related parties as the vendors remain officers of Cheap Seats. Based on discussions with the vendors, the company estimates that to date $3,700,000 (U.S. $2,500,000) of the purchase consideration paid, is contingently returnable in accordance with a formula contained in the purchase agreement based on Cheap Seats' pre-tax net income for the twelve-month period ended November 30, 1999. No amount in relation to this has been recorded in these consolidated financial statements. The purchase price may also be increased by up to $5,914,400 (U.S. $4,000,000) based on the increase in certain gross revenues during the period from October 1, 1999 to September 30, 2002, calculated in accordance with the terms of the agreement.

travelbyus.com ltd.
Notes to Consolidated Financial Statements
Nine month period ended June 30, 2000 is unaudited
--------------------------------------------------------------------------------

(expressed in Canadian dollars)

      f)   Bell Travel Systems ("Bell Travel")

           On April 3, 2000, the company acquired all of the outstanding shares of Bell Travel Systems, a travel agent consortium based in Scotts Valley, California. Under the terms of the agreement, the company paid aggregate consideration of $5,438,320 consisting of $2,814,200 ($2,761,200 (U.S. $1,900,000) in cash and costs of acquisition of $53,000) and 690,558 common shares at $3.80 per share. The company acquired $296,071 in assets and assumed no liabilities. The difference between purchase price and fair value of assets acquired is allocated to goodwill and is being amortized over ten years.

      g)   Cruise Shoppes America, Ltd. ("Cruise Shoppes")

           On April 4, 2000, the company acquired all of the outstanding shares of Cruise Shoppes for aggregate consideration of $13,144,600 consisting of $2,668,600 ($2,615,600 (U.S. $1,800,000) in cash and costs of acquisition of $53,000) and 2,619,000 common shares at $4.00 per share with the number of shares subject to adjustment based on the trading price of the common shares on July 5, 2000. Subsequent to June 30, 2000, an additional 2,541,591 common shares were issued pursuant to the adjustment clause contained in the purchase agreement to maintain the value of total consideration at $13,091,600. The company acquired $2,960,235 in assets and $637,377 in liabilities. Goodwill arising from the acquisition is being amortized over ten years.

      h)   Epoch Technology, Inc. ("Epoch")

           On May 23, 2000, the company acquired Epoch, a tour wholesale software development company based in Dallas, Texas. Under the terms of the agreement, the company paid aggregate consideration of $15,374,800 consisting of $3,046,100 ($2,999,100 (U.S. $2,000,000) in cash and costs of acquisition of $47,000) and 3,280,000 common shares at U.S. $2.50 (approximately Cdn. $3.76) per share. Per the terms of the purchase agreement the share consideration is subject to adjustment based on the price of the common shares of the company on August 22, 2000 up to a maximum of 3,280,000 common shares. On September 25, 2000 the company issued 3,280,000 additional shares. The company acquired $2,279,083 in assets consisting primarily of proprietary software rights (note 12) and $276,636 in liabilities. Goodwill arising from this acquisition is being amortized over five years. To complete the acquisition, the company borrowed $2,921,618 (U.S. $1,975,000) from Aviation Group under a 12% note due February 28, 2001, or earlier, in certain events, and granted a security interest in Epoch stock to Aviation Group to secure the note. This note payable has been classified as due to related parties. The security interest is subordinate to the security interest of the holders of the company's 12.5% senior redeemable debentures. Aviation Group obtained the funds for this note from a $4,498,600 (U.S. $3,000,000) investor loan that has been guaranteed by the company.

travelbyus.com ltd.
Notes to Consolidated Financial Statements
Nine month period ended June 30, 2000 is unaudited
--------------------------------------------------------------------------------

(expressed in Canadian dollars)

      Details of the fair value of net assets acquired and consideration given for the acquisitions, in aggregate, during the period since September 30, 1999 are as follows (allocations of purchase price to specifically identifiable net assets are not yet complete and therefore subject to adjustment in the near term):

                                                                                                     $
           Net non-cash assets acquired - at fair market values
                Assets acquired                                                             12,361,046
                Liabilities assumed                                                         (6,060,390)
                Less:  Cash of acquired operations                                          (1,174,334)
                                                                                          ------------

           Net non-cash assets acquired                                                      5,126,322
           Excess of cost of net assets over assigned value
                Goodwill                                                                    58,800,746
                                                                                          ------------
                                                                                            63,927,068
                                                                                          ============

           Cash consideration (including costs of acquisition)                              24,192,237
           Promissory notes                                                                  1,458,505
           Share capital issued                                                             39,450,660
           Less:  Cash of acquired operations                                               (1,174,334)
                                                                                          ------------
                                                                                            63,927,068
                                                                                          ============

      All acquisitions are accounted for using the purchase method and the results of operations of each entity acquired are included from the date of acquisition.

      The unaudited pro forma consolidated revenues, loss and basic and diluted loss per share for the nine-month period ended June 30, 2000 are $17,673,541, ($24,819,825) and ($0.39), respectively, presented as if the acquisition of Mr. Cheaps Travel and Gotham Media Group, International Tours Inc., IT Cruise Inc. and GalaxSea Cruises and Tours, Inc., Express Vacations, Legacy, Cheap Seats, Bell Travel, Cruise Shoppes and Epoch had occurred on October 1, 1999. This summarized information does not purport to be indicative of what would have occurred had the acquisitions actually been made as of such dates or of results which may occur in the future.

      The unaudited pro forma consolidated revenues, income and basic and diluted earnings per share for the nine-month period ended June 30, 1999 are $28,652,269, $(5,551,693) and $(0.13), respectively, presented as if the acquisition of Mr. Cheaps Travel and Gotham Media Group, International Tours, Inc., IT Cruise Inc. and GalaxSea Cruises and Tours, Inc., Express Vacations, Legacy, Cheap Seats, Bell Travel, Cruise Shoppes and Epoch had occurred on October 1, 1998. This summarized information does not purport to be indicative of what would have occurred had the acquisitions actually been made as of such dates or of results which may occur in the future.

travelbyus.com ltd.
Notes to Consolidated Financial Statements
Nine month period ended June 30, 2000 is unaudited
--------------------------------------------------------------------------------

(expressed in Canadian dollars)

7     Cash deposits for acquisitions

      During the period ended June 30, 2000 (unaudited), the company advanced a total of $500,000 to Just Vacations, Inc. ("JVI"). These advances are unsecured and bear interest at the rate of 10% per annum, and become due and payable in the event the company does not complete this potential acquisition (note 23(e)). The balance of cash deposits for acquisitions relate to various other potential acquisitions being investigated by the company.

8     Cash in trust

      As at June 30, 2000 (unaudited), $31,073 was held by the company's lawyers in trust in connection with payments required for acquisitions.

      As at September 30, 1999, $7,200,000 (U.S. $4,800,000) was held by the company's lawyers in trust for the company's acquisitions of Mr. Cheaps Travel, Gotham Media Group, International Tours, Inc., IT Cruise Inc. and GalaxSea Cruises and Tours, Inc.


9     Security deposits

      As at June 30, 2000 (unaudited), letters of credit totalling $667,904 (U.S. $451,500) have been issued to various hotels. These letters of credit are required as security under certain hotel agreements. During the period ended June 30, 2000 (unaudited), $nil has been drawn against these letters of credit. As at June 30, 2000 (unaudited), $656,809 (U.S. $444,000) has been deposited as security for these letter of credit agreements.

      In addition, $172,993 (U.S. $116,942) represents the amount held as security for an irrevocable letter of credit issued to the Airline Reporting Corporation ("ARC") to comply with the applicable regulations for travel agencies in the United States. The remaining balance of $113,351 consists of customer deposits held in trust for remittance to cruise lines.

10    Property, plant and equipment

      Property, plant and equipment consist of the following:

                                                                                           June 30, 2000
                                                               -----------------------------------------
                                                                                             (Unaudited)
                                                                             Accumulated
                                                                    Cost    amortization             Net
                                                                       $               $               $
      Automobiles                                                  61,977           5,977         56,000
      Office and computer equipment and furniture               3,635,663         229,759      3,405,904
      Manufacturing equipment                                      65,966           7,696         58,270
      Leasehold improvements                                      302,027          15,512        286,515
                                                               -----------------------------------------
                                                                4,065,633         258,944      3,806,689
                                                               -----------------------------------------

travelbyus.com ltd.
Notes to Consolidated Financial Statements
Nine month period ended June 30, 2000 is unaudited
--------------------------------------------------------------------------------

(expressed in Canadian dollars)

                                                                                September 30, 1999
                                                               ------------------------------------
                                                                             Accumulated
                                                                  Cost      amortization        Net
                                                                     $                 $          $
      Office and computer equipment and furniture                82,771            4,133     78,638
                                                               ====================================
                                                                                  December 31, 1998
                                                               ------------------------------------
                                                                             Accumulated
                                                                  Cost      amortization        Net
                                                                     $                 $          $
      Office and computer equipment and furniture                79,890           60,712     19,178
                                                      =============================================

11    Programming library

      On November 15, 1999, the company acquired 120 episodes of the television program "The Travel Magazine", except for certain home video rights and television distribution agency rights, for an aggregate consideration of $4,997,795 paid by the issuance of 2,855,883 common shares at $1.75 per share. All programming contained in this library consists of completed episodes.

      Pursuant to an agreement dated October 1, 1999, as amended on January 21, 2000, the company purchased 130 new episodes of "The Travel Magazine" to be produced over the next 24 months. On closing, $4,735,033 was paid towards these episodes by the issuance of 1,146,497 common shares at $4.13 per share, with a further U.S. $1,800,000 (approximately Cdn. $2,610,000) to be paid in cash upon the delivery of 40 new episodes. Upon receipt of these 40 new episodes, the company has the right to terminate the arrangement and not pay U.S. $4,500,000 (approximately Cdn. $6,525,000) cash in respect of the remaining 90 episodes.

      No revenue has been earned to June 30, 2000 (unaudited) from this programming library.

      The amount of $4,407,223 has been included as a deduction from shareholders' equity and $327,810 has been classified as programming library in respect of nine new episodes received to June 30, 2000 (unaudited). The amount recorded as a deduction from shareholders' equity will be reclassified as programming library based on the program costs per episode upon receipt of each episode. The company paid U.S. $300,000 (approximately Cdn. $446,400) with respect to the nine new episodes received as at June 30, 2000 (unaudited). In addition, the company advanced U.S. 200,000 (approximately Cdn. $297,600) in respect of the remaining new episodes which is included in prepaid expenses (unaudited).

travelbyus.com ltd.
Notes to Consolidated Financial Statements
Nine month period ended June 30, 2000 is unaudited
--------------------------------------------------------------------------------

(expressed in Canadian dollars)

12    Other intangibles

                                                                         June 30, 2000    September 30,
                                                                            (unaudited)            1999
                                        ----------------------------------------------    -------------
                                                         Accumulated
                                               Cost     amortization               Net              Net
                                                  $                $                 $                $
      800-i-TRAVEL                        1,357,893           66,973         1,290,920                -
      Proprietary software rights         2,100,000           43,726         2,056,274                -
                                        ---------------------------------------------------------------
                                          3,457,893          110,699         3,347,194                -
                                        ===============================================================

      On December 7, 1999, the company acquired the right to the 800-i-TRAVEL numbers and a system which utilizes a telephone switching technology that will route customers' calls to their closest member travel agency or to the company's call center. The vendor, a U.S. partnership which includes an officer of the company, was paid 350,000 common shares at $3.46 per share and warrants to purchase 50,000 common shares at U.S. $1.00 per share. Warrants are exercisable prior to December 7, 2002 (fair value of $131,450), provided certain performance criteria are fulfilled. Until such time that these performance criteria are met, no portion of the warrants issued may be exercised. Performance criteria are fulfilled if certain minimum numbers of customer calls to the two 1-800 numbers have been achieved prior to May 2001 or the average trading price of travelbyus.com ltd.'s common shares during November 2000, has been at least U.S. $4.00 (approximately Cdn. $5.80) per common share. In addition, the vendors will receive a royalty of U.S. $0.10 per call for a period of 48 months. In the event that certain performance criteria are not fulfilled, the vendors may exercise an automatic right to re-acquire the right to the 800-i-TRAVEL numbers and system and in the event travelbyus.com determines that it no longer seeks to utilize these numbers and system, travelbyus.com has the right to transfer the numbers and switching technology back to the vendors. In either circumstance, no past amounts paid are refundable to the company. As at June 30, 2000 (unaudited), the company was in the process of linking the company's network of member agents to this system.

13    Debentures

      a)   Senior redeemable debentures and deferred financing costs

           As at September 9, 1999, the company issued 12.5% senior redeemable debentures for gross proceeds of $11,950,000. The debentures earn interest at 12.5% per annum, payable semi-annually, and mature on September 9, 2001. The company may repay the debentures at any time. A senior fixed and floating charge covering all assets of the company has been granted as security.

           Attached to each $1,000 debenture were warrants to purchase 800 common shares at $0.68 per common share. The warrants expire at the earlier of September 9, 2001 and ten days following notice by the company of an amended expiry date. The company has the right to amend the expiry at any time that the daily closing price of the company's common shares has exceeded $1.36 for a period of ten trading days. If the company exercises its rights to amend the expiry date, the company must file a prospectus with the
travelbyus.com ltd.
Notes to Consolidated Financial Statements
Nine month period ended June 30, 2000 is unaudited
--------------------------------------------------------------------------------

(expressed in Canadian dollars)

           appropriate securities regulatory authorities to qualify the common shares issuable on exercise. As at June 30, 2000 (unaudited), the company has the right to amend the expiry date of the warrants.

           The proceeds received on the debentures have been allocated to the debentures and the warrants based on the relative fair values of the respective instruments. The debentures were initially recorded at $6,085,946 and the warrants at $5,864,054. The discount on the debenture resulted in an effective annual rate of approximately 40% and is being accreted over the term of the debenture.

           Costs related to the issuance of the debentures and warrants amounted to $1,865,671, which has been allocated to deferred financing costs and warrants in the amounts of $950,157 and $915,514, respectively, based on the relative fair values of the two instruments. Included in costs related to issuance is the amount of $808,112 related to 700,270 share purchase warrants issued to the agents based on an estimated fair value of $1.154 per warrant. The warrants are to purchase 700,270 common shares at $0.68 per share and expire on September 9, 2001.

           On March 9, 2000, the company repaid debentures with a face value of $2,494,000 for aggregate consideration of $2,494,000. The settlement resulted in an extraordinary loss of $1,068,068 based on a carrying value for a proportionate share of the debt on the settlement day of $1,585,355 and a proportionate share of deferred financing costs of $159,423.

      b)   Convertible debenture

           During June 2000, the company completed a private placement of 2,000,000 common shares at U.S. $2.50 (Cdn. $3.70) per share for proceeds of U.S. $5,000,000 (Cdn. $7,396,500) from Travel24.com.
           Travel24.com also invested U.S. $3,000,000 (Cdn. $4,437,900) in a convertible, callable, redeemable, secured debenture due on June 16, 2002 with interest payments payable quarterly in arrears at LIBOR plus 1% until such time that the debenture is paid in full. This debenture is convertible at the option of the holder, at any time, for such number of common shares of the company that is determined by dividing the outstanding principal amount by U.S. $3.00 (approximately Cdn. $4.50).

14    Capital stock

      a) On March 14, 1997, the company completed a private placement of 3,100,000 units at $1.63 per unit for proceeds of $4,683,663 (net of costs of $369,337, excluding cost of compensation warrants). Each unit consisted of one common share and one half of a common share and one half of a common share purchase warrant to purchase 1,550,000 common shares at $2.05 per share until March 14, 1998. The agents to this placement were issued 155,000 common share purchase warrants exercisable at $2.05 per share until March 14, 1998. All purchase warrants expired unexercised on March 14, 1998.

      b) On May 14, 1998, the company completed a private placement of 4,000,000 common shares at $0.12 per share for proceeds of $464,634 (net of costs of $15,366).

      c) During the period ended September 30, 1999, the company completed a private placement of 20,000,000 common shares at $0.06 per share for gross proceeds of $1,200,000 (net proceeds $1,175,000).

travelbyus.com ltd.
Notes to Consolidated Financial Statements
Nine month period ended June 30, 2000 is unaudited
--------------------------------------------------------------------------------

(expressed in Canadian dollars)

      d) The company has issued warrants to purchase a total of 10,260,270 common shares at $0.68 per share for a period of two years in connection with the debenture financing (note 13(a)). As of June 30, 2000 (unaudited), 4,100,270 of the warrants were outstanding.

      e) On December 21, 1999 (unaudited), the company completed a private placement of 8,000,000 special warrants at a price of $2.50 per special warrant for proceeds of $18,463,392 (net of costs of $1,536,608 excluding cost of compensation warrants), each special warrant being exchangeable, without additional consideration, into one common share and one half of a share purchase warrant, each whole warrant entitling the holder to purchase an additional common share for a price of $3.50 per share for a period of 15 months. The company has filed a preliminary prospectus to qualify the common shares and share purchase warrants issuable upon exercise of the special warrants offering. Since receipts for a final prospectus qualifying the issuance of the common shares and share purchase warrants have not been issued by applicable regulatory authorities within 180 days of the closing of the special warrant offering, holders of the outstanding special warrants will be entitled to receive 1.1 common shares (in lieu of one common share) upon the exercise of each special warrant. The agents were paid a commission of 7% of the gross proceeds of the special warrant offering together with compensation warrants entitling the agents to purchase that number of common shares equal to 10% of the number of special warrants placed at a price of $2.50 per share for a period of 15 months from the closing of the offering.

           During April and May of 2000, holders of special warrants exercised 300,000 special warrants into 300,000 common shares and 150,000 common share purchase warrants.

      f) In addition, the company completed a private placement of 4,000,000 units at a price of $2.50 per unit for proceeds of $9,231,696 (net of costs of $768,304, excluding cost of compensation warrants), each unit consisting of one common share and one half of a share purchase warrant, each whole warrant entitling the holder to purchase an additional common share at a price of $3.50 for a period of 15 months. The agent was paid a commission of 7% of gross proceeds together with warrants to purchase that number of common shares equal to 7% of the number of units placed at a price of $2.50 per share for a period of 15 months (280,000 warrants). As of June 30, 2000 (unaudited), 1,818,250 of the warrants at $3.50 per share and 65,000 of the warrants at $2.50 per share were outstanding.

      g) During March 2000, the company received advances in the amount of $2,920,000 (U.S. $2,000,000) from certain investors related to Aviation Group and Global Leisure (note 23(a)) on the understanding that these advances would be applied towards a private placement subscription for which the terms had not been agreed as at June 30, 2000. Subsequent to June 30, 2000 (unaudited), the company agreed to issue 930,000 common shares at U.S. $2.15 (approximately Cdn. $3.15) per share to these investors further to the understanding described above.

      h) The ending accumulated other comprehensive income balance of $(122,801) consists of an accumulated unrealized gain on marketable securities of $(12,760), and an accumulated unrealized foreign exchange translation adjustment of $(110,041).

travelbyus.com ltd.
Notes to Consolidated Financial Statements
Nine month period ended June 30, 2000 is unaudited
--------------------------------------------------------------------------------

(expressed in Canadian dollars)

15    Income taxes

      The company is subject to U.S. federal and state income taxes in the U.S. and Canadian federal and provincial taxes in Canada.

      The company has non-capital losses for Canadian income tax purposes of approximately $11,077,000 which are available for carryforward to reduce future years' taxable income. These income tax losses expire as follows:

                                                                        $

           Year ending September 30, 2001                          181,000
                                     2002                                -
                                     2003                          926,000
                                     2004                        1,278,000
                                     2005                        1,775,000
                                     2006                        1,168,000
           Subsequent thereto (unaudited)                        5,749,000
                                                             -------------
                                                                11,077,000
                                                             =============

      In addition, the company has net capital losses of approximately $46,700,000 (unaudited) available for application against net taxable capital gains of future years.

      As at June 30, 2000 (unaudited), the company has non-capital losses for U.S. income tax purposes of approximately U.S. $3,486,000 (Cdn. $5,230,000) which are available for carryforward to reduce future years' taxable income of the U.S. companies. The losses expire in 2020.

      Net deferred tax assets are as follows:

                                                                          June 30,        September 30,         December 31,
                                                                              2000                 1999                 1998
                                                                                 $                    $                    $
                                                                       (Unaudited)
           Deferred tax assets
           Net operating loss carryforwards                              7,338,200            2,397,200            1,531,200
           Net capital loss carryforwards                               21,015,000           21,015,000           21,015,000
           Share issue costs                                               375,800                    -              122,000
                                                                     -------------------------------------------------------
                                                                        28,729,000           23,412,200           22,668,200
           Deferred tax asset valuation allowance                      (28,729,000)         (23,412,200)         (22,668,200)
                                                                     -------------------------------------------------------

           Net deferred tax assets                                               -                    -                    -
                                                                     -------------------------------------------------------

      Management believes there is sufficient uncertainty regarding the realization of deferred tax assets such that a full valuation allowance has been provided.

travelbyus.com ltd.
Notes to Consolidated Financial Statements
Nine month period ended June 30, 2000 is unaudited
--------------------------------------------------------------------------------

(expressed in Canadian dollars)

      The income tax recovery (provision) for the period ended June 30, 2000 (unaudited) differs from the amount obtained by applying the applicable statutory income tax rates to loss before income taxes as follows:

                                                                          June 30,        September 30,         December 31,
                                                                              2000                 1999                 1998
                                                                                 $                    $                    $
                                                                       (Unaudited)
           Combined statutory income tax rate                                  45%                  45%                  45%
                                                                     -------------------------------------------------------

           Income tax recovery based on combined statutory rate         9,772,000              744,000              577,000
           Effect of combined U.S. and Canadian income tax
                rates for the period ended June 30, 2000               (1,182,200)                   -                    -
           Temporary differences relating to non-deductible
                goodwill, intangibles, deferred financing
                costs and property, plant and equipment                (1,804,000)                   -                    -
           Non-deductible expenses                                     (1,046,000)                   -               (2,000)
           Change in valuation allowance                               (5,316,800)            (744,000)            (575,000)
                                                                     -------------------------------------------------------
                                                                          423,000                    -                    -
                                                                     =======================================================

           Losses acquired                                                      -                   -                    -
                                                                     =======================================================

16    Commitments and contingencies

      a) The company has operating leases for the rental of office premises and equipment. Payments required under these leases are as follows:

                                                                                                              September 30,
                                                                                        June 30, 2000                  1999
                                                                                                    $                     $
                                                                                          (Unaudited)
           2000                                                                                367,027              171,449
           2001                                                                              1,457,780              124,681
           2002                                                                              1,262,956              118,909
           2003                                                                              1,039,467                9,522
           2004                                                                                948,501                    -
                                                                                        -----------------------------------
                                                                                             5,075,731              424,561
                                                                                        ===================================

travelbyus.com ltd.
Notes to Consolidated Financial Statements
Nine month period ended June 30, 2000 is unaudited
--------------------------------------------------------------------------------

(expressed in Canadian dollars)

      The company in turn has expected revenues in accordance with contract terms on certain sub-lease agreements related to office premises as follows:

                                                     June 30,     September 30,
                                                         2000              1999
                                                            $                 $
                                                  (Unaudited)

           2000                                         18,129           58,569
           2001                                         72,516           77,628
           2002                                          6,043           77,628
           2003                                              -            6,469
                                                -------------------------------

                                                        96,688          220,294
                                                ===============================

      b) During the period ended June 30, 2000, the company agreed to guarantee a US $3,000,000 promissory note issued by Aviation Group Inc. The note bears interest at an annual rate of 12% and is payable in full on February 28, 2001.

17    Related party transactions

      a) During the period ended June 30, 2000 (unaudited), the company paid $366,941 (September 30, 1999 - $120,050) in consulting fees to companies controlled by officers and directors.

      b) During the period ended June 30, 2000 (unaudited), the company paid or accrued legal fees totalling $608,542 (September 30, 1999 - $256,166) to a firm in which a director is a partner.

      c)   As at June 30, 2000 (unaudited), $374,855 (September 30, 1999 -
           $218,684; December 31, 1998 - $2,968) was due to a law firm in which a director is a partner, and $739,650 is potentially repayable to officers of a subsidiary company (note 6(e)).

18    Fair value of financial instruments

      The fair value of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate their carrying value due to the relatively short term to maturity of these instruments. The fair value of the marketable securities is based on quoted market values. The fair value of the redeemable debentures has been determined by discounting the face value of the debenture and related semi-annual interest payments using an implicit rate equivalent to debt instruments without representation of detachable warrants. The fair value of the convertible debentures approximates the face value.

19    Concentration of credit risk

      Financial instruments which potentially subject the company to concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. The company limits its exposure to credit loss by placing its cash and cash equivalents on deposit with high credit quality financial institutions. Receivables arising from sales to customers are generally not significant individually and are not collateralized; as a result, management continually monitors the financial condition of its customers to reduce the risk of loss.

travelbyus.com ltd.
Notes to Consolidated Financial Statements
Nine month period ended June 30, 2000 is unaudited
--------------------------------------------------------------------------------

(expressed in Canadian dollars)

20    Segmented information

      The company operates within three operating segments: Travel, Technology and Other. The Travel segment provides a broad range of travel products, targeted primarily at the leisure customer, including airfare, hotel rooms, cruise packages, and ground packages. Products and services are offered through the traditional travel agency base, 1-800 call centers and the internet. Included in the Travel segment are the operations of the following subsidiaries: Mr. Cheaps Travel, International Tours Inc., GalaxSea Cruises and Tours, Inc., Express Vacations, Cheap Seats, Bell Travel and Cruise Shoppes.

      The Technology segment designs and manufactures electronic data storage systems and develops internet accessible travel reservations systems. Included in this segment are the operations of Legacy and Epoch.

      The Other segment consists of the advertising and associate marketing operations of International Tours Inc., GalaxSea Cruises and Tours, Inc. and Cruise Shoppes.

      The accounting policies of the segments are the same as those described in the summary of significant accounting policies.

      For the period and years prior to June 30, 1999, the company had a single operating segment which encompassed its mining operations which were discontinued (note 21). As a result of the significant change in the direction of the company, segmented information for the quarter ended June 30, 1999 (unaudited) and the years ended December 31, 1998 and 1997 would reflect only corporate expenses.

travelbyus.com ltd.
Notes to Consolidated Financial Statements
Nine months period ended June 30, 2000 is unaudited
--------------------------------------------------------------------------------

(expressed in Canadian dollars)

                               Consolidated                       Travel                     Technology                    Other
                  -------------------------      -----------------------     ----------------------------    -----------------------
                                 Continuing                   Continuing                     Continuing                   Continuing
                                 operations                   operations                     operations                operation for
                       Nine- for the period       Nine-   for the period         Nine-   for the period         Nine-     the period
                       month           from       month             from         month             from         month           from
                      period     January 1,      period       January 1,        period       January 1,        period     January 1,
                       ended        1999 to       ended          1999 to         ended          1999 to         ended        1999 to
                    June 30,  September 30,    June 30,    September 30,      June 30,    September 30,      June 30,  September 30,
                        2000           1999        2000             1999          2000             1999          2000           1999
                           $                          $                              $                              $
                 (Unaudited)                (Unaudited)                    (Unaudited)                    (Unaudited)
Revenue from
  external
  customers (1)   12,016,173              -   9,844,756                -     1,223,959                -       947,458              -
                  ==================================================================================================================

Operating
  (loss) income
  before
  amortization
  of capital
  assets,
  goodwill
  and other
  intangibles    (13,866,312)    (1,415,714)(13,996,335)      (1,415,714)     (245,770)               -       375,813              -
Amortization
  of capital
  assets,
  goodwill and
  other
  intangibles (1)  4,009,296         79,009   3,018,541           79,009       508,279                -       482,476              -
                  ------------------------------------------------------------------------------------------------------------------
Operating (loss)
  income         (17,875,608)    (1,494,723)(17,014,876)      (1,494,723)     (754,049)               -      (106,663)             -
Interest
  expense             36,585              -       2,491                -        34,094                -             -              -
                                             ---------------------------------------------------------------------------------------
                                            (17,017,387)      (1,494,723)     (788,143)               -      (106,663)             -
                                             =======================================================================================
Corporate
  interest
  expense          3,043,185        284,464
Corporate
  interest
  income            (308,358)        (6,972)

Extraordinary
loss from
repayment of
debentures         1,068,068              -
                  -------------------------
Loss for the
  period         (21,715,008)    (1,772,215)
                  =========================

Capital
  expenditures     2,621,577              -   2,621,577                -             -                -             -              -
Additions to
  goodwill        58,800,746              -  40,644,175                -    14,766,606                -     3,389,965              -

Total assets  (2) 96,148,123     12,465,014  73,810,836       12,465,014    17,820,771                -     4,516,516              -

     (1) Revenue and goodwill are primarily derived from, and capital assets are substantially employed in the U.S.

     (2) For the year ended September 30, 1999, the capital assets were substantially employed in Canada.

travelbyus.com ltd.
Notes to Consolidated Financial Statements
Nine month period ended June 30, 2000 is unaudited
--------------------------------------------------------------------------------

(expressed in Canadian dollars)

21   Discontinued operations

     As described in note 1, the company discontinued its mining activities and accordingly the results of operations from these operating activities have been disclosed separately from those of continuing operations for the periods presented. During the period ended September 30, 1999, the company discontinued all mining activities and abandoned its South American mineral property interests. No gain or loss arose on the disposal of assets related to these discontinued operations. The company had no revenues and no other income or loss from these discontinued operations other than those already disclosed in the consolidated statement of operations and deficit for the periods presented.

     The assets and liabilities of the company relate to its continuing operations.

22   Stock options and warrants

     The company has a Stock Option Plan that provides for the granting of options to purchase common shares to directors, officers, employees and consultants of the company. The number of common shares reserved for issuance under the Stock Option Plan shall not exceed 6,500,000 common shares or a greater number as approved by the shareholders of the company. Terms of the options shall not be for a period less than one year or longer than ten years. The option price shall be fixed by the directors of the company subject to price restrictions imposed by the regulators. All options were granted at or above market value at the date of grant. Accordingly, no current or deferred compensation expense has been recorded in the periods presented.

travelbyus.com ltd.
Notes to Consolidated Financial Statements
Nine month period ended June 30, 2000 is unaudited
--------------------------------------------------------------------------------

(expressed in Canadian dollars)

      Stock option transactions

                                                                                                  Weighted
                                                                                                   average
                                                                                                  exercise
                                                                              Shares                 price
                                                                                                         $
      Balance outstanding - December 31, 1997                              1,837,000                  2.22
           Options granted during the year                                 1,075,000                  0.54
           Options expired during the year                                (1,737,000)                 2.21
           Options exercisable at end of year                                350,000                  0.64

      Balance outstanding - December 31, 1998                              1,175,000                  0.70
           Options granted during the year                                 2,725,000                  0.65
           Options exercised during the year                                (550,000)                 0.34
           Options expired during the year                                  (675,000)                 1.12
           Options exercisable at end of year                                350,000                  0.64

      Balance outstanding - September 30, 1999                             2,675,000                  0.61
           Options granted during the period                               3,820,000                  3.40
           Options exercised during the period                              (472,200)                 0.50
           Options expired during the period                                 (87,500)                 0.60
           Options exercisable at end of period                            2,538,800                  0.97

      Balance outstanding - June 30, 2000 (unaudited)                      5,935,300                  2.41

travelbyus.com ltd.
Notes to Consolidated Financial Statements
Nine month period ended June 30, 2000 is unaudited
--------------------------------------------------------------------------------

(expressed in Canadian dollars)

      The following table summarizes information about options outstanding at June 30, 2000 (unaudited).

                    Range of                         Number
                    exercise                    outstanding               Weighted average
                      prices                     at June 30,                     remaining
                           $                           2000               contractual life
                      0.12  /1/                     300,000                      33 months
                      0.46  /1/                     451,300                      46 months
                      0.46  /1/                     175,000                       3 months
                      0.55  /2/                      89,000                      49 months
                      0.79  /1/                     600,000                      48 months
                      1.00  /1/                     500,000                      49 months
                      1.65  /1/                     675,000                      53 months
                      2.35  /2/                     165,000                      59 months
                      2.77  /2/                      91,500                      59 months
                      2.80  /2/                     350,000                      60 months
                      3.20  /3/                     200,000                      19 months
                      3.25  /2/                      90,000                      59 months
                      3.30  /2/                     259,000                      54 months
                      3.75  /2/                      50,000                       7 months
                      3.75  /2/                     115,500                      58 months
                      3.80  /2/                      18,000                      56 months
                      3.90  /1/                     100,000                      55 months
                      4.04  /2/                       6,000                      55 months
                      4.08  /2/                       4,500                      56 months
                      4.28  /2/                   1,467,500                      55 months
                      4.29  /2/                      19,500                      55 months
                      4.39  /2/                       7,500                      58 months
                      4.47  /2/                      21,000                      57 months
                      4.50  /2/                     105,000                      57 months
                      4.90  /2/                      75,000                      55 months

      /1/ Options vest per one-year period, with 1/2 vesting in six months and 1/2 vesting in the remaining six months.

      /2/ Options vest over a three-year period, with 1/3 vesting in each year.

      /3/ Options vest at specific dates as follows:

           50,000 on May 8, 2000
           50,000 on August 6, 2000
           50,000 on November 5, 2000
           50,000 on February 3, 2001
travelbyus.com ltd.
Notes to Consolidated Financial Statements
Nine month period ended June 30, 2000 is unaudited
--------------------------------------------------------------------------------

(expressed in Canadian dollars)

      Warrant transactions

      The following table summarizes information about the company's warrant activity:

                                                                            Number of
                                                                           underlying         Exercise price
                                                                               shares                      $
           Warrants outstanding - December 31, 1997                          1,705,000                  2.05
           Surrendered or expired                                           (1,705,000)                 2.05
                                                                           ---------------------------------

           Warrants outstanding - December 31, 1998                                  -                     -
           Issued                                                           10,260,270                  0.68
                                                                           ---------------------------------

           Warrants outstanding - September 30, 1999                        10,260,270                  0.68
           Issued                                                           11,280,000           1.48 - 3.50
           Exercised                                                        (6,856,750)          1.48 - 3.50
                                                                           ---------------------------------

           Warrants outstanding - June 30, 2000 (unaudited)                 14,683,520           0.68 - 3.50
                                                                           ---------------------------------

      Warrants outstanding at June 30, 2000 (unaudited) are due to expire from March 21, 2001 to December 7, 2002.

Pro forma compensation costs

Had the company determined compensation costs based on fair value at the date of grant for its awards under the method for determining fair value prescribed by Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation" the company's pro forma loss and loss per share would be as follows:

                                                                            Period from
                                                                             January 1,
                                             Nine-month periods ended           1999 to
                                                             June 30,     September 30,             Years ended December 31,
                                        --------------------------------                    --------------------------------
                                              2000               1999              1999               1998              1997
                                                 $                  $                 $                  $                 $
                                        (Unaudited)       (Unaudited)
           Loss for the period          (21,715,088)          (251,430)       (1,772,215)        (1,282,999)     (10,780,020)
           Additional
                compensation
                expense                  (2,729,885)                 -          (125,113)          (206,450)        (263,150)
                                        ------------------------------------------------------------------------------------

           Pro forma net loss           (24,444,973)          (251,430)       (1,897,328)        (1,489,449)     (11,043,170)
                                        ------------------------------------------------------------------------------------

           Pro forma basic loss
                per common share             (0.37)             (0.01)            (0.05)             (0.08)            (0.71)
                                        ------------------------------------------------------------------------------------

           Pro forma diluted loss
                per common share             (0.37)             (0.01)            (0.05)             (0.08)            (0.71)
                                        ------------------------------------------------------------------------------------

travelbyus.com ltd.
Notes to Consolidated Financial Statements
Nine month period ended June 30, 2000 is unaudited
--------------------------------------------------------------------------------

(expressed in Canadian dollars)

      The pro forma compensation expense reflected above has been estimated using the Black Scholes option pricing model. Assumptions used in the pricing model included:

      a) risk-free interest rate of between 5.40% - 5.84%;

      b) expected volatility of 90%;

      c) expected dividend yield of $nil; and

      d) an estimated average life of one to three years.


23    Subsequent events

      a) The company entered into a letter of intent on February 28, 2000 (as amended March 16, 2000, April 18, 2000, April 25, 2000 and May 3, 2000)
         to merge with Aviation Group, an aviation services company based in Dallas, Texas. Aviation Group provides services and products to airline companies and other aviation firms primarily in the United States. The completion of the arrangement is subject to receipt of requisite regulatory approval, including without limitation the approval of an Ontario, Canada court, the Toronto Stock Exchange and the Canadian Venture Exchange. When the arrangement is completed, the company will become an indirect subsidiary of Aviation Group. The arrangement will result in a change in control of Aviation Group and former travelbyus.com ltd. shareholders will own directly or indirectly more than 90% of Aviation Group's outstanding common stock. The proposed terms of the business combination contemplate a three-stage structure which includes a bridge financing, a business combination of Aviation Group and Global Leisure and finally the proposed business combination of Aviation Group and the company. Through Aviation Group, the company will acquire 100% of Global Leisure, a provider of discount air and land vacation packages. Aviation Group has issued U.S. $16,500,000 (approximately Cdn. $23,510,400) of 9% convertible preferred shares and 4,250,000 warrants to Global Leisure debt and equity-holders to acquire Global Leisure. This arrangement includes a termination clause whereby if the board of directors of either the company or Aviation Group decides not to complete the proposed business combination, then that party must pay a termination fee of U.S. $1,000,000 (approximately Cdn. $1,451,300) to the other party. In connection with the business combination of Aviation Group and Global Leisure, a financing arrangement was completed whereby U.S. $5,000,000 was invested in Aviation Group by the company through the purchase of 500 shares of Series B preferred stock from Aviation Group at U.S. $10,000 per share (paid during March 2000 (note (5)); $2,000,000 invested in Aviation Group by private investors in the purchase of 750,000 shares of Aviation Group common stock at $2.67 per share; and approximately $16,500,000 invested in Aviation Group by private investors in the purchase of approximately 1,650 units of Aviation Group Series B preferred stock and Series C warrants, at a price of $10,000 per unit, each unit consisting of one share and 750 warrants. Aviation Group used these funds to acquire control of Global Leisure and to service indebtedness of Global Leisure.

travelbyus.com ltd.
Notes to Consolidated Financial Statements
Nine month period ended June 30, 2000 is unaudited
--------------------------------------------------------------------------------

(expressed in Canadian dollars)

      b) On July 20, 2000, the company acquired all of the issued and outstanding shares of Muffin Communications Ltd. for aggregate consideration of U.S. $7,000,000 (approximately Cdn. $10,355,000) consisting of U.S. $300,000 (approximately Cdn. $444,000) cash and 1,000,000 common shares at the guaranteed price of U.S. $6.70 (approximately Cdn. $9.91) per common share. Per the terms of the agreement, the share consideration is subject to adjustment based on the price of the common shares of the company on December 15, 2000. If the market value of the stock at December 15, 2000 falls below the guaranteed price of U.S. $6.70, additional shares will be issued or cash will be paid to maintain the value of share consideration at U.S. $6,700,000 (approximately Cdn. $9,911,310). The combination of shares and/or cash in respect of this adjustment may be determined by the company.

      c) On September 14, 2000, the company acquired all of the issued and outstanding shares of ProSoft Corporation ("ProSoft") for consideration of U.S. $3,150,000 (approximately Cdn. $4,660,000) consisting of 1,260,000 common shares at a guaranteed price of U.S. $2.50 (approximately Cdn. $3.70) per share. An additional U.S. $1,050,000 (approximately Cdn. $1,553,000) consisting of 420,000 common shares at a guaranteed price of U.S. $2.50 (approximately Cdn. $3.70) per share are contingently issuable subject to the completion of the vendors' two-year employment contracts. If the employment contracts are terminated under the terms of the employment agreements or a resignation is tendered before the two year term, the applicable affected vendor will not receive his share of the pro rata contingent common shares. The initial shares to be paid on closing and the 420,000 contingently issuable shares are adjustable based on the price of the company's shares on the earlier of December 15, 2000 or 90 days after the SEC declares the Aviation Group Form S-4 registration statement effective. Also, in connection with this transaction, the company issued 450,000 options to purchase common shares at a price of $1.70 per share for a period of three years and which vest one-third annually. ProSoft is a custom software programming company located in San Diego, California. ProSoft also holds 12% of the outstanding shares of SiteRabbit.com (note 23(d)).

      d) On September 14, 2000, the company acquired the remaining issued and outstanding shares of SiteRabbit.com, Inc. ("SiteRabbit.com") for consideration of U.S. $8,894,000 (approximately Cdn. $13,221,000) consisting of 3,557,712 common shares at a guaranteed price of U.S. $2.50 (approximately Cdn. $3.70) per share. The number of shares is adjustable based on the price of the company's shares on the earlier of December 15, 2000 or 90 days after the SEC declares the Aviation Group Form S-4 registration statement effective. Also, in connection with this acquisition, the company issued 669,000 options to purchase common shares at a price of $1.70 per share for a period of three years. Of these options, 50% vest immediately. Subsequent to June 30, 2000, the company advanced SiteRabbit.com U.S. $100,000 (approximate Cdn. $148,000) to be used for software development and working capital. SiteRabbit.com predominantly develops and markets Internet based application service products and is in the development stage.

      e) Subsequent to June 30, 2000, the company entered into discussions with JVI in connection with a proposed management arrangement whereby the company would manage the business of JVI and provide further working capital funding to JVI in exchange for the right to receive certain of the net income, if any, generated by JVI. Currently, JVI is not believed to be generating positive net income. Accordingly, there is significant uncertainty as to the collectibility of the cash advances made to JVI to date, and it is reasonably possible that the company may not be able to recover these amounts in the near term (note 7). This management agreement has not as yet been finalized or effected.

      f) Subsequent to June 30, 2000, the company entered into an agreement with HealthyConnect.com Inc. ("HC.com"), a private health care related internet technology company. Pursuant to the terms of the agreement, HC.com will issue 1,200,000 common shares to the company upon confirmation of necessary technical specifications to establish links between their respective web-sites. The company will issue 1,000,000 common shares in exchange for a further 1,400,000 common shares of HC.com upon certain conditions. Under the terms of the agreement, HC.com has an option whereby they may force the company to acquire up to 1,200,000 common shares of HC.com at U.S. $2.50 (approximately Cdn. $3.70) per share for total cash consideration of U.S. $3,000,000 (approximately Cdn. $4,400,000), subject to satisfactory due diligence by and board approval of the company. The completion of these transactions is subject to the necessary regulatory approvals.

      g) The company has entered into a financing and loan commitment with Doerge Capital Management whereby Doerge Capital Management directly and through its affiliates ("Doerge") will purchase, at face value, from the company up to US $1.5 million liquidation value of Series B preferred stock of Aviation Group, Inc. held by the company and provide to the company a line of credit for up to US $10 million. The line of credit bears interest at 12% per annum, is collateralized by a security interest in substantially all the company's assets, subject to the security interests relating to the existing debentures, and expires on October 15, 2001. Doerge may elect to convert any amounts outstanding on the line of credit, plus accrued and unpaid interest, to common shares of the company at a conversion price of US $2.00 per share. For each US $1 million drawn under the financing and loan commitment, the company will grant to Doerge warrants to acquire 100,000 common shares exercisable at US $2.00 per share and expiring three years following their grant. The financing agreement requires the company to use its best efforts to complete the merger with Aviation Group and restricts the company from paying dividends or entering into certain other transactions without the consent of the lender.

      h) Subsequent to June 30, 2000, 3,547,500 of the warrants issued in connection with the debenture financing (note 13a)) were exercised for gross proceeds of $2,412,300 to the company. The company also issued 1,283,500 options, in addition to those issued in connection with acquisitions completed after June 30, 2000 outlined above, to purchase common shares at prices ranging from $1.50 to $2.05 per share for periods ranging from three to five years. The total number of options granted by the company now exceeds the maximum number of options issuable under the company's stock option plan. Accordingly, the company is required to obtain shareholder and regulatory approval for an amendment to the plan.

      i) Subsequent to June 30, 2000, Aviation Group, Global Leisure and travelbyus.com entered into a management agreement under which travelbyus.com assumed responsibility for management of Global Leisure's business. travelbyus.com provides management and support services, including office space, utilities, office equipment, staff support, bookkeeping, accounting, billing, collection, contract administration and other overhead services. To the extent funds are available, Global Leisure is required to pay to travelbyus.com a servicing fee of $55 per paid passenger and a monthly retainer of $5,000 and to reimburse travelbyus.com for direct advertising and marketing expenses and long distance, postage and delivery charges arising from Global Leisure's business. travelbyus.com also assumed responsibility for Global's working capital deficit upon commencement of the agreement. This management agreement expires September 1, 2001.

Report of PricewaterhouseCoopers LLP Independent Auditors

To the Directors of
Cruise Shoppes America, Ltd.


We have audited the balance sheets of Cruise Shoppes America, Ltd. as at June 30, 1999 and 1998 and the statements of earnings and retained earnings, changes in shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the company as at June 30, 1999 and 1998 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.


/s/ PricewaterhouseCoopers LLP

Chartered Accountants

Vancouver, Canada
April 12, 2000

Cruise Shoppes America, Ltd.
Balance Sheets
Nine-month periods ended March 31, 2000 and 1999 are unaudited
--------------------------------------------------------------------------------

(expressed in U.S. dollars)

                                                                     March 31,          June 30,           June 30,
                                                                          2000              1999               1998
                                                                             $                 $                  $
                                                                   (Unaudited)
Assets

Current assets
Cash and cash equivalents                                                62,676           128,833           127,082
Marketable securities                                                 1,075,127         1,092,096           542,812
Accounts receivable (net of allowance of $nil)                          697,826           372,905           511,158
Income taxes receivable                                                       -            51,635            34,591
Prepaids and other assets                                                69,547            11,321            12,342
                                                                  ---------------------------------------------------

Total current assets                                                  1,905,176         1,656,790         1,227,985

Deposit (note 3)                                                         22,727            21,945            20,950

Capital assets (note 5)                                                  85,862            94,480            78,274
                                                                  ---------------------------------------------------
                                                                      2,013,765         1,773,215         1,327,209
                                                                  ===================================================
Liabilities

Current liabilities
Accounts payable and accrued liabilities                                 20,147           242,306           211,161
Income taxes payable                                                    214,535                 -                 -
Due to related parties (note 7)                                               -           446,952           173,660
Notes payable (note 8)                                                        -            18,347            21,347
Deferred income taxes (note 9)                                          198,908            50,751           116,301
                                                                  ---------------------------------------------------
Total current liabilities                                               433,590           758,356           522,469
                                                                  ---------------------------------------------------
Shareholders' Equity

Capital stock
Authorized
      1,000 common shares without par value

Issued
      1,000 shares (1999 - 1,000; 1998 - 1,000)                         105,800           105,800           105,800

Paid-in capital                                                          81,786                 -                 -
Accumulated other comprehensive income                                   69,252            66,462             5,276
Retained earnings                                                     1,323,337           842,597           693,664
                                                                  ---------------------------------------------------
Total shareholders' equity                                            1,580,175         1,014,859           804,740
                                                                  ---------------------------------------------------
                                                                      2,013,765         1,773,215         1,327,209
                                                                  ===================================================
Commitments (note 6)

Subsequent events (note 10)

Approved by the Board of Directors

/s/ Gary Brown             Director       /s/ Michael J. Wild     Director
--------------------------              ------------------------


   The accompanying notes are an integral part of the financial statements.

Cruise Shoppes America, Ltd.

Statements of Earnings and Retained Earnings
Nine-month periods ended March 31, 2000 and 1999 are unaudited
--------------------------------------------------------------------------------

(expressed in U.S. dollars)


                                                          Nine-month periods ended
                                                                         March 31,                  Years ended June 30,
                                                       ---------------------------         ------------------------------

                                                              2000            1999                1999              1998
                                                                 $               $                   $                 $
                                                       (Unaudited)     (Unaudited)
Commissions                                              1,707,853       1,292,160           2,387,490         1,975,581

Advertising revenues                                       242,363         186,638             241,888           160,439
                                                       ------------------------------------------------------------------
                                                         1,950,216       1,478,798           2,629,378         2,136,020
                                                       ------------------------------------------------------------------
Expenses
Cost of services revenues                                  222,974         171,707             222,537           148,555
Selling, general and administrative                        365,482         372,711             630,213           581,996
Salaries and commissions                                   616,853         473,974           1,632,311         1,194,985
                                                       ------------------------------------------------------------------
                                                         1,205,309       1,018,392           2,485,061         1,925,536
                                                       ------------------------------------------------------------------
Earnings from operations                                   744,907         460,406             144,317           210,484
                                                       ------------------------------------------------------------------

Other income (expenses)
Interest income                                                782          16,804                 995            14,061
Dividend income                                             20,560               -              20,158            13,235
Capital gains                                                8,433               -              22,895             9,140
Interest expense                                            (2,358)         (7,089)             (9,305)           (2,032)
                                                       ------------------------------------------------------------------
                                                            27,417           9,715              34,743            34,404
                                                       ------------------------------------------------------------------
Earnings before income taxes                               772,324         470,121             179,060           244,888
                                                       ------------------------------------------------------------------
Provision for (recovery of) income taxes
Current                                                    143,427         411,096             130,077           (18,816)
Deferred                                                   148,157        (242,628)            (99,950)          112,903
                                                       ------------------------------------------------------------------
                                                           291,584         168,468              30,127            94,087
                                                       ------------------------------------------------------------------
Net earnings for the period                                480,740         301,653             148,933           150,801

Retained earnings - Beginning of period                    842,597         693,664             693,664           542,863
                                                       ------------------------------------------------------------------

Retained earnings - End of period                        1,323,337         995,317             842,597           693,664
                                                       ==================================================================

   The accompanying notes are an integral part of the financial statements.

Cruise Shoppes America, Ltd.
Statements of Changes in Shareholders' Equity
Nine-month periods ended March 31, 2000 and 1999 are unaudited
--------------------------------------------------------------------------------

(expressed in U.S. dollars)

                                                                                                         Accumulated
                                                                                                               other
                                                              Common stock    Additional               comprehensive           Total
                                                   -----------------------
                                                     Number of                   paid-in    Retained          income   shareholders'
                                                        shares      Amount       capital    earnings          (loss)          equity
                                                                         $             $           $               $               $
Balance - June 30, 1997                                  1,000      105,800           -      542,863             (38)        648,625
Comprehensive income
    Earnings for the year                                    -            -           -      150,801               -
Other comprehensive income
    Unrealized gain on marketable securities
        (net of tax of $3,398)                               -            -           -            -           5,314
Total comprehensive income                                                                                                   156,115
                                                    --------------------------------------------------------------------------------

Balance - June 30, 1998                                  1,000      105,800           -      693,664           5,276         804,740
Comprehensive income
    Earnings for the year                                    -            -           -      148,933               -
Other comprehensive income
    Unrealized gain on marketable securities
        (net of tax of $34,400)                              -            -           -            -          61,186
Total comprehensive income                                                                                                   210,119
                                                    --------------------------------------------------------------------------------

Balance - June 30, 1999                                  1,000      105,800           -      842,597          66,462       1,014,859
Forgiveness of shareholder loan payable                      -            -      81,786            -               -          81,786
Comprehensive income
    Earnings for the period                                  -            -           -      480,740               -
Other comprehensive income
    Unrealized gain on marketable securities
        (net of tax of $1,783)                               -            -           -            -           2,790
Total comprehensive income                                                                                                   483,530
                                                    --------------------------------------------------------------------------------
Balance - March 31, 2000 (Unaudited)                     1,000      105,800      81,786    1,323,337          69,252       1,580,175
                                                    ================================================================================

   The accompanying notes are an integral part of the financial statements.

Cruise Shoppes America, Ltd.
Statements of Cash Flows
Nine-month periods ended March 31, 2000 and 1999 are unaudited
--------------------------------------------------------------------------------

(expressed in U.S. dollars)

                                                            Nine-month periods ended
                                                                            March 31,               Years ended June 30,
                                                    ---------------------------------       ----------------------------
                                                              2000               1999             1999              1998
                                                                 $                  $                $                 $
                                                       (Unaudited)        (Unaudited)
Cash flows from operating activities
Net earnings for the period                                 480,740           301,653          148,933           150,801
     Items not affecting cash
          Amortization                                       18,795            17,849           25,132            21,493
          Deferred income taxes (note 9)                    148,157          (242,628)         (99,950)          112,903
          Gain on sale of marketable securities              (8,433)                -                -                 -
Accounts receivable                                        (324,921)          434,012          138,253          (231,196)
Prepaids and other assets                                   (58,226)          (11,613)           1,021             6,511
Accounts payable and accrued liabilities                     33,760           489,674           14,101            84,563
Due to related parties (note 7)                            (365,166)          (81,197)         273,292           364,079
                                                    --------------------------------------------------------------------
                                                            (75,294)          907,750          500,782           509,154
                                                    --------------------------------------------------------------------

Cash flows from investing activities
Investment in marketable securities                               -          (785,322)        (453,698)         (381,787)
Proceeds from sale of marketable securities                  20,097                 -                -                 -
Purchase of capital assets                                  (10,178)          (31,343)         (41,338)          (25,977)
(Increase) decrease in deposit                                 (782)              950             (995)          (20,950)
                                                    --------------------------------------------------------------------
                                                              9,137          (815,715)        (496,031)         (428,714)
                                                    --------------------------------------------------------------------

Cash flows from financing activities
Repayment of notes payable                                        -            (3,000)          (3,000)           (9,131)
                                                    --------------------------------------------------------------------

(Decrease) increase in cash and cash equivalents            (66,157)           89,035            1,751            71,309

Cash and cash equivalents -
   Beginning of period                                      128,833           127,082          127,082            55,773
                                                    ---------------------------------------------------------------------

Cash and cash equivalents -
   End of period                                             62,676           216,117          128,833           127,082
                                                    ====================================================================

Interest paid                                                (2,357)           (7,089)           9,305             2,032
                                                    ====================================================================

   The accompanying notes are an integral part of the financial statements.

Cruise Shoppes America, Ltd.
Notes to Financial Statements
Nine-month periods ended March 31, 2000 and 1999 are unaudited
--------------------------------------------------------------------------------

(expressed in U.S. dollars)

1     Nature of operations

      Cruise Shoppes America, Ltd. ("the company") is engaged in the marketing of cruise packages to its network of affiliated retail travel agencies based throughout North America and is located in Metairie, Louisiana.

      Revenues are earned from customers located in the United States. Capital assets of the company are located in the United States.

2     Summary of significant accounting policies

      Basis of presentation

      The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

      Revenue recognition

      The company's revenue consists primarily of commissions from the sale of cruise ship vacation packages. The company earns commission revenue from the sale of these cruise packages which are recognized on the scheduled departure date of the cruise, provided that collection is reasonably assured. The company also earns revenue from volume bonuses and override commission which are recognized as specified in accordance with contractual arrangements with travel product suppliers.

      Advertising revenues are also derived from travel product suppliers' advertising included in printed marketing and promotional materials prepared by the company and delivered to travel agents and customers. Advertising revenues are recognized at the time the marketing and promotional materials are distributed to the travel agents and customers, and when collectibility is reasonably assured. Costs of sales comprise the direct costs of developing and producing the marketing and promotional materials.

      Marketable securities

      Marketable securities consisting of mutual fund investments are considered available-for-sale and are stated at market value. Unrealized holding gains and losses are excluded from earnings and reported in a separate component of shareholders' equity.

      Capital assets

      Capital assets are stated at cost. Amortization is recorded on a straight-line basis to amortize the cost of the capital assets over their estimated useful lives. Amortization rates are as follows:

           Furniture and fixtures                                   7 years
           Computer equipment and software                      3 - 5 years
           Leasehold improvements                      remaining lease term

Cruise Shoppes America, Ltd.
Notes to Financial Statements
Nine-month periods ended March 31, 2000 and 1999 are unaudited
--------------------------------------------------------------------------------

(expressed in U.S. dollars)

      Income taxes

      The company follows the asset and liability method for accounting for income taxes. Under this method, deferred income tax assets and liabilities are recognized for the estimated tax consequences attributable to differences between the financial statement carrying values and their respective income tax basis (temporary differences). The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

      A valuation allowance is provided for deferred income tax assets if it is more likely than not that the company will not realize the future benefit or the future deductibility is uncertain.

      Use of estimates

      The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses for the period reported. Management believes its estimates to be appropriate; however, actual results could differ from the amounts estimated.

      Cash and cash equivalents

      Cash and cash equivalents consist of cash balances with banks and investments in money market instruments with original maturities of less than 90 days.

      Financial instruments

      The carrying values reported on the balance sheet for cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, amounts due to related parties, and notes payable approximate their fair values due to the short-term nature of those instruments. The carrying values of marketable securities approximate their fair values as they are stated at market value.

3     Deposit

      The company is required to maintain a certificate of deposit as security for a letter of credit provided to the Airline Reporting Corporation. These funds earn interest at 4.75% per annum.

Cruise Shoppes America, Ltd.
Notes to Financial Statements
Nine-month periods ended March 31, 2000 and 1999 are unaudited
--------------------------------------------------------------------------------

(expressed in U.S. dollars)

4    Balance sheet components

                                                                                            June 30,
                                                                     -------------------------------
                                                         March 31,
                                                              2000            1999              1998
                                                                 $               $                 $
                                                        (Unaudited)
      Accounts receivable

      Due from affiliates                                        -               -           150,000
      Employee advances                                        250               -                 -
      Accounts receivable - override commissions           697,576         372,905           223,289
                                                     -----------------------------------------------
                                                           697,826         372,905           373,289
                                                     -----------------------------------------------

      Accounts payable and accrued liabilities
      Refunds payable to agents                             (5,088)       (127,060)          (13,593)
      Employee related liabilities                         (15,059)       (115,246)         (197,568)
                                                     -----------------------------------------------

                                                           (20,147)       (242,306)         (211,161)
                                                     ===============================================

5    Capital assets

                                                                                      March 31, 2000
                                                     -----------------------------------------------
                                                                                         (Unaudited)
                                                                           Accumulated
                                                              Cost        amortization           Net
                                                                 $                   $             $
     Furniture and fixtures                                121,751              61,055        60,696
     Computer equipment and software                        75,388              52,112        23,276
     Leasehold improvements                                  2,624                 734         1,890
                                                     -----------------------------------------------

                                                           199,763             113,901        85,862
                                                     -----------------------------------------------

                                                                                       June 30, 1999
                                                     -----------------------------------------------
                                                                           Accumulated
                                                           Cost           amortization           Net
                                                              $                      $             $
     Furniture and fixtures                              116,244                49,654        66,590
     Computer equipment and software                      70,717                44,998        25,719
     Leasehold improvements                                2,624                   453         2,171
                                                     -----------------------------------------------

                                                         189,585                95,105        94,480
                                                     ===============================================

Cruise Shoppes America, Ltd.
Notes to Financial Statements
Nine-month periods ended March 31, 2000 and 1999 are unaudited
--------------------------------------------------------------------------------

(expressed in U.S. dollars)

                                                                                       June 30, 1998
                                                     -----------------------------------------------
                                                                           Accumulated
                                                           Cost           amortization           Net
                                                              $                      $             $
     Furniture and fixtures                              84,756                 35,812        48,944
     Computer equipment and software                     60,867                 34,083        26,784
     Leasehold improvements                               2,624                     78         2,546
                                                     -----------------------------------------------

                                                        148,247                 69,973        78,274
                                                     ===============================================

6    Commitments

     a)   Operating leases

          The company leases office space and equipment under long-term agreements. As at June 30, 1999, lease commitments through to expiry are as follows:

                                                                         $

             2001                                                   48,785
             2002                                                   41,079
             2003                                                    4,735
             2004                                                        -

     b)   Management contracts

          The company has entered into a management contract with a director for a one-year term. Effective November 1, 1999, the company signed a management contract with a senior officer for $108,000 per year for years 1 and 2 and $120,000 for year 3. As at June 30, 1999, these contracts require the company to pay the following amounts:

                                                                         $

             2001                                                  108,000
             2002                                                  114,000
             2003                                                   60,000
             2004                                                        -

          The contracts also require the company to pay bonuses based on specific criteria and assume certain monetary obligations to the senior officer and director in the event of termination of the contracts by the company without cause.

Cruise Shoppes America, Ltd.
Notes to Financial Statements
Nine-month periods ended March 31, 2000 and 1999 unaudited
--------------------------------------------------------------------------------

(expressed in U.S. dollars)

7    Related party balances and transactions


                                                                                            June 30,
                                                                     -------------------------------
                                                         March 31,
                                                              2000            1999              1998
                                                                 $               $                 $
                                                        (Unaudited)
      Due (to) from
           Charles Brown (related to
                controlling shareholder)                         -          10,000            10,000
           Cruise Shoppes Ltd. (controlled by
                Charles Brown)                                   -        (259,513)         (193,482)
           Gary Brown (controlling shareholder)                  -        (197,439)            9,822
                                                     -----------------------------------------------

                                                                 -        (446,952)         (173,660)
                                                     ===============================================

     During the period ended March 31, 2000 (Unaudited), the controlling shareholder forgave $81,786 of the outstanding balance owing.

     Balances due to the company earn interest at prime rate. No interest is due on the amounts payable to related parties. The balances have no specific terms of repayment.

     The following transactions occurred with Cruise Shoppes Ltd. during the respective years and are included in the statement of earnings:

                                                                                            June 30,
                                                                     -------------------------------
                                                         March 31,
                                                              2000            1999              1998
                                                                 $               $                 $
                                                        (Unaudited)
     Net revenues                                                -          33,603           156,375
     General administrative expenses                             -         200,653            38,921

     The transactions are not necessarily on commercial terms or at normal commercial rates.

8    Notes payable

     The notes payable bear no interest and are due on demand.

Cruise Shoppes America, Ltd.
Notes to Financial Statements
Nine-month periods ended March 31, 2000 and 1999 are unaudited
--------------------------------------------------------------------------------

(expressed in U.S. dollars)

9    Income taxes

     The company is subject to U.S. federal and Louisiana state income taxes in the U.S.

     Net deferred tax liabilities are as follows:

                                                                                               June 30,
                                                                        -------------------------------
                                                            March 31,
                                                                 2000            1999              1998
                                                                    $               $                 $
                                                           (Unaudited)
         Deferred tax assets
            Expenditures recognized on accrual basis           89,252          86,649            91,110
                                                        -----------------------------------------------

         Deferred tax liabilities
            Revenues recognized on accrual basis              261,203         133,352           202,521
            Other                                              26,957           4,048             4,890
                                                        -----------------------------------------------

                                                              288,160         137,400           207,411
                                                        -----------------------------------------------

         Net deferred tax liability                           198,908          50,751           116,301
                                                        ===============================================

     The income tax provision for the periods, differs from the amount obtained by applying the applicable statutory income tax rates to income before income taxes as follows:

                                                                 March 31,                            June 30,
                                        ----------------------------------     -------------------------------

                                                    2000              1999              1999              1998
                                                       $                 $                 $                 $
                                             (Unaudited)       (Unaudited)
         Combined statutory
            income tax rate                          38%                38%               38%               38%

         Income tax provision
            based on statutory rate             293,483            178,646            68,043            93,057
         Effect of changes in
            graduated income
            tax rates                             6,951            (10,531)           (4,011)            3,968
         Deferred income tax
            expense (benefit)                    (8,850)               353           (33,905)           (2,938)
                                        ----------------------------------------------------------------------

                                                291,584            168,468            30,127            94,087
                                        =======================================================================

Cruise Shoppes America, Ltd.
Notes to Financial Statements
Nine-month periods ended March 31, 2000 and 1999 are unaudited
--------------------------------------------------------------------------------

(expressed in U.S. dollars)

     The changes in the combined statutory rate across the periods presented above are a function of graduated income tax rates based on level of taxable income. No change to enacted rates occurred during these periods.

10   Subsequent events

     On April 4, 2000, travelbyus.com ltd. agreed to acquire all of the issued and outstanding shares of the company for a cost of approximately $9 million. This will be paid in cash and shares of travelbyus.com ltd.

     On April 4, 2000, the company also entered into an employment agreement with Gary Brown for an initial term of two years. This agreement provides for a special bonus of approximately $468,000, related to 1999 sales, which may be reduced by any working capital adjustment related to the purchase of the company by travelbyus.com ltd. These amounts have not been accrued in these financial statements.

     Immediately prior to the agreement noted above, Gary Brown personally assumed the liability for the notes payable and all liabilities for amounts due to related parties. These liabilities were credited to shareholders' equity, net of amounts due from Gary Brown.

                          INDEPENDENT AUDITOR'S REPORT


Board of Directors
Epoch Technology, Inc.
Garland, Texas

We have audited the accompanying balance sheets of Epoch Technology, Inc. as of December 31, 1999 and 1998, and the related statements of operations, changes in stockholders' deficiency and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Epoch Technology, Inc. as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company's limited operating history and limited financial resources raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ HEIN + ASSOCIATES LLP

Hein + Associates LLP

Dallas, Texas
April 19, 2000

                            EPOCH TECHNOLOGY, INC.

                                BALANCE SHEETS

                                              ASSETS
                                              ------
                                                                    March 31,                 December 31,
                                                                   -----------       ----------------------------
                                                                      2000              1999             1998
                                                                   -----------       ----------      ------------
                                                                   (Unaudited)
CURRENT ASSETS:
   Cash and cash equivalents                                          $ 51,965         $ 22,112         $      --
   Trade accounts receivable, no allowance for
      doubtful accounts                                                 66,912           25,747                --
   Deposits and prepaid expenses                                           528               --                --
                                                                   -----------       ----------      ------------
              Total current assets                                     119,405           47,859                --

PROPERTY AND EQUIPMENT, net                                              2,420            2,795             2,432
                                                                   -----------       ----------      ------------

              Total assets                                            $121,825         $ 50,654         $   2,432
                                                                   ===========       ==========      ============

                                   LIABILITIES AND STOCKHOLDERS' DEFICIENCY
                                   ----------------------------------------

CURRENT LIABILITIES:
     Trade accounts payable                                           $    464         $    670         $       -

     Accrued expenses and other liabilities                             77,979              486                 -

     Due related parties                                               109,745          109,745           109,745
                                                                   -----------       ----------      ------------
              Total current liabilities                                188,188          110,901           109,745

STOCKHOLDERS' DEFICIENCY:
     Common stock, no par value, 200,000 shares
        authorized, 75,053 shares issued and
        outstanding at March 31, 2000 and
        December 31, 1999 and 40,000 at
        December 31, 1998                                               39,053           39,053             4,000
     Accumulated deficit                                              (105,416)         (99,300)         (111,313)
                                                                   -----------       ----------      ------------
              Total stockholders' deficiency                           (66,363)         (60,247)         (107,313)
                                                                   -----------       ----------      ------------
              Total liabilities and stockholders'
                 deficiency                                           $121,825         $ 50,654         $   2,432
                                                                   ===========       ==========      ============

                            EPOCH TECHNOLOGY, INC.

                           STATEMENTS OF OPERATIONS

                                                             Three Months Ended                         Years Ended
                                                                  March 31,                             December 31,
                                                         ----------------------------         ---------------------------
                                                           2000               1999               1999              1998
                                                         ---------          ---------         ---------          ---------
                                                                 (Unaudited)
INSTALLATION AND SUPPORT REVENUE                         $  57,244          $      --         $ 275,992          $      --

COST OF REVENUE                                             35,715                 --            71,825                 --
                                                         ---------          ---------         ---------          ---------
   Gross margin                                             21,529                 --           204,167                 --

OPERATING EXPENSES:
   Software development                                         --              5,344           144,000            108,424
   General and administrative expenses                      27,645                 --            48,154                 --
                                                         ---------          ---------         ---------          ---------
         Total operating expenses                           27,645              5,344           192,154            108,424
                                                         ---------          ---------         ---------          ---------

NET INCOME (LOSS)                                        $  (6,116)         $  (5,344)        $  12,013          $(108,424)
                                                         =========          =========         =========          =========

                            EPOCH TECHNOLOGY, INC.

                STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIENCY
                     YEARS ENDED DECEMBER 31, 1999 AND 1998
                      AND THREE MONTHS ENDED MARCH 31, 2000


                                                                   Common Stock                 Accumulated
                                                           ----------------------------
                                                              Shares            Amount            Deficit               Total
                                                           ----------        ----------          ---------          ------------
BALANCES, January 1, 1998                                      40,000        $    4,000       $     (2,889)        $       1,111
Net loss                                                            -                 -           (108,424)             (108,424)
                                                           ----------        ----------       ------------         -------------

BALANCES, December 31, 1998                                    40,000             4,000           (111,313)             (107,313)
Shares issued for services                                     35,053            35,053                  -                35,053
Net income                                                          -                 -             12,013                12,013
                                                           ----------        ----------       ------------         -------------

BALANCES, December 31, 1999                                    75,053            39,053            (99,300)              (60,247)
Net loss (unaudited)                                                -                 -             (6,116)               (6,116)
                                                           ----------        ----------       ------------         -------------

BALANCES, March 31, 2000 (unaudited)                           75,053        $   39,053       $   (105,416)        $     (66,363)
                                                           ==========        ==========       ============         =============

                             EPOCH TECHNOLOGY, INC.

                            STATEMENTS OF CASH FLOWS

                                                                      Three Months Ended                  Years Ended
                                                                          March 31,                       December 31,
                                                                   ------------------------      ---------------------------
                                                                       2000         1999           1999                1998
                                                                   -----------    ---------      --------            -------
                                                                           (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss)                                                $  (6,116)   $  (5,344)     $  12,013          $(108,424)
   Adjustments to reconcile net loss to net cash
      provided (used) by operating activities:
       Depreciation                                                       375          375          1,504              1,684
       Compensation paid with stock                                        --           --         35,053                 --
       Change in receivables                                          (41,165)          --        (25,747)                --
       Change in current liabilities                                   77,287        6,241          1,156                 --
       Other                                                             (528)          --             --                 --
                                                                    ---------   ----------      ---------         ----------
              Net cash provided (used) by operating activities         29,853        1,272         23,979           (106,740)

CASH FLOWS FROM INVESTING ACTIVITIES -
   Purchase of property and equipment                                      --       (1,272)        (1,867)            (2,205)

CASH FLOWS FROM FINANCING ACTIVITIES -
   Advances from stockholders                                              --           --             --            108,945
                                                                    ---------   ----------      ---------         ----------

NET CHANGE IN CASH AND CASH EQUIVALENTS                                29,853           --         22,112                 --

CASH AND CASH EQUIVALENTS, beginning of year                           22,112           --             --                 --
                                                                    ---------    ---------      ---------         ----------

CASH AND CASH EQUIVALENTS, end of year                              $  51,965    $      --      $  22,112         $       --
                                                                    =========    =========      =========         ==========

                            EPOCH TECHNOLOGY, INC.

                        NOTES TO CONSOLIDATED FINANCIAL
               STATEMENTS (the period subsequent to December 31,
                              1999 is unaudited)

1. Nature of Business
   ------------------

   Epoch Technology, Inc. ("the Company") is engaged in developing, selling, installing and supporting an advanced reservation system which is Internet accessible.

2. Summary of Significant Accounting Policies
   ------------------------------------------

   Statement of Cash Flows
   -----------------------

   The Company considers all short-term investments with an original maturity of three months or less to be cash equivalents.

   Recognition of Revenue
   ----------------------
   Revenue is currently recognized in accordance with Statement of Position
   (SOP) 97-2, Software Revenue Recognition and SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, With Respect To Certain Transactions. Revenue from the sale of computer hardware and software is generally recognized upon delivery. The Company recognizes revenue from its maintenance contracts over the life of the contracts. Amounts not recognized are classified as deferred revenue. License fee revenue is recognized when a non-cancelable contingency-free license agreement has been signed, the product has been delivered, fees from the arrangement are fixed or determinable, and collection is probable.

   Earnings (Loss) Per Share
   -------------------------
   Basic earnings or loss per share ("EPS") is calculated by dividing the income or loss available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock.

   Computer Software
   -----------------
   Computer software development costs and other research and development costs are expensed as incurred. Costs incurred to develop product masters of computer software, for which technological feasibility has been established, are capitalized. Capitalized software costs are amortized on a product-by-product basis each year based on the greater of: (1) the amount computed using the ratio of current year gross revenues to the sum of current and anticipated future gross revenues for that product, or (2) five year straight-line amortization. No software costs had been capitalized by the Company as of March 31, 2000 or December 31, 1999.

   Property and Equipment
   ----------------------
   The Company's property and equipment is stated at cost. Depreciation expense is computed on the straight-line method over the estimated useful lives of the assets, which is 3 years.

   Income Taxes
   ------------
   The Company accounts for income taxes under the liability method, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

                            EPOCH TECHNOLOGY, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (the period subsequent to December 31, 1999 is unaudited)


   Comprehensive Income (Loss)
   ---------------------------
   Comprehensive income is defined as all changes in stockholders' equity, exclusive of transactions with owners, such as capital investments. Comprehensive income includes net income or loss, changes in certain assets and liabilities that are reported directly in equity such as translation adjustments on investments in foreign subsidiaries, and certain changes in minimum pension liabilities. The Company's comprehensive income (loss) was equal to its net income (loss) for the years ended December 31, 1999 and 1998.

   Use of Estimates
   ----------------
   The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates.

   Unaudited Information
   ---------------------
   The consolidated balance sheet as of March 31, 2000 and the consolidated statements of operations for the three month periods ended March 31, 2000 and 1999 were taken from the Company's books and records without audit. However, in the opinion of management, such information includes all adjustments (consisting only of normal recurring accruals) which are necessary to properly reflect the consolidated financial position of the Company as of March 31, 2000 and the results of operations for the three months ended March 31, 2000 and 1999.

   Going Concern
   -------------
   The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company incurred an operating loss in 1998 and has a stockholders' deficiency at December 31, 1999. The Company had only one customer in 1999. The continuation of the Company as a going concern is dependent on obtaining additional customers and/or financing in order to expand the level of operations. The stockholders funded the previous loss and intend to finance additional losses, should they occur.

3. Property and Equipment
   ----------------------

   Property and equipment consisted of the following:

                                           March 31,      December 31,
                                           ---------  ------------------
                                             2000       1999       1998
                                           -------    -------    -------
          Computer equipment               $ 8,872    $ 8,872    $ 7,005

          Less accumulated depreciation     (6,452)    (6,077)    (4,573)
                                           -------    -------    -------
                                           $ 2,420    $ 2,795    $ 2,432
                                           =======    =======    =======

     Depreciation expense was $375, $421, $1,504 and $1,684 for the three month periods ended March 31, 2000 and 1999 and the years ended December 31, 1999 and 1998, respectively.

                            EPOCH TECHNOLOGY, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (the period subsequent to December 31, 1999 is unaudited)

4.   Fair Value of Financial Instruments and Concentrations of Credit Risk
     ---------------------------------------------------------------------

     The Company's financial instruments are cash, accounts receivable and payable, and accrued expenses and other liabilities. Management believes the fair values of these instruments approximate the carrying values, due to the short-term nature of the instruments.

     Financial instruments that subject the Company to credit risk are cash equivalents and accounts receivable. At December 31, 1999, 100% of the Company's accounts receivable was from one customer. The Company does not ordinarily require collateral from its customers, nor perform credit evaluations. The Company believes no allowance for doubtful accounts is necessary at March 31, 2000 or December 31, 1999.

5.   Major Customers
     ---------------

     The Company had sales to one customer in 1999 that amounted to 100% of total sales that year. The Company had no sales in 1998.

6.   Related Party Transactions
     --------------------------

     At March 31, 2000 and December 31, 1998 and 1999, amounts advanced by the stockholders that remain unpaid totaled $109,745. These advances are non interest bearing and contain no specific repayment terms.

7.   Income Taxes
     ------------

     The Company had no income tax expense in 1999 and 1998 due to taxable losses and carryforwards. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company's deferred tax assets and liabilities as of December 31, 1999 and 1998 were as follows:

                                                                        1999           1998
                                                                        ------         -----
            Deferred tax assets (primarily net operating losses)       $ 25,000      $ 28,000

            Deferred tax liabilities                                         --            --
            Valuation allowance                                         (25,000)      (28,000)
                                                                       --------      --------
                   Net deferred tax balance                            $     --      $     --
                                                                       ========      ========



                                  ***********

Report of PricewaterhouseCoopers LLP Independent Auditors

To the Directors of
Express Vacations, LLC
(a Nevada limited liability company)


We have audited the balance sheets of Express Vacations, LLC (a Nevada limited liability company) as at October 31, 1999, September 30, 1999 and 1998 and the statements of loss, members' equity and cash flows for the one-month period ended October 31, 1999, the year ended September 30, 1999 and the period from August 5, 1998 (date of LLC formation) to September 30, 1998. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the company as at October 31, 1999, September 30, 1999 and 1998 and the results of its operations and its cash flows for the one-month period ended October 31, 1999, the year ended September 30, 1999 and the period from August 5, 1998 (date of LLC formation) to September 30, 1998 in conformity with accounting principles generally accepted in the United States.

These financial statements are those of a limited liability company and accordingly do not reflect any income taxes related to its members.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants

Vancouver, Canada
November 23, 1999

Express Vacations, LLC
(a Nevada limited liability company)
Balance Sheets
--------------------------------------------------------------------------------

(expressed in U.S. dollars)


                                                                  October 31,                                 September 30,
                                                                                        -----------------------------------
                                                                         1999                   1999                   1998
                                                                            $                      $                      $
Assets

Current assets
Cash and cash equivalents                                             544,313              1,055,768             1,831,748
Trade accounts receivable (net of allowance - $nil)                   559,123                841,429             1,629,730
Prepaid expenses (note 3)                                             230,577                269,838                     -
                                                                -----------------------------------------------------------
                                                                    1,334,013              2,167,035             3,461,478

Capital assets (note 4)                                               136,121                139,285                 7,266
                                                                -----------------------------------------------------------
                                                                    1,470,134              2,306,320             3,468,744
                                                                -----------------------------------------------------------
Liabilities and Members' Equity

Current liabilities
Trade accounts payable and accrued liabilities
 (note 3)                                                             536,860                539,414             1,019,267
Customer deposits                                                     832,560              1,443,271             2,334,295
                                                                -----------------------------------------------------------
                                                                    1,369,420              1,982,685             3,353,562

Members' Equity (note 5)                                              100,714                323,635               115,182
                                                                -----------------------------------------------------------
                                                                    1,470,134              2,306,320             3,468,744
                                                                -----------------------------------------------------------

Commitments and contingencies (note 8)

Subsequent event (note 9)




Approved by the Members

/s/ Jon Snyder     Member       /s/ John Fenyes       Member
-----------------               -------------------

   The accompanying notes are an integral part of these financial statements.

Express Vacations, LLC
(a Nevada limited liability company)
Statements of Members' Equity
--------------------------------------------------------------------------------

(expressed in U.S. dollars)

                                                                                                               Period from
                                                                                                            August 5, 1998
                                                                   One-month                                  (date of LLC
                                                                period ended             Year ended          formation) to
                                                                 October 31,          September 30,          September 30,
                                                                        1999                  1999                    1998
                                                                           $                     $                       $

Balance - Beginning of period                                         323,635                115,182                     1

Net (loss) earnings for the period                                   (180,302)             2,338,453               100,181
                                                                -----------------------------------------------------------
                                                                      143,333              2,453,635               100,182

Add:  Members' contributions                                                -                      -                15,000
Less:  Members' distributions                                          42,619              2,130,000                     -
                                                                -----------------------------------------------------------
Balance - End of period                                               100,714                323,635               115,182
                                                                -----------------------------------------------------------

  The accompanying notes are an integral part of these financial statements.

Express Vacations,  LLC
(a Nevada limited liability company)
Statements of Loss
--------------------------------------------------------------------------------

(expressed in U.S. dollars)

                                                                                                                Period from
                                                                                                             August 5, 1998
                                                                    One-month                                  (date of LLC
                                                                 period ended             Year ended          formation) to
                                                                  October 31,          September 30,          September 30,
                                                                         1999                   1999                  1998
                                                                            $                      $                     $

Revenues                                                               16,856              7,234,577               772,866
                                                                -----------------------------------------------------------

Expenses
Cost of services revenues                                               5,394              2,344,995               228,387
General and administrative                                            192,771              2,611,046               437,911
Amortization                                                            3,164                 40,821                 6,387
                                                                -----------------------------------------------------------
                                                                      201,329              4,996,862               672,685
                                                                -----------------------------------------------------------

(Loss) earnings from operations                                      (184,473)             2,237,715               100,181

Interest income                                                         4,171                100,738                     -
                                                                -----------------------------------------------------------
Net (loss) earnings for the period                                   (180,302)             2,338,453               100,181
                                                                -----------------------------------------------------------


  The accompanying notes are an integral part of these financial statements.

Express Vacations, LLC
(a Nevada limited liability company)
Statements of Cash Flows
--------------------------------------------------------------------------------

(expressed in U.S. dollars)

                                                                                                               Period from
                                                                                                            August 5, 1998
                                                                    One-month                                 (date of LLC
                                                                 period ended             Year ended         formation) to
                                                                  October 31,          September 30,         September 30,
                                                                         1999                   1999                  1998
                                                                            $                      $                     $

Cash flows from operating activities
Net (loss) earnings for the period                                   (180,302)             2,338,453               100,181
      Item not affecting cash - amortization                            3,164                 40,821                 6,387
Changes in non-cash working capital
      Trade accounts receivable                                       282,306                788,301            (1,629,730)
      Prepaid expenses                                                 39,261               (269,838)                    -
      Trade accounts payable and accrued liabilities                   (2,554)              (479,853)            1,019,267
      Customer deposits                                              (610,711)              (891,024)            2,334,295
                                                             --------------------------------------------------------------
                                                                     (468,836)             1,526,860             1,830,400
                                                             --------------------------------------------------------------

Cash flows from investing activities
Purchase of capital assets                                                  -               (172,840)              (13,653)
                                                             --------------------------------------------------------------

Cash flows from financing activities
Members' contributions                                                      -                      -                15,000
Members' distributions                                                (42,619)            (2,130,000)                    -
                                                             --------------------------------------------------------------
                                                                      (42,619)            (2,130,000)               15,000
                                                             --------------------------------------------------------------

(Decrease) increase in cash and cash equivalents                     (511,455)              (775,980)            1,831,747

Cash and cash equivalents - Beginning of period                     1,055,768              1,831,748                     1
                                                             --------------------------------------------------------------

Cash and cash equivalents - End of period                             544,313              1,055,768             1,831,748
                                                             --------------------------------------------------------------
Interest received                                                       4,171                100,738                     -
                                                             --------------------------------------------------------------

  The accompanying notes are an integral part of these financial statements.

Express Vacations, LLC
(a Nevada limited liability company)
Notes to Financial Statements
--------------------------------------------------------------------------------

(expressed in U.S. dollars)

1    Nature of operations

     Express Vacations, LLC ("Express") is a call center offering vacation packages to customers located primarily in the United States. Operations of Express are based solely from Reno, Nevada. Express was organized pursuant to the provisions of the Nevada Limited Liability Company Act in the State of Nevada, U.S.A. on August 5, 1998. Revenues are earned from customers located in the United States. Capital assets of the company's operations are located in the United States.

2    Summary of significant accounting policies

     Generally accepted accounting principles

     The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

     Revenue recognition

     The company's revenues consist primarily of commissions from the sale of travel products including airline tickets, hotel and vacation property accommodations, car rentals and vacation packages. The company earns commission revenue from the sale of these travel products which are recognized on the customer's scheduled departure date, less an allowance for returns and cancellations based on the company historical experience and provided that collection is reasonably assured.

     Capital assets

     Capital assets are stated at cost less accumulated amortization. Amortization is recorded on a straight-line basis to amortize the cost of the capital assets over their estimated useful lives as follows:

          Furniture and fixtures                        7 years
          Computer and office equipment                 5 years
          Leasehold improvements             over term of lease

     Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses for the period reported. Management believes its estimates to be appropriate; however, actual results could differ from the amounts estimated.

Express Vacations, LLC
(a Nevada limited liability company)
Notes to Financial Statements
--------------------------------------------------------------------------------

(expressed in U.S. dollars)

     Cash and cash equivalents

     Cash and cash equivalents consist of cash on deposit and highly liquid short-term interest bearing securities with maturities at the date of purchase of three months or less.

     Income taxes

     Income earned by Express is allocated to its members for tax purposes; therefore, no provision for income taxes has been made in these financial statements.

3     Balance sheet components

                                                                   October 31,                                 September 30,
                                                                                    -------------------------------------------
                                                                         1999                   1999                   1998
                                                                            $                      $                      $
      Prepaid expenses

      Deposits with travel suppliers                                  222,527                261,788                      -
      Other prepaids                                                    8,050                  8,050                      -
                                                             ------------------------------------------------------------------
                                                                      230,577                269,838                      -
                                                             ------------------------------------------------------------------

                                                                   October 31,                                 September 30,
                                                                                    -------------------------------------------
                                                                         1999                   1999                   1998
                                                                            $                      $                      $
      Trade accounts payable and accrued liabilities
      Trade accounts payable                                          312,985                346,963                388,162
      Accrued liabilities                                             223,875                192,451                631,105
                                                             ------------------------------------------------------------------
                                                                      536,860                539,414              1,019,267
                                                             ------------------------------------------------------------------


4     Capital assets

                                                                                                            October 31, 1999
                                                               ----------------------------------------------------------------

                                                                                         Accumulated
                                                                         Cost           amortization                    Net
                                                                            $                      $                      $

      Furniture and fixtures                                           47,553                 23,059                24,494
      Computer and office equipment                                   122,493                 25,341                97,152
      Leasehold improvements                                           16,447                  1,972                14,475
                                                               ----------------------------------------------------------------
                                                                      186,493                 50,372               136,121
                                                               ----------------------------------------------------------------

Express Vacations, LLC
(a Nevada limited liability company)
Notes to Financial Statements
-----------------------------------------------------------------------------

(expressed in U.S. dollars)


                                                          September 30, 1999
                                       --------------------------------------
                                                     Accumulated
                                           Cost     amortization         Net
                                                $              $           $

      Furniture and fixtures               47,553         22,685      24,868
      Computer and office equipment       122,493         22,747      99,746
      Leasehold improvements               16,447          1,776      14,671
                                       --------------------------------------
                                          186,493         47,208     139,285
                                       --------------------------------------


                                                          September 30, 1898
                                       --------------------------------------

                                                     Accumulated
                                           Cost     amortization         Net
                                              $                $           $

      Computer and office equipment      13,653            6,387       7,266
                                       --------------------------------------

5     Members' Equity

      Authorized members' equity consists of an unlimited number of units.

                                                               $

      Members' initial contribution
           30 units                                            1
                                                    -------------

      Limitation of liability

      Under the terms of an Operating Agreement between the members put in place in August 1998, two of the three members of the company have been elected to manage the company ("managers"). Managers shall not be liable for the return of any contribution of capital of any member or for any profits thereon. Managers are not liable to the company or members for any act or omission in connection with the business or affairs of the company unless such act or omission constitutes gross negligence, intentional misconduct, fraud or a knowing violation of law.

      Members and managers of the company are not individually liable under a judgement, decree, order of any court or any other manner, for a debt, obligation, or liability of the company except as otherwise set forth in Nevada State Regulations.

Express Vacations, LLC
(a Nevada limited liability company)
Notes to Financial Statements
-----------------------------------------------------------------------------

(expressed in U.S. dollars)

      Rights and restrictions of members

      Each member's units consisting of their respective interest in the capital and profits of the company carry the respective right to an allocative share of the economic benefits of the company, including net profits, net losses, and distributions, and the right to vote on matters as to which the Operating Agreement requires or permits members to vote.

      Members who are not managers are restricted from borrowing or lending money on behalf of the company; selling, mortgaging, leasing, disposing of or encumbering property of the company; selling, assigning, pledging or mortgaging a member's interest in the company; purchasing any real estate or equipment on behalf of the company; exercising or representing to any third party that such member has the right to exercise any of the powers of the managers in the Operating Agreement.

6     Cost of services revenues

      Direct costs are comprised primarily of commissions paid to booking agents and include fees totalling $1,564 for the one-month period ended October 31, 1999 (year ended September 30, 1999 - $635,714; 1998 - $105,952) paid to the company's primary air travel service provider, applicable only to certain bookings made before June 1999.

7     Financial instruments

      Fair values of financial instruments

      The carrying values reported on the balance sheet for cash and cash equivalents, trade accounts receivable, trade accounts payable and accrued liabilities and customer deposits approximate their fair values due to the short-term nature of those instruments.

      Concentration of credit risk

      Accounts receivable include approximately $487,000 receivable from one airline. The balance represents receivables relating to the processing of credit card sales and does not represent significant credit risk to Express.

      Foreign exchange risk

      Substantially all of the company's operations are denominated in U.S. dollars.

Express Vacations, LLC
(a Nevada limited liability company)
Notes to Financial Statements
-----------------------------------------------------------------------------

(expressed in U.S. dollars)

8     Commitments and contingencies

      a)   Lease commitments

           The company leases a telephone system and office space under long-term agreements. As at October 31, 1999, lease commitments through to expiry are as follows:

                                                                       $

                2000                                             154,246
                2001                                             146,546
                2002                                               9,666

      b)   Letters of credit

           Letters of credit totalling $443,000 have been issued to various hotels by one of the members on behalf of Express. These letters of credit are required by the hotels as security for block bookings of hotel rooms. During the period ended October 31, 1999, no amounts have been drawn against these letters of credit.

      c)   Commitments

           On July 7, 1999, the company entered into a two-year agreement with a telephone service provider requiring the company to satisfy a minimum annual commitment. If the company does not reach this annual commitment, the company would be required to pay an additional surcharge for its phone services.

9     Subsequent event

      On November 1, 1999, Express was acquired by travelbyus.com ltd., a Canadian public company listed on the Toronto, Winnipeg and Frankfurt Stock Exchanges.

Report of PricewaterhouseCoopers LLP Independent Auditors


To the Directors of
Cheap Seats Inc.


We have audited the balance sheets of Cheap Seats Inc. as at November 30, 1999, June 30, 1999 and 1998 and the statements of operations and deficit and cash flows for the period from July 1, 1999 to November 30, 1999 and the years ended June 30, 1999 and 1998. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. we believe that our audit provides a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the company as at November 30, 1999, June 30, 1999 and 1998 and the results of its operations and its cash flows for the period from July 1, 1999 to November 30, 1999 and the years ended June 30, 1999 and 1998 in conformity with accounting principles generally accepted in the United States.


/s/ PricewaterhouseCoopers LLP

Chartered Accountants


Vancouver, Canada
January 28, 2000

Cheap Seats Inc.
Balance Sheets
--------------------------------------------------------------------------------

(expressed in U.S. dollars)

                                                                November 30,             June 30,            June 30,
                                                                        1999                 1999                1998
                                                                           $                    $                   $
Assets

Current assets
Cash                                                                  54,155               40,721             161,491
Trade accounts receivable (net of allowance - $nil)
     (note 8)                                                         66,666              231,566              97,076
Income tax recoverable                                                85,577               82,217              20,678
Payroll tax refundable                                                     -                    -              49,136
Loan to employees                                                      3,876                3,311                   -
                                                              -------------------------------------------------------
                                                                     210,274              357,815             328,381

Deposits (note 3)                                                     70,000               70,000              70,000
Capital assets (note 4)                                              127,407               85,905              91,671
                                                              -------------------------------------------------------
                                                                     407,681              513,720             490,052
                                                              =======================================================

Liabilities

Current liabilities
Accounts payable and accrued liabilities (note 5)                    403,730              496,325             381,105
Current portion of long-term debt                                      3,951                3,786               3,145
                                                              -------------------------------------------------------
                                                                     407,681              500,111             384,250

Long-term debt                                                         1,409                3,105               6,891
                                                              -------------------------------------------------------
                                                                     409,090              503,216             391,141
                                                              -------------------------------------------------------

Shareholders' Deficiency

Capital stock
Authorized
     Unlimited number of common shares without par value

Issued
     5,920 shares (June 30, 1999 - 5,920; 1998 -
          5,920)                                                       1,000                1,000               1,000
(Deficit) retained earnings                                           (2,409)               9,504              97,911
                                                              -------------------------------------------------------
                                                                      (1,409)              10,504              98,911
                                                              -------------------------------------------------------
                                                                     407,681              513,720             490,052
                                                              =======================================================

Commitments (note 7)


Approved by the Board of Directors

/s/ Robert Beaudet     Director             /s/ Bill Kerby       Director
----------------------                      ---------------------

Cheap Seats Inc.
Statements of Operations and Deficit
--------------------------------------------------------------------------------

(expressed in U.S. dollars)

                                                  Period from
                                                      July 1,
                                                      1999 to
                                                 November 30,                 Years ended June 30,
                                                                   --------------------------------
                                                         1999             1999                1998
                                                            $                $                   $
Net revenues (note 8)                               1,881,074         4,163,133          2,858,490
                                                --------------------------------------------------

Expenses
Selling, general and administrative expenses        1,673,443         2,723,621          2,354,795
Officers' compensation                                211,739         1,536,239            426,831
Amortization                                           10,895            20,644             24,759
                                                --------------------------------------------------
                                                    1,896,077         4,280,504          2,806,385
                                                --------------------------------------------------

(Loss) earnings from operations                       (15,003)         (117,371)            52,105

Interest income - net                                    (270)            4,141              3,193
                                                --------------------------------------------------

(Loss) earnings before income taxes                   (15,273)         (113,230)            55,298

Provision for (recovery of) income taxes               (3,360)          (24,823)            46,737
                                                --------------------------------------------------

Net (loss) earnings for the period                    (11,913)          (88,407)             8,561

Retained earnings - Beginning of period                 9,504            97,911             89,350
                                                --------------------------------------------------

(Deficit) retained earnings - End of period            (2,409)            9,504             97,911
                                                ==================================================

Cheap Seats Inc.
Statements of Cash Flows
--------------------------------------------------------------------------------

(expressed in U.S. dollars)

                                                                    Period from
                                                                        July 1,
                                                                        1999 to
                                                                   November 30,                   Years ended June 30,
                                                                                        ---------------------------------
                                                                           1999                1999               1998
                                                                              $                   $                  $
Cash flows from operating activities
Net (loss) earnings for the year                                        (11,913)            (88,407)             8,561
     Items not affecting cash
          Amortization                                                   10,895              20,644             24,759
          Write-off of capital assets                                         -              23,755                  -
Net change in non-cash working capital items
     Trade accounts receivable                                          164,900            (134,490)          (185,460)
     Income tax recoverable                                              (3,360)            (61,539)            (8,085)
     Payroll tax recoverable                                                  -              49,136            (49,136)
     Loan to employees                                                     (565)             (3,311)                 -
     Trade accounts payable and accrued liabilities                     (92,595)            115,220            242,523
                                                                   -----------------------------------------------------

                                                                         67,362             (78,992)            33,162
                                                                   -----------------------------------------------------
Cash flows from investing activities
Purchase of capital assets                                              (52,397)            (38,633)           (58,770)
                                                                   -----------------------------------------------------

Cash flows from financing activities
Increase in long-term debt                                                    -                   -             10,036
Repayment of long-term debt                                              (1,531)             (3,145)                 -
                                                                   -----------------------------------------------------

                                                                         (1,531)             (3,145)            10,036
                                                                   -----------------------------------------------------

Increase (decrease) in cash                                              13,434            (120,770)           (15,572)

Cash - Beginning of period                                               40,721             161,491            177,063
                                                                   -----------------------------------------------------

Cash - End of period                                                     54,155              40,721            161,491
                                                                   =====================================================

Interest paid                                                               270                 816              1,953
                                                                   =====================================================

Income taxes paid                                                             -              36,716             57,035
                                                                   =====================================================

Cheap Seats Inc.
Notes to Financial Statements
-------------------------------------------------------------------------------

(expressed in U.S. dollars)

1    Nature of operations

     Cheap Seats Inc. ("the company") is a net airfare consolidator, which markets to customers throughout the United States. The company has in place a wide range of net fare ticket contracts with several U.S. and international carriers. The company currently offers air travel products through their call centre based in Northridge, California and its website. Revenues are earned from customers located in the United States. Capital assets of the company's operations are located in the United States.

2    Summary of significant accounting policies

     Generally accepted accounting principles

     The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

     Revenue recognition

     The company's revenues include commission revenue on published airfares and net revenues on non-published and wholesale airfares. Commission revenue and net revenues on non-published and wholesale airfares are recognized at the time the ticket is issued to the customer, which generally corresponds to the time the payment is processed, less an allowance for returns and cancellation based on the company's historical experience. These net revenues are recorded as the amount paid by the customer less the amount payable to the airline for the discounted airfare.

     Capital assets

     Capital assets are stated at cost. Amortization is recorded on a straight-line basis to amortize the cost of the capital assets over their estimated useful lives. Amortization rates are as follows:

          Computer software                              5 years
          Furniture and fixtures                         5 years
          Computer and office equipment                  5 years
          Automobile                                     5 years

     Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses for the period reported. Management believes its estimates to be appropriate; however, actual results could differ from the amounts estimated.

Cheap Seats Inc.
Notes to Financial Statements
--------------------------------------------------------------------------------

(expressed in U.S. dollars)

     Income taxes

     The company follows the asset and liability method for accounting for income taxes. Under this method, deferred income tax assets and liabilities are recognized for the estimated tax consequences attributable to differences between the financial statement carrying values and their respective income tax basis (temporary differences). The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     A valuation allowance is provided for deferred income tax assets if it is more likely than not that the company will not realize the future benefit or the future deductibility is uncertain.

3    Deposits

     Airlines Reporting Corporation ("ARC") requires that registered agents maintained a bond or letter of credit, which they can access in case of non-payment by the agent. The entire amount relates to funds set aside pursuant to these requirements. Interest on these funds accrues to the company.

4    Capital assets

                                                               November 30, 1999
                                           -------------------------------------
                                                         Accumulated
                                             Cost       amortization         Net
                                                $                  $           $

     Computer software                     35,000             10,696      24,304
     Furniture and fixtures                87,058             32,468      54,590
     Computer and office equipment         51,889             44,044       7,845
     Automobile                            50,056              9,388      40,668
                                          --------------------------------------
                                          224,003             96,596     127,407
                                          ======================================

                                                                   June 30, 1999
                                          --------------------------------------
                                                         Accumulated
                                             Cost       amortization         Net
                                                $                  $           $

     Computer software                     35,000              5,835      29,165
     Furniture and fixtures                39,393             28,939      10,454
     Computer and office equipment         47,158             42,768       4,390
     Automobile                            50,056              8,160      41,896
                                          --------------------------------------
                                          171,607             85,702      85,905
                                          ======================================

Cheap Seats Inc.
Notes to Financial Statements
--------------------------------------------------------------------------------

(expressed in U.S. dollars)

                                                                   June 30, 1998
                                          --------------------------------------

                                                          Accumulated
                                               Cost      amortization        Net
                                                  $                 $          $

     Furniture and fixtures                  35,760            24,283     11,477
     Computer and office equipment           64,431            58,238      6,193
     Automobile                             105,556            31,555     74,001
                                          --------------------------------------
                                            205,747           114,076     91,671
                                          ======================================

     Computer software is related to the company's website reservation system. The company capitalizes certain expenditures on software used in its operation in accordance with Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use".

5    Balance sheet components

                                    November 30,                        June 30,
                                                       -------------------------
                                            1999           1999            1998
                                               $              $               $

     Trade accounts payable              326,134        471,349         333,516
     Accrued wages payable                71,956              -          47,589
     Other accrued liabilities             5,640         24,976               -
                                    -------------------------------------------
                                         403,730        496,325         381,105
                                    ===========================================

6    Financial instruments

     Fair values of financial instruments

     The carrying values reported on the balance sheet for cash, trade accounts receivable, income tax recoverable, payroll tax refundable, trade accounts payable and accrued liabilities and current portion of long-term debt approximate their fair values due to the short-term to maturity of these instruments. Deposits and non-current portion of long-term debt bear interest approximating current market notes.

Cheap Seats Inc.
Notes to Financial Statements

--------------------------------------------------------------------------------

(expressed in U.S. dollars)

7    Commitments

     The company leases an office space under long-term agreements. As at November 30, 1999, annual minimum lease commitments through to expiry are as follows:

                                                            $

          2000                                         47,000
          2001                                         61,000
          2002                                         63,000
          2003                                         64,000

8    Related party transactions

     For the period from July 1, 1999 to November 30, 1999, the company sold airline tickets to a related company with a gross ticket value of $224,686. The trade accounts receivable balance as at November 30, 1999 includes due from the related company of $6,312.

     During the year ended June 30, 1999, the company sold airline tickets to a related company with a gross ticket value of $389,770 (1998 - $nil). The accounts receivable as at June 30, 1999 includes the due from the related company of $59,522 (1998 - $nil).

     The related party, Mr. Cheap's Travel, Ltd., is owned by the father of a co-owner of the company.

     Subsequent to June 30, 1999, Cheap Seats Inc. and the related company became controlled by travelbyus.com ltd., a Canadian public company listed on the Toronto, Winnipeg and Frankfurt Stock Exchanges.

9    Income taxes

     The company is subject to U.S. federal and California state income taxes.

     As at November 30, 1999, the company did not have any significant capital or non-capital losses available for carryforward or other temporary differences to reduce future years taxable income.

Cheap Seats Inc.
Notes to Financial Statements
--------------------------------------------------------------------------------

(expressed in U.S. dollars)

     The income tax recoverable/provision for the periods presented, differs from the amount obtained by applying the applicable statutory income tax rates to loss/earnings before income taxes as follows:

                                                    Period from
                                                        July 1,
                                                        1999 to
                                                   November 30,         Years ended June 30,
                                                                     -----------------------
                                                          1999           1999           1998
                                                             $              $              $
        Statutory income tax rate                        32.81%         32.81%         32.81%

        Income tax (recovery) provision based on
             statutory rate                             (5,011)       (37,151)        18,143
        Non-deductible expenses                          1,651         12,328         28,594
                                                     ---------------------------------------
                                                        (3,360)       (24,823)        46,737
                                                     =======================================

10   Subsequent event

     Effective on December 1, 1999, all of the outstanding shares of the company were acquired by travelbyus.com ltd., a Canadian public company listed on the Toronto, Winnipeg and Frankfurt Stock Exchanges.

                          INDEPENDENT AUDITOR'S REPORT
                          ----------------------------

To The Stockholders
  MUFFIN COMMUNICATIONS, LTD.
  (An Illinois Corporation)


We have audited the accompanying balance sheets of MUFFIN COMMUNICATIONS, LTD. (An Illinois Corporation) as of December 31, 1999 and 1998, and the related statements of income (loss) and retained earnings (accumulated deficit), changes in stockholder's equity (deficit) and cash flows for the year ended December 31, 1999 and from February 6, 1998 (date of inception) through December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MUFFIN COMMUNICATIONS, LTD. as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the year ended December 31, 1999 and from February 6, 1998 (date of inception) through December 31, 1998, in conformity with generally accepted accounting principles in the United States.


/s/ Friduss, Lukee, Schiff & Co., P.C.
FRIDUSS, LUKEE, SCHIFF & CO., P.C.
Certified Public Accountants

Chicago, Illinois
April 26, 2000

                          MUFFIN COMMUNICATIONS, LTD.
                          ---------------------------

                                 BALANCE SHEETS
                                 --------------

               SIX MONTH PERIOD ENDED JUNE 30, 2000 IS UNAUDITED
               -------------------------------------------------

                          (EXPRESSED IN U.S. DOLLARS)
                          ---------------------------



                                  A S S E T S
                                  -----------

                                    June 30,    December 31,    December 31,
                                      2000          1999           1998
                                    --------    ------------    ------------
CURRENT ASSETS
--------------
  Cash                              $      -       $   175        $ 1,218
  Due from Stockholder (Note 4)        2,986             -              -
  Prepaid Expenses                         -         1,490          1,433
                                    --------       -------        -------

          TOTAL CURRENT ASSETS      $  2,986       $ 1,665        $ 2,651
          --------------------      --------       -------        -------

PROPERTY AND EQUIPMENT (Note 2)
----------------------
  Equipment                         $ 11,214       $11,214
  Furniture and Fixtures                   -         9,745          9,745
                                    --------       -------        -------

          TOTAL PROPERTY AND
          ------------------
            EQUIPMENT               $      -       $20,959        $20,959
            ---------

  Less: Accumulated Depreciation           -        (9,109)        (4,356)
                                    --------       -------        -------

          NET PROPERTY AND
          ----------------
            EQUIPMENT               $      -       $11,850        $16,603
            ---------               --------       -------        -------

TOTAL ASSETS                        $  2,986       $13,515        $19,254
------------                        ========       =======        =======

   The accompanying notes are an integral part of the financial statements.

                          MUFFIN COMMUNICATIONS, LTD.
                          ---------------------------

                                 BALANCE SHEETS
                                 --------------

               SIX MONTH PERIOD ENDED JUNE 30, 2000 IS UNAUDITED
               -------------------------------------------------

                          (EXPRESSED IN U.S. DOLLARS)
                          ---------------------------



                 LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
                 ----------------------------------------------


                                             June 30,     December 31,   December 31,
                                               2000          1999           1998
                                             --------     ------------   ------------
CURRENT LIABILITIES
-------------------
  Accounts Payable                           $  2,986       $  3,202         $ 1,660
  Due to Stockholder (Note 4)                       -         34,788           7,949
                                             --------       --------         -------

            TOTAL CURRENT LIABILITIES        $  2,986       $ 37,990         $ 9,609
            -------------------------        --------       --------         -------

STOCKHOLDER'S EQUITY (DEFICIT)
------------------------------
  Common Stock - 1,000 Shares Authorized
    No Par Value, 100 Shares Issued and
    Outstanding                              $    100       $    100         $   100
  Paid in Capital                              52,338              -               -
  Retained Earnings (Accumulated Deficit)     (52,438)       (24,575)          9,545
                                             --------       --------         -------

            TOTAL STOCKHOLDER'S EQUITY
            --------------------------
              (DEFICIT)                      $      -       $(24,475)        $ 9,645
              ---------                      --------       --------         -------

TOTAL LIABILITIES AND STOCKHOLDER'S
-----------------------------------
 EQUITY (DEFICIT)                            $  2,986       $ 13,515         $19,254
 ----------------                            ========       ========         =======

 The accompanying notes are an integral part of the financial statements.

                          MUFFIN COMMUNICATIONS, LTD.
                          ---------------------------

                        STATEMENTS OF INCOME (LOSS) AND
                        -------------------------------
                    RETAINED EARNINGS (ACCUMULATED DEFICIT)
                    ---------------------------------------

               SIX MONTH PERIOD ENDED JUNE 30, 2000 IS UNAUDITED
               -------------------------------------------------

                          (EXPRESSED IN U.S. DOLLARS)
                          ---------------------------

                                                                       From
                                      Six Month                  February 6, 1998
                                    Period Ended   Year Ended   (Date of Inception)
                                      June 30,    December 31,        through
                                        2000          1999        December 31,1998
                                    -------------  ----------   --------------------
NET SALES                             $      -       $      -        $    345,000
---------

COST OF SALES                                -              -             288,785
-------------                         --------       --------        ------------

GROSS PROFIT                          $      -       $      -        $     56,215
------------

SELLING, GENERAL AND
--------------------
  ADMINISTRATIVE EXPENSES               18,389         34,120              46,670
  -----------------------             --------       --------        ------------

(LOSS) INCOME FROM OPERATIONS         $(18,389)      $(34,120)       $      9,545
-----------------------------

LOSS ON DISPOSAL OF PROPERTY AND
--------------------------------
  EQUIPMENT                             (9,474)             -                   -
  ---------                           --------       --------        ------------

NET (LOSS) INCOME FOR THE PERIOD      $(27,863)      $(34,120)       $      9,545
--------------------------------

(ACCUMULATED DEFICIT) RETAINED
------------------------------
  EARNINGS, BEGINNING OF PERIOD        (24,575)         9,545                   -
  -----------------------------       --------       --------        ------------

(ACCUMULATED DEFICIT) RETAINED
------------------------------
  EARNINGS, END OF PERIOD             $(52,438)      $(24,575)       $      9,545
  -----------------------             ========       ========        ============

 The accompanying notes are an integral part of the financial statements.

                          MUFFIN COMMUNICATIONS, LTD.
                          ---------------------------

            STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY (DEFICIT)
            -------------------------------------------------------

               SIX MONTH PERIOD ENDED JUNE 30, 2000 IS UNAUDITED
               -------------------------------------------------

                          (EXPRESSED IN U.S. DOLLARS)
                          ---------------------------


                                   Common Stock
                                -----------------
                                                                      Retained
                                Number               Additional       Earnings
                                  Of                  Paid-In       (Accumulated
                                Shares    Amount      Capital         Deficit)          Total
                                ------    ------     ----------     -------------     ----------
Balance - February 6, 1998         100       100     $        -        $       -      $     100

Net Income                           -         -              -            9,545          9,545
                                ------    ------     ----------        ---------      ---------

Balance - December 31, 1998        100       100              -        $   9,545      $   9,645

Net Loss                             -         -              -          (34,120)       (34,120)
                                ------    ------     ----------        ---------      ---------

Balance - December 31, 1999        100       100     $        -        $ (24,575)     $ (24,475)

Capital Contribution of
  Balance Due to Stockholder
  (Note 4)                                               52,338                -         52,338

Net Loss                             -         -              -          (27,863)       (27,863)
                                ------    ------     ----------        ---------      ---------

Balance - June 30, 2000            100       100     $   52,338        $ (52,438)     $       -
                                ======    ======     ==========        =========      =========

 The accompanying notes are an integral part of the financial statements.

                          MUFFIN COMMUNICATIONS, LTD.
                          ---------------------------

                            STATEMENTS OF CASH FLOWS
                            ------------------------

               SIX MONTH PERIOD ENDED JUNE 30, 2000 IS UNAUDITED
               -------------------------------------------------

                          (EXPRESSED IN U.S. DOLLARS)
                          ---------------------------

                                                                                        From
                                                       Six Month                  February 6, 1998
                                                     Period Ended   Year Ended   (Date of Inception)
                                                       June 30,    December 31,        through
                                                         2000          1999         December 31,1998
                                                     ------------  ------------  ---------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
------------------------------------
  Net (Loss) Income                                      $(27,863)    $(34,120)          $  9,545
                                                         --------     --------           --------
  Adjustments to Reconcile Net (Loss) Income
    to Net Cash (Used in) Provided By Operating
    Activities:
      Depreciation                                       $  2,376     $  4,753           $  4,356
   Loss on Disposal of Property and
     Equipment                                              9,474            -                  -
  Decrease (Increase) in Prepaid Expenses                   1,490          (57)            (1,433)
  (Decrease) Increase in Accounts Payable                    (216)       1,542              1,660
                                                         --------     --------           --------

      TOTAL ADJUSTMENTS                                  $ 13,124     $  6,238           $  4,583
      -----------------                                  --------     --------           --------

NET CASH (USED IN) PROVIDED BY OPERATING
----------------------------------------
  ACTIVITIES                                             $(14,739)    $(27,882)          $ 14,128
  ----------                                             --------     --------           --------

CASH FLOWS FROM FINANCING ACTIVITIES:
------------------------------------
  Proceeds from Issuance of Common Stock                 $      -     $      -           $    100
  Advances (Repayments) Due to Stockholder                 14,564       26,839            (13,010)
                                                         --------     --------           --------

NET CASH PROVIDED BY (USED IN) FINANCING
----------------------------------------
  ACTIVITIES                                             $ 14,564     $ 26,839           $(12,910)
 -----------                                             --------     --------           --------

NET (DECREASE) INCREASE IN CASH                          $   (175)    $ (1,043)          $  1,218
-------------------------------

CASH - BEGINNING OF PERIOD                                    175        1,218                  -
--------------------------                               --------     --------           --------

CASH - END OF PERIOD                                     $    175     $  1,218
--------------------                                     ========     ========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
------------------------------------------------
  Cash Paid During the Periods for:
    Interest                                             $      -     $    603           $  2,212
                                                         ========     ========           ========

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING
---------------------------------------------
  AND FINANCING ACTIVITIES:
  ------------------------
    Due from Stockholder                                 $ (2,986)    $      -           $      -
    Equipment                                                   -            -            (11,214)
    Furniture and Fixtures                                      -            -             (9,745)
    Due to Stockholder                                    (49,352)           -             20,959
    Additional Paid in Capital                             52,338            -                  -
                                                         --------     --------           --------

                                                         $      -     $      -           $      -
                                                         ========     ========           ========

 The accompanying notes are an integral part of the financial statements.

                          MUFFIN COMMUNICATIONS, LTD.
                          ---------------------------

                       NOTES TO THE FINANCIAL STATEMENTS
                       ---------------------------------

             THE SIX MONTH PERIOD ENDED JUNE 30, 2000 IS UNAUDITED
             -----------------------------------------------------



NOTE 1 -  NATURE OF ACTIVITIES
          --------------------

          The Company was formed on February 6, 1998 and is engaged in the magazine publications industry.



NOTE 2 -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
          ------------------------------------------

          A summary of the Company's significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

          ESTIMATES
          ---------

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

          PROPERTY AND EQUIPMENT
          ----------------------

          Property and equipment were stated at their fair market value when the stockholder contributed the assets. The fair market value approximated cost. Expenditures for repairs and maintenance which did not extend the useful lives of the assets were charged to expense as incurred. For financial accounting purposes, depreciation was calculated primarily on a straight-line basis over the estimated useful lives of the related assets ranging from 4 to 5 years. The assets and related accumulated depreciation were relieved for such assets retired or otherwise disposed of, and any resulting profit or loss was included in the year of sale or retirement. The property and equipment was disposed of as of June 30, 2000.

          Depreciation expense was $2,376 for the six months ended June 30, 2000, $4,753 for the year ended December 31, 1999 and $4,356 for the period February 6, 1998 (date of inception) though December 31, 1998.

                          MUFFIN COMMUNICATIONS, LTD.
                          ---------------------------

                       NOTES TO THE FINANCIAL STATEMENTS
                       ---------------------------------

             THE SIX MONTH PERIOD ENDED JUNE 30, 2000 IS UNAUDITED
             -----------------------------------------------------


NOTE 2 -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (Continued)
          ------------------------------------------

          INCOME TAXES
          ------------

          There is no provision for federal corporate income taxes because the stockholder has elected to pay these taxes in accordance with S Corporation rules of the Internal Revenue Code. A provision for state replacement tax has not been made due to a current net operating loss.


NOTE 3 -  SUBSEQUENT EVENTS
          -----------------

          The Company's stock was sold to an unrelated party on July 20, 2000.


NOTE 4 -  RELATED PARTY TRANSACTIONS
          --------------------------

          The Company leases office space and an automobile from the sole stockholder of the Company. There is no signed lease between the related parties. The Company paid the stockholder for the office space $3,407 for the six months ended June 30, 2000. The Company paid the stockholder for the office space $6,128 and $6,093 in 1999 and 1998, respectively. The Company paid the stockholder for the lease of the automobile $1,315 for the six months ended June 30, 2000. The Company paid the stockholder for the lease of the automobile $3,384 and $4,324 in 1999 and 1998, respectively.

          The stockholder has advanced to the Company $14,564 during the six months ended June 30, 2000. The stockholder had advanced to the Company $26,839 and $7,949 during 1999 and 1998, respectively.


                                  June 30,     December 31,   December 31,
                                    2000          1999           1998
                                  --------     ------------   ------------
          Due to Stockholder      $      -      $(34,788)       $(7,949)
          Due from Stockholder       2,986             -              -
                                    ------      --------      ---------

                                    $2,986      $(34,788)       $(7,949)
                                    ======      ========      =========

          At June 30, 2000 the stockholder's loan was reclassified to Additional Paid-In Capital.


NOTE 5 -  MAJOR CUSTOMERS
          ---------------

          100% of the 1998 sales were derived from one customer.

                        REPORT OF INDEPENDENT AUDITORS
                        ------------------------------

Board of Directors and Stockholders
Prosoft Corporation

We have audited the accompanying balance sheet of Prosoft Corporation as of December 31, 1999, and the related statements of income, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Prosoft Corporation as of December 31, 1999, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles in the United States.


/s/ Swenson Advisors, LLP

SWENSON ADVISORS, LLP
An Accountancy Firm


San Diego, California
August 23, 2000

Except for Note 8, as to
which the date is
September 14, 2000.

                              PROSOFT CORPORATION
                                 Balance Sheet
                               December 31, 1999

                                             Assets
                                             ------
Current assets
  Cash                                                                                           $     120,508
  Accounts receivable                                                                                  209,411
  Prepaid expenses                                                                                         618
                                                                                                 -------------
Total current assets                                                                                   330,537
                                                                                                 -------------

Property and equipment, net of depreciation                                                             18,669
                                                                                                 -------------

Other assets
  Investments                                                                                          150,000
  Deposits                                                                                               3,819
                                                                                                 -------------
                                                                                                       153,819
                                                                                                 -------------
         Total assets                                                                            $     503,025
                                                                                                 -------------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
  Accounts payable                                                                               $     76,419
  Accrued expenses                                                                                    178,196
  Income taxes payable                                                                                 79,079
  Other current liabilities                                                                             2,067
                                                                                                 ------------
Total current liabilities                                                                             335,761
                                                                                                 ------------

Commitments and contingencies                                                                               -
Long term debt                                                                                          6,633
                                                                                                 ------------

Stockholders' equity
  Common stock - no par value, 10,000,000 shares authorized
    1,140,000 shares issued and outstanding                                                                 -
  Additional paid-in capital                                                                            7,945
  Retained earnings                                                                                   152,686
                                                                                                 ------------
Total stockholders' equity                                                                            160,631
                                                                                                 ------------

Total liabilities and stockholders' equity                                                       $    503,025
                                                                                                 ============

                See accompanying notes to financial statements

                              PROSOFT CORPORATION
                              Statement of Income
                     For the Year Ended December 31, 1999


Consulting contract revenues                                      $   1,638,729
                                                                   ------------

Cost of consulting contract revenues:
  Salaries and related expenses                                         458,100
  Materials                                                             284,119
                                                                   ------------
Total cost of contract revenues                                         742,219
                                                                   ------------

Gross profit                                                            896,510
                                                                   ------------

General and administrative expenses:
  Salaries and employee benefits                                        541,922
  Computer expenses                                                      22,943
  Depreciation and amortization                                           7,785
  Rent                                                                   46,058
  Interest expense                                                        1,188
  Professional fees                                                      20,224
  Training                                                               28,524
  Telephone and utilities                                                 9,204
  Other expenses                                                         59,034
                                                                   ------------
Total general and administrative                                        736,882
                                                                   ------------

Operating income                                                        159,628
                                                                   ------------

Other income                                                              2,074
                                                                   ------------

Income before income tax provision                                      161,702
                                                                   ------------

Income tax provision                                                     84,123
                                                                   ------------

Net income                                                        $      77,579
                                                                   ------------

                See accompanying notes to financial statements

                              PROSOFT CORPORATION
                       Statement of Stockholders' Equity
                     For the Year Ended December 31, 1999

                                                Common Stock
                                       -----------------------------
                                                                       Additional
                                           Number of                     Paid-in         Retained
                                            Shares         Amount        Capital         Earnings           Total
                                            ------         ------        -------         --------           -----
Balance,
   December 31, 1998                           336     $        -    $     7,945      $    75,107     $    83,052

Stock Split                              1,139,664

 Net Income                                      -              -              -           77,579          77,579
                                       -----------     ----------    -----------      -----------     -----------

Balance,
  December 31, 1998                      1,140,000     $        -    $     7,945      $   152,686     $   160,631
                                       ===========     ==========    ===========      ===========     ===========

                See accompanying notes to financial statements

                              PROSOFT CORPORATION
                            Statement of Cash Flows
                     For the Year Ended December 31, 1999

Cash flows from operating activities
  Net Income                                                     $  77,579
  Adjustments to reconcile net income to net cash
   used by operations:
    Depreciation and amortization                                    7,785
  (Increase) decrease in assets
      Accounts receivable                                           (2,057)
      Prepaid expenses                                                (618)
   Increase (decrease) in liabilities
      Accounts payable                                              51,052
      Accrued expenses                                             100,508
                                                                 ---------
Net cash provided by operating activities                          234,249
                                                                 ---------

Cash flows from investing activities
  Investment in affiliate                                         (150,000)
                                                                 ---------
Net cash used by investing activities                             (150,000)

Cash flows from financing activities:
  Payments on capital lease                                         (1,871)
                                                                 ---------
Net cash used by financing activities                               (1,871)
                                                                 ---------

Net increase in cash                                                82,378

Cash and cash equivalents at beginning of year                      38,130
                                                                 ---------

Cash and cash equivalents at end of year                         $ 120,508
                                                                 =========

                See accompanying notes to financial statements

                              PROSOFT CORPORATION
                       Notes to the Financial Statements

                               December 31, 1999


Note 1 - Summary of Organization and Significant Accounting Policies

         Organization - ProSoft Corporation (the Company) develops software and
         ------------
         e-business solutions on a contract basis for established and emerging companies for the aerospace, healthcare and travel industries.

         Cash and Cash Equivalents - The Company considers all unrestricted
         -------------------------
         highly liquid investments purchased with a maturity of three months or less to be cash equivalents. The carrying value of cash equivalents approximates fair value.

         Concentration of Credit Risk - It is the Company's practice to maintain
         ----------------------------
         its cash and cash equivalents primarily with one major banking institution. At times, the Company may maintain cash balances at this institution that exceed the Federal Deposit Insurance Corporation insurance limit of $100,000 per bank. The Company considers its credit risk associated with cash and cash equivalents to be minimal.

         Substantially all of the Company's revenue is derived from a limited number of customers, with one major customer providing approximately 66% of all revenues.

         Accounts Receivable - Accounts receivable consists primarily of fees
         -------------------
         relating to time and material consulting contracts. As of December 31, 1999, an allowance for doubtful accounts was not required.

         Use of Estimates - The preparation of financial statements in
         ----------------
         conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Fair Value of Financial Instruments - The carrying amounts of cash and
         -----------------------------------
         cash equivalents, accounts receivable, accounts payable, and accrued expenses approximate fair market value because of the short maturity of those instruments.

         Equipment - Property and equipment is stated at cost, less accumulated
         ---------
         depreciation and amortization. Depreciation is determined using straight-line and accelerated methods based on estimated useful lives of the assets, generally from three to seven years.

         Revenue Recognition - The Company recognizes revenue as services are
         -------------------
         performed in accordance with time and materials consulting contracts.

         Stock Split - In December, 1999, each outstanding share of common stock
         -----------
         was split and converted into approximately 3,404 shares of common stock.

                              PROSOFT CORPORATION
                 Notes to the Financial Statements, Continued


Note 2 - Income Taxes

         The Company reports income taxes using an asset and liability based approach. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that result in taxable or deductible amounts in the future. A valuation allowance is established when necessary to reduce deferred tax assets to the amounts expected to be realized. Income tax expense is the tax payable or refundable for the period net of any change in deferred tax assets or liabilities.

         There is a deferred tax asset of $3,869. For financial reporting purposes, the deferred tax asset has been fully offset by a valuation allowance. The deferred income taxes arise from differences in financial reporting and income tax accounting methods, principally depreciation and accrued expenses. The income tax provision consists of the following:

                 Current:
                   Federal                                       $ 64,337
                   State                                           19,786
                                                                 --------
                                                                   84,123

                   Less: estimated payments                         5,044
                                                                 --------
                   Income taxes payable                          $ 79,079
                                                                 ========

                 Deferred:
                   Federal                                       $ (2,280)
                   State                                           (1,589)
                                                                 --------
                                                                   (3,869)

                   Less: valuation allowance                        3,869
                                                                 --------
                                                                 $      0
                                                                 ========

Note 3 - Line of Credit

         The Company has a bank line of credit for $10,000. The line of credit bears interest at 17% and is collateralized by the assets of the Company and personal guarantees of shareholders of the Company. As of December 31, 1999, there is no balance due.

Note 4 - Commitments

         Currently, the Company has an agreement to lease office space on a month to month basis. The current monthly rent is approximately $5,415 per month. Rent expense for the year ended December 31, 1999 is $46,058.

                              PROSOFT CORPORATION
                 Notes to the Financial Statements, Continued


Note 5 - Capitalized Lease

         The Company has a capitalized equipment lease. Future obligations under this lease are as follows:

                                                               Minimum
                                                                Lease
             For the period ending December 31,                Payments
                                                               --------
                               2000                            $ 2,844
                               2001                              2,844
                               2002                              2,844
                               2003                              1,896
                                                               -------
                               Total                            10,428

             Less amounts representing interest                  1,728
                                                               -------

                               Total                           $ 8,700
                                                               =======

Note 6 - Investments and Related Party Transactions

         In November, 1999, the Company entered into an agreement with a company that develops and markets internet based application service products. Under this agreement, the Company invested $150,000 for a 13% interest in the company; subsequent sales of stock have diluted the Company's ownership to 10%.

         The Company also agreed to ultimately provide 4,100 hours of software development programming for the development of internet based application software. Through June, 2000, the Company has provided approximately 3,300 hours of software development programming. The labor and material costs provided by the Company have been expensed.

Note 7 - Subsequent Events

         In July, 2000, the Company agreed to the sale of all the outstanding shares of the Company to Travelbyus.com in exchange for 1,680,000 shares of travelbyus.com.

         A new line of credit was established in June, 2000 for $250,000. The line of credit bears interest at the prime rate plus 1.75% and expires June, 2001. The line of credit is collateralized by the assets of the Company and personal guarantees of shareholders of the Company.

         Effective January 1, 2000, the Company has elected S corporation status under the Internal Revenue Code. Under these provisions, the Company generally does not pay federal corporate income taxes on its taxable income. Instead the stockholders are liable for individual federal income taxes on their respective shares of the Company's taxable income. The state of California has imposed a franchise tax on S corporations' taxable income of 1.5%.




Note 8 - Subsequent Event - Acquisition by travelbyus.com (Unaudited)

         Prosoft Corporation was acquired by travelbyus.com on September 14, 2000 pursuant to a share purchase agreement. travelbyus.com issued 1,680,000 of its common shares to ProSoft Corporation for all its outstanding common shares. Of such shares, 1,260,000 common shares were issued at closing and 420,000 common shares (at a guaranteed price of U.S. $2.50) will be issued two years following closing provided certain employment conditions are completed. travelbuys.com executed certain employment contracts with key members of management of ProSoft Corporation, including certain stock options as defined in those contracts. The share purchase agreement also provides that travelbyus.com is required to issue additional shares, to a maximum of 1,680,000, if certain conditions relating to the travelbyus.com stock price are not fulfilled.

                        REPORT OF INDEPENDENT AUDITORS



Board of Directors and Stockholders
SiteRabbit.com

We have audited the accompanying consolidated balance sheets of SiteRabbit.com (a development stage company), a California corporation, as of June 30, 2000, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended June 30, 2000 and 1999, and the period from inception (July 21, 1997) to June 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SiteRabbit.com as of June 30, 2000, 1999 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As shown in the financial statements, the Company incurred a net loss of $1,472,507 during the year ended June 30, 2000, and, as of that date, had a working capital deficiency of $499,517 and accumulated deficit of $1,806,985. (See Note 12 to the financial statements). These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Swenson Advisors, LLP

SWENSON ADVISORS, LLP
An Accountancy Firm

San Diego, California
August 23, 2000

Except for Note 13 as to which
the date is September 14, 2000.

                                SiteRabbit.com
                         (A Development Stage Company)
                          Consolidated Balance Sheets

                         June 30, 2000, 1999 and 1998


                                                       ASSETS

                                                                                 2000             1999            1998
                                                                                 ----             ----            ----
Current assets:
   Cash and cash equivalents                                                  $    15,629       $  48,852       $   8,219
   Accounts receivable, net                                                           716          63,546               -
   Loans receivable from officer                                                   70,771          50,460          26,500
   Other current assets                                                             6,104          40,667           2,868
                                                                              -----------       ---------       ---------
Total current assets                                                               93,220         203,525          37,587
                                                                              -----------       ---------       ---------

Property and equipment, net                                                       154,890         130,945          77,872
                                                                              -----------       ---------       ---------

Other assets                                                                       21,762          30,426          14,822
                                                                              -----------       ---------       ---------

Total assets                                                                  $   269,872       $ 364,896       $ 130,281
                                                                              ===========       =========       =========

                                          LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Notes payable                                                              $         -       $ 110,000       $  55,000
   Accounts payable and accrued expenses                                          574,225         402,547               -
   Other current liabilities                                                            -           7,906           3,788
   Deferred revenue                                                                 9,227         176,921         518,977
   Current portion long term debt                                                   9,285               -               -
                                                                              -----------       ---------       ---------
Total current liabilities                                                         592,737         697,374         577,765
                                                                              -----------       ---------       ---------

Long-term debt, less current portion                                               49,920               -               -
                                                                              -----------       ---------       ---------

Stockholders' deficit:
   Preferred Stock - no par value, 1,000,000 shares authorized                          -               -               -
   Common stock - no par value, 10,000,000 shares authorized;
       426,433, 200,000 and 200,000 shares issued and outstanding
       at June 30, 2000, 1999 and 1998, respectively.                               2,000           2,000           2,000
   Additional paid in capital                                                   1,432,200               -               -
   Retained deficit                                                            (1,806,985)       (334,478)       (449,484)
                                                                              -----------       ---------       ---------
Total stockholders' deficit                                                      (372,785)       (332,478)       (447,484)
                                                                              ===========       =========       =========

Total liabilities and stockholders' deficit                                   $   269,872       $ 364,896       $ 130,281
                                                                              ===========       =========       =========

              See accompanying notes to the financial statements

                                SiteRabbit.com
                         (A Development Stage Company)
                     Consolidated Statements of Operations

For the Years Ended June 30, 2000 and 1999, and Period From Inception (July 21,
1997) to June 30, 1998

                                                                          2000                1999              1998
                                                                          ----                ----              ----
Revenue                                                               $    432,296        $  1,125,238       $    11,811
                                                                      ------------        ------------       -----------


Operating expenses:
   Payroll and employee benefits                                           780,460             474,788           179,234
   Selling, general and administrative                                     573,324             327,116           263,681
   Research and development expense                                        282,200                   -                 -
   Membership related costs                                                195,534             170,072                 -
   Depreciation and amortization expense                                    55,598              30,020            12,406
   Interest expense                                                         23,991              10,000             5,000
                                                                      ------------        ------------       -----------
           Total operating expenses                                      1,911,107           1,011,996           460,321
                                                                      ------------        ------------       -----------

Operating (loss) income                                                 (1,478,811)            113,242          (448,510)

Other income                                                                 7,904               3,364               626
                                                                      ------------        ------------       -----------

Income (loss) before income tax provision                               (1,470,907)            116,606          (447,884)

Income tax provision                                                         1,600               1,600             1,600
                                                                      ------------        ------------       -----------

Net (loss) income                                                     $ (1,472,507)       $    115,006       $  (449,484)
                                                                      ============        ============       ===========

               See accompanying notes to the financial statements

                                SiteRabbit.com
                         (A Development Stage Company)
                Consolidated Statements of Stockholders' Equity

     For the Years Ended June 30, 2000 and 1999, and Period From Inception (July 21, 1997) to June 30, 1998


                                                     Common Stock                           Retained
                                                     ------------
                                      Number of                         Paid in             Earnings
                                       Shares          Amount           Capital            (Deficit)            Total
                                      ---------       --------        -----------         ------------       -----------
Inception, July 21, 1997                                                                                               -

Issuance of common stock              200,000         $  2,000                                               $     2,000

Net loss                                                                                  $   (449,484)         (449,484)
                                      -------         --------        -----------         ------------       -----------
Balance, June 30, 1998                200,000            2,000                  -             (449,484)         (447,484)
                                      -------         --------        -----------         ------------       -----------

Net income                                                                                     115,006           115,006

                                      -------         --------        -----------         ------------       -----------
Balance, June 30, 1999                200,000            2,000                  -             (334,478)         (332,478)
                                      -------         --------        -----------         ------------       -----------

Issuance of common stock              226,433                           1,432,200                              1,432,200

Net loss                                                                                    (1,472,507)       (1,472,507)

                                      -------         --------        -----------         ------------       -----------
Balance, June 30, 2000                426,433         $  2,000        $ 1,432,200         $ (1,806,985)      $  (372,785)
                                      =======         ========        ===========         ============       ===========

                See accompanying notes to financial statements

                                SiteRabbit.com
                         (A Development Stage Company)
                     Consolidated Statements of Cash Flows

     For the Years Ended June 30, 2000 and 1999, and Period From Inception (July 21, 1997) to June 30, 1998

                                                                               2000                 1999             1998
                                                                           ------------          ----------       ----------
Cash flows from operating activities:

     Net (loss) income                                                     $ (1,472,507)         $  115,006       $ (449,484)
     Adjustments to reconcile net income (loss) to net cash from operations:
        Depreciation and amortization                                            55,598              30,020           12,406
        Research and development costs                                          282,200
                                                                                                          -                -
     (Increase) decrease  in assets:
        Accounts receivable                                                      62,830             (63,546)
        Other current assets                                                     34,563             (37,799)          (2,868)
        Other assets                                                              3,198             (16,685)         (15,818)
     Increase (decrease) in liabilities:
        Accounts payable and accrued expenses                                   171,678             402,547
        Deferred revenue                                                       (167,694)           (342,056)         518,977
        Other current liabilities                                                (7,906)              4,117            3,788
                                                                           ------------          ----------       ----------
Net cash (used) provided by operating activities                             (1,038,040)             91,604           67,001
                                                                           ------------          ----------       ----------
Cash flows from investing activities:
     Acquisition of property and equipment                                      (31,003)            (82,011)         (89,282)
                                                                           ------------          ----------       ----------
Net cash used by investing activities                                           (31,003)            (82,011)         (89,282)
                                                                           ------------          ----------       ----------
Cash flows from financing activities:
     Proceeds from note payable                                                  12,000             110,000           55,000
     Payments of capital lease                                                   (2,929)                  -                -
     Payments of note payable                                                      (340)            (55,000)               -
     Loan receivable                                                            (12,911)            (23,960)         (26,500)
     Proceeds from sale of common stock                                       1,040,000                   -            2,000
                                                                           ------------          ----------       ----------
Net cash provided by financing activities                                     1,035,820              31,040           30,500
                                                                           ------------          ----------       ----------
Net (decrease) increase in cash and cash equivalents                            (33,223)             40,633            8,219
Cash and cash equivalents at beginning of period                                 48,852               8,219                -
                                                                           ------------          ----------       ----------
Cash and cash equivalents at end of period                                 $     15,629          $   48,852       $    8,219
                                                                           ============          ==========       ==========

Supplemental disclosure of cash flow information:

     Cash paid during the year for interest                                $      7,829          $    5,000       $        -
                                                                           ============          ==========       ==========
     Cash paid during the year for income taxes                            $      1,600          $      800       $        -
                                                                           ============          ==========       ==========

                See accompanying notes to financial statements

                                SiteRabbit.com
                         (A Development Stage Company)
                   Notes to Financial Statements, Continued

                 For Years Ended June 30, 2000, 1999 and 1998

Note 1 - Summary of Organization and Significant Accounting Policies

         Organization - SiteRabbit.com (the Company) (formerly known as
         ------------
         Corporate Cruise Events, Inc.) was formed in July 1997. The Company was organized to develop corporate sponsored cruise travel events and to market internet based application service products. Cruise Vacation Professionals, Inc., a wholly owned subsidiary of SiteRabbit.com, was organized in 1997 to sell and distribute travel packages and services. As of late 1999, the Company predominantly develops and markets internet based application service products and is in the development stage.

         Corporate Reorganization and Principles of Consolidation - On December
         --------------------------------------------------------
         15, 1998, SiteRabbit.com became the sole shareholder of Cruise Vacation Professionals, Inc. when 100,000 shares of SiteRabbit.com were issued in exchange for all the outstanding shares of Cruise Vacation Professionals, Inc. This transaction, accounted for at book value in a manner similar to a pooling of interests, was a stock exchange between sole stockholders with common ownership of these two entities. The consolidated financial statements include the accounts of SiteRabbit.com and Cruise Vacation Professionals, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.

         Cash, Cash Equivalents and Credit Risk - The Company considers all
         --------------------------------------
         unrestricted highly liquid investments purchased with maturities of three months or less to be cash equivalents. The carrying value of cash equivalents approximates fair value. The Company maintains its cash accounts at institutions that are insured by the Federal Deposit Insurance Corporation. At times, the Company maintains cash balances that exceed the insurance limit of $100,000 per bank. However, the Company considers its credit risk associated with cash and cash equivalents to be minimal.

         Estimates - The process of preparing financial statements in conformity
         ---------
         with generally accepted accounting principles requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues, and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.

         Depreciation - Property and equipment is stated at cost. Depreciation
         ------------
         is provided using the straight line method over the estimated useful lives of the assets which range from three to five years.

         Fair Value of Financial Instruments - The carrying amounts of cash and
         -----------------------------------
         cash equivalents, loans receivable, and notes payable approximate fair market value due to the short maturity of these instruments.

         Accounts Receivable - Accounts receivable consist primarily of
         -------------------
         membership fees payable in installments. As of June 30, 2000, 1999 and 1998, the Company recorded an allowance for doubtful accounts of $0, $120,000 and $0, respectively.

                                SiteRabbit.com
                         (A Development Stage Company)
                   Notes to Financial Statements, Continued

Note 1 - Summary of Organization and Significant Accounting Policies, continued

         Revenue Recognition - Revenue represents commissions received from the
         -------------------
         sale of corporate charters and the sale of travel club memberships. The membership fees are amortized over the membership period since the members receive benefits throughout the period. Commissions relating to corporate charters are recognized as income when the charter occurs. Other income includes interest income. As of June 30, 2000, there has been no revenue from the sale of internet based application service products.

         Costs of Start-Up Activities - According to Statement of Position 98-5,
         ----------------------------
         Reporting on the Costs of Start-Up Activities, organization costs have been expensed. The effect of this change in accounting principle is immaterial.

Note 2 - Property and Equipment

         Property and equipment is stated at cost, less accumulated depreciation as follows:

                                                                        2000               1999               1998
                                                                        ----               ----               ----
                Office equipment, furniture, and fixtures       $         154,336  $          123,333  $         53,321
                Leasehold improvements                                     13,661              13,661            13,661
                Assets acquired under capital lease                        50,474                   -                 -
                Automobiles                                                22,300              34,300            22,300
                                                                -----------------  ------------------  ----------------
                                                                          240,771             171,294            89,282
                   Less: accumulated depreciation                          85,881              40,349            11,410
                                                                -----------------  ------------------  ----------------
                Property and equipment, net                     $         154,890  $          130,945  $         77,872
                                                                =================  ==================  ================

Note 3 - Income Taxes

         The Company provides for income taxes using an asset and liability based approach. Deferred income tax assets and liabilities are recorded to reflect the tax consequences on future years of temporary differences of revenue and expense items for financial statement and income tax purposes. As of June 30, 2000, 1999 and 1998 there are deferred tax assets of $596,553, $128,909 and 184,638, respectively. For financial reporting purposes the deferred tax assets have been fully offset by a valuation allowance.

         Components of the deferred tax asset are as follows:

                                                 2000        1999        1998
                                                 ----        ----        ----
            Net operating loss carryforward  $  577,813   $ 123,174   $ 179,794
            Other, net                           18,740       5,735       4,844
                                             ----------   ---------   ---------
                                                596,553     128,909     184,638
            Less valuation allowance            596,553     128,909     184,638
                                             ----------   ---------   ---------
            Deferred tax asset, net          $        -   $       -   $       -
                                             ==========   =========   =========

                                SiteRabbit.com
                         (A Development Stage Company)
                   Notes to Financial Statements, Continued

Note 3 - Income Taxes, continued

         Income tax expense for the years ended June 30, 2000, 1999 and 1998 is $1,600, which represents the statutory franchise tax. There are no federal income tax provisions for the years ended June 30, 2000, 1999, and 1998, respectively.

         As of June 30, 2000, the Company had net operating loss (NOL) carryforwards of approximately $1,452,000 for federal income tax purposes. Such carryforwards expire in varying amounts through the tax year 2019. As of June 30, 2000, the Company has state NOL carryforwards of approximately $1,443,000. These NOL carryforwards expire in varying amounts through the tax year 2005.

Note 4 - Related Party Transactions

         Loans Receivable from an Officer
         --------------------------------
         The loans receivable are from an officer of the Company and are payable on demand. Interest accrues at a rate of 8% annually. At June 30, 2000, 1999 and 1998, the balance of loans receivable from an officer was $70,771, $50,460 and $26,500, respectively. Interest income related to the loans receivable was $4,197, $3,823 and $593, for the years ended June 30, 2000, 1999 and 1998, respectively.

         Note Payable to an Officer
         --------------------------
         The note payable is payable on demand and bears interest at Libor plus 2%. The balance at June 30, 1999 was $110,000, including accrued interest of $10,000. The balance at June 30, 1998 was $55,000, including accrued interest of $5,000. (See Note 12)

         Software Development
         --------------------
         A stockholder with an 11% ownership interest in the Company provided computer programming services for the development of application software. The stockholder has provided approximately 3,300 hours of software development programming as of June 30, 2000. (See Note 5)

Note 5 - Research and Development Costs

         The Company developed the SiteRabbit.com application software under terms of an agreement for computer programming services with a software development company that has provided approximately 3,300 hours of programming services as of June 30, 2000. The value of the programming services has been recorded as research and development expenses. Under the computer programming services agreement, a total of 4,100 hours of programming will be ultimately provided to the Company. The programming services are valued at the fair market value of such services offered by the software development company.

                                SiteRabbit.com
                         (A Development Stage Company)
                   Notes to Financial Statements, Continued

Note 6 - Deferred Revenue

         As of June 30, 2000 and 1999, the balance in deferred revenue is $9,227 and $176,921, respectively. These amounts are related to the unrecognized portion of membership fees that are recognized ratably over the life of the membership contract. The membership contracts are one year in duration. As of June 30, 1998, deferred revenue totaling $518,977 related to commissions received for corporate charters that occurred after June 30, 1998.

Note 7 - Commitments

         Office Lease
         ------------
         The Company entered into an agreement to lease office space from an outside party, commencing December 1, 1998 and ending November 30, 2000. Effective April, 2000, the Company renegotiated the lease to be payable on a month-to-month basis.

         Rent expense for the years ended June 30, 2000, 1999 and 1998, was $66,240, $40,677 and $19,504, respectively.

         Capital Lease
         -------------
         The Company acquired certain software and consulting services under a capital lease arrangement. The lease was entered into in January, 2000. The term of the lease is 60 months at a monthly payment amount of $1,198. Interest paid on the lease was $3,059 for the year ended June 30, 2000. Principal payments due within one year are $7,815.

         Following is a schedule of future minimum lease payments:

                  For the years ending June 30:        Minimum Lease Payments
                                   2001                        $14,373
                                   2002                         14,373
                                   2003                         14,373
                                   2004                         14,373
                                   2005                          8,383
                                                               -------
                                                                65,875
                  Less amounts representing interest            18,330
                                                               -------
                                                               $47,545
                                                               =======

Note 8 - Commission Advance

         In January, 1999, the Company was advanced $250,000 in commissions relating to the sale of future travel events according to an agreement with a provider of travel package services. The commission advance is to be repaid as the travel events occur. As of June 30, 2000 and 1999, the Company has been advanced $202,815 and $250,000, respectively.

         In April, 2000 the Company was notified that the agreement would be terminated. Revenue from all travel events booked through December 31, 2000, will be utilized to reduce the advance. Management of the Company is negotiating a plan as to the settlement of any commission advance balance still outstanding as of December 31, 2000.

                                SiteRabbit.com
                         (A Development Stage Company)
                   Notes to Financial Statements, Continued

Note 9 - Statement of Cash Flows

         The following are noncash investing and financing activities for the year ended June 30, 2000:
           Capital lease obligation incurred to obtain software and consulting services              $  50,474
                                                                                                     =========

           Distribution of automobile to stockholder at book value                                   $   7,400
                                                                                                     =========

           Conversion of notes payable to common stock                                               $ 110,000
                                                                                                     =========

Note 10 - Common Stock and Warrants

         The Company has 7,500 warrants outstanding, as of June 30, 2000, to directors of the Company. In accordance with the terms of APB No. 25, the Company records no compensation expense for these warrants. As required by SFAS No. 123, the Company provides the following disclosure of hypothetical values for these warrants. The warrants are valued as of February 25, 2000 and June 13, 2000 at $1.83 per warrant. This value was estimated using the Black-Scholes option-pricing model with the following weighted average assumptions: expected volatility of 50.0%; risk free interest rate of 6.18%; and expected life of 5.0 years. In addition, a 30.0% discount for lack of marketability was applied to the value of the underlying securities, and a 35.0% discount for lack of marketability was applied to the warrants to derive the final value. Had compensation expense been recorded based on these hypothetical values, the Company's net loss for the year ended June 30, 2000, would have increased by $34,125. (See Note 12)

Note 11 - Notes Payable

         Notes payable consist of the following:

                                                                                                    June 30, 2000
                                                                                                    -------------
               Note payable to a financial institution with monthly principal and interest payments of $238.99, with interest at 12.7%; collateralized
               by an automobile                                                                        $ 11,660

               Less current maturities                                                                    1,470
                                                                                                       --------
               Non-current portion                                                                     $ 10,190
                                                                                                       ========

         Maturities of long term debt are as follows:

                  For the years ending June 30:

                                2001                      $ 1,470
                                2002                        1,669
                                2003                        1,893
                                2004                        2,149
                                2005                        2,438
                                2006                        2,041
                                                          -------
                                                          $11,660
                                                          =======

                                SiteRabbit.com
                         (A Development Stage Company)
                   Notes to Financial Statements, Continued

Note 12 - Liquidity and Subsequent Events

          Acquisition by Travelbyus.com
          -----------------------------
          In July 2000, the Company entered into a letter of intent to sell all the outstanding shares of the Company to travelbyus.com in exchange for 4,000,000 shares of travelbyus.com. Terms of the sale include the issuance of 4,900 shares of stock by the Company to certain employees and consultants at the time of closing.

          Conversion of Notes Payable by Stockholders
          -------------------------------------------

          At June 30, 2000, the Company has a convertible note payable to a stockholder. The note is payable on June 12, 2001 and bears interest at Libor plus 2%. The balance at June 30, 2000 and 1999, was $250,000 and $110,000, including accrued interest of $12,061 and $10,000, respectively. The note can be converted at the option of the stockholder for up to 25,000 shares of the Company's common stock at a specified price per share of $10.00. The stockholder elected to convert the note in August, 2000, in accordance with the terms of the note.

          At June 30, 2000, the Company has two convertible notes payable to another stockholder in the aggregate amount of $150,000. The notes are payable in February, 2001 and June, 2001, and bear interest at 9%. The interest accrued on the notes is $4,125 as of June 30, 2000. The notes can be converted at the stockholder's option for up to 15,000 shares of the Company's common stock at a specified price per share of $10.00. The stockholder elected to convert the full amount of the notes in August, 2000, in accordance with the terms of the note.

          The balance sheet for June 30, 2000 has been restated to reflect the conversion of the notes payable by the stockholders into 40,000 shares of common stock.

          Exercise of Option and Warrants
          -------------------------------

          In August, 2000, a stockholder exercised his option to purchase 11,625 shares of common stock at a price of $8.60 per share and exercised his common stock purchase warrants at a price of $20 for 7,500 shares of common stock. (See Note 10).

          Liquidity
          ---------
          The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has an accumulated deficit of $1,806,985 and negative working capital of $499,517 as of June 30, 2000. The ability of the Company to continue as a going concern is dependent on raising additional capital and/or the acquisition of the Company by Travelbyus.com. Without additional capital and/or the acquisition by Travelbyus.com there is uncertainty about the Company's ability to meet its current working capital requirements and achieve profitability.

Note 13 - Subsequent Event - Acquisition by Travelbyus.com (Unaudited)

          SiteRabbit.com was acquired by travelbyus.com on September 14, 2000 pursuant to a share purchase agreement. travelbyus.com issued 3,557,712 of its common shares to SiteRabbit.com for all its outstanding common shares. The share purchase agreement also provides that travelbyus.com is required to issue additional shares, to a maximum of 3,557,712, if certain conditions relating to the travelbyus.com stock price are not fulfilled within a defined period as set forth in the purchase agreement. travelbyus.com also executed employment agreements with certain members of management of SiteRabbit.com, including stock options that vest over a three year period as set forth in those agreements.

================================================================================
We have not authorized any dealer, sales representative or other person to give any information or to make any representations other than those that you will find related to this offer in this prospectus. You should not rely upon any representations not found in this prospectus. We are not offering any securities other than the ones described in this prospectus, and we are not offering to sell or soliciting offers to buy any securities in any states in which these offers would be unlawful. We cannot assure you that the information contained in this prospectus will remain accurate after the prospectus has been delivered to you.


                                 ------------

                               TABLE OF CONTENTS

                                 ------------

                                                                       Page
                                                                       ----

Prospectus Summary........................................................   4
Risk Factors..............................................................   9
Forward-Looking Statements................................................  18
Market for Common Stock...................................................  19
Management's Discussion and Analysis of
 Financial Condition and Results of Operations............................  20
Unaudited Pro Forma Consolidated Financial
 Information..............................................................  26
Business..................................................................  34
Management................................................................  42
Certain Relationships and Related Transactions............................  48
Principal Shareholders....................................................  49
Description of Capital Stock..............................................  50
Use of Proceeds...........................................................  57
travelbyus.com ltd........................................................  58
Selling Shareholders......................................................  80
Plan of Distribution......................................................  84
Legal Matters.............................................................  86
Experts...................................................................  86
Where You Can Find Additional Information.................................  88
Index to Financial Statements.............................................  89



                             AVIATION GROUP, INC.




                          ---------------------------

                              P R O S P E C T U S

                          ---------------------------



                               November __, 2000


================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  Indemnification of Directors and Officers

     The Articles of Incorporation of the Registrant generally limit the liability of the Registrant's directors and officers to the Registrant and the shareholders for money damages to the fullest extent permitted from time to time by the laws of the State of Texas. The Articles of Incorporation also provide generally for the indemnification of directors and officers, among others, against judgments, settlements, penalties, fines, and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities except in connection with a proceeding by or in the rights of the Registrant in which the director was adjudged liable to Aviation Group, Inc. or in connection with any other proceeding, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. The Registrant has been advised that, in the opinion of the SEC, any indemnification for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

     The Registrant may purchase director and officer liability insurance for the purpose of providing a source of funds to pay any indemnification described above.

ITEM 25.  Other Expenses of Issuance and Distribution

     The estimated expenses of issuance and distribution, other than underwriting discounts and commissions, expected to be incurred by the Registrant are as follows:

     Registration fee of Securities and Exchange Commission........  $ 3,257
     Legal fees....................................................  $35,000
     Accounting fees...............................................  $20,000
     Transfer agent fees...........................................  $ 1,000
     Printing expense..............................................  $ 5,000
     Miscellaneous.................................................  $ 5,000
     Total.........................................................  $69,257

ITEM 26.  Recent Sales of Unregistered Securities

     In connection with the consummation of its IPO in August 1997, the Registrant acquired all of the outstanding stock of Casper Air Service, a Wyoming corporation ("CAS"). The Registrant paid CAS's four shareholders approximately $1,167,000 in cash and issued them 153,635 shares of Common Stock, based on the initial public offering price. The sale by the Registrant of its shares of Common Stock to the two shareholders of CAS receiving shares of the Registrant's Common Stock was made in reliance on the exemption from registration under the Securities Act provided by Section 4(2) thereof. The recipients receiving Common Stock received adequate written disclosures regarding the Registrant and were represented by legal counsel as part of an arms length, negotiated acquisition. The recipients were an individual and a trust, for whom the same individual served as trustee. The Registrant believed that the individual was sophisticated and knowledgeable in investment and business matters in general.

     In March 1998, the Registrant issued at total of 134,398 shares of Common Stock in connection with the purchase of all of the outstanding common stock of Aero Design, Inc. and all of the outstanding ownership interests of Battery Shop, L.L.C. These entities had only two owners who received adequate written disclosures regarding the Registrant and were represented by legal counsel as part of an arms length, negotiated acquisition. The Registrant believed that the owners were sophisticated and knowledgeable in investment and business matters in general.

     In April 1998, the Board of Directors elected to grant an additional 19,000 incentive stock options to officers and employees of the Company and warrants to purchase 345,000 shares of Common Stock to officers, directors and consultants. The exercise price on all of the options and warrants was $3.50. In addition to the new incentive stock options, the Board approved the issuance of 75,000 incentive stock options and warrants to purchase 52,000 shares of Common Stock in replacement for and cancellation of previously issued options and warrants to purchase an aggregate of 137,000 shares of Common Stock. These new options were granted at an exercise price of $3.50 per share, except for options for 50,000 shares granted to Mr. Lee Sanders at an exercise price of $3.85 per share. The exercise prices on most of these options and warrants have been subsequently reduced by the Board of Directors. The individuals receiving the options and warrants were sophisticated and knowledgeable in investment and business matters in general. Due to their relationship with the Company, the recipients also had available adequate information regarding the Company. These securities were issued in reliance upon the exemption from registration under the Securities Act provided by Sections 4(2) and 3(a)(9) thereof.

     In February 1997, the Registrant completed a private offering of $500,000 in aggregate principal amount of 10% bridge notes. Because the Registrant successfully completed the initial public offering by September 30, 1997, the terms of the bridge notes required prepayment within five days after the funding of the public offering and the issuance of common stock as additional compensation to the holders of the bridge notes. In August 1997, the Registrant paid the bridge notes in full and issued 43,478 shares of common stock to the holders. The Registrant sold the bridge notes in reliance upon the exemption from registration provided by Rules 505 and 506 of Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act"). The shares of common stock were issued to the holders of the bridge notes in reliance upon the exemption from registration provided by Section 3(a)(9) of the Securities Act.

     On August 13, 1997, the Louisiana Economic Development Corporation (the "LEDC") exercised its right to convert to common stock its outstanding note plus accrued interest in the amount of $369,689. The Registrant issued 82,153 shares to the LEDC. The common stock was issued to the LEDC in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. The Registrant considered the LEDC to be a sophisticated and knowledgeable investor.

     In late August 1997, the Registrant issued 3,000 shares of common stock to induce the holders of $433,000 of the Registrant's nonprepayable debt to permit the Registrant to prepay the debt. These shares were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act. The Registrant believed that the debtholders were sophisticated investors and possessed sufficient information about the Registrant.

     For the quarter ended September 30, 1997, the Registrant issued options to purchase up to 107,000 shares of common stock under the Registrant's 1997 Stock Option Plan to various directors and executive officers of the Registrant in consideration for services rendered. These options were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act. The Registrant considered these directors and executive officers to be knowledgeable and sophisticated investors possessing sufficient information about the Registrant.

     In connection with the acquisition of Aero Design, Inc. in March 1998, the Registrant issued 20,000 common stock warrants to RAS Securities, a company affiliated at that time with a member of the Registrant's Board of Directors. These securities were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act. The Registrant believed that RAS Securities was sophisticated and knowledgeable in investment and business matters in general and possessed sufficient knowledge of the Registrant.

     At various times, the holders of the Registrant's convertible notes have exercised their rights to convert principal and interest payable by the Registrant into shares of common stock. A total of 216,676 shares of common stock have been issued pursuant to the exercise of these conversion rights. These shares were issued in reliance upon the exemption from registration provided by Section 3(9) of the Securities Act.

     In connection with the conversion in March 2000 by holders of $340,600 in convertible notes, the Registrant guaranteed that any resales of the shares obtained by these holders would result in proceeds of at least the conversion price. In early November 2000, five of these holders agreed to accept the issuance of 60,071 shares of common stock in satisfaction of a total of approximately $60,000 owed to them under the resale price guaranty. The Registrant agreed to register these shares for resale under the Securities Act and promised to protect them from any loss realized from the resale of these new shares if the net proceeds are less than $1 per share. These recipients are all existing shareholders and prior noteholders of the Registrant. The Registrant relied upon the exemption from registration provided by Section 4(2) of the Securities Act. The Registrant believed these recipients to be sophisticated and knowledgeable investors possessing sufficient information about the Registrant.

     In 1996, 200,000 warrants with an exercise price of $1.00 per share were issued as a sales commission to a broker/dealer in connection with a Regulation D offering. The holders of these warrants have exercised them on a "cashless basis" to purchase 167,983 shares of common stock through the surrender of 33,217 warrants. These shares were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act. The Registrant believed that the holders of the warrants were sophisticated and knowledgeable investors.

     In July 1998, a director of the Registrant exercised his warrants to purchase 32,434 shares of common stock. These shares were issued on a "cashless" basis in exchange for the surrender of 10,811 warrants. The warrants were exercisable at $1.00 per share. These shares were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act. The Registrant believed that the director was sophisticated and had sufficient knowledge of the Registrant due to his position as a director.

     In August 1998, in connection with the acquisition of General Electrodynamics Corporation, a Texas corporation ("GEC"), the Registrant issued 112,029 shares of common stock. The transaction was a negotiated acquisition with the seller of GEC represented by legal counsel. These shares were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act. The Registrant believed that the seller of GEC was sophisticated and knowledgeable in business matters in general and had access to sufficient information regarding the Registrant.

     In October 1998, the Registrant issued to RAS Securities Corp. and one of the principals of RAS warrants to purchase an aggregate of 100,000 shares of common stock expiring in October 2003. The Registrant issued the warrants in consideration for RAS' efforts in obtaining acquisition candidates and raising capital. Warrant exercise prices range from $3 to $8 per share. The Registrant relied upon the exemption from registration provided by Section 4(2) of the Securities Act, and considered both of the recipients to be sophisticated and knowledgeable investors.

     In connection with the Registrant's purchase of Aero Design, Inc. and Battery Shop, L.L.C., the Registrant (i) promised to pay to the former owners of those entities a portion of the pre-tax net profits of those entities in excess of $359,000 for three years, (ii) guaranteed to protect them from any losses of up to $450,000 realized by them upon the resale of their shares of common stock issued in connection with the purchase, and (iii) promised to pay to the former owner a royalty equal to 2 1/2% of the Registrant's net sales from new products for which the Registrant obtains new PMA licenses developed by Aero Design through the former owner's efforts. In May 1999, the former owners agreed to accept the issuance of 153,250 shares of common stock in exchange for a release and cancellation of the guaranty by the Registrant against any loss on a resale of their shares of common stock, agreed to accept the issuance of 1,500 shares of common stock in exchange for any cash profit participation payable for the year ended March 31, 1999, and agreed to accept the issuance of 500 shares of common stock in satisfaction of the Registrant's royalty obligation for the year ended March 31, 1999. All of the foregoing shares were issued to the former owners in reliance upon the exemptions from registration provided by Section 4(2) or 3(9) of the Securities Act. The former owners are existing shareholders of the Registrant, are executive officers or directors of Aero Design and active in Aero Design's business, and are considered by the Registrant to be sophisticated and knowledgeable investors.

     In June 1999, two existing shareholders of the Registrant loaned the Registrant a total of $600,000. These loans were due December 31, 1999. As part of the consideration for making the loans, the Registrant issued to the lenders warrants to purchase a total of 200,000 shares of common stock at an exercise price of $1.00 per share. The warrants expire on June 30, 2002. In addition, as compensation for arranging the financing on behalf of the Registrant, a director received 40,000 shares of the Registrant's common stock. These securities were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act. The Registrant considered the lenders and the director to be sophisticated and knowledgeable investors.

     In July 1999, the Registrant issued to the LEDC warrants to purchase 15,000 shares of common stock exercisable at $2.125 per share expiring in July 2002. These warrants were issued in consideration for the guaranty provided by the LEDC for $500,000 in lease payments under the Registrant's new hangar lease in New

Iberia, Louisiana. The Registrant relied upon the exemption from registration provided by Section 4(2) of the Securities Act. The Registrant considered the LEDC to be a sophisticated and knowledgeable investor.

     In January 2000, the Registrant issued 58,500 shares of common stock upon the "cashless" exercise of 180,000 warrants held by an executive officer of the Registrant, with 121,500 of these warrants being canceled. The Registrant relied on the exemption from registration under the Securities Act provided by Section 4(2) thereof. The executive officer of the Registrant was sophisticated and possessed sufficient knowledge of the Registrant.

     On February 23, 2000, the Registrant's Board of Directors approved the grant to two executive officers of the Registrant of warrants to purchase 250,000 shares of common stock, exercisable at $1.50 per share. The warrants are not exercisable until the shareholders of the Registrant approve their issuance and until the earlier of January 1, 2001 or the sale of the Registrant's operating subsidiaries, other than Global Leisure Travel, Inc. The warrants expire in February 2005. The Registrant relied on the exemption from registration provided by Section 4(2) of the Securities Act. These executive officers of the Registrant were sophisticated and possessed sufficient knowledge of the Registrant.

     On February 23, 2000, the Registrant's Board of Directors approved the grant to each of three directors of the Registrant of warrants to purchase 50,000 shares, exercisable at $1.50 per share. The warrants are not exercisable until the shareholders of the Registrant approve their issuance and until the completion of the proposed arrangement with travelbyus.com ltd. The warrants expire in February 2005. The Registrant relied on the exemption from registration provided by Section 4(2) of the Securities Act. These directors of the Registrant were sophisticated and possessed sufficient knowledge of the Registrant.

     In May 2000, the Registrant issued warrants to purchase 225,000 shares of common stock to SW Pelham Fund, L.P. in connection with a $3,000,000 loan made by SW Pelham Fund to the Registrant. The warrants have an exercise price of $2.125 and expire on May 8, 2005. These warrants were amended to represent the right to purchase 250,000 shares at $1.50 per share in connection with an extension of a related loan. The warrants were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. The Registrant believed that SW Pelham Fund was a sophisticated and knowledgeable investor.

     In May 2000, in a private placement, the Registrant sold 750,000 shares of common stock at a price of $2.667 per share, and 1,653 units, each unit consisting of one share of Series B convertible preferred stock and 750 Series C warrants, at a price of $10,000 per unit. The Series C warrants have an exercise price of $3.00 per share and expire at the earlier of March 31, 2000, the second anniversary of the date the underlying shares of common stock are registered for resale under the Securities Act or the date on which the Registrant redeems the warrants. The warrants are not exercisable until their issuance is approved by the Registrant's shareholders. These securities were issued in reliance upon the exemption from registration provided by Rule 506 of the Securities Act. The Registrant believed that these securities were sold only to accredited investors as that term is defined under Rule 501 of the Securities Act.

     In May 2000, in connection with the acquisition of Global Leisure Travel, Inc. and related financing, the Registrant issued the following:

1. 1,650 shares of Series A convertible preferred stock and Series A warrants to purchase 750,000 shares of its common stock at an exercise price of $5.00 per share, issued to certain affiliates of Global Leisure Travel, Inc. in exchange for the cancellation of their shares of common stock in Global Leisure and the assignment of Global Leisure debt held by such affiliates;

2. Series B warrants to purchase 3,500,000 shares of its common stock at an exercise price of $3.00 per share, to existing warrantholders of Global Leisure in exchange for their outstanding Global Leisure warrants.

The Series A and Series B warrants expire at the earlier of March 31, 2005 or the second anniversary of the date the underlying shares of common stock are registered for resale under the Securities Act, unless the expiration date is extended by the Registrant. The Series A and Series B warrants are not exercisable until their issuance is approved by the Registrant's shareholders. Approval by the Registrant's shareholders of the increase in the number of authorized shares of common stock is also a condition to exercise of the Series A and Series B warrants. The transaction in which these securities were issued was a heavily negotiated acquisition with Global Leisure and its owners represented by legal counsel. These securities were issued in reliance upon the exemption from registration provided by Section 4(2) the Securities Act. The Registrant believed that the recipients of these securities were sophisticated and knowledgeable in business matters in general and had sufficient access to information about the Registrant.

     In June 1999, the Registrants and GEC settled certain ongoing litigation by agreeing to pay the plaintiffs $200,000 on or before May 26, 2000. The payment obligation was secured by a grant of a security interest in 112,000 shares of the Registrant's common stock. At maturity, in May 2000, the shares were sold in lieu of foreclosure with the consent of the Registrant to four private purchasers. The funds received from the foreclosure sale were used to pay the amount owed to the plaintiffs. These securities were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act. The Registrant believed that the purchasers were sophisticated and knowledgeable in business matters in general and possessed sufficient knowledge of the Registrant.

     In August 1999, the Registrant issued warrants to purchase 2,500 shares to a director in connection with his appointment to the Board of Directors. These warrants are exercisable at $1.6875 per share and expire in August 2004. These warrants were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act. The Registrant believed that the new director was sophisticated and knowledgeable in business matters in general and had sufficient knowledge of the Registrant due to his position as a director.

     Between September 1999 and February 2000, two executive officers of the Registrant loaned a total of $305,000 to the Registrant. As part of the consideration for making the loans, the Registrant issued to the executive officers warrants to purchase a total of 101,666 shares of common stock at an exercise price of $1.00 per share. The warrants expire at various times between September 2004 and February 2005. These securities were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act. The Registrant considered the executive officers to be sophisticated and knowledgeable investors.

     On August 17, 1999, the Registrant issued warrants to purchase 6,000 shares of common stock to a then existing director in consideration for the cancellation of other warrants previously issued to the director. The warrants are exercisable at $3.00 per share and expire in August 2001. These warrants were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act. The Registrant considered the director to be a sophisticated and knowledgeable investor.

     In July 2000, the Registrant negotiated an arrangement with one of its landlords, the Oregon Public Employee Retirement Fund, to accept a note and shares of common stock in satisfaction of past due rents, operating expenses and accrued interest totaling approximately $498,000. The note's maturity was extended to January 31, 2001 as a result of the Registrant's agreement to issue additional shares. A total of 331,842 shares have been or will be issued. The Registrant agreed to register the shares for resale under the Securities Act. Any proceeds received by the Fund from the resale of the shares must be credited against the note balances. The registrant relied upon the exemption from registration provided by Section 4(2) of the Securities Act. The Registrant believed that the Fund was a sophisticated and knowledgeable investor possessing sufficient information regarding the Registrant.

     The Registrant has granted the right to holders of notes payable by the Registrant's subsidiaries to exchange the debt represented by the notes into shares of the Registrant's common stock. Notes payable aggregating approximately $1,054,000 are exchangeable at $1.50 per share into a total of approximately 703,000 shares of common stock. Notes payable aggregating approximately $86,940 are exchangeable at $3.00 per share into a total of approximately 28,980 shares of common stock. The holders of these notes consist of one bank and eight trade vendors of the Registrant's subsidiaries. The Registrant relied on the exemption from registration provided by Section 4(2) of the Securities Act in granting the exchange rights. The Registrant believed that the holders were sophisticated and knowledgeable in business matters in general.

ITEM 27.  Exhibits

Exhibit
Number     Description of Exhibit
------     ----------------------

 2.1  -    Arrangement Agreement dated May 3, 2000 between travelbyus.com ltd.,
           Aviation Group Canada Ltd. and Aviation Group, Inc. (h)

 2.2  -    Plan of Arrangement, including Share Provisions for travelbyus.com ltd. (h)

 3.1  -    Articles of Incorporation of Aviation Group, Inc. filed with the
           Texas Secretary of State, as amended (h)

 3.2  -    Amended and Restated Bylaws of Aviation Group, Inc., as amended (h)

 4.1  -    Articles of Incorporation of Aviation Group, Inc., including
           Certificates of Designation for Series A convertible preferred stock, Series B preferred stock and Series C convertible preferred stock (filed as Exhibit 3.1) (h)

   4.2  - Form of Certificate representing common stock (a)

   4.3 - Form of Warrant Agreement dated August 13, 1997 between Aviation Group, Inc., Continental Stock Transfer & Trust Co., Inc., and Duke & Co., Inc. (a)

   4.4 - Form of Warrant Certificate (attached as Exhibit A to Form of Warrant Agreement filed as Exhibit 4.3) (a)

   4.5 - Resignation of Warrant Agent dated November 30, 1998 between Aviation Group, Inc. and Continental Stock Transfer & Trust Company, and Appointment of Warrant Agent and Assumption of Warrant Agreement dated November 18, 1998 between Aviation Group, Inc. and Securities Transfer Corporation. (h)

   4.6 - Form of Underwriter's Warrant Agreement dated August 13, 1997 by and between Aviation Group, Inc. and Duke & Co., Inc. (a)

   5.1 - Opinion of Jenkens & Gilchrist, a Professional Corporation as to legality (a)

  10.1  - Aviation Group, Inc. 1997 Stock Option Plan (a)

  10.2  - Form of First Amendment to 1997 Stock Option Plan (h)

  10.3 - First Amended and Restated Employment Agreement between Aviation Group, Inc. and Lee Sanders (a)

  10.4 - Employment Agreement dated March 1, 1996, by and between Aviation Group, Inc. and Paul Lubomirski (a)

  10.5 - Form of Warrant Agreement for warrants granted as of April 28, 1998, and table listing directors or executive officers who received warrants and related information (d)

  10.6 - Lease and Operating Agreement between Aviation Exteriors Louisiana, Inc. and Iberia Parish Airport Authority, dated December 28, 1994, relating to Hangar No. 88-C (a)

  10.7 - Warrant Agreement dated as of October 20, 1998 between Paul Taboada and Aviation Group, Inc. (e)

  10.8 - Warrant Agreement dated as of July 31, 1999 between Aviation Group, Inc. and the Louisiana Economic Development Corporation (e)

  10.9 - Lease and Operating Agreement between Iberia Parish Airport Authority and Aviation Exteriors Louisiana, Inc., dated July 23, 1991, relating to Hangar No. 88, as amended by that certain Agreement dated December 10, 1992 (a)

  10.10 - Loan and Security Agreement dated August 21, 1998 between the CIT Group/Credit Finance, Inc. and Tri-Star Airline Services, Inc., Aviation Exteriors Louisiana, Inc., Casper Air Service, Aero Design, Inc., and Aviation Exteriors Aviation Portland, Inc. (d)

  10.11 - Guaranty dated August 21, 1998 from Aviation Group, Inc. in favor of The CIT Group/Credit Finance, Inc. (d)

  10.12 - Warrant Agreement dated April 30, 2000 between Aviation Group, Inc. and Securities Transfer Corporation, as Warrant Agent, governing Series B warrants (h)

10.13 - Warrant Agreement dated April 30, 2000 between Aviation Group, Inc. and Securities Transfer Corporation, as Warrant Agent, governing Series C warrants (h)

10.14 - Warrant dated May 11, 2000 issued by Aviation Group, Inc. in favor of Genesis Diversified Investments, Inc. (h)

10.15 - Warrant Agreement dated as of June 11, 1999 between Aviation Group, Inc. and John H. Chidlow (e)

10.16 - Warrant Agreement dated as of June 11, 1999 between Jerry R. Webb and Aviation Group, Inc. (e)

10.17 - Warrant Agreement dated as of October 20, 1998 between RAS Securities Corp. and Aviation Group, Inc. (e)

10.18  -  Form of 10% Convertible Note maturing March 1, 2001 (a)

10.19 - Form of Pledge Agreement from Aviation Group, Inc. in favor of holders of 10% Convertible Notes (a)

10.20 - Warrant Agreement dated as of August 31, 1999 between Aviation Group, Inc. and Hank Clements (e)

10.21  -  Employment Agreement between Aviation Group, Inc. and John Arcari (a)

10.22 - First Amendment to Consulting Agreement between Aviation Group, Inc. and Charles Weed (a)

10.23 - Warrant Agreement dated as of August 31, 1999 between Aviation Group, Inc. and Robert Schneider (e)

10.24 - 747 Hangar Lease Agreement between Iberia Parish Government, Iberia Parish Airport Authority and Aviation Exteriors Louisiana, Inc., dated June 23, 1999 (e)

10.25 - Agreement between United Parcel Service Co. and Aviation Exteriors Louisiana, Inc. (f/k/a Pride Aviation, Inc.) dated January 1, 1999 (e)

10.26 - First Amendment to Employment Agreement between Aviation Group, Inc. and Paul Lubomirski dated August 18, 1997 (a)

10.27 - First Amendment to First Amended and Restated Employment Agreement between Aviation Group, Inc. and Lee Sanders dated August 18, 1997 (a)

10.28 - Second Amendment to First Amended and Restated Employment Agreement between Aviation Group, Inc. and Lee Sanders dated August 28, 1998 (d)

10.29 - First Amendment to Stock Purchase Agreement among Aviation Group, Aero Design, Inc., Battery Shop, LLC, Carolyn Lynn and Grady Lynn dated as of April 30, 1999 (e)

10.30 - Aircraft Paint Services Agreement dated April 24, 1998 between Federal Express Corporation and Aviation Exteriors Aviation, Inc. (b)

10.31 - Stock Purchase Agreement dated as of August 28, 1998 among Aviation Group, General Electrodynamics Corporation, Omega Management Corporation and Thomas J. Smith (c)

10.32 - Forms of Amendments to Nonqualified Warrant Agreements and Qualified Stock Option Agreements to amend exercise prices, together with a listing of the options and warrants that were amended and the new exercise prices per share (e)

10.33 - Amendment and Second Amendment to June 30, 1996 Warrant Agreement between Aviation Group, Inc. and Richard L. Morgan (e)

10.34 - Preferred Stock Purchase Agreement dated March 1, 2000 among Global Leisure Travel, Inc., Aviation Group, Inc. and the shareholders of Global Leisure Travel, Inc., as amended (g)

10.35 - Asset Purchase Agreement dated as of February 8, 2000 between Casper Air Service and Casper Jet Center Fueling, L.L.C. (f)

10.36 - Asset Purchase Agreement dated as of December 15, 1999 between Tri-Star Acquisition Corp. d/b/a Servisair, Inc. and Tri-Star Airline Services, Inc., joined for limited purposes by Aviation Group, Inc. and Servisair USA, Inc. (f)

10.37 - Warrant dated May 11, 2000 issued by Aviation Group, Inc. in favor of Global Leisure, Inc. (h)

10.38 - Preferred Stock Purchase Agreement dated March 1, 2000 between Aviation Group, Inc. and travelbyus.com ltd., as amended (g)

10.39 - Agreement and Plan of Merger dated March 17, 2000 among Aviation Group, Inc., Global Leisure Travel, Inc., the shareholders of Global Leisure Travel, Inc. and certain debtholders of Global Leisure Travel, Inc., as amended (g)

10.40 - Purchase Agreement dated May 4, 2000 among Aviation Group, Inc., travelbyus.com ltd. and SW Pelham Fund, L.P. (h)

10.41 - Promissory Note dated May 9, 2000 in the principal amount of $3,000,000 made by Aviation Group, Inc. payable to SW Pelham Fund, L.P. (h)

10.42 - Amended and Restated Warrant Agreement dated November 2, 2000 between Aviation Group, Inc. and SW Pelham Fund, L.P.

10.43 - Form of two Warrant Agreements dated February 23, 2000 between Aviation Group, Inc. and Richard Morgan or Lee Sanders, each for the purchase of 250,000 shares of common stock (g)

10.44 - Form of three Warrant Agreements dated February 23, 2000 between Aviation Group, Inc. and Hank Clements, Charles E. Weed or Gordon Whitener, each for the purchase of 50,000 shares of common stock (g)

10.45 - Promissory Note dated May 25, 2000 in the principal amount of $1,975,000 made by travelbyus.com ltd. payable to the order of Aviation Group, Inc. (h)

10.46 - Pledge Agreement dated May 25, 2000 from travelbyus.com ltd. in favor of Aviation Group, Inc. (h)

10.47 - Third Amendment to First Amended and Restated Employment Agreement dated effective February 23, 2000 between Aviation Group, Inc. and Lee Sanders (h)

10.48 - Asset Purchase Agreement and Share Purchase Agreement dated October 13, 1999 among International Tours, Inc., Galaxsea Cruises and Tours, Inc., North American Gaming and Entertainment Corporation, travelbyus.com ltd., Travelbyus-IT Incorporated and Travelbyus-Galaxsea Incorporated (h)

10.49 - Purchase Agreement dated November 1, 1999 among John Fenyes, The John and Judy Fenyes Charitable Remainder Unitrust, Jon Snyder, The Jon and Janet Snyder Charitable Remainder Unitrust, Eldorado Resorts, LLC and travelbyus.com ltd., regarding Express Vacations, LLC (h)

10.50 - Employment Agreement dated November 1, 1999 between Express Vacations, LLC and John Fenyes (h)

10.51 - Employment Agreement dated November 1, 1999 between Express Vacations, Inc. and Jon Snyder (h)

10.52 - Share Purchase Agreement effective as of December 1, 1999 among Robert Beaudet, travelbyus.com ltd. and Thomas Spagnola, regarding Cheap Seats, Inc. (h)

10.53 - Share Purchase Agreement dated December 1, 1999 between travelbyus.com ltd. and John Whyte regarding Legacy Storage Systems Corp. (h)

10.54 - Asset Purchase Agreement dated December 7, 1999 among travelbyus.com ltd., Express Vacations Inc., John M. Elliott, Charles Farrell, Peter Adam and Gene Koch (h)

10.55 - Agreement and Plan of Merger dated April 4, 2000 among Cruise Shoppes America, Ltd., Travelbyus-Cruise Shoppes Inc., travelbyus.com ltd., Gary P. Brown and Michael J. Wild (h)

10.56 - Stock Purchase Agreement dated as of May 23, 2000 among Robert J. Sims, Jr., William Kepke, Dieter M. Bailly, Raymond T. Sims, Mark L. Sims, Ron Heuer and travelbyus.com ltd. regarding Epoch Technology, Inc. (h)

10.57 - Share Exchange Agreement dated June 16, 2000 between travelbyus.com ltd. and Travel24.com AG (h)

10.58 - Promotional Agreement dated May 5, 2000 among travelbyus.com ltd., Aviation Group and Genesis Intermedia.com, Inc. (h)

10.59 - Software License Agreement dated April 7, 2000 between travelbyus.com ltd. and ITA Software, Inc. (h)

10.60 - Management Services Agreement dated as of September 1, 2000 among travelbyus.com ltd., Global Leisure Travel, Inc., Sunmakers, Inc., KWTI Company, Firstar International, Inc., Cruise Alaska Tours, Inc. and AOI, Inc. (h)

10.61 - Acquisition Agreement dated as of July 20, 2000 between travelbyus.com ltd. and Michael H. Rosenblum regarding Muffin Communications Ltd. (h)

10.62 - Acquisition Agreement dated as of September 14, 2000 among travelbyus.com ltd., Gary Saner, J. Michael Rucker, David P. Vasil, Ralph Schneider, Ron Lindsay, Michael Nagy and Kenneth Seene regarding ProSoft Corporation (h)

10.63 - Acquisition Agreement dated as of September 14, 2000 among travelbyus.com ltd., J. Michael London and Sheila London, David Krych, Krych Management Services, LLC., ProSoft Corporation, Walter Grant, Ambraw Asphalt Materials, Inc., Robert P. and Teresa M. Hohenstein, Dan E. and Kay Hornsby, Kenneth M. and Lori A. Kavanaugh, Rosilyn Mancinelli, Christopher E. McAteer, Joseph Lesko and Michael Gibbore regarding SiteRabbit.com Inc. (h)

10.64 - Amendment to Management Services Agreement dated as of September 29, 2000 (i)

10.65 - Waiver and Amendment Agreement dated as of November 2, 2000 among Aviation Group, Inc., SW Pelham Fund, L.P. and Curtis Holdings, Inc

10.66 - Form of Amended and Restated Exchangeable Promissory Note, Resale Price Indemnity, and First Amendment to Resale Price Indemnity executed by Aviation Exteriors Portland, Inc. or Aviation Exteriors Louisiana, Inc. with various trade vendors

10.67 - Form of Exchange Agreement and First Amendment to Exchange Agreement executed between Aviation Group, Inc. and various trade vendors

11.1   -  Computation of Net Loss per Common Share (h)

21.1   -  List of Subsidiaries of Aviation Group, Inc. (h)

23.1   -  Consent of Jenkens & Gilchrist, a Professional Corporation

23.2   -  Consents of PricewaterhouseCoopers LLP

23.3   -  Consent of Hein + Associates LLP

23.4   -  Consent of BDO Seidman, LLP

23.5   -  Consent of Ernst & Young LLP

23.6   -  Consent of Friduss, Lukee, Schiff & Co., P.C.

23.7   -  Consents of Swenson Advisors, LLP

24.1   -  Power of Attorney (included on signature page)


_________________________________________
(a) Incorporated herein by reference to the Form SB-2 Registration Statement of Aviation Group, Inc. (File No. 333-22727).
(b) Incorporated herein by reference to the Form 10-QSB Quarterly Report for the quarter ended March 31, 1998.
(c) Incorporated by reference to the Form 8-K Current Report dated August 28, 1998.
(d) Incorporated by reference to the Form 10-KSB Annual Report for the year ended June 30, 1998.
(e) Incorporated by reference to the Form 10-KSB Annual Report for the year ended June 30, 1999.
(f) Incorporated by reference to the Form 10-QSB Quarterly Report for the quarter ended December 31, 1999.
(g) Incorporated by reference to the Form 10-QSB Quarterly Report for the quarter ended March 31, 2000.
(h) Incorporated by reference to the Form S-4 Registration Statement of Aviation Group, Inc. (File 333-40352).
(i) Incorporated by reference to the Form 10-KSB Annual Report for the year ended June 30, 2000.

ITEM 28.  Undertakings

     Aviation Group, Inc. hereby undertakes as follows: that prior to any public reoffering of the securities registered in this registration statement through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     Aviation Group, Inc. undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered in that statement, and the offering of such securities at that time shall be deemed to be the initial bona fide offering of those securities.

     Aviation Group, Inc. hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered in that statement, and the offering of such securities at that time shall be deemed to be the initial bona fide offering of those securities.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     If any indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Aviation Group, Inc. pursuant to the foregoing provisions, or otherwise, Aviation Group, Inc. has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Aviation Group, Inc. of expenses incurred or paid by a director, officer or controlling person of Aviation Group, Inc. in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Aviation Group, Inc. will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     Aviation Group, Inc. hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this Form SB-2, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     Aviation Group, Inc. hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

     In accordance with the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this registration statement to be signed on its behalf by the undersigned, in the City of Dallas, State of Texas, on the 8th day of November, 2000.

                                    AVIATION GROUP, INC.



                                    By: /s/ William Kerby
                                        --------------------------------------
                                        William Kerby
                                        Chief Executive Officer


                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Lee B. Sanders and Richard L. Morgan or any of them, with full power to act alone, his true and lawful attorney-in-fact, with full power substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or any of them may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


      Signature                          Title                       Date
      ---------                          -----                       ----

/s/ William Kerby        President, Chief Executive Officer   November 8, 2000
-----------------------
William Kerby                      and Director


/s/ Lee Sanders          Chairman of the Board and Director   November 8, 2000
-----------------------
Lee Sanders


/s/ Richard L. Morgan    Director, Executive Vice President,  November 8, 2000
-----------------------
Richard L. Morgan         Chief Financial Officer and Chief
                                 Accounting Officer

                                     Director                 November 8, 2000
-----------------------
Charles Weed


/s/ Gordon Whitener                  Director                 November 8, 2000
-----------------------
Gordon Whitener


/s/ Hank Clements                    Director                 November 8, 2000
-----------------------
Hank Clements


/s/ John Fenyes                      Director                 November 8, 2000
-----------------------
John Fenyes